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                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

                                   -----------

Filed by the Registrant  |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:


|_|  Preliminary Proxy Statement   |_|   Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

|X|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           FARM FAMILY HOLDINGS, INC.


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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

                                   -----------


Payment of Filing Fee (Check the appropriate box):
|_|    No fee required.
|_|    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       (1)      Title of each class of securities to which transaction applies:

       (2)      Aggregate number of securities to which applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)      Proposed maximum aggregate value of transaction:

       (5)      Total fee paid:

|X|    Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.

       (1)      Amount previously paid:

       (2)      Form, Schedule or Registration Statement No.:

       (3)      Filing Party:

       (4)      Date Filed:


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



                                                              February 17, 1999

Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of Farm Family Holdings, Inc. (the "Company") to be held on March 25, 1999 at 9:00 a.m., New York time, at the corporate headquarters of the Company, 344 Route 9W, Glenmont, New York. At the Special Meeting, stockholders of the Company will be asked to consider and vote upon a proposal to approve and adopt an Option Purchase Agreement, amended as of January 14, 1999 (the "Option Purchase Agreement") and a proposal to approve the consummation of the transactions contemplated therein.

     Under the Option Purchase Agreement, the Company would acquire (the "Acquisition") all of the outstanding capital stock of Farm Family Life Insurance Company, a New York life insurance company (the "Life Company") from the Farm Bureaus(R) or their affiliates in the ten states in which the Life Company's business is concentrated (the "Selling Stockholders"), at a purchase price of $37.5 million, less certain expenses (the "Exercise Price"), payable in shares of common stock, par value $.01 per share ("Common Stock"), of the Company equal to $31.5 million (less certain expenses) and shares of 6 1/8% Preferred Stock, Series A, par value $.01 per share ("Series A Preferred Stock"), of the Company equal to $6 million (less certain expenses).

     The Acquisition was originally approved by the Company's stockholders on December 2, 1998. The closing of the Acquisition was scheduled to occur on December 7, 1998, but was delayed when it was determined that in order for certain Selling Stockholders to provide unqualified opinions of counsel required by the Option Purchase Agreement as a condition to closing, such Selling Stockholders or their respective parent entities would need to obtain approval of the Acquisition from their members. As a result of this delay, the Option Purchase Agreement was amended to, among other things, fix the price used to determine the number of shares issued as if the closing had occurred on December 7, 1998, subject to a collar mechanism described below. The Company is now asking its stockholders to approve and adopt the Option Purchase Agreement, as so amended, and the consummation of the transactions contemplated therein.

     Under the revised terms of the Option Purchase Agreement, the price used to determine the number of shares issued in the Acquisition would be fixed at $35.72, unless the closing price of the Company's Common Stock on the New York Stock Exchange, Inc. on the last trading day prior to the closing of the Acquisition (the "Closing Price") is greater than $42.86 or equal to or less than $25.00. If the Closing Price is greater than $42.86 or equal to or less than $25.00, the price used to determine the number of shares of stock to be issued in the Acquisition will be equal to $35.72 divided by a factor. The factor will be equal to 1.2 (if the Closing Price is greater than $42.86) or 0.7 (if the Closing Price is equal to or less than $25.00) multiplied by $35.72 divided by the Closing Price. If the Closing Price is $25.00 or less, the Company also will have the option to terminate the Option Purchase Agreement.

     Assuming the price used to determine the number of shares in the Acquisition is $35.72, the Company would issue approximately 856,021 shares of Common Stock and 163,052 shares of Series A Preferred Stock to the Selling Stockholders, representing 14.01% of the total number of shares of Common Stock outstanding after the Acquisition and 16.25% of the combined voting power of the stockholders of the Company after the Acquisition. The Series A Preferred Stock will be entitled to one vote per share in the election of directors and on all matters on which holders of Common Stock are entitled to vote, not voting separately as a class but together with all other stockholders.

     The closing of the Acquisition is expected to occur on the fifth business day following the Special Meeting, unless another date is agreed to by the parties. As a result of fluctuations in the market price of the Common Stock, the Closing Price may be greater than $42.86 or equal to or less than $25.00. In such case, the price used to compute the number of shares of Common Stock and Series A Preferred Stock to be issued to the Selling Stockholders, and the number of shares actually issued at the closing, would be more or less than those illustrated above and throughout this document.

     A Notice of Special Meeting, a Proxy Statement and a form of proxy for the Special Meeting are enclosed. The Proxy Statement describes in more detail the Life Company, the Option Purchase Agreement and the Acquisition. Please give this information your careful attention.

     Salomon Smith Barney has delivered a written opinion to the Board of Directors that, as of the date of this Proxy Statement, and subject to the qualifications set forth in such opinion, the consideration to be paid by the Company in connection with the Acquisition is fair from a financial point of view to the Company. For purposes of its opinion, Salomon Smith Barney assumed and did not opine that the aggregate value of the Series A Preferred Stock to be issued in the Acquisition is equal to the aggregate stated value of $6 million and that the aggregate value of the Common Stock to be issued in the Acquisition is equal to $31.5 million. The Proxy Statement contains a detailed description of Salomon Smith Barney's fairness opinion and the analyses underlying the opinion.

     The Board of Directors of the Company has approved the Option Purchase Agreement and the Company's exercise of the option to acquire the Life Company and recommends that the stockholders of the Company vote FOR approval of the Option Purchase Agreement and the consummation of the transactions contemplated therein.

     The effectiveness of the proposal relating to the consummation of the transactions contemplated by the Option Purchase Agreement is conditioned upon the approval of the proposal relating to the adoption of the Option Purchase Agreement.
     Whether or not you plan on attending the Special Meeting, we urge you to complete, date and sign the enclosed proxy card and return it in the postage-paid envelope provided as soon as possible. If you plan on attending the Special Meeting, please check the appropriate box on the attached proxy card.

     Thank you for your continued interest in and commitment to Farm Family Holdings, Inc.

                                   Sincerely,
                                   /s/ William M Stamp, Jr.
                                   William M. Stamp, Jr.
                                   Chairman of the Board

                           FARM FAMILY HOLDINGS, INC.

                                  344 ROUTE 9W

                            GLENMONT, NEW YORK 12077

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 25, 19997


To the Stockholders of Farm Family Holdings, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Special Meeting") of Farm Family Holdings, Inc., a Delaware corporation (the "Company"), will be held at the corporate headquarters of the Company at 344 Route 9W, Glenmont, New York, on Thursday, March 25, 1999 at 9:00 a.m., New York time, for the following purposes:

               1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Option Purchase Agreement, dated as of February 26, 1998, as amended by Amendment No. 1, dated as of April 28, 1998, and Amendment No. 2, dated as of January 14, 1999 (as so amended, the "Option Purchase Agreement"), among the Company and the stockholders (collectively, the "Selling Stockholders") of Farm Family Life Insurance Company (the "Life Company").

               2. To consider and vote upon a proposal to approve the consummation of the transactions contemplated in the Option Purchase Agreement, including the Company's acquisition (the "Acquisition") of all of the outstanding capital stock of the Life Company at a purchase price of $37.5 million, less certain expenses, payable in shares of the Company's common stock, par value $.01 per share ("Common Stock"), and 6 1/8% Preferred Stock, Series A, par value $.01 per share ("Series A Preferred Stock"). A copy of the Option Purchase Agreement is attached as Annex A to the accompanying Proxy Statement and is incorporated by reference herein.

               3. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The close of business on February 9, 1999 has been fixed as the record date for determination of the stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of record of the Common Stock on the record date are entitled to vote at the Special Meeting and any adjournments or postponements thereof. The proposal to approve and adopt the Option Purchase Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy at the Special Meeting. The proposal to approve the consummation of the transactions contemplated in the Option Purchase Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy at the Special Meeting, provided, that under the rules of the New York Stock Exchange, Inc., if shares of Common Stock and Series A Preferred Stock representing more than 20% of the shares of Common Stock or the voting power of the Common Stock outstanding prior to the Acquisition would be issued in the Acquisition, then such proposal will further require that 50% in interest of all shares of Common Stock entitled to vote actually be voted at the Special Meeting. The Company will issue a press release disclosing whether such proposal has carried under the applicable required vote.

     The Board of Directors of the Company has approved the Option Purchase Agreement and the Company's exercise of the option to acquire the Life Company and recommends that the stockholders of the Company vote FOR approval of the Option Purchase Agreement and the consummation of the transactions contemplated therein.

     The effectiveness of the proposal relating to the consummation of the transactions contemplated by the Option Purchase Agreement is conditioned upon the approval of the proposal relating to the adoption of the Option Purchase Agreement.

                               By Order of the Board of Directors,
                               /s/ Victoria M. Stanton
                               Victoria M. Stanton

                                    Secretary



February 17, 1999

Glenmont, New York

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY COMPLETE, DATE AND SIGN THE
ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                           FARM FAMILY HOLDINGS, INC.

                                  344 ROUTE 9W

                            GLENMONT, NEW YORK 12077

                                   -----------

                                 PROXY STATEMENT

                                   -----------

                         SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 25, 1999

                                   -----------



     This Proxy Statement is furnished to the stockholders of Farm Family Holdings, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting of stockholders to be held on Thursday, March 25, 1999 at 9:00 a.m., New York time, at the corporate headquarters of the Company at 344 Route 9W, Glenmont, New York, and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement and the accompanying form of proxy are first being sent to stockholders of the Company on or about February 24, 1999.

     At the Special Meeting, stockholders will be asked to consider and vote upon (i) a proposal to approve and adopt the Amended and Restated Option Purchase Agreement, dated as of February 26, 1998, as amended by Amendment No. 1, dated as of April 28, 1998, and Amendment No. 2, dated as of January 14, 1999 (as so amended, the "Option Purchase Agreement"), among the Company and the stockholders (collectively, the "Selling Stockholders") of Farm Family Life Insurance Company, a New York life insurance company (the "Life Company"), and
(ii) a proposal to approve the consummation of the transactions contemplated in the Option Purchase Agreement, including the Company's acquisition (the "Acquisition") of all of the outstanding capital stock of the Life Company (the "Life Company Shares") at a purchase price of $37.5 million, less certain expenses (currently estimated to be approximately $1.1 million) (the "Exercise Price"). The Exercise Price would be payable in shares of common stock, par value $.01 per share ("Common Stock"), of the Company and shares of 6 1/8% Preferred Stock, Series A, par value $.01 per share ("Series A Preferred Stock"), of the Company.

     The Acquisition was originally approved by the Company's stockholders on December 2, 1998, but was amended by Amendment No. 2, dated as of January 14, 1999 ("Amendment No. 2"). Under the Option Purchase Agreement, as amended by Amendment No. 2, the price used to determine the number of shares issued in the Acquisition would be fixed at $35.72 (which was the price that would have been used if the closing had occurred on December 7, 1998), unless the closing price of the Company's Common Stock on the New York Stock Exchange, Inc. (the "NYSE") on the last trading day prior to closing of the Acquisition (the "Closing Price") is greater than $42.86 or equal to or less than $25.00. If the Closing Price is greater than $42.86 or equal to or less than $25.00, the price used to determine the number of shares of stock to be issued in the Acquisition will be equal to $35.72 divided by a factor. The factor will be equal to 1.2 (if the Closing Price is greater than $42.86) or 0.7 (if the Closing Price is equal to or less than $25.00) multiplied by $35.72 divided by the Closing Price. If the Closing Price is $25.00 or less, the Company also will have the option to terminate the Option Purchase Agreement. Assuming the price used to determine the number of shares issued in the Acquisition is $35.72, the Company would issue approximately 856,021 shares of Common Stock and 163,052 shares of Series A Preferred Stock to the Selling Stockholders, representing 14.01% of the total number of shares of Common Stock outstanding after the Acquisition and 16.25% of the combined voting power of the stockholders of the Company after the Acquisition. A copy of the Option Purchase Agreement is attached as Annex A hereto, and the description of the transactions contemplated by the Option Purchase Agreement contained in this Proxy Statement is qualified in its entirety by reference to Annex A.

     As of February 9, 1999, 5,253,813 shares of the Common Stock were outstanding and entitled to be voted. Each share entitles the holder to one vote on each matter to come before the Special Meeting. The record date and hour for determining stockholders entitled to receive notice of and to vote at the Special Meeting has been fixed at the close of business on February 9, 1999.

     All information contained in this Proxy Statement with respect to the Company has been provided by the Company. All information contained in this Proxy Statement with respect to the Life Company has been provided by the Life Company.

         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

                                   -----------

              The date of this Proxy Statement is February 17, 1999

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following Regional Offices of the Commission located at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company makes filings of reports, proxy statements and other information pursuant to the Exchange Act with the Commission electronically, and such materials may be inspected and copied at the Commission's Web site (http://www.sec.gov). In addition, material filed by the Company can be inspected at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, NY 10005, on which the shares of the Common Stock are listed.

     Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and, while such summaries contain all material provisions of such documents, each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Proxy Statement the following documents previously filed with the Commission pursuant to the Exchange Act under file number 001-11941:

               1. The Company's 1997 Annual Report on Form 10-K/A;

               2. The Company's Proxy Statement Dated March 20, 1998 for its Annual Meeting of Shareholders held on April 28, 1998;


               3. The Company's Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 1998 and June 30, 1998 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

               4. The Company's Current Reports on Form 8-K dated January 27, 1998, February 26, 1998, April 6, 1998, April 28, 1998, May 5, 1998,
          June 26, 1998, August 7, 1998, October 27, 1998, December 3, 1998 and
          December 29, 1998; and

               5. The description of the Common Stock set forth in the Company's registration statement filed with the Commission pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     In addition, all reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (in the case of any statement in an incorporated document filed with the Commission prior to the date of this Proxy Statement) or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein) are available, without charge, upon written or oral request by any person to whom this Proxy Statement is delivered, including any beneficial owner, in the case of documents relating to the Company, directed to Farm Family Holdings, Inc., Attention: Corporate Secretary, P.O. Box 656, Albany, New York 12201-0656, if sent by mail, or 344 Route 9W, Glenmont, New York 12077, if by hand, express mail or overnight courier. In order to ensure timely delivery of the documents, any request should be made before March 11, 1999.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains forward-looking statements that are based on management's current knowledge, expectations, estimates, beliefs and assumptions. These forward-looking statements are identified by their use of such terms and phrases as, but not limited to, "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes" and "scheduled."

     The forward-looking statements in this Proxy Statement include, but are not limited to, statements with respect to the financial condition, results of operations and business of each of the Company and the Life Company on a stand-alone basis and of the Company and the Life Company on a pro forma combined basis following the completion of the Acquisition, including statements with respect to the Company's potential acquisition of the Life Company and the impact of such acquisition on the results of operation and financial condition of the Company, statements regarding expansion into the states of Pennsylvania and Maryland, projections of revenue, earnings, capital structure and other financial items, statements of the plans and objectives of the Company, the Life Company and their managements, and statements of future economic performance and assumptions underlying statements regarding the Company, the Life Company and their respective businesses. Readers are hereby cautioned that certain events or circumstances could cause actual results to differ materially from those estimated, projected or predicted. The forward-looking statements in this Proxy Statement are not guarantees of future performance and are subject to a number of important risks and uncertainties, many of which are outside the Company's and the Life Company's control, that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the results of operations of the Company and the Life Company, fluctuations in the market value of shares of the Common Stock, the satisfaction of the closing conditions set forth in the Option Purchase Agreement (which conditions include, but are not limited to, the approval of the Company's stockholders and receipt of all required governmental approvals), the risks associated with the legislative, regulatory and competitive environments in the states of Pennsylvania and Maryland, which may delay, prohibit or otherwise make the Company's expansion into these states undsirable, factors relating to the Company's and the Life Company's ability to successfully address their Year 2000 issue, exposure to catastrophic loss, geographic concentration of loss exposure, general economic conditions and conditions specific to the property and casualty insurance industry, including its cyclical nature, regulatory changes and conditions, rating policies and practices, competitive factors, claims development and the impact thereof on loss reserves and the Company's reserving policy, the adequacy of the Company's reinsurance programs, developments in the securities markets and the impact thereof on the Company's investment portfolio and other risks listed from time to time in the Company's Securities and Exchange Commission filings, including the Form 10-K/A filed for the fiscal year ended December 31, 1997 and the Prospectus dated July 22, 1996. Additional risks and uncertainties that may cause actual results of operations and business of the Life Company to differ materially from those contemplated or projected, forecasted, estimated or budgeted in such forward looking statements, include, among others: (i) assumptions regarding future morbidity, persistency, lapse rates, expenses, mortality and interest rates used in calculating reserve and liability amounts; (ii) significant variations of actual experience from that assumed by the Life Company as to the expected morbidity, lapse rates and other factors in developing pricing and other terms of its life insurance products;
(iii) the ability of the Life Company to maintain its current rating from A.M. Best Company, Inc.; (iv) changes in interest rates causing a reduction of investment income, operating cash flow and other sources which affect the Life Company's ability to pay policyholder benefits; (v) policyholder lapses resulting from interest rate fluctuations; (vi) inability of the Life Company to maintain appropriate levels of statutory capital and surplus, particularly in light of continuing scrutiny by rating organizations and state insurance regulatory authorities, and to maintain acceptable financial strength and claims-paying ratings; (vii) a significant change in or termination of the Life Company's relationship with the Farm Bureaus(R) in the states where the Life Company's business is concentrated; (viii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves and other financial viability requirements; (ix) heightened competition, including, specifically the intensification of price competition, the entry of new or existing competitors and the formation of new products by new and existing competitors which may have substantially greater technical, financial and operating resources; (x) inability to carry out marketing and sales plans; (xi) loss of key executives; (xii) general economic and business conditions which are less favorable than expected; (xiii) unanticipated changes in industry trends; and (xiv) the reserving policies and the adequacy of the reinsurance and retrocession programs of the Life Company. Accordingly, there can be no assurance that the actual results will conform to the forward looking statements in this Proxy Statement.


                              [Intentionally Blank]

                                TABLE OF CONTENTS




AVAILABLE INFORMATION...................................................      ii
INCORPORATION OF DOCUMENTS BY REFERENCE.................................      ii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...............     iii
SUMMARY.................................................................       1
The Special Meeting.....................................................       1
The Companies...........................................................       2
The Acquisition.........................................................       3
Selected Historical Consolidated Financial Data.........................       8
Unaudited Pro Forma Selected Financial Data.............................      12
Comparative Per Share Data..............................................      13
Market Prices and Dividend Information..................................      15
THE SPECIAL MEETING.....................................................      16
Date, Time and Place....................................................      16
Purpose of the Special Meeting..........................................      16
Record Date; Shares Outstanding and Entitled to Vote....................      16
Required Vote...........................................................      17
Voting and Revocation of Proxies........................................      17
Proxy Solicitation......................................................      18
THE ACQUISITION.........................................................      19
General.................................................................      19
Background of the Acquisition...........................................      20
Optionee Valuation......................................................      28
Opinion of the Company's Financial Advisor..............................      29
Reasons for the Acquisition; Recommendation of the Negotiating
Committee and Board of Directors........................................      34
Exercise Price..........................................................      37
Management and Operations of the Life Company After the Acquisition.....      38
Interests of Certain Persons in the Acquisition.........................      38
Regulatory Approvals....................................................      40
Federal Income Tax Consequences.........................................      40
Accounting Treatment....................................................      41
THE OPTION PURCHASE AGREEMENT...........................................      42
The Option..............................................................      42
The Closing.............................................................      42
Representations and Warranties..........................................      42
Certain Covenants.......................................................      43
Other Agreements........................................................      44
Conditions to Closing...................................................      44
Amendment, Waiver and Termination.......................................      45
Survival of Representations and Warranties..............................      46
Expenses................................................................      46
Material Change In Law..................................................      46
Amendment No. 2 to Option Purchase Agreement............................      47
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION..................      48
BUSINESS OF THE LIFE COMPANY............................................      56
Overview................................................................      56
Products................................................................      56

Interest Crediting......................................................      59
Marketing...............................................................      59
Underwriting............................................................      60
Participating Business..................................................      60
Related Party Transactions..............................................      61
Relationship with Farm Bureaus..........................................      62
Reinsurance.............................................................      62
Future Policy and Contract Benefits.....................................      62
Investments.............................................................      63
A.M. Best Rating........................................................      66
Competition.............................................................      66
Regulation..............................................................      67
Properties..............................................................      67
Employees...............................................................      67
Legal Proceedings.......................................................      67
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
   OPERATIONS OF THE LIFE COMPANY.......................................      68
General.................................................................      68
Results of Operations...................................................      72
Liquidity and Capital Resources.........................................      76
DESCRIPTION OF SERIES A PREFERRED STOCK.................................      78
General.................................................................      78
Designation and Amount..................................................      78
Rank....................................................................      78
Dividends...............................................................      78
Redemption..............................................................      79
Voting Rights...........................................................      79
Liquidation Rights......................................................      79
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS.............      80
Section 16(a) Beneficial Ownership Reporting Compliance.................      84
INDEPENDENT ACCOUNTANTS.................................................      84
PROPOSALS OF STOCKHOLDERS...............................................      85
ANNEXES:
ANNEX A-Option Purchase Agreement
ANNEX B-Opinion of Salomon Smith Barney Inc.
ANNEX C-Consolidated Financial Statements of Farm Family Life Insurance Company

                                     SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and the financial statements, including the notes thereto, appearing elsewhere herein or incorporated by reference herein and in the annexes hereto. As used herein, the term "Company" means Farm Family Holdings, Inc. and its subsidiaries, and the term "Life Company" means Farm Family Life Insurance Company and its subsidiary, except as the context may require. All financial information set forth herein is presented in accordance with generally accepted accounting principles ("GAAP"), unless otherwise noted. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement. You are urged to read this Proxy Statement and the annexes hereto and the documents incorporated by reference herein carefully and in their entirety.

                               THE SPECIAL MEETING

Date, Time and Place of Special Meeting

     The Special Meeting will be held on Thursday, March 25, 1999 at 9:00 a.m., New York time, at the corporate headquarters of the Company at 344 Route 9W, Glenmont, New York.

Purpose of the Special Meeting

     At the Special Meeting, the Company's stockholders will be asked to consider and act upon (i) a proposal to approve and adopt the Option Purchase Agreement and (ii) a proposal to approve the consummation of the transactions contemplated therein. See "The Acquisition" and "The Option Purchase Agreement."

     The Option Purchase Agreement (in effect prior to Amendment No. 2) and the consummation of the transactions contemplated therein were originally approved by the Company's stockholders on December 2, 1998. The closing of the Acquisition was scheduled to occur on December 7, 1998, but was delayed when it was determined that in order for certain Selling Stockholders to provide unqualified opinions of counsel required by the Option Purchase Agreement as a condition to closing, such Selling Stockholders or their respective parent entities would need to obtain approval of the Acquisition from their members. As a result of this delay, the Option Purchase Agreement was amended by Amendment No. 2 to, among other things, fix the price used to determine the number of shares of Common Stock and Series A Preferred Stock issued in the Acquisition as if the closing had occurred on December 7, 1998, subject to a collar mechanism described below. The Company is now asking its stockholders to approve and adopt the Option Purchase Agreement, as so amended, and the consummation of the transactions contemplated therein.

     The Board of Directors of the Company has approved the Option Purchase Agreement and the Company's exercise of the option to acquire the Life Company and recommends that the stockholders of the Company vote FOR approval of the Option Purchase Agreement and the consummation of the transactions contemplated therein.

Record Date; Shares Entitled to Vote

     Only holders of record of Common Stock at the close of business on February 9, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 5,253,813 shares of Common Stock outstanding and entitled to vote at the Special Meeting. Each of the shares of Common Stock outstanding at the close of business on the Record Date is entitled to one vote at the Special Meeting. See "The Special Meeting."

Required Vote

     The proposal to approve and adopt the Option Purchase Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy at the Special Meeting. The proposal to approve the consummation of the transactions contemplated in the Option Purchase Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy at the Special Meeting, provided, that under the rules of the NYSE, if shares of Common Stock and Series A Preferred Stock representing more than 20% of the shares of Common Stock or the voting power of the Common Stock outstanding prior to the Acquisition would be issued in the Acquisition, then such proposal will further require that 50% in interest of all shares of Common Stock entitled to vote actually be voted at the Special Meeting. The Company will issue a press release disclosing whether such proposal has carried under the applicable required vote. The effectiveness of the proposal relating to the consummation of the transactions contemplated by the Option Purchase Agreement is conditioned upon the approval of the proposal relating to the adoption of the Option Purchase Agreement. In the event that the Company fails to obtain the requisite stockholder approvals, the Company will either re-solicit stockholder approval or abandon the transaction. Proxies voting against a specific proposal will not be used by the persons named in the proxies to vote for adjournment of the Special Meeting for the purpose of allowing additional time to solicit votes to approve such proposal. See "The Special Meeting-Required Vote."

                                  THE COMPANIES

The Company

     The Company is an insurance holding company, whose principal subsidiary, Farm Family Casualty Insurance Company ("FFCIC"), is a specialized property and casualty insurer of farms, other generally related businesses and residents of rural and suburban communities principally in the Northeastern United States. FFCIC was established in 1955 to meet certain insurance needs of Farm Bureau(R) members in the Northeastern United States, and provides property and casualty insurance coverages to members of the state Farm Bureau organizations in New York, New Jersey, Delaware, West Virginia and all of the New England states (collectively, the "Farm Bureaus"). Membership in a state or county Farm Bureau organization is a prerequisite for voluntary insurance coverage with the Company except for employees of the Company and its affiliates. FFCIC principally provides flexible multi-line packages of insurance for those engaged in agricultural pursuits, as well as automobile, commercial general liability, workers' compensation, umbrella liability, businessowners, homeowners and other insurance products to rural and suburban policyholders in ten states. The operations of the Company are also closely related with those of its affiliates, the Life Company and its wholly owned subsidiary, United Farm Family Insurance Company ("United"). The Company was incorporated under the laws of the State of Delaware in 1996. Its principal office is located at 344 Route 9W Glenmont, New York, 12077, telephone (518) 431-5000. For additional information regarding the Company and its business, see "Available Information," "Incorporation of Documents by Reference," and "-Selected Historical Consolidated Financial Data."

The Life Company

     The Life Company is an affiliate of the Company owned by Farm Bureau organizations and their affiliates in New York, New Jersey, Delaware, West Virginia and all of the New England states. These entities, which comprise all of the Selling Stockholders, are Connecticut Farm Bureau Service Company, Delaware Farm Bureau Service Company, Inc., Maine Farm Bureau Service Company, Massachusetts Farm Bureau Service Company, Inc., New Hampshire Farm Bureau Federation, New Jersey Farm Bureau Service Company, New York Farm Bureau Service Company, Inc., Rhode Island Farm Bureau Federation, Inc., Vermont Farm Bureau, Inc. and West Virginia Farm Bureau, Inc.

     The Life Company was established in 1953 to provide life insurance products for Farm Bureau members principally in the Northeastern United States. The Life Company principally sells individual whole life, term and universal life products, in addition to single and flexible premium deferred annuities, single premium immediate annuities and disability income insurance products. The Life Company operates in the same ten states as the Company, through a common distribution system consisting of more than 200 agents who are located in the rural and suburban communities the Life Company serves. In addition, the Life Company is licensed to write insurance business in Pennsylvania and Maryland and began marketing its products in those states in 1998. Unlike FFCIC, membership in a state or county Farm Bureau organization is not a prerequisite for purchasing insurance coverage from the Life Company or United.

     The Company and the Life Company have substantially identical directors and officers, share the same agency force and certain employees, and utilize common office facilities. Most administrative and operating expenses are allocated between the two companies pursuant to an expense sharing agreement. Service as a director or officer of both the Company and the Life Company could create or appear to create potential conflicts of interest when the director or officer is faced with decisions that could have different implications for the Company and the Life Company. A conflict of interest could also exist with respect to the allocation of time and attention of persons who are officers of both the Company and the Life Company.

     The Life Company's wholly owned subsidiary, United, is a stock property and casualty insurance company formed in 1988. Prior to January 1, 1998, United's principal business was reinsurance of direct business written by FFCIC. In 1998, United commenced writing direct property and casualty business in Pennsylvania and Maryland.

     The Life Company's principal executive offices are located at 344 Route 9W, Glenmont, New York 12077, telephone (518) 431-5000. For additional information regarding the Life Company and its business, see "Business of the Life Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Life Company," "-Selected Historical Consolidated Financial Data" and the financial statements of the Life Company attached as Annex C to this Proxy Statement.

                                 THE ACQUISITION

The Option

     At the time of the reorganization and conversion of Farm Family Mutual Insurance Company ("Farm Family Mutual") in 1996, the Company and the Selling Stockholders entered into the Option Purchase Agreement pursuant to which the Company was granted an option (the "Option") to acquire all of the Life Company Shares, exercisable for a two-year period which commenced on July 26, 1996. On February 26, 1998 (the "Exercise Date"), the Company exercised such Option.

Exercise Price

     The Exercise Price to be paid by the Company for the Life Company Shares will be $37.5 million (less certain expenses, currently estimated to be approximately $1.1 million, to be paid by the Life Company in the transaction on behalf of the Selling Stockholders). The Exercise Price was determined by arm's-length negotiations between a special negotiating committee of the Board of Directors of the Company (the "Negotiating Committee") and a committee representing the Selling Stockholders, in consultation with their respective financial advisors and other representatives, based upon separate valuations prepared by such financial advisors in accordance with specified valuation procedures set forth in the Option Purchase Agreement. Upon the closing of the Acquisition (the "Closing"), the Company will pay the Exercise Price to the Selling Stockholders in (i) a number of shares of Common Stock equal to $31.5 million (less certain expenses currently estimated to be approximately $0.92 million) divided by the Optionee Common Stock Price (as defined below) and (ii) a number of shares of Series A Preferred Stock equal to $6 million (less certain expenses currently estimated to be approximately $0.18 million) divided by the Optionee Common Stock Price. The "Optionee Common Stock Price" will be equal to $35.72 (which was the price that would have been used if the Closing had occurred on December 7, 1998), unless the closing price per share of Common Stock as reported on the NYSE on the last trading day prior to the date of the Closing of the Acquisition (the "Closing Price") is greater than $42.86 or equal to or less than $25.00. If the Closing Price is greater than $42.86 or equal to or less than $25.00, the Optionee Common Stock Price will equal $35.72 divided by a factor. The factor will be equal to 1.2 (if the Closing Price is greater than $42.86) or 0.7 (if the Closing Price is equal to or less than $25.00) multiplied by $35.72 divided by the Closing Price. If the Closing Price is $25.00 or less, the Company also will have the option to terminate the Option Purchase Agreement.

     Assuming the Optionee Common Stock Price is $35.72, the Company would issue approximately 856,021 shares of Common Stock and 163,052 shares of Series A Preferred Stock to the Selling Stockholders, representing 14.01% of the total number of shares of Common Stock outstanding after the Acquisition and 16.25% of the combined voting power of the stockholders of the Company after the Acquisition.

     In the event that the Closing Price is greater than $42.86 or equal to or less than $25.00, the following table illustrates how the Closing Price will affect the Optionee Common Stock Price and the manner in which the Optionee Common Stock Price determines the number of shares of Common Stock and Series A Preferred Stock that would be issued at the Closing.This information should not be construed to be indicative of the actual number of shares of Common Stock and Series A Preferred Stock that will be issued at the Closing.




                                Optionee
                                 Common                                 Shares of
           Closing               Stock          Shares of          Series A Preferred      % of Common Stock      % of Combined
            Price                Price     Common Stock Issued        Stock Issued         Outstanding(1)(2)     Voting Power(1)(2)

$20...........................    $28.57         1,070,160                203,840                  16.92%                    19.52%
 21...........................     30.00         1,019,200                194,133                  16.25                     18.76
 22...........................     31.43           972,873                185,309                  15.62                     18.06
 23...........................     32.86           930,574                177,252                  15.05                     17.41
 24...........................     34.29           891,800                169,867                  14.51                     16.81
 -
 43...........................     35.83           853,284                162,530                  13.97                     16.20
 44...........................     36.67           833,891                158,836                  13.70                     15.89
 45...........................     37.50           815,360                155,307                  13.43                     15.59
 46...........................     38.33           797,635                151,930                  13.18                     15.31
 47...........................     39.17           780,664                148,698                  12.94                     15.03

-----------

(1) Based on 5,253,813 shares of Common Stock outstanding as of the Record Date plus the number of shares of Common Stock and, with respect to the combined voting power, Series A Preferred Stock estimated to be issued at the respective Optionee Common Stock Price set forth in the second column of this table.

(2) Excludes shares of Common Stock currently owned by certain Selling Stockholders, which in the aggregate constitute less than 1% of the outstanding shares of Common Stock as of February 11, 1999. See "Stock Ownership of Management and Certain Beneficial Owners."

     The actual value of the securities that the Company issues in the Acquisition may have a value on the date of the Closing (the "Closing Date") in excess of (or less than) $37.5 million, prior to reduction for certain expenses (currently estimated to be $1.1 million). In addition, the market value of the Series A Preferred Stock may be higher or lower on the Closing Date than its stated value of $6 million, depending on interest rates, perceived credit quality, market conditions, valuations of comparable companies and other factors at the time it is issued. The Company's financial advisor advised the Negotiating Committee and the Board of Directors that, as of the date of its February 26, 1998 fairness opinion, the Series A Preferred Stock would likely trade at approximately its stated value of $6 million. The financial advisor did not value the Series A Preferred Stock or the Common Stock for purposes of its fairness opinion, however. See "-Review of Series A Preferred Stock" under "The Acquisition-Opinion of the Company's Financial Advisor," "The Acquisition-Background of the Acquisition," "The Acquisition-Exercise Price" and "Stock Ownership of Management and Certain Beneficial Owners."

Recommendation of Board of Directors

     The Board of Directors believes that the Acquisition is in the best interests of the Company. The Board of Directors has approved the Option Purchase Agreement and the exercise of the Option to acquire the Life Company pursuant to the Option Purchase Agreement and has recommended that the stockholders of the Company vote FOR approval of the Option Purchase Agreement and the consummation of the transactions contemplated therein. See "The Acquisition-Reasons for the Acquisition; Recommendation of the Negotiating Committee and Board of Directors."

Fairness Opinion

     Salomon Brothers Inc, a predecessor by merger to Salomon Smith Barney Inc. (collectively with all predecessors to Salomon Smith Barney Inc., "Salomon Smith Barney"), was retained by the Company to act as financial advisor to the Company in connection with the possible acquisition of the Life Company and, in connection with such engagement, rendered an opinion as to the fairness from a financial point of view to the Company of the consideration to be paid by the Company to the Selling Stockholders in connection with the Acquisition. On February 26, 1998, the date the Board of Directors approved the exercise of the Option to purchase the Life Company, Salomon Smith Barney delivered to the Board of Directors its written opinion to the effect that, based upon and subject to the considerations set forth in such opinion, as of such date the consideration to be paid by the Company in connection with the proposed Acquisition of all of the outstanding shares of capital stock of the Life Company was fair from a financial point of view to the Company. Salomon Smith Barney has confirmed its opinion dated February 26, 1998 by delivery to the Board of Directors of the Company of written opinions dated October 21, 1998 and the date of this Proxy Statement. For purposes of its opinion, Salomon Smith Barney assumed and did not opine that the aggregate value of the Series A Preferred Stock to be issued in the Acquisition is equal to the aggregate stated value of $6 million and that the aggregate value of the Common Stock to be issued in the Acquisition is equal to $31.5 million. A copy of the opinion of Salomon Smith Barney, dated the date of this Proxy Statement, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached as Annex B to this Proxy Statement. Stockholders are urged to read the opinion of Salomon Smith Barney in its entirety. Salomon Smith Barney was also retained by the Negotiating Committee to act as its financial advisor and to prepare the initial valuation for purposes of determining the exercise price under the Option Purchase Agreement. See "The Acquisition-Background of the Acquisition," "The Acquisition-Optionee Valuation," and "The Acquisition-Opinion of the Company's Financial Advisor."

Series A Preferred Stock

     Each share of the Series A Preferred Stock will be entitled to one vote per share in the election of directors and on all matters on which holders of Common Stock are entitled to vote, not voting separately as a class but together with all other stockholders. Cumulative dividends will be payable quarterly in cash on each share at a rate equal to 6 1/8% per annum. The Series A Preferred Stock will be subject to mandatory redemption by the Company on the date following the twentieth anniversary of the issuance date (or the next business day), and optional redemption on and after the tenth anniversary of the issuance date. Each share of Series A Preferred Stock may be redeemed, at the option of the Company, in cash or in shares of Common Stock. The Company's decision whether to redeem shares of Series A Preferred Stock in cash or in shares will depend on its financial condition and other circumstances at that time, including its liquidity. See "Description of Series A Preferred Stock."

Conditions to Consummation of the Acquisition

     The respective obligations of the Company and the Selling Stockholders to consummate the Acquisition are conditioned on, among other things, receipt of governmental and regulatory consents (including termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and approval of the Superintendent of Insurance of the State of New York (the "New York Superintendent")), approval of the Acquisition by the requisite vote of the Company's stockholders, approval of the Acquisition by the requisite affirmative votes of the members of certain of the Selling Stockholders or of their parent entities and/or judicial approval, the absence of injunctions or restraints preventing consummation of such transaction and satisfaction of certain other usual conditions. On May 27, 1998, notice of early termination of the waiting period under the HSR Act was received. On May 28, 1998, the Life Bureau of the New York Superintendent approved the Acquisition. See "The Acquisition-Regulatory Approvals" and "The Option Purchase Agreement-Conditions to Closing."

Closing Date

     If the proposals to approve and adopt the Option Purchase Agreement and to approve the transactions contemplated therein are approved at the Special Meeting, it is expected that the Closing will be consummated on the fifth business day after satisfaction or waiver of all of the conditions specified in the Option Purchase Agreement, unless another date is agreed to by the parties.

The Company does not intend to waive any material conditions under the Option Purchase Agreement. If the Company does waive any such material conditions, however, it would resolicit proxies at that time.

Interests of Certain Persons in the Acquisition

     The Company is closely affiliated with the Farm Bureaus in the ten states in which it operates, and these Farm Bureaus or their affiliates comprise all of the Selling Stockholders. Substantially all of the directors of the Company, including the Chairman and Vice Chairman of the Board, are directors or executive officers of, employed by or otherwise associated with the Selling Stockholders and their affiliates. Certain of these directors also own capital stock of certain of the Selling Stockholders, although such capital stock will be redeemed by or returned to such Selling Stockholders prior to the consummation of the Acquisition. The Company also has various financial arrangements and interrelationships with the Selling Stockholders and the Life Company. Substantially all of the directors and executive officers of the Company are also directors and executive officers of the Life Company and United. As a result of these interests, the Board of Directors appointed the Negotiating Committee, which was comprised of independent directors, to negotiate the Exercise Price on behalf of the Company with the Selling Stockholders. See "The Acquisition-Interests of Certain Persons in the Acquisition" and "Stock Ownership of Management and Certain Beneficial Owners."

Material Change in Law

     The Option Purchase Agreement provides that in the event a Material Change in Law (as defined in the Option Purchase Agreement) could adversely affect certain of the Federal income tax consequences of the transaction for certain Selling Stockholders, the Company will negotiate in good faith with the Selling Stockholders to amend or modify the terms of the Series A Preferred Stock, to arrange for substitute consideration or otherwise to restructure the transactions under the Option Purchase Agreement. If the Company and the Selling Stockholders are not able to agree on the terms of a modification to the Option Purchase Agreement, then, among other things, neither the Company nor the Selling Stockholders will be required to consummate the Acquisition under the terms described in this Proxy Statement and the option purchase agreement which was in effect between the Company and the Selling Stockholders prior to February 26, 1998 (the "Original Option Purchase Agreement") will continue in full force and effect as if the Option Purchase Agreement, including any subsequent amendments, had never become effective. If the Original Option Purchase Agreement is reinstated, the Company's exercise of the Option to purchase the Life Company as described in this Proxy Statement will be void. In the event that the Company and the Selling Stockholders renegotiate material terms of the consideration to be paid or the transactions under the Option Purchase Agreement or, in the event that the Original Option Purchase Agreement is reinstated and the Company elects to exercise its Option thereunder, the Company would re-solicit proxies at that time. See "The Option Purchase Agreement-Material Change in Law."

Termination of the Option Purchase Agreement

     The Option Purchase Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders at the Special Meeting (i) by the mutual written agreement of the Company and the Selling Stockholders, (ii) by either the Company or the Selling Stockholders if the Closing Date has not occurred by April 30, 1999 (provided that the right to terminate the Option Purchase Agreement is not available to any party whose failure (on or after the date of Amendment No. 2) to fulfill any of its obligations under the Option Purchase Agreement results in the failure of the Closing to occur on or prior to such date) or (iii) by the Company if the Closing Price is $25.00 or less. See "The Option Purchase Agreement-Amendment, Waiver and Termination."

Management and Operations of the Life Company After the Acquisition

     It is not expected that the consummation of the Acquisition will result in any changes to the Board of Directors or officers of the Life Company other than an increase in the number of directors from 21 to 23 to coincide with the number of directors currently serving on the Boards of Directors of each of the Company and FFCIC. Following the Acquisition, it is intended that the Life Company will be managed in substantially the manner and with substantially the same operating management as it is currently.

Accounting Treatment

     The Acquisition will be accounted for under the "purchase" method of accounting. See "The Acquisition-Accounting Treatment."

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data of the Company for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 and as of December 31, 1997, 1996, 1995 and 1994 has been derived from the historical audited consolidated financial statements of the Company and such financial statements and notes thereto should be read in conjunction with the Company's Annual Report on Form 10-K/A for the year ended December 31, 1997, and Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, which are incorporated by reference herein. See "Available Information" and "Incorporation of Documents by Reference." The selected historical consolidated financial data of the Company for the nine months ended September 30, 1998 and 1997 and as of December 31, 1993 and as of September 30, 1998 and 1997 has been derived from the unaudited consolidated financial statements of the Company. The Company believes that such unaudited financial data fairly reflect the unaudited consolidated financial condition of the Company as of December 31, 1993. Interim unaudited historical data which in the opinion of management of the Company reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data, and unaudited results of operations for the nine months ended September 30, 1998 and 1997, are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole.

     The following selected historical consolidated financial data of the Life Company for the years ended December 31, 1997, 1996 and 1995 and as of December 31, 1997 and 1996 has been derived from the historical consolidated audited financial statements of the Life Company and should be read in conjunction with such financial statements and the notes thereto, set forth in Annex C to this Proxy Statement. The selected historical consolidated financial data of the Life Company for the year ended December 31, 1994 and as of December 31, 1995 has been derived from the historical consolidated audited financial statements of the Life Company. The selected historical financial data of the Life Company for the nine months ended September 30, 1998 and 1997 and as of December 31, 1994 and as of September 30, 1998 and 1997 has been derived from the historical unaudited consolidated financial statements of the Life Company. The Life Company believes that such unaudited financial data fairly reflect the consolidated results of operations and the consolidated financial condition of the Life Company for such periods. Interim unaudited historical data which in the opinion of management of the Life Company reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data, and unaudited results of operations for the nine months ended September 30, 1998 and 1997, are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole. The consolidated financial statements for the Life Company prepared in accordance with GAAP and the selected historical consolidated financial data for the year ended December 31, 1993 and as of December 31, 1993 are not available because, during 1997, the Life Company's financial statements for 1996, 1995 and 1994 were, for the first time, converted to and presented in conformity with GAAP. Previously, the Life Company's financial statements and those of its subsidiary were presented in accordance with statutory accounting practices prescribed or permitted by the Insurance Department of the State of New York. This data should be read in conjunction with the financial statements of the Life Company set forth in Annex C to this Proxy Statement, and notes thereto and other financial information, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Life Company" included elsewhere herein.

               Selected Consolidated Financial Data of the Company

                                         Nine Months
                                            Ended
                                        September 30,                               Year Ended December 31,
                                        -------------
                                                                          (dollars in millions, except per share data)
                                    1998            1997           1997           1996           1995            1994          1993
                                    ----            ----           ----           ----           ----            ----          ----
Statement of Income Data:
Revenues:
   Premiums....................    $133.4         $109.2         $149.2         $130.8          $116.9         $101.5         $96.7
   Net investment income.......      14.3           13.5           18.1           15.9            14.3           13.2          13.8
   Net realized investment
      gains (losses), net......       0.5            5.7            5.4           (0.6)            0.9            1.3          (0.2)
   Other income(1).............       0.8            0.7            1.0            0.9             0.9            0.7           0.7
                                      ---            ---            ---            ---             ---            ---           ---
      Total revenues...........     149.0          129.1          173.7          147.0           133.0          116.7         111.0
                                    -----          -----          -----          -----           -----          -----         -----
Losses, expenses and
   other:
   Losses and loss
      adjustment expenses......      99.1           76.4          103.3           95.0            83.2           82.7          73.2
   Underwriting expenses.......      35.1           32.0           43.3           39.5            36.1           29.1          26.8
   Early retirement
      program expense..........         -              -              -            1.2               -              -             -
   Interest and other
      expense..................       0.1            0.2            0.4            0.5             0.3            0.3           0.3
                                      ---            ---            ---            ---             ---            ---           ---
      Total losses and
        expenses...............     134.3          108.6          147.0          136.2           119.6          112.1         100.3
                                    -----          -----          -----          -----           -----          -----         -----
   Gain on partial
      reduction of extended
      earnings liability(8)....      (6.3)             -              -              -               -              -            -
                                     ----           ----            ----           ----           ----             ----         ----
      Total losses, expenses
        and other..............     128.0          108.6          147.0          136.2           119.6          112.1         100.3
                                    -----          -----          -----          -----           -----          -----         -----
Income before federal
   income tax and
   extraordinary item..........      21.0           20.5           26.7           10.8            13.4            4.6          10.7
Federal income tax
   expense.....................       6.8            6.9            9.2            3.3             4.6            1.3           3.1
                                      ---            ---            ---            ---             ---            ---           ---
Income before
   extraordinary item..........      14.2           13.6           17.5            7.5             8.8            3.3           7.6
Extraordinary
   item-demutualization
   expense.....................         -              -              -            1.5               -              -             -
                                      ---             ---            ---           ---              ---           ---            ---
Net income.....................     $14.2          $13.6          $17.5           $6.0            $8.8           $3.3          $7.6
                                    =====          =====          =====           ====            ====           ====          ====
Income before
   extraordinary item per
   share-basic.................     $2.70          $2.59          $3.33          $1.90           $2.95          $1.10         $2.53
                                    =====          =====          =====          =====           =====          =====         =====
Income before
   extraordinary item per
   share-diluted...............     $2.67          $2.58          $3.32          $1.90           $2.95          $1.10         $2.53
                                    =====          =====          =====          =====           =====          =====         =====
Net income per share-basic.....     $2.70          $2.59          $3.33          $1.51           $2.95          $1.10         $2.53
                                    =====          =====          =====          =====           =====          =====         =====
Net income per
   share-diluted...............     $2.67          $2.58          $3.32          $1.51           $2.95          $1.10         $2.53
                                    =====          =====          =====          =====           =====          =====         =====
Diluted weighted average
   shares outstanding(2)....... 5,306,257      5,264,658      5,270,947      3,979,115       3,000,000      3,000,000     3,000,000
Balance Sheet Data (at period end):
Total investments..............    $307.9         $270.0         $280.4         $244.7          $207.9         $170.6        $177.7
Total assets...................     411.0          362.1          371.2          321.8           280.3          244.7         244.1
Long term debt.................         -            1.3            1.3            1.3             2.7            2.7           2.8
Total liabilities..............     269.9          244.1          248.0          216.8           210.9          195.7         183.6
Total equity...................     141.1          118.0          123.2          105.0            69.4           49.0          60.5
Book value per share...........     26.86          22.46          23.46          20.00           23.13          16.33         20.17
GAAP Ratios:
Loss and loss adjustment
   expense ratio(3)............      74.3%          70.0%          69.2%          72.6%           71.1%          81.5%         75.7%
Underwriting expense
   ratio(4)....................      26.3%          29.3%          29.0%          30.2%           30.8%          28.7%         27.7%
Combined ratio(5)..............     100.6%          99.5%          98.2%         102.8%          101.9%         110.2%        103.4%
Statutory Ratios:
Statutory combined
   ratio(6)....................      99.1%          96.1%          95.6%         101.8%          101.0%         108.9%        104.2%
Statutory surplus..............    $101.0          $90.2          $94.6          $83.2           $55.9          $42.9         $39.1
Ratio of annual net written
   premiums to statutory
   surplus(7)..................      1.78x          1.70x          1.68x          1.61x           2.16x          2.46x         2.52x
                                                                                                 (Footnotes begin on following page)

-----------

(1) Primarily represents service fee income on the Company's property and casualty insurance business.

(2) Gives effect to the allocation of 3,000,000 shares to eligible policyholders on July 26, 1996 pursuant to FFCIC's conversion from a mutual company to a stockholder owned company.

(3)  Calculated by dividing losses and loss adjustment expenses by premiums.

(4)  Calculated by dividing underwriting expenses by premiums.

(5) The sum of the loss and loss adjustment expense ratio and the underwriting expense ratio.

(6) The sum of the loss and loss adjustment expense ratio and the ratio of statutory underwriting expense divided by net written premium.

(7) Calculated by dividing statutory net written premiums for the period by statutory surplus at the end of the period.

(8) The Company recorded a nonrecurring gain on the partial reduction of its extended earnings liability of $6.3 million during the nine months ended September 30, 1998, which was the result of modifications made to the agreements with the Company's agents and agency managers.


            Selected Consolidated Financial Data of the Life Company




                                                                   Nine Months
                                                                      Ended
                                                                  September 30,                   Year Ended December 31,
                                                               1998         1997         1997         1996         1995        1994
                                                                            (dollars in millions, except per share data)

Statement of Income Data:
Revenues:
   Premiums from life and health operations(1).............   $23.0        $22.5        $30.5        $30.3        $29.4       $35.9
   Policy and contract charges.............................     4.3          3.8          5.0          5.0          4.5         4.2
                                                              ------       ------       ------       ------       ------      ------
      Total policy revenues................................    27.3         26.3         35.5         35.3         33.9        40.1

   Premiums from property/casualty operations(2)...........       -          6.7          9.0          9.5          9.3         9.8
   Net investment income...................................    41.5         40.4         55.0         55.7         52.6        49.5
   Realized investment gains...............................     3.2          3.4          2.9          0.3          5.6         4.4
   Other income............................................     0.7          0.9          1.1          0.9          0.9         0.9
                                                              ------       ------       ------       ------       ------      ------
      Total revenues.......................................    72.7         77.7        103.5        101.7        102.3       104.7
                                                              ------       ------       ------       ------       ------      ------
Benefits and expenses:
   Benefits to policyholders...............................    22.8         21.7         26.8         27.0         26.8        26.8
   Losses and loss adjustment expenses on
      property/casualty operations.........................     1.5          6.3         10.0          7.8          6.9         7.7
   Operating expenses......................................     6.7          5.4          7.7          8.8          9.0         9.2
   Non-recurring charges(3)................................     0.2            -          0.7          0.9            -           -
   Interest credited to policyholders......................    16.6         18.9         24.8         24.6         26.5        24.0
   Amortization of policy acquisition costs................     5.3          5.1          6.9          6.9          7.3         7.1
   Participating policyholders' interest(4)................    16.3         15.8         21.6         21.2         19.1        22.7
                                                              ------       ------       ------       ------       ------      ------
      Total benefits and expenses..........................    69.4         73.2         98.5         97.2         95.6        97.5

Income before income taxes.................................     3.3          4.5          5.0          4.5          6.7         7.2
Income tax expense.........................................     1.1          1.5          1.7          1.5          2.3         2.4
                                                              ------       ------       ------       ------       ------      ------
Net income attributable to common stockholders.............    $2.2         $3.0         $3.3         $3.0         $4.4        $4.8
                                                               ====         ====         ====         ====         ====        ====
Net income per common share................................  $37.14       $49.37       $55.66       $49.17       $73.97      $79.54
                                                             ======       ======       ======       ======       ======      ======

Weighted average shares outstanding........................   60,011       60,011       60,011       60,011       60,011     60,011
Balance Sheet Data (at period end):
Total investments..........................................   $807.3       $764.4       $780.8       $726.5       $717.5     $599.8
Total assets...............................................    863.5        839.4        843.9        800.8        779.1      685.2
Participating policyholders' interest(4)...................    116.3        109.4        109.6         96.5         99.6       69.9
Total liabilities..........................................    822.3        801.2        804.8        766.1        746.7      657.1
Total equity...............................................     41.2         38.2         39.1         34.7         32.4       28.1
Book value per share.......................................   686.12       636.98       651.60       577.99       540.60     468.21


-----------

(1) Premiums for life and health operations in 1994 include $10.6 million of premium for group major medical insurance. The Life Company ceased writing this line of business during 1994, accordingly premiums from group major medical were zero for 1997, 1996, 1995 and for the nine months ended September 30, 1998 and 1997.

(2) Premiums from property/casualty operations prior to 1998 were assumed from FFCIC pursuant to reinsurance agreements between United and FFCIC which were terminated effective December 31, 1997.

(3) The Life Company recorded a non-recurring charge for the nine months ended September 30, 1998 and for the year ended December 31, 1997 of $203,000 and $707,000, respectively, for costs incurred by the shareholders of the Life Company relating to the Acquisition. In 1996, the Life Company recorded a nonrecurring expense of $914,000 for its share of the costs relating to the implementation of a voluntary early retirement program offered to certain eligible employees.

(4) The majority of the Life Company's insurance policies are written on "participating" basis, as defined in the New York Insurance Law. Profits earned on participating business are reserved for the payment of dividends to policyholders except for the stockholders' share of profits on participating policies, which is limited to the greater of 10% of the statutory profit on participating business, or 50 cents per thousand dollars per year of the face amount of participating life insurance in force. Participating policyholders' interest includes the accumulated net income from participating policies reserved for payment to such policyholders in the form of dividends (less net income allocated to stockholders as indicated above) as well as a pro rata portion of net unrealized investment gains (losses). Dividends to policyholders are approved by the Board of Directors based on the net income of the participating policies. In addition to the greater of 10% of the statutory profit on participating business or 50 cents per thousand dollars per year of the face amount of participating life insurance in force, earnings attributable to common stockholders consist of earnings on non-participating business and a pro rata share of net investment income and realized investment gains (losses).

                   UNAUDITED PRO FORMA SELECTED FINANCIAL DATA

     The following table sets forth selected unaudited pro forma consolidated financial information for the nine months ended September 30, 1998 and the year ended December 31, 1997, giving effect to the Acquisition using the purchase method of accounting. See "The Acquisition-Accounting Treatment." The Statement of Income and Per Common Share Data give effect to the Acquisition as if the Acquisition occurred at January 1, 1997. The balance sheet data gives effect to the Acquisition as if the Acquisition had occurred at September 30, 1998. The pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Acquisition been consummated at the beginning of the periods presented or of future results. The selected pro forma consolidated financial information is derived from the pro forma consolidated financial information appearing elsewhere herein. This information should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, incorporated by reference herein, the consolidated financial statements of the Life Company, including the notes thereto, attached as Annex C to this Proxy Statement, and the unaudited pro forma consolidated financial information, including the notes thereto, appearing elsewhere herein. See "Available Information," "Incorporation of Documents by Reference" and "Unaudited Pro Forma Consolidated Financial Information."


                                                                              Nine Months Ended                Year Ended
                                                                             September 30, 1998           December 31, 1997
                                                                             ------------------           -----------------
                                                                              (dollars in millions, except per share data)

Statement of Income Data:
Revenues:
Premiums from property/casualty operations..................................      $133.4                         $158.2
Premiums from life and health operations....................................        23.0                           30.5
Net investment income.......................................................        55.8                           73.0
Realized investment gains, net..............................................         3.7                            8.3
Policy and contract charges.................................................         4.3                            5.1
Other income................................................................         0.8                            1.4
                                                                                     ---                            ---
      Total revenues........................................................       221.0                          276.5
                                                                                   -----                          -----
Losses, benefits, expenses and other:
Losses and loss adjustment expenses.........................................       100.5                          113.3
Benefits to policyholders...................................................        22.8                           26.8
Underwriting & operating expenses...........................................        41.3                           50.4
Non-recurring charges.......................................................         0.2                            0.7
Interest credited to policyholders..........................................        16.6                           24.8
Amortization of present value of future profits.............................         1.2                            2.4
Interest and other expense..................................................         0.1                            0.4
Participating Policyholders' Interest.......................................        20.0                           25.6
                                                                                    ----                           ----
      Total losses, benefits and expenses...................................       202.7                          244.4
                                                                                   -----                          -----
Gain on partial reduction of extended earnings liability....................        (6.3)                             -
                                                                                    ----                          -----
      Total losses, benefits, expenses and other............................       196.4                          244.4
                                                                                   -----                          ----
Income before federal income tax expense....................................        24.6                           32.1
Federal income tax expense..................................................         8.0                           11.0
                                                                                     ---                           ----
Income before preferred stock dividends.....................................        16.6                           21.1
Preferred stock dividends...................................................         0.2                            0.4
                                                                                     ---                            ---
Income applicable to common shareholders....................................       $16.4                          $20.7
                                                                                   =====                          =====
Net income per common share-basic...........................................       $2.68                          $3.39
                                                                                   =====                          =====
Net income per common share-diluted.........................................       $2.65                          $3.38
                                                                                   =====                          =====

Weighted average shares-basic(1)............................................   6,109,834                      6,109,834
Weighted average shares-diluted(1)..........................................   6,162,278                      6,126,968
Balance Sheet Data (at period end):
Total investments...........................................................    $1,115.2                              -
Total assets................................................................     1,251.4                              -
Participating policyholders' interest.......................................       116.3                              -
Total liabilities...........................................................     1,073.8                              -
Redeemable preferred stock..................................................         5.8                              -
Total equity................................................................       171.7                              -
Book value per share(1).....................................................       28.10                              -

-----------

(1) Weighted average shares and book value per share are computed assuming an Optionee Common Stock Price of $35.72. The actual price used to determine the number of shares to be issued in the Acquisition and the actual number of shares of Common Stock that will be issued to the Selling Stockholders may vary from these amounts. See "The Acquisition-Exercise Price."

                           COMPARATIVE PER SHARE DATA

     The following table presents comparative per share data for the Company on a historical and pro forma consolidated basis and for the Life Company on a historical and equivalent pro forma consolidated basis based upon the historical financial statements of the Company and the Life Company. The Company has not paid any cash dividends. Pro forma consolidated information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Acquisition. The information presented below should be read in conjunction with the unaudited pro forma consolidated financial information, including the notes thereto, included elsewhere herein, the historical consolidated financial statements of the Company, including the notes thereto, incorporated by reference herein, and the historical consolidated financial statements of the Life Company, including the notes thereto, attached as Annex C to this Proxy Statement. See "Available Information," "Incorporation of Documents by Reference," "The Acquisition-Accounting Treatment" and "Unaudited Pro Forma Consolidated Financial Information."


                                                                                           Nine
                                                                                       Months Ended                 Year Ended
                                                                                    September 30, 1998          December 31, 1997
                                                                                    ------------------          -----------------

Company Common Stock
Historical:
Net income per share(1).......................................................             $2.67                      $3.32
     Book value per share(2)..................................................             26.86                      23.46
     Cash dividends declared per share(3).....................................              0.00                       0.00
Pro forma consolidated:
     Net income per share(4)..................................................             $2.65                      $3.38
     Book value per share(5)..................................................             28.10                      26.27
     Cash dividends declared per share........................................              0.00                       0.00

Life Company Common Stock
Historical:
     Net income per share(1)..................................................            $37.14                     $55.66
     Book value per share(2)..................................................            686.12                     651.60
     Cash dividends declared per share(6).....................................              0.00                       8.00
Equivalent pro forma consolidated(7):
     Net income per share.....................................................            $37.79                     $48.20
     Book value per share.....................................................            400.71                     374.61
     Cash dividends declared per share........................................              0.00                       0.00


-----------

(1) Historical net income per share data for the Company and the Life Company is computed by dividing historical net income for the nine months ended September 30, 1998 and the year ended December 31, 1997 for the Company and the Life Company, as the case may be, by the diluted weighted average common shares outstanding for the Company and the Life Company, as the case may be, for the nine months ended September 30, 1998 and the year ended December 31, 1997.

(2) Historical book value per share data for the Company and the Life Company is computed by dividing historical stockholders' equity as of September 30, 1998 and December 31, 1997 for the Company and the Life Company, as the case may be, by the number of shares of Common Stock outstanding of the Company (5,253,813 shares) and the number of common shares outstanding of the Life Company (60,011 shares), as the case may be, at September 30, 1998 and December 31, 1997.

(3) The Company has never paid cash dividends on shares of Common Stock. See "-Market Prices and Dividend Information."

                                           Footnotes continued on following page

Footnotes continued from previous page

(4) Pro forma consolidated net income per share for the Company is computed by dividing pro forma net income for the nine months ended September 30, 1998 and the year ended December 31, 1997 by pro forma consolidated diluted weighted average shares of Common Stock outstanding. Pro forma net income gives effect to the Acquisition by consolidating the statements of income of the Company and the Life Company for the nine months ended September 30, 1998 and the year ended December 31, 1997 under the purchase method of accounting as if the Acquisition had occurred on January 1, 1997.

(5) Pro forma consolidated book value per share for the Company is computed by dividing pro forma stockholders' equity by the sum of the number of shares of Common Stock outstanding as of September 30, 1998 and December 31, 1997, as the case may be, and an estimated 856,021 shares of Common Stock to be issued in the Acquisition assuming an Optionee Common Stock Price of $35.72. The actual price used to determine the number of shares issued in the Acquisition and the actual number of shares of Common Stock that will be issued to the Selling Stockholders may vary from these amounts. See "The Acquisition-Exercise Price." The Company has never paid cash dividends on shares of Common Stock. See "-Market Prices and Dividend Information."

(6) Historical cash dividends declared per share for the Life Company is computed by dividing historical cash dividends declared as of September 30, 1998 and December 31, 1997 for the Life Company, as the case may be, by the number of shares of common stock outstanding of the Life Company (60,011 shares), as the case may be, at September 30, 1998 and December 31, 1997. See "-Market Prices and Dividend Information."

(7) Equivalent pro forma consolidated net income, cash dividends declared and book value per share for the Life Company represent pro forma net income, cash dividends declared and book value per share, as the case may be, multiplied by an assumed exchange ratio of 14.26, which represents the ratio of the number of shares of Common Stock issued in exchange for one share of Life Company common stock assuming an Optionee Common Stock Price of $35.72. The Company has never paid cash dividends on shares of Common Stock. See "-Market Prices and Dividend Information."

                     MARKET PRICES AND DIVIDEND INFORMATION



 The Company

     The Common Stock is traded on the NYSE under the symbol "FFH." The following table sets forth the high and low sales price per share of Common Stock on the consolidated transaction reporting system, as reported on the NYSE Composite Tape, with respect to each quarterly period since July 26, 1996, the date of the Company's initial public offering.


                                                                                                High     Low

1996

          Third Quarter...................................................................... $19  1/8  $16  1/2
          Fourth Quarter.....................................................................  20  1/2   18  1/8
1997
          First Quarter...................................................................... $23  1/2  $19  1/2
          Second Quarter.....................................................................  27  7/8   22  1/8
          Third Quarter......................................................................  32  1/8   27  7/8
          Fourth Quarter.....................................................................  32 9/16   29  1/4
1998
          First Quarter...................................................................... $38  3/4  $31  5/8
          Fourth Quarter.....................................................................  38 3/16   28
1999
          First Quarter (through February 16, 1999).......................................... $34 3/16  $32


     On February 26, 1998, the last full trading day prior to the public announcement of the Company's exercise of the Option pursuant to the Option Purchase Agreement, the closing price per share of Common Stock on the NYSE Composite Tape was $34 1/8 per share. On February 16, 1999, the most recent available date prior to printing this Proxy Statement, the reported closing price of Common Stock on the NYSE Composite Tape was $32 7/16 per share. There were approximately 28,063 registered holders of the Common Stock at February 16, 1999. Stockholders should obtain current market quotations for the Common Stock.

     The Company has never paid cash dividends on shares of Common Stock. The Company currently intends to retain any earnings in order to develop its business and support its operations, and, as such, does not anticipate that it will pay any dividends to stockholders in the foreseeable future. The declaration and payment of dividends in the future are at the discretion of the Board of Directors of the Company, are subject to certain regulatory constraints and will depend upon, among other things, the Company's results of operations, financial condition, cash requirements, future prospects and other factors.

 The Life Company

     The Life Company's common stock is privately held and therefore is not registered or traded on a securities exchange and there is no established public trading market for the Life Company's common stock. As of February 16, 1999, there were ten holders of record of the Life Company's common stock.

     For each of the years ended December 31, 1995, 1996, and 1997, the Life Company paid an annual dividend of $8.00 per share of common stock. The declaration and payment of dividends in the future are at the discretion of the Board of Directors of the Life Company, are subject to certain regulatory constraints and will depend upon, among other things, the Life Company's results of operations, financial condition, cash requirements, future prospects and other factors.

                               THE SPECIAL MEETING



Date, Time and Place

     The Special Meeting will be held on Thursday, March 25, 1999 at 9:00 a.m., New York time, at the corporate headquarters of the Company at 344 Route 9W, Glenmont, New York.

Purpose of the Special Meeting

     At the Special Meeting, the Company's stockholders will be asked to consider and vote upon (i) a proposal to approve and adopt the Option Purchase Agreement and (ii) a proposal to approve the consummation of the transactions contemplated by the Option Purchase Agreement. See "The Acquisition" and "The Option Purchase Agreement."

     The Option Purchase Agreement (in effect prior to Amendment No. 2) and the consummation of the transactions contemplated therein were originally approved by the Company's stockholders on December 2, 1998. The Closing of the Acquisition was scheduled to occur on December 7, 1998, but was delayed when it was determined that in order for certain Selling Stockholders to provide unqualified opinions of counsel required by the Option Purchase Agreement as a condition to Closing, such Selling Stockholders or their respective parent entities would need to obtain approval of the Acquisition from their members. As a result of this delay, the Option Purchase Agreement was amended by Amendment No. 2 to, among other things, fix the price used to determine the number of shares of Common Stock and Series A Preferred Stock issued in the Acquisition as if the Closing had occurred on December 7, 1998, subject to a collar mechanism described below in "The Acquisition-Exercise Price." The Company is now asking its stockholders to approve and adopt the Option Purchase Agreement, as so amended, and the consummation of the transactions contemplated therein.

     The consummation of the transactions under the Option Purchase Agreement is subject to stockholder approval pursuant to the terms of the Option Purchase Agreement. The Board of Directors knows of no matters that are to be brought before the Special Meeting other than as set forth in the Notice of Special Meeting. If any other matters properly come before the Special Meeting, including, without limitation, a motion to adjourn the Special Meeting to another time or place for the purpose of soliciting additional proxies, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters. Notwithstanding the foregoing, proxies voting against a specific proposal will not be used by the persons named in the proxies to vote for adjournment of the Special Meeting for the purpose of allowing additional time to solicit votes to approve such proposal.

     If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Special Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     The Board of Directors of the Company has approved the Option Purchase Agreement and the Company's exercise of the Option and recommends that the stockholders of the Company vote FOR approval of the Option Purchase Agreement and consummation of the transactions contemplated therein.

Record Date; Shares Outstanding and Entitled to Vote

     The Record Date and hour for determining stockholders entitled to receive notice of and to vote at the Special Meeting has been fixed at the close of business on February 9, 1999. Only holders of record of the Common Stock as of the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 5,253,813 shares of Common Stock outstanding and entitled to vote, with each share entitled to one vote.

Required Vote

     The proposal to approve and adopt the Option Purchase Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy at the Special Meeting. The proposal to approve the consummation of the transactions contemplated in the Option Purchase Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy at the Special Meeting, provided, that under the rules of the NYSE, if shares of Common Stock and Series A Preferred Stock representing more than 20% of the shares of Common Stock or the voting power of the Common Stock outstanding prior to the Acquisition would be issued in the Acquisition, then such proposal will further require that 50% in interest of all shares of Common Stock entitled to vote actually be voted at the Special Meeting. The Company will issue a press release disclosing whether such proposal has carried under the applicable required vote. The presence, in person or by properly executed proxy, of the holders of one-third of the outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum of the holders of Common Stock at the Special Meeting.

     The effectiveness of the proposal relating to the consummation of the transactions contemplated by the Option Purchase Agreement is conditioned upon the approval of the proposal relating to the adoption of the Option Purchase Agreement.

     As of the Record Date, the Company's directors and other stockholders of the Company whose shares may be deemed beneficially owned by such directors held less than 1.0% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Such directors of the Company have indicated to the Company that they intend to vote for approval of the proposals to approve and adopt the Option Purchase Agreement and to approve the consummation of the transactions contemplated therein.

     In the event that the Company fails to obtain the requisite stockholder approvals, the Company will either re-solicit stockholder approval or abandon the transaction.

Voting and Revocation of Proxies

     Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares of Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If instructions are not given, proxies will be voted FOR approval and adoption of the Option Purchase Agreement and approval of the consummation of transactions contemplated therein. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of determining whether a proposal has received sufficient votes for adoption. A broker nonvote is a proxy submitted by a broker for which instructions have not been received from the beneficial owners or persons entitled to vote and with respect to which the broker does not have discretionary authority to vote on a particular matter.

     Any proxy signed and returned by a stockholder may be revoked at any time before it is voted by filing with the Secretary of the Company, at Farm Family Holdings, Inc., P.O. Box 656, Albany, New York 12201-0656, if sent by mail, or 344 Route 9W, Glenmont, New York 12077, if by hand, express mail or overnight courier, written notice of such revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

Proxy Solicitation

     The Company will bear the cost of soliciting proxies from its stockholders and will enlist the help of banks and brokerage houses in soliciting proxies from their customers. In addition to the use of the mails, proxies may be solicited personally or by telephone by the directors, officers, agents and employees of the Company or its subsidiaries. Such directors and officers will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Such agents and employees may receive additional compensation, in an aggregate amount not expected to exceed $5,000, and may be reimbursed for out-of-pocket expenses in connection with such solicitation. The Company has engaged Georgeson & Company Inc. to assist in soliciting proxies for a fee of approximately $6,000, plus reasonable out-of-pocket expenses.

                                 THE ACQUISITION

     The following description contains certain information pertaining to the Company's proposed acquisition of the Life Company. Reference is made to, and this description is qualified in its entirety by, the more detailed information contained in the annexes hereto, including the Option Purchase Agreement, a copy of which is attached as Annex A to this Proxy Statement, and the fairness opinion, a copy of which is attached as Annex B to the Proxy Statement. All stockholders are urged to read the annexes in their entirety.

General

     The Company and the Selling Stockholders entered into the Original Option Purchase Agreement on February 14, 1996 in connection with the reorganization and conversion of Farm Family Mutual from a mutual to a stock insurance company (the "Reorganization"). Pursuant to the Original Option Purchase Agreement, the Company was granted an option to acquire the Life Company in exchange for shares of the Company's capital stock for a two-year period commencing on July 26, 1996, the effective date of the Reorganization, and ending on July 26, 1998 (the "Expiration Date"), unless extended for an additional year by agreement between the parties. On February 26, 1998, the Company and the Selling Stockholders entered into the Option Purchase Agreement, which amended and restated the Original Option Purchase Agreement. On April 28, 1998, the Company and the Selling Stockholders further amended the Option Purchase Agreement. On December 2, 1998, the Company's stockholders approved the Option Purchase Agreement, including the changes to the Original Option Purchase Agreement made thereby.

     The closing of the Acquisition was scheduled to occur on December 7, 1998, but was delayed when it was determined that in order for certain Selling Stockholders to provide unqualified opinions of counsel required by the Option Purchase Agreement as a condition to Closing, such Selling Stockholders or their respective parent entities would need to obtain approval of the Acquisition from their members. As a result of this delay, the Option Purchase Agreement was amended by Amendment No. 2 to, among other things, fix the price used to determine the number of shares of Common Stock and Series A Preferred Stock issued in the Acquisition as if the Closing had occurred on December 7, 1998, subject to a collar mechanism described below under "-Exercise Price." For a description of the material changes to the Option Purchase Agreement made by Amendment No. 2, see "The Option Purchase Agreement-Amendment No. 2 to Option Purchase Agreement."

     Under the Option Purchase Agreement, the exercise price of the Option is the fair market value of the Life Company Shares as of the date the Company first provided notice to the Selling Stockholders that it proposed to exercise the Option (the "Fair Market Value"), determined in accordance with specified valuation procedures and assumptions set forth in the Option Purchase Agreement (the "Valuation Procedures"), less certain expenses. The Option Purchase Agreement requires the Company and, if necessary, the Selling Stockholders to obtain separate valuations of the Fair Market Value, determined in accordance with the Valuation Procedures, by investment banking firms of national reputation. The Valuation Procedures generally provide that the Fair Market Value is based on the fully distributed, independent, public market value of the Life Company Shares, without giving effect to the percentage ownership represented by the Life Company Shares being valued (individually or in the aggregate), the aggregate amount of the valuation of the Life Company or the relationship between the Life Company and FFCIC, including the Life Company's lack of stand-alone management, infrastructure or distribution system. In determining such value, the Valuation Procedures also provide that consideration may be given to the trading value of the publicly traded common stock of comparable companies as well as any other valuation methods or criteria that are deemed relevant. As discussed more fully below under "-Background of the Acquisition," the Negotiating Committee and the Selling Stockholders negotiated the Fair Market Value of $37.5 million at arm's-length, in consultation with their financial advisors and other representatives, based upon separate valuations prepared by such financial advisors determined in accordance with the Valuation Procedures.

Background of the Acquisition

     Farm Family Mutual and the Life Company considered the possibility, as part of the Reorganization, of bringing these two affiliated companies under a common ownership structure. The achievement of such common ownership prior to the effective date of the Reorganization was not practical due, in part, to the difficulty of valuing the Life Company at that time. The Life Company's financial statements were, at that time, prepared only in accordance with statutory accounting principles prescribed or permitted by the New York Insurance Department (the "New York Insurance Department"). The Company believed that such financial statements did not provide an adequate basis to determine an appropriate valuation for the Life Company. Financial statements prepared according to GAAP for the Life Company were not expected to be available until after the effective date of the Reorganization. The Company and the Selling Stockholders did, however, enter into the Original Option Purchase Agreement.

     Salomon Smith Barney was retained by the Company on February 1, 1996 to provide investment banking advice, including a valuation of the Life Company, in connection with the Original Option Purchase Agreement and to render to the Company, at its request, an opinion as to the fairness, from a financial point of view, to the Company of the exercise price for each Life Company Share. See "-Opinion of the Company's Financial Advisor." On December 13, 1996, representatives of Salomon Smith Barney presented a preliminary valuation of the Life Company, based on statutory financial information, to the Board of Directors of the Life Company and to the Board of Directors of FFCIC.

     At a meeting of the Board of Directors of the Company on April 22, 1997, Philip P. Weber, President and Chief Executive Officer of the Company, reviewed the reasons for the acquisition of the Life Company with the Board of Directors. After discussion, the Company's Board of Directors authorized the Company to give notice to the Selling Stockholders of the Life Company that it proposed to exercise the Option and instructed Salomon Smith Barney to determine the Fair Market Value of the Life Company Shares, as of April 30, 1997, in accordance with the Valuation Procedures. The Company did not consider alternatives to the proposed Acquisition, in view of the Company's close affiliation and interrelationship with the Life Company and the Company's belief that the acquisition of the Life Company and resulting common ownership structure of FFCIC and the Life Company could be beneficial to the Company by perpetuating the operating efficiencies which the two companies currently enjoy. By letter dated April 30, 1997, the Company gave notice of its proposed exercise of the Option (the "Election Notice") to each of the Selling Stockholders.

     During May 1997, Salomon Smith Barney conducted due diligence with respect to the Life Company. In addition to reviewing certain public and nonpublic information concerning the Life Company, representatives of Salomon Smith Barney met with members of senior management of the Life Company and the Company to discuss the Life Company's business, financial condition and prospects and the Company's plan for the Life Company.

     At Salomon Smith Barney's request, the Company engaged Coopers & Lybrand, L.L.P., now known as PricewaterhouseCoopers LLP ("PWC") to perform a limited actuarial analysis of the Life Company. On June 24, 1997, PWC provided the Company with its written actuarial analysis of the Life Company, as of March 31, 1997. Thereafter, the Company provided such analysis to Salomon Smith Barney. Although Salomon Smith Barney reviewed PWC's actuarial analysis, it did not rely on or otherwise use the analysis for purposes of its determination of the Fair Market Value of the Life Company or its fairness opinion.

     Salomon Smith Barney's determination of the Fair Market Value included the reallocation of approximately $21.2 million from the Life Company's unassigned surplus to shareholders' surplus. In 1979, the shareholders of the Life Company adopted a resolution limiting the Life Company's unassigned surplus allocated to shareholders to $4.0 million. In 1995, the Life Company's shareholders voted to remove the $4.0 million limit on unassigned surplus allocated to shareholders. The amount of unassigned surplus allocated to shareholders as of December 31, 1995 was $7.4 million. By letter dated September 22, 1995 and subsequent correspondence, the Life Company requested that the New York Insurance Department approve the reallocation of a portion of its unassigned surplus to shareholders' surplus. On September 16, 1996, the New York Insurance Department approved the Life Company's proposal for fund transfer from policyholders' surplus to shareholders' surplus. As a result, on February 13, 1997, the Life Company shareholders approved the reallocation of approximately $21.2 million of the Life Company's unassigned surplus to shareholders' surplus.

     On May 15, 1997, representatives of the Company and its counsel, LeBoeuf, Lamb, Greene & MacRae, L.L.P. ("LeBoeuf"), met with representatives of the Life Insurance Bureau of the New York Insurance Department in order to inform the New York Insurance Department of the Company's proposed exercise of the Option and the proposed structure of the transaction.

     At the time the Company gave the Election Notice to the Selling Stockholders, 21 of the Company's 23 directors, including the Chairman and Vice Chairman of the Board, were officers, directors or both of the Selling Stockholders or their affiliates. In order to address any potential conflicts of interest that might arise as a result of such relationships, at a meeting on June 6, 1997, the Board of Directors of the Company appointed two independent directors, Messrs. John P. Moskos and Howard T. Sprow, as the Negotiating Committee. The purpose of the Negotiating Committee was to negotiate the Exercise Price on behalf of the Company with the Selling Stockholders.

     On June 18, 1997, the Negotiating Committee met for the first time. The Negotiating Committee met with a representative of LeBoeuf. The Negotiating Committee discussed with LeBoeuf the qualifications of LeBoeuf and Salomon Smith Barney to act as legal advisor and financial advisor, respectively, for the Negotiating Committee. Following discussion, the Negotiating Committee retained LeBoeuf and Salomon Smith Barney based on their experience in similar transactions, their knowledge of the Company and the Life Company and their representations that they could function as independent advisors for the Negotiating Committee. Thereafter, LeBoeuf provided preliminary legal advice to the Negotiating Committee.

     On June 26, 1997, the Negotiating Committee met with representatives of LeBoeuf and Salomon Smith Barney. The Negotiating Committee, LeBoeuf and Salomon Smith Barney discussed the procedures for the determination of the Fair Market Value of the Life Company Shares. Thereafter, the Negotiating Committee, LeBoeuf and Salomon Smith Barney met with Mr. Weber, James J. Bettini, Executive Vice President-Operations of the Company, Timothy A. Walsh, Executive Vice President-Finance and Treasurer of the Company, and Victoria M. Stanton, Executive Vice President, General Counsel and Secretary of the Company, to discuss historical and projected financial information with respect to the Life Company. The Negotiating Committee discussed with Mr. Weber his views about the exercise of the Option and the future prospects of the Life Company. After Messrs. Weber, Bettini and Walsh and Ms. Stanton left the meeting, representatives of Salomon Smith Barney made a presentation to the Negotiating Committee of their calculation of the Fair Market Value of $36 million as of the date of the Election Notice (the "Optionee Valuation"). For a summary of the Optionee Valuation and the Salomon Smith Barney presentation to the Negotiating Committee of the Optionee Valuation, see "-Optionee Valuation" below.

     The Negotiating Committee discussed with the Salomon Smith Barney representatives the various methodologies Salomon Smith Barney used to calculate the Optionee Valuation. Salomon Smith Barney then provided the Negotiating Committee with a letter setting forth its calculation of the Optionee Valuation. After discussion, the Negotiating Committee determined to proceed with the proposal to exercise the Option on the basis of the Optionee Valuation, and directed LeBoeuf to provide a copy of Salomon Smith Barney's letter to the Selling Stockholders. By letter dated June 27, 1997, LeBoeuf provided a copy of the Optionee Valuation to each Selling Stockholder and notified the Selling Stockholders that, on the basis of the Optionee Valuation, the Company continued to propose to exercise the Option.

     In January 1996, a committee of shareholders of the Life Company was established to review and address the proposed Original Option Purchase Agreement and the acquisition of the Life Company by Farm Family Mutual or its designee. On May 27, 1997, the committee of shareholders retained Dewey Ballantine LLP ("Dewey Ballantine") to act as special counsel to the committee of shareholders in connection with the Original Option Purchase Agreement and the possible sale of the Life Company. On July 29, 1997, the Board of Directors of the Life Company determined that it was in the best interests of the Life Company and its shareholders to formally constitute the committee of shareholders (the "Shareholders' Committee") as a committee of the Board of Directors of the Life Company chaired by John W. Lincoln, President of the New York Farm Bureau, Inc. and the New York Farm Bureau Service Company, Inc. (collectively, the "New York Farm Bureau").

     Under the Option Purchase Agreement, if the Selling Stockholders did not agree with the Optionee Valuation and the Company and the Selling Stockholders were unable to resolve the disagreement, the Selling Stockholders were required to select an investment banking firm of national standing and reasonably acceptable to the Company for purposes of determining the Fair Market Value in accordance with the Valuation Procedures (the "Shareholder Valuation"). The Option Purchase Agreement provides that if the Shareholder Valuation was within 5% (plus or minus) of the Optionee Valuation (the "Target Range"), then the Fair Market Value for purposes of the Option Purchase Agreement would equal the average of the Optionee Valuation and the Shareholder Valuation. If the Shareholder Valuation was not within the Target Range, then the Company and the Selling Stockholders would use their reasonable efforts to resolve such disagreement. If the Company and the Selling Stockholders were able to agree on a Shareholder Valuation within the Target Range (the "Revised Shareholder Valuation"), then the Fair Market Value for purposes of the Option Purchase Agreement would equal the average of the Optionee Valuation and the Revised Shareholder Valuation. If the Company and the Selling Shareholders were not able to reach an agreement, a third independent appraiser would determine the Fair Market Value.

     On June 26, 1997, the Shareholders' Committee retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to provide the Shareholder Valuation pursuant to the Original Option Purchase Agreement. In July 1997, DLJ conducted due diligence with respect to the Life Company. In performing such due diligence, representatives of DLJ met with members of senior management of the Life Company and the Company and reviewed certain public and non-public information concerning the Life Company, including projections.

     On July 25, 1997, Dewey Ballantine provided notice to the Company of the Selling Stockholders' disagreement with the Optionee Valuation.

     On July 29, 1997, the Negotiating Committee met with representatives of LeBoeuf and Salomon Smith Barney to discuss strategies for negotiating the exercise price of the Option. The Negotiating Committee determined to arrange a meeting with the Shareholders' Committee to negotiate the exercise price.

     On August 20, 1997, the Negotiating Committee and representatives of LeBoeuf and Salomon Smith Barney met with the Shareholders' Committee, representatives of Dewey Ballantine and DLJ, and representatives of the New York Farm Bureau and the Massachusetts Farm Bureau Service Company, Inc. (the "Massachusetts Farm Bureau") for the purpose of negotiating the exercise price of the Option. At the meeting, Mr. Lincoln informed the Negotiating Committee that DLJ had concluded its valuation work and that the Shareholders' Committee proposed that the Fair Market Value be $40 million. Mr. Moskos, for the Negotiating Committee, informed the Shareholders' Committee that the Negotiating Committee proposed a Fair Market Value of $37 million. Upon further discussion, Mr. Lincoln informed the Negotiating Committee that the Shareholders' Committee could not accept a Fair Market Value below $39 million. The parties discussed this proposal as well as certain structural issues relating to the transaction for certain Selling Stockholders and the possible inclusion of cash as an element of the consideration to be paid upon exercise of the Option. The meeting concluded without resolution of these issues.

     On September 8, 1997, Dewey Ballantine provided a copy of the Shareholder Valuation to the Negotiating Committee. The Shareholder Valuation estimated the Fair Market Value to be approximately $36 million to $39 million. Thereafter, the Negotiating Committee, through a LeBoeuf representative, proposed a Fair Market Value of $37.35 million to the Shareholders' Committee.

     During September, October and November, 1997, Dewey Ballantine evaluated the structure of the acquisition on behalf of the Selling Stockholders. As a result of this review and analysis, Dewey Ballantine recommended to the Shareholders' Committee that, in seeking to secure the intended United States Federal income tax consequences with respect to certain Selling Stockholders that are service companies, the Company and each such Selling Stockholder execute an Agreement and Plan of Reorganization. See "-Federal Income Tax Consequences" and "The Option Purchase Agreement-Other Agreements."

     On December 12, 1997 the Negotiating Committee and representatives of LeBoeuf and Salomon Smith Barney met with the Shareholders' Committee, representatives of Dewey Ballantine and DLJ, and representatives of the Massachusetts Farm Bureau and the New York Farm Bureau. Mr. Moskos reviewed the Negotiating Committee's offer of $37.35 million made in September 1997 and asked for DLJ's point valuation of the Fair Market Value on behalf of the Selling Stockholders. Dewey Ballantine informed the Negotiating Committee that DLJ had calculated such Fair Market Value to be $38 million. DLJ provided a copy of a letter confirming such value to the Negotiating Committee, LeBoeuf and Salomon Smith Barney. Thereafter, the Salomon Smith Barney representative proposed that the Fair Market Value be set at $37.5 million, and that the consideration include $5 million of each of mandatory cash and preferred stock. After a brief recess, Mr. Lincoln, for the Shareholders' Committee, proposed a Fair Market Value of $37.5 million, and that the consideration include $5 million of mandatory cash and no preferred stock. After discussion, the Negotiating Committee, through Salomon Smith Barney, offered a Fair Market Value of $37.5 million, and that the consideration include $5.5 million of mandatory cash and $6 million of optional preferred stock. The Shareholders' Committee, through Dewey Ballantine, suggested that the preferred stock be deleted because, in their view, none of the Selling Stockholders would elect to take it. The parties then agreed on a proposed Fair Market Value of $37.5 million, and that the consideration include $5.5 million of mandatory cash.

     On December 16, 1997, the Company issued a press release announcing the proposed terms. Representatives of LeBoeuf and Dewey Ballantine prepared an amendment of the Original Option Purchase Agreement and Dewey Ballantine forwarded it to the Selling Stockholders on December 19, 1997.

     In late December, 1997, a representative of Dewey Ballantine informed a representative of LeBoeuf that Dewey Ballantine had concluded that the cash component of the purchase price could be problematic for certain Selling Stockholders. Thereafter, LeBoeuf conveyed the information to the Negotiating Committee, Salomon Smith Barney and Ms. Stanton.

     On December 31, 1997, Mr. Sprow, for the Negotiating Committee, had a telephone conversation with representatives of LeBoeuf and Salomon Smith Barney, Messrs. Weber and Walsh and Ms. Stanton. After discussion, Mr. Sprow, on behalf of the Negotiating Committee, authorized the Salomon Smith Barney representative to propose to the Shareholders' Committee through DLJ, that (i) the Fair Market Value be reduced to $37.35 million, (ii) the cash component of the consideration be eliminated and (iii) the consideration include $6 million of preferred stock paying a 6% annual dividend. Salomon Smith Barney conveyed the revised proposal to DLJ. On January 8, 1998, a representative of Dewey Ballantine gave the Shareholders' Committee's response to a LeBoeuf representative. The Shareholders' Committee proposed that the Fair Market Value be $37.5 million, including up to $6.0 million stated value of optional preferred stock paying an 8% annual dividend. In addition, the Shareholders' Committee asked for certain registration rights with respect to the Common Stock.

     On January 9, 1998, the Negotiating Committee convened a conference call with representatives of LeBoeuf and Salomon Smith Barney and Messrs. Weber and Walsh and Ms. Stanton. After discussions of the Shareholders' Committee's proposal, the Negotiating Committee instructed LeBoeuf to convey to Dewey Ballantine a proposal consisting of (i) a $37.5 million Fair Market Value, (ii) $6.0 million stated value of mandatory preferred stock paying a 6% annual dividend and (iii) a registration rights agreement.

     On January 20, 1998, a representative of DLJ informed a representative of Salomon Smith Barney that the Shareholder Committee had accepted the terms proposed by the Negotiating Committee, except that the Shareholders' Committee believed that the preferred stock should pay a 6 1/4% annual dividend. After discussion, the DLJ representative and the Salomon Smith Barney representative agreed that they would recommend a dividend rate of 6 1/8% to their respective clients.

     On January 20, 1998, the Negotiating Committee convened a conference call with a representative of Salomon Smith Barney. The Salomon Smith Barney representative recommended that the Negotiating Committee accept the proposed 6 1/8% dividend rate on the preferred stock. After discussion, the Negotiating Committee accepted the proposal. Thereafter, the Salomon Smith Barney representative called the DLJ representative to communicate the Negotiating Committee's acceptance of the proposal. The DLJ representative indicated that the Shareholders' Committee had also accepted the proposal.

     On January 27, 1998, the Company issued a press release describing the revised terms of the transaction.

     LeBoeuf proceeded to prepare the Amended and Restated Option Purchase Agreement and a form of Registration Rights Agreement to reflect the revised terms of the transaction. Dewey Ballantine proceeded to prepare the form of Agreement and Plan of Reorganization to reflect the revised terms of the transaction. Such documents were received by Dewey Ballantine and disseminated to the Selling Stockholders on February 23, 1998.

     At a meeting of the Board of Directors of the Company on February 26, 1998, the Board of Directors approved the Option Purchase Agreement, dated as of February 26, 1998, and the transactions contemplated thereby, authorized the execution, delivery and performance of the Option Purchase Agreement and approved the exercise of the Option at a Fair Market Value of $37.5 million. On February 26, 1998, the Option Purchase Agreement was executed by each Selling Stockholder. Pursuant to the terms of the Option Purchase Agreement, by letter dated February 26, 1998, the Company gave notice (the "Exercise Notice") to each of the Selling Stockholders that it was exercising the Option. On February 26, 1998, the Company issued a press release describing the Company's exercise of the Option and the revised terms of the Option Purchase Agreement.


     By letter dated March 13, 1998, the Company notified the New York Insurance Department of its exercise of the Option and its plan to submit regulatory filings with the New York Insurance Department in connection with the proposed Acquisition.

     In March 1998, a representative of the Company instructed LeBoeuf to prepare Amendment No. 1 to the Option Purchase Agreement, in order to (i) provide that the Closing of the Acquisition could take place at a date, time or place other than as provided for in the Option Purchase Agreement if agreed to by the parties and (ii) change the required vote by the Company's stockholders to approve the consummation of the transactions thereunder from the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock to the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy at the Special Meeting or such other vote as may be required by applicable law, the Certificate of Incorporation and By-laws of the Company and the rules of the NYSE.

     On April 27, 1998, the Negotiating Committee had a conference call with representatives of LeBoeuf and Ms. Stanton. A representative of LeBoeuf reviewed a draft of Amendment No. 1 to the Option Purchase Agreement with the Negotiating Committee. Ms. Stanton reviewed reasons for recommending a change in the required vote of the Company's stockholders under the Option Purchase Agreement. Ms. Stanton noted that the Original Option Purchase Agreement contained a higher vote requirement to approve the Acquisition than is required under Delaware corporate law, the Company's Certificate of Incorporation and By-laws and the rules of the NYSE. Ms. Stanton further noted that, because of the relatively large number of stockholders of the Company which resulted from Farm Family Mutual's demutualization in 1996 in which most of Farm Family Mutual's policyholders received Common Stock, the Company may have difficulty obtaining a higher vote. The Negotiating Committee discussed the risks of having an insufficient number of the Company's stockholders actually vote on the Acquisition. The Negotiating Committee unanimously resolved to recommend to the Board of Directors of the Company that it adopt Amendment No. 1 to the Option Purchase Agreement.

     A meeting of the Board of Directors was held on April 28, 1998, at which the Negotiating Committee recommended to the Board of Directors that it adopt Amendment No. 1 to the Option Purchase Agreement. After determining that Amendment No. 1 was in the best interests of the Company, the Board of Directors, including all members of the Negotiating Committee, then approved and adopted Amendment No. 1 to the Option Purchase Agreement. In finding that Amendment No. 1 to the Option Purchase Agreement was in the best interests of the Company, the Board of Directors relied on the factors considered by the Negotiating Committee and on the recommendation of the Negotiating Committee.

     The Company filed preliminary proxy materials with the Commission on April 24, 1998. In the course of its review of the Company's preliminary proxy materials, the Commission commented on, among other things, the Company's accounting policy for its agents' extended earnings program. During July, August and September 1998, the Company had various discussions with, and submitted correspondence to, the Commission regarding this issue. In response to the Commission's comments, the Company restated certain of its financial statements and on October 20, 1998, the Company filed with the Commission an annual report on Form 10-K/A for the year ended December 31, 1997 and quarterly reports on Form 10-Q/A for the periods ended March 31, 1998 and June 30, 1998.

     On May 20, 1998, the Company's Common Stock reached a new high of 42 5/8 per share. Thereafter, the stock price fluctuated and began to decline more significantly in August 1998. On September 3, 1998, the stock closed at $30 7/8.

     At a special meeting of the Board of Directors of the Company on September 3, 1998, Mr. Weber discussed with the Board of Directors his views regarding the possible dilutive effect of the Acquisition on the Company's estimated 1999 earnings as a result of the recent decline in the Company's stock price. The Board of Directors asked the Negotiating Committee to contact the Shareholders' Committee to discuss this issue.

     On September 9, September 21, and September 25, 1998, the Negotiating Committee had conference calls with representatives of LeBoeuf and Salomon Smith Barney to discuss the effect of the decline in the Company's stock price on the Acquisition, as well as the results of discussions regarding this issue with advisors to the Shareholders' Committee. At the September 9 and September 25 meetings, Mr. Weber presented his view to the Negotiating Committee that it should seek to negotiate a price "collar" to protect against further declines in the price of the Company's stock. Between September 9 and September 21, discussions occurred between representatives of LeBoeuf, Salomon Smith Barney, Dewey Ballantine and DLJ during which the advisors to the Shareholders' Committee indicated they were not inclined to implement a price collar.

     On October 8, 1998, the Negotiating Committee and representatives of LeBoeuf and Salomon Smith Barney met with the Shareholders' Committee and representatives of Dewey Ballantine and DLJ. Mr. Weber was asked by the Negotiating Committee to present his views about the effect of the Acquisition on the Company's estimated 1999 earnings. Mr. Weber then left the meeting. The Negotiating Committee and the Shareholders' Committee discussed fixing the number of shares to be issued in the Acquisition. The committees were unable to come to an agreement. The Shareholders' Committee then requested that the Company take the steps necessary to close the Acquisition as soon as possible. The Negotiating Committee expressed concern about the effect of a further decline in the Company' stock price from October 8 levels on its recommendation that stockholders vote for the Option Purchase Agreement and the transactions contemplated therein. The two committees concluded their meeting by agreeing to discuss the issue again if the Company's stock price experienced a further material decline from October 8 levels.

     At a Board of Directors meeting on October 13, 1998, the Negotiating Committee reported to the Board of Directors that it had determined not to change its original recommendation with respect to the Acquisition. Based on this report, the Board resolved not to change its recommendation to the Company's stockholders.

     The Option Purchase Agreement (in effect prior to Amendment No. 2) and the consummation of the transactions contemplated therein were approved by the Company's stockholders at a Special Meeting held on December 2, 1998, and the Closing was scheduled to occur on December 7, 1998.

     Prior to the December 2, 1998 Special Meeting, certain Selling Stockholders notified the Company and LeBoeuf that they would not be able to provide unqualified opinions of counsel required as a condition to Closing under the Option Purchase Agreement. On December 1, 1998, the Negotiating Committee determined that it was unlikely it could proceed with a Closing without the required unqualified opinions. Further, the Negotiating Committee determined that the price used to determine the number of shares to be issued in the Acquisition would have to be fixed as if the Closing had occurred as originally scheduled on December 7, 1998, so that the Company would not bear the risk of reductions in the market price of the Common Stock after such date.

     On December 2, 1998, a representative of LeBoeuf met with representatives of the Shareholders' Committee and by telephone, a representative of Dewey Ballantine, to convey to the Shareholders' Committee the Negotiating Committee's position as set forth in the preceding paragraph. Thereafter, a representative of Dewey Ballantine informed a representative of LeBoeuf that Dewey Ballantine had concluded that if the price used to determine the number of shares to be issued in the Acquisition was fixed as though the Closing had occurred on December 7, 1998, without a "floor" on the actual value of the Common Stock to be received, the fixing of such price could affect its tax opinion regarding the transaction.

     On December 9, 1998 and December 10, 1998, the Negotiating Committee convened conference calls with representatives of LeBoeuf. The Negotiating Committee authorized LeBoeuf to propose to the Shareholders' Committee through Dewey Ballantine that, in order to resolve the issues resulting from the delay in the Closing, the Option Purchase Agreement be amended in order to, among other things, (i) fix the price used to determine the number of shares issued in the Acquisition at $35.72 (as if the Closing had occurred on December 7, 1998) subject to a price collar which would take effect if the price of the Company's Common Stock, at Closing, were more than 30% below or more than 10% above $35.72, and permit the Company to terminate the Option Purchase Agreement if the bottom collar were triggered, (ii) provide that the cost of resoliciting stockholder approval for the Acquisition would be paid by the Selling Stockholders, (iii) extend the termination date under the Option Purchase Agreement, (iv) require certain Selling Stockholders to use their best efforts to obtain required member approvals and (v) retain independent legal counsel in New Jersey and Delaware to determine if member approval would be required by such Selling Stockholders. On December 10, 1998, LeBoeuf conveyed the terms of this proposal to a representative of Dewey Ballantine.

     On December 11, 1998, the Negotiating Committee met with the Shareholders' Committee to discuss the Negotiating Committee's proposal. Representatives of LeBoeuf and Dewey Ballantine were present by telephone. After discussions, the Shareholders' Committee informed the Negotiating Committee that it would respond to the proposal in a few days. On December 14, 1998, a representative of Dewey Ballantine gave the Shareholders' Committee's response to a LeBoeuf representative. The Shareholders' Committee proposed that the Negotiating Committee's proposal be revised so that the top collar be set to take effect at 20% above $35.72 and that the costs of resoliciting stockholder approval be split between the Company and the Selling Stockholders, with a cap of $100,000 for the Selling Stockholders.

     On December 14, 1998, representatives of LeBoeuf informed the Commission of the status of the Acquisition and the likelihood of a proxy resolicitation in light of the proposed amendment to the Option Purchase Agreement.

     On December 15, 1998, the Negotiating Committee convened a conference call with representatives of LeBoeuf. After discussion of the Shareholders' Committee proposal, the Negotiating Committee determined that Mr. Sprow, for the Negotiating Committee, would convey to Mr. Lincoln, for the Shareholders' Committee, a proposal consisting of all of the terms set forth in the original proposal of the Negotiating Committee of December 10, 1998, but revised to provide for (i) a top collar to take effect if, at the Closing, the price of the Company's Common Stock were more than 15% above $35.72 and (ii) a split between the Company and the Selling Stockholders of the costs of resoliciting Stockholder approval, but without any cap of the Selling Stockholders' liability. On December 15, 1998, Mr. Sprow conveyed the Negotiating Committee's proposal to Mr. Lincoln.

     On December 17, 1998, a representative of Dewey Ballantine informed a representative of LeBoeuf that the Shareholders' Committee would not accept a top collar below 20%, but would agree to an increased cap for the Selling Stockholders' portion of the costs of resoliciting the Company's stockholders.

     On December 18, 1998, the Negotiating Committee authorized LeBoeuf to propose to the Shareholders' Committee through Dewey Ballantine a revised proposal consisting of all of the terms of the Negotiating Committee's original December 10, 1998 proposal revised to provide for (i) a top collar to take effect if, at Closing, the price of the Company's Common Stock were more than 20% above $35.72, (ii) a cap of $200,000 for the Selling Stockholders on the costs of resolicitation and (iii) an extension of the termination date of the Option Purchase Agreement to April 30, 1999. On December 18, 1998, LeBoeuf conveyed the terms of this revised proposal to a representative of Dewey Ballantine.

     On December 22, 1998, a representative of Dewey Ballantine informed a representative of LeBoeuf that the Shareholders' Committee accepted the proposal. On December 23, 1998, the Company issued a press release describing the revised terms of the transaction.

     LeBoeuf prepared Amendment No. 2 to the Option Purchase Agreement to reflect the revised terms of the transaction and Dewey Ballantine forwarded it to the Selling Stockholders on January 15, 1999.

     On January 21, 1999, the Negotiating Committee had a conference call with representatives of LeBoeuf. A representative of LeBoeuf reviewed a draft of Amendment No. 2 to the Option Purchase Agreement with the Negotiating Committee. The Negotiating Committee discussed the provisions of Amendment No. 2, the risks associated with failing to fix the price used to determine the number of shares to be issued in the Acquisition and the implementation of the price collar, including the size of the collar and the likelihood of it taking effect. After discussion of Amendment No. 2, the Negotiating Committee unanimously resolved to recommend to the Board of Directors of the Company that it adopt Amendment No. 2 to the Option Purchase Agreement.

     A meeting of the Board of Directors was held on January 22, 1999, at which the Negotiating Committee recommended to the Board of Directors that it adopt Amendment No. 2 to the Option Purchase Agreement. After determining that Amendment No. 2 was in the best interests of the Company, the Board of Directors, including all members of the Negotiating Committee, then approved and adopted Amendment No. 2 to the Option Purchase Agreement. In finding that Amendment No. 2 to the Option Purchase Agreement was in the best interests of the Company, the Board of Directors relied on the factors considered by the Negotiating Committee and on the recommendation of the Negotiating Committee.

Optionee Valuation

     The following is a summary of the Optionee Valuation and the Salomon Smith Barney presentation to the Negotiating Committee of the Optionee Valuation on June 26, 1997. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at April 30, 1997 and is not necessarily indicative of current market conditions.

     As noted above under "-General," the Valuation Procedures generally provide that Fair Market Value is the fully distributed, independent, public market value of the Life Company Shares. In order to arrive at such a Fair Market Value, Salomon Smith Barney performed two valuation analyses: a discounted cash flow analysis and a comparable company analysis.The two valuation analyses described below constitute all material analyses performed by Salomon Smith Barney in arriving at the Optionee Valuation.

     Discounted Cash Flow Analysis. Salomon Smith Barney performed two discounted cash flow analyses, based on financial projections provided by management of the Life Company, pursuant to which the implied value of the Life Company was estimated at April 30, 1997. For purposes of these analyses, Salomon Smith Barney assumed that stockholders would continue to receive annual dividends, payable on January 1 of each year 1998-2001, equal to their historic level of $480,000, and that all other earnings would be reinvested in the Life Company's business. Salomon Smith Barney utilized discount rates of 12%, 14%, 16% and 18% to estimate the present value of such dividends and of the terminal value of the Life Company in 2001 calculated based upon terminal multiples of 0.9x, 1.0x, 1.1x, 1.2x, 1.3x and 1.4x year 2001 book value, and terminal multiples of 9.0x, 10.0x, 11.0x, 12.0x and 13.0x projected 2001 earnings. From the analysis based on a terminal multiple of projected 2001 book value of the Life Company, Salomon Smith Barney derived a range for the aggregate implied value of the Life Company of approximately $22 million to $43 million. From the analysis based on a terminal multiple of projected 2001 earnings of the Life Company, Salomon Smith Barney derived a range for the aggregate implied value of the Life Company of approximately $18 million to $33 million. Salomon Smith Barney used these ranges of values in arriving at its valuation of $36 million for the Life Company.

     Comparable Company Analysis. Salomon Smith Barney reviewed certain publicly available financial, operating and stock market information for six insurance companies (Lincoln National, Reliastar Financial, Protective Life, FBL Financial Group, AmerUs Life Holdings and Kansas City Life (each of which is a "Valuation Comparable Company" and collectively referred to as "Valuation Comparable Companies")). Salomon Smith Barney considered the Valuation Comparable Companies to be reasonably similar to the Life Company insofar as they participate in business segments similar to the Life Company's business segments, but none of these companies has the same management, makeup, size and combination of businesses as the Life Company. Accordingly, the analysis described below is not purely mathematical. Rather it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Life Company and the Valuation Comparable Companies and other factors that could affect public trading value.

     For each of the Valuation Comparable Companies, Salomon Smith Barney reviewed, among other things, its April 30, 1997 market capitalization, April 30, 1997 closing price and estimated 1997 and 1998 earnings per share ("EPS") (based upon Institutional Brokers Estimate Systems ("IBES") reports as of April 17, 1997), and calculated multiples of price to book value (ranging from 0.82x to 2.22x, with a median of 1.23x and a mean of 1.35x), estimated 1997 EPS (ranging from 9.1x to 12.8x, with a median of 11.4x and a mean of 11.3x) and estimated 1998 EPS (ranging from 8.7x to 11.3x, with a mean and a median of 10.2x). Salomon Smith Barney considered these multiples and applied subjective and qualitative judgments in utilizing a narrow range of such multiples to derive a value for the Life Company of $36 million, which more accurately reflected Salomon Smith Barney's judgment of the value of the Life Company, as implied by this analysis.

Opinion of the Company's Financial Advisor

     Salomon Smith Barney was retained by the Company pursuant to a letter agreement dated February 1, 1996 (the "Engagement Letter") to act as financial advisor to the Company in connection with the possible acquisition by the Company of the Life Company. Pursuant to the Engagement Letter, Salomon Smith Barney rendered an opinion to the Board of Directors on February 26, 1998 to the effect that, based upon and subject to the considerations set forth in such opinion, as of such date, the consideration to be paid by the Company in connection with the proposed Acquisition of all of the outstanding shares of capital stock of the Life Company was fair from a financial point of view to the Company. Salomon Smith Barney subsequently confirmed its February 26, 1998 opinion by delivery to the Board of Directors of the Company of written opinions dated October 21, 1998 and the date of this Proxy Statement. Such written opinion will not be further updated prior to consummation of the Acquisition. For purposes of its opinion, Salomon Smith Barney assumed, without independent verification, that the shares of Common Stock that are being issued as a portion of the consideration have an aggregate value of $31.5 million and that the shares of Series A Preferred Stock that are being issued as a portion of the consideration have an aggregate value equal to the aggregate stated value of $6 million. Salomon Smith Barney did not opine that this was the actual valuation of the Series A Preferred Stock or of the Common Stock to be issued in the Acquisition.

     The full text of Salomon Smith Barney's fairness opinion dated the date of this Proxy Statement, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached as Annex B to this Proxy Statement. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of such opinion. Stockholders are urged to read the opinion in its entirety.

     In connection with rendering its opinion, Salomon Smith Barney received, reviewed, analyzed and relied upon certain internal information furnished or prepared by the management of the Life Company concerning the Life Company's businesses and operations, including historical and current statements of financial position and results of operations of the Life Company and financial forecasts of the Life Company. In conducting its analysis and arriving at its opinion, Salomon Smith Barney considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following: (i) the Option Purchase Agreement; (ii) the historical and current financial position and results of operations of the Life Company; (iii) the business prospects of the Life Company; (iv) the historical and current market for the equity securities of companies that Salomon Smith Barney believed to be comparable in certain respects to the Life Company; (v) the terms of the Series A Preferred Stock and the terms of publicly traded preferred securities issued by other financial institutions; (vi) certain other internal information, including financial and operating projections relating to the Life Company, prepared by the management of the Life Company, provided to Salomon Smith Barney for purposes of its analysis; (vii) the fact that the Company and the Life Company have common management and share facilities, employees and agents;
(viii) certain other publicly available financial and other information regarding the Company; and (ix) the nature and terms of certain other transactions which Salomon Smith Barney believed to be relevant to its inquiry. Salomon Smith Barney also met with certain officers and representatives of the Company and the Life Company to discuss the foregoing as well as other matters relevant to its inquiry. Salomon Smith Barney also took into account its assessment of general economic, market and financial conditions and its experience in securities valuation.

     In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of the information provided to it or publicly available, and did not assume any responsibility for independent verification of such information. With respect to the financial forecasts of the Life Company, Salomon Smith Barney assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Life Company as to the future financial performance of the Life Company, and Salomon Smith Barney expressed no opinion with respect to such forecasts or the assumptions on which they are based. In addition, Salomon Smith Barney did not conduct a physical inspection of any of the properties or facilities of the Life Company nor did it make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Life Company.

     Salomon Smith Barney's opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof, and Salomon Smith Barney assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after the date thereof. Salomon Smith Barney's opinion was limited to the fairness, from a financial point of view, to the Company of the consideration to be paid in connection with the proposed Acquisition of all of the outstanding shares of capital stock of the Life Company and did not address the Company's underlying decision to exercise the Option or to effect the proposed Acquisition and did not constitute a recommendation as to how any Boardmember should vote with respect to the exercise of the Option. Salomon Smith Barney's opinion also does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Acquisition.

     Salomon Smith Barney's opinion expressed therein was for the benefit and use of the Board of Directors of the Company in considering the proposed Acquisition and may not be used by the Company for any other purpose or be reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney, except that Salomon Smith Barney has consented to the release of its opinion to the New York Insurance Department and the inclusion of its opinion and this description in this Proxy Statement.

     In connection with rendering its opinion dated February 26, 1998, Salomon Smith Barney made a presentation to the Board of Directors on February 26, 1998, with respect to certain analyses performed by Salomon Smith Barney in evaluating the consideration to be paid by the Company in connection with the proposed Acquisition. The following is a summary of such Salomon Smith Barney presentation. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at February 25, 1998 (or otherwise noted) and is not necessarily indicative of current market conditions.

     Discounted Cash Flow Analysis-the Life Company. Salomon Smith Barney performed two discounted cash flow analyses, based on financial projections provided by management of the Life Company, pursuant to which the implied value of the Life Company was estimated at February 25, 1998. For purposes of these analyses, Salomon Smith Barney assumed that stockholders would continue to receive annual dividends, payable on January 1 of each year 1998-2002, equal to their historic level of $480,000, and that all other earnings would be reinvested in the Life Company's business. Salomon Smith Barney utilized discount rates of 12%, 14%, 16% and 18% to estimate the present value of such dividends and of the terminal value of the Life Company in 2002 calculated based upon terminal multiples of 0.9x, 1.0x, 1.1x, 1.2x, 1.3x, 1.4x and 1.5x year 2002 book value, and terminal multiples of 9.0x, 10.0x, 11.0x, 12.0x, 13.0x and 14.0x projected 2002 earnings. From the analysis based on a terminal multiple of projected 2002 book value of the Life Company, Salomon Smith Barney derived a reference range for the aggregate implied value of the Life Company of $33 million to $45 million. From the analysis based on a terminal multiple of projected 2002 earnings of the Life Company, Salomon Smith Barney derived a reference range for the aggregate implied value of the Life Company of $28 million to $39 million.

     Comparable Company Analysis. Salomon Smith Barney reviewed certain publicly available financial, operating and stock market information for nine insurance companies (Lincoln National, Reliastar Financial, Protective Life, FBL Financial Group, AmerUs Life Holdings, Kansas City Life, Allied Life Financial, Intercontinental Life and Standard Management (each of which is a "Comparable Company" and collectively referred to as "Comparable Companies")). Salomon Smith Barney considered the Comparable Companies to be reasonably similar to the Life Company insofar as they participate in business segments similar to the Life Company's business segments, but none of these companies has the same management, makeup, size and combination of businesses as the Life Company. Accordingly, the analysis described below is not purely mathematical. Rather it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Life Company and the Comparable Companies and other factors that could affect public trading value.

     For each of the Comparable Companies, Salomon Smith Barney reviewed, among other things, its market capitalization, February 24, 1998 closing price and estimated 1997 and 1998 EPS (based upon IBES reports as of January 14, 1998), and calculated multiples of price to book value (ranging from 0.7x to 3.0x, with a median of 1.1x and a mean of 1.5x), 1997 EPS (ranging from 8.5x to 19.7x, with a median of 16.4x and a mean of 15.2x) and estimated 1998 EPS (ranging from 7.8x to 17.3x, with a median of 15.6x and a mean of 13.6x). Salomon Smith Barney derived reference ranges of multiples from the foregoing analysis of the Comparable Companies. These reference ranges (0.7x to 1.1x book value; 9.7x to 12.0x 1997 EPS; and 8.7x to 11.8x estimated 1998 EPS) were narrower than the ranges based solely on the calculations from the public data based on subjective and qualitative judgments applied by Salomon Smith Barney to such calculations to more accurately reflect Salomon Smith Barney's judgment of the value of the Life Company, as implied by this analysis. Using the reference ranges of the multiples of price to book value, 1997 EPS and estimated 1998 EPS of the Comparable Companies, Salomon Smith Barney derived a reference range for the implied value of the Life Company of $28 million to $44 million, $36 million to $45 million and $34 million to $46 million, respectively.

     Analysis of Selected Insurance Company Acquisitions. Salomon Smith Barney also analyzed certain publicly available financial, operating and stock market information for eighteen selected merger or acquisition transactions in the life insurance industry since April 1995 (the "Insurance Transactions") and for six selected small merger or acquisition transactions in the life insurance industry since January 15, 1993 (the "Small Life Transactions"). The Insurance Transactions reviewed included the following: Conseco, Inc./Washington National Corp., AmerUs Life Holdings, Inc./AmVestors Financial Corp., American General Corp./Western National Corp., ING Group/Equitable of Iowa, Unitrin/Reliable Life, Conseco, Inc./Colonial Penn Life Insurance Co., Jefferson-Pilot Corp./Chubb Life Insurance Co., American General Corp./USLife Corp., Aegon NV/Providian Corporation, American General Corp./Home Beneficial Corporation, Conseco, Inc./Pioneer Financial Services, Conseco, Inc./Transport Holdings, Inc., Conseco, Inc./Capitol American Financial, Conseco, Inc./American Travellers Corp., G.E. Capital Corp./First Colony Corp., Conseco, Inc./Life Partners Group, Inc., American Annuity Group, Inc./Laurentian Capital Corp. and Zurich Insurance Group/Kemper Corporation. The Small Life Transactions reviewed included the following: Life Partners Group, Inc./Lamar Financial Group Inc., Life Re Corp./First Delaware Life Insurance Co., AmVestors Financial Corp./Financial Benefit Group Inc., Torchmark Corp./ICH Corp., Stephens Holding Co./ICH Corp. and United Insurance Cos./Southern Educators Life Insurance Co. Salomon Smith Barney considered the precedent mergers and acquisition transactions to be reasonably similar to the proposed Acquisition, but none of these precedents is identical to such transaction. For each Insurance Transaction, Salomon Smith Barney calculated the transaction value, price per share, the premium offered over the market price one month prior to the announcement of the offer, and the multiples of price to latest twelve months ("LTM") operating earnings (ranging from 10.0x to 27.5x, with a median of 16.4x and a mean of 16.9x), price to book value (ranging from 1.0x to 2.9x, with a median of 1.5x and a mean of 1.7x) and price to the estimated earnings for the year following the announcement date (based on IBES reports) ("Forward Earnings") (ranging from 10.7x to 18.0x, with a median of 13.9x and a mean of 13.5x). For eac Small Life Transaction, Salomon Smith Barney calculated the transaction value and the multiples of price to book value (ranging from 0.25x to 1.63x, with a median of 0.88x and a mean of 0.85x) and price to LTM earnings (ranging from 0.4x to 20.4x, with a median of 7.9x and a mean of 9.0x). Based on the foregoing analyses, Salomon Smith Barney derived reference ranges of multiples. These reference ranges (1.0x to 1.5x book value, 10.0x to 13.0x LTM EPS and 9.0x to 12.0x Forward Earnings for the Insurance Transactions; 0.88x to 1.38x book value and 9.0x to 12.0x LTM earnings for the Small Life Transactions) were narrower than the ranges based solely on the calculations from the public data based on subjective and qualitative judgments applied by Salomon Smith Barney to such calculations to more accurately reflect Salomon Smith Barney's judgment of the value of the Life Company, as implied by this analysis. Applying the reference ranges of the multiples of price to book value, LTM EPS and Forward Earnings in the Insurance Transactions to book value, 1997 EPS and estimated 1998 EPS of the Life Company, respectively, Salomon Smith Barney derived a reference range for the aggregate implied value of the Life Company of $40 million to $60 million, $37 million to $48 million and $35 million to $47 million, respectively. Applying the reference ranges of the multiples of price to book value and price to LTM earnings in the Small Life Transactions to book value and estimated 1997 EPS of the Life Company, respectively, Salomon Smith Barney derived a reference range for the aggregate implied value of the Life Company of $35 million to $55 million and $33 million to $44 million, respectively.

     Accretion/Dilution Analysis. Salomon Smith Barney also analyzed the financial impact of the proposed Acquisition on estimated 1998 EPS. Utilizing the number of shares of Common Stock to be issued, assuming the price used to determine the number of shares to be issued in the Acquisition is $34.00, which was the closing price of the Common Stock on the NYSE on February 20, 1998, Salomon Smith Barney estimated that 1998 EPS would accrete 5.1% to $2.97. Salomon Smith Barney then performed a sensitivity analysis calculating the impact on estimated 1998 EPS of the issuance of a greater or lesser number of shares in the proposed Acquisition resulting from an assumed price per share of Common Stock ranging from $28.00 to $40.00. Based on this analysis, Salomon Smith Barney estimated that 1998 EPS would accrete within a range of 1.8% to 7.5%, which would result in estimated 1998 EPS of $2.88 to $3.04.

     Review of Series A Preferred Stock. Salomon Smith Barney reviewed the terms of the Series A Preferred Stock and the terms of publicly traded preferred securities issued by other financial institutions. Salomon Smith Barney estimated, based on this review, that a preferred security like the Series A Preferred Stock would trade in line with the then current 30-Year Treasury, which as of February 24, 1998, had a yield of 5.96%. Salomon Smith Barney added that the Series A Preferred Stock might demand a slight premium to such Treasury yield as a result of (i) the private nature of the transaction, (ii) the Company's 10-year call option and (iii) the size of the issue, which premium would be partially offset by voting rights. Based on the foregoing, Salomon Smith Barney advised the Board of Directors that the Series A Preferred Stock would likely trade at approximately stated value. Salomon Smith Barney noted, however, that, for purposes of its opinion, it had assumed that the aggregate value of the Series A Preferred Stock to be issued in the Acquisition is equal to the aggregate stated value of $6 million, without so opining as to an exact valuation.

     In connection with the opinion dated October 21, 1998 and the opinion dated the date of this Proxy Statement, Salomon Smith Barney performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Salomon Smith Barney did not perform any analyses in addition to those described above in updating its opinion. Based on the foregoing analyses, Salomon Smith Barney reconfirmed its opinion as to the fairness of the consideration to be paid by the Company in connection with the proposed Acquisition of all of the outstanding shares of capital stock of the Life Company.

     The foregoing is a summary of the material analyses furnished by Salomon Smith Barney to the Board of Directors on February 26, 1998 and used by Salomon Smith Barney in arriving at its opinion. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. Accordingly, Salomon Smith Barney believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon Smith Barney, without considering all of such analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable public company analysis and the comparable transaction analysis summarized above, Salomon Smith Barney selected comparable public companies and comparable transactions, respectively, on the basis of various factors, including the size of the public company or transaction and similarity of the line of business; however, no public company or transaction utilized as a comparison is identical to the Life Company, any business segment of the Life Company or the proposed Acquisition. As a result, the foregoing analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the transaction or public trading value of the Comparable Companies and transactions to which the Life Company, the business segments of the Life Company and the proposed Acquisition are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to the Life Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are byond the control of the Life Company. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of the Life Company, the Board of Directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the consideration to be paid by the Company in connection with the proposed Acquisition of all of the outstanding shares of capital stock of the Life Company and were provided to the Board of Directors in that connection. The opinion of Salomon Smith Barney was one of the factors taken into consideration by the Board of Directors in making its determination to approve the proposed Acquisition.

     Salomon Smith Barney is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Salomon Smith Barney acted as financial advisor and lead underwriter to the Company in connection with the demutualization and initial public offering of Farm Family Mutual and received a fee for its services. Also, Salomon Smith Barney or its affiliates previously rendered certain investment banking and financial advisory services to the Company and affiliates of the Company for which it received customary compensation. In addition, in the ordinary course of its business, Salomon Smith Barney actively trades the equity securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney and its affiliates (including Citigroup Inc.) may have other business relationships with the Company or the Life Company.

     Pursuant to the Engagement Letter, as amended, the Company will pay Salomon Smith Barney a fee equal to $300,000 of which $100,000 was paid in June 1997 and the balance will be paid upon consummation of the proposed Acquisition. In addition, the Company will pay Salomon Smith Barney an additional $35,000 for updating its opinion to October 21, 1998 and an additional $35,000 for updating its opinion to the date of this Proxy Statement. The Company has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of its counsel) and to indemnify Salomon Smith Barney against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

     Salomon Smith Barney has consented to the inclusion in this Proxy Statement of the foregoing description of its fairness opinion and the analyses underlying its fairness opinion. Salmon Smith Barney's opinion does not constitute a recommendation, and by giving such consent Salomon Smith Barney does not make a recommendation, to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Acquisition.

     As noted under the caption "-Reasons for the Acquisition; Recommendation of the Negotiating Committee and Board of Directors," the fairness opinion of Salomon Smith Barney was only one of several factors considered by the Board of Directors in determining to approve the proposed Acquisition. The amount of consideration payable in the proposed Acquisition was determined by arms'-length negotiations between the Shareholders' Committee and the Negotiating Committee, in consultation with their respective financial advisors and other representatives, and was not established by such financial advisors.

Reasons for the Acquisition; Recommendation of the Negotiating Committee and Board of Directors

     On February 25, 1998, the Negotiating Committee had a conference call with representatives of LeBoeuf and Salomon Smith Barney. LeBoeuf reviewed a draft of the Option Purchase Agreement with the Negotiating Committee. Salomon Smith Barney informed the Negotiating Committee that it was prepared to deliver a written opinion to the effect that the consideration proposed to be paid by the Company in connection with the Acquisition would be fair from a financial view to the Company. LeBoeuf reviewed the fiduciary duties of the Negotiating Committee. After a full discussion and on a motion duly made, seconded and carried, the Negotiating Committee unanimously resolved to recommend to the Board of Directors that it adopt the Option Purchase Agreement and approve the exercise of the Option at a Fair Market Value of $37.5 million.

     A meeting of the Board of Directors was held on February 26, 1998, and was attended by the members of the Negotiating Committee, members of the Company's management and representatives of LeBoeuf and Salomon Smith Barney. Salomon Smith Barney presented its research, analyses and conclusions to the Board of Directors, including its opinion that the consideration to be paid by the Company in connection with the Acquisition was fair from a financial point of view to the Company. The Negotiating Committee then recommended to the Board of Directors that it adopt the Option Purchase Agreement and approve the exercise of the Option at a Fair Market Value of $37.5 million.

     The Board of Directors, including all members of the Negotiating Committee, then determined that the Option Purchase Agreement and the Company's exercise of the Option at a Fair Market Value of $37.5 million were in the best interests of the Company. The Board of Directors, including all members of the Negotiating Committee, then approved and adopted the Option Purchase Agreement and the transactions contemplated thereby, authorized the execution, delivery and performance of the Option Purchase Agreement and approved the exercise of the Option at a Fair Market Value of $37.5 million. In finding that the Option Purchase Agreement and the Company's exercise of the Option at a Fair Market Value of $37.5 million were in the best interests of the Company, the Board of Directors relied on the factors (enumerated below) relied on by the Negotiating Committee and on the recommendation by the Negotiating Committee.

     In determining to recommend to the Board of Directors that it adopt the Option Purchase Agreement and approve the exercise of the Option at a Fair Market Value of $37.5 million, the Negotiating Committee considered a number of factors. The material factors considered by the Negotiating Committee were:

               (a) the Negotiating Committee's belief that the Exercise Price, which was determined by arm's-length negotiations between the Negotiating Committee and the Shareholders' Committee, in consultation with their respective financial advisors and other representatives, based upon separate valuations prepared by such financial advisors in accordance with the Valuation Procedures, provides the Company with an opportunity to acquire the Life Company at a fair price;

               (b) the fact that the Fair Market Value of $37.5 million represented a discount to the Life Company's GAAP book value of $39.1 million at December 31, 1997, and that such discount is attributable to the nature of the Life Company's operating results, business production and size, and not the Life Company's financial condition;

               (c) Salomon Smith Barney's estimate that the Acquisition could result in an accretion to the Company's estimated 1998 earnings of approximately 5.1%, assuming a per share price of $34 is used to determine the number of shares to be issued in the Acquisition, which was the closing price of the Common Stock on the NYSE on February 20, 1998;

               (d) the form of the consideration to be issued in payment of the Exercise Price, which was negotiated as part of the Exercise Price and represents an allocation between the Common Stock and the Series A Preferred Stock that is consistent with the terms of the Original Option Purchase Agreement and the Option Purchase Agreement;

               (e) the terms and conditions of the Option Purchase Agreement, including the formula for determining the payment of the Exercise Price set forth therein, which provided, prior to Amendment No. 2, that the number of shares of Common Stock and Series A Preferred Stock to be issued in the Acquisition would be based upon the average closing price per share on the NYSE during the 20 trading days prior to the third business day preceding the Closing, causing the Company and its stockholders to benefit from increases in, but be adversely affected by decreases in, the price of the Common Stock prior to the date on which such average closing price would have been determined;

               (f) the compatibility of the operations of the Company and the Life Company and the potential for long-term strategic value to the Company and the Life Company which could result from common ownership of the two companies by (i) perpetuating current operating efficiencies, including shared management and facilities, the loss of which could negatively affect the operating results of the Company,
          (ii) the creation of additional critical mass, (iii) potential diversification of earnings and (iv) increased product capabilities by providing agents the opportunity to offer additional products to clients;

               (g) the fact that certain directors and officers of the Company may be deemed to have interests in the Acquisition as a result of their affiliation with certain of the Selling Stockholders;

               (h) the fact that the previously affiliated "Farm Family Group" will remain together as a result of the Acquisition and the interests of the Farm Bureaus and their affiliates, who will receive stock in the Acquisition, will be better aligned with the interests of the Company's stockholders;

               (i) Salomon Smith Barney's presentation to the Negotiating Committee on February 25, 1998 and its statement that it would be prepared to deliver a written opinion that the consideration to be paid by the Company in connection with the Acquisition is fair from a financial point of view to the Company, which written opinion dated February 26, 1998, was in fact delivered; and

               (j) the fact that the Closing is conditioned on obtaining stockholder approval of the transactions under the Option Purchase Agreement.

     In reaching its conclusions, the Negotiating Committee viewed all of the above factors as favorable, except the potential adverse effects and conflicts of interest discussed in (e) and (g) above, respectively. Although the Negotiating Committee did not generally consider business risks associated with the Acquisition, the Negotiating Committee did consider but did not give great weight to the risk that alternative uses of capital could generate higher returns for stockholders and, in view of the estimated percentage of stock and voting power to be issued in the Acquisition, that existing Company stockholders' voting power would be diluted.

     The Negotiating Committee and the Board of Directors were aware that the actual value of the Common Stock and Series A Preferred Stock issued on the Closing Date may exceed (or be less than) $37.5 million, prior to reduction for certain expenses (currently estimated to be $1.1 million). In considering the value of the Series A Preferred Stock to be issued in the Acquisition, the Negotiating Committee and the Board of Directors relied principally on Salomon Smith Barney's advice that, as of the date of its February 26, 1998 fairness opinion, the Series A Preferred Stock would likely trade at approximately its stated value of $6 million. Salomon Smith Barney did not value the Series A Preferred Stock or the Common Stock for purposes of its fairness opinion, however. See "-Review of Series A Preferred stock" under "-Opinion of the Company's Financial Advisor" above.

     The Board of Directors was aware of the potential conflicts of interests referred to in (g) above and, as a result, appointed the Negotiating Committee, which was composed of independent directors, to negotiate the Exercise Price on behalf of the Company with the Selling Stockholders. See "-Interests of Certain Persons in the Acquisition."

     In determining to recommend for approval Amendment No. 1 to the Option Purchase Agreement, the Negotiating Committee considered, in view of the reduction to the vote required by the Company's stockholders, the risk of having an insufficient number of the Company's stockholders actually vote on the Acquisition due, in part, to the Company's relatively large number of stockholders resulting from Farm Family Mutual's demutualization in 1996 and the fact that the higher vote was not required.

     As a result of the fact that the Acquisition did not close on December 7, 1998, the Company and the Selling Stockholders entered into Amendment No. 2 to the Option Purchase Agreement. In view of this delay, the Negotiating Committee and the Board of Directors considered that the Company was exposed to a risk in the event that the price of the Company's Common Stock declined from $35.72, the price that would have determined the number of shares of stock to be issued in the Acquisition if the Closing had occurred on December 7, 1998. That risk resulted from the fact that the Option Purchase Agreement (as in effect prior to Amendment No. 2) provided that the price to be used to determine the number of shares to be issued in the Acquisition would be based on the average closing price per share of Common Stock on the NYSE for the 20 trading days prior to the third business day preceding the Closing. If the price of the Company's Common Stock declined from $35.72, the Company would be required to issue more shares to the Selling Stockholders than it would have at a December 7 Closing. The Negotiating Committee and the Board of Directors determined that Amendment No. 2 addressed this risk by fixing the price at $35.72, subject to the collar. While the collar provides the Selling Stockholders with certain "downside" protection if the Closing Price falls to $25.00 or less per share, it provides the Company with "upside" protection if the Closing Price exceeds $42.86. In recommending Amendment No. 2 to the Option Purchase Agreement for approval, the Negotiating Commi ttee considered the risks of failing to fix the price used to determine the number of shares to be issued in the Acquisition, the implementation of the price collar, including the size of the collar and the likelihood of it taking effect, that the Selling Stockholders would pay 50% of the costs of resoliciting the Company's stockholders and that the amendment assisted in the resolution of the controversy surrounding the opinions of counsel required as a condition to Closing under the Option Purchase Agreement.

     The foregoing discussion of the information and factors considered by the Negotiating Committee is not intended to be exhaustive but is believed to include all material factors considered by the Negotiating Committee. In view of the variety of factors considered in connection with its evaluation of the proposed Acquisition, the Negotiating Committee did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Negotiating Committee may have given different weights to different factors.

Exercise Price

     The Exercise Price to be paid by the Company for the Life Company Shares will be $37.5 million (less certain expenses, currently estimated to be approximately $1.1 million, to be paid by the Life Company in the transaction on behalf of the Selling Stockholders). Upon the Closing, the Company will pay the Exercise Price to the Selling Stockholders in (i) a number of shares of Common Stock equal to $31.5 million (less certain expenses currently estimated to be approximately $0.92 million) divided by the Optionee Common Stock Price and (ii) a number of shares of Series A Preferred Stock equal to $6 million (less certain expenses currently estimated to be approximately $0.18 million) divided by the Optionee Common Stock Price. The "Optionee Common Stock Price" will be equal to $35.72 (which was the price that would have been used if the Closing had occurred on December 7, 1998), unless the Closing Price is greater than $42.86 or equal to or less than $25.00. If the Closing Price is greater than $42.86 or equal to or less than $25.00, the Optionee Common Stock Price will equal $35.72 divided by a factor. The factor will be equal to 1.2 (if the Closing Price is greater than $42.86) or 0.7 (if the Closing Price is equal to or less than $25.00) multiplied by $35.72 divided by the Closing Price. If the Closing Price is $25.00 or less, the Company also will have the option to terminate the Option Purchase Agreement.

     Assuming the Optionee Common Stock Price is $35.72, the Company would issue approximately 856,021 shares of Common Stock and 163,052 shares of Series A Preferred Stock to the Selling Stockholders, representing 14.01% of the total number of shares of Common Stock outstanding after the Acquisition and 16.25% of the combined voting power of the stockholders of the Company after the Acquisition.

     In the event that the Closing Price is greater than $42.86 or equal to or less than $25.00, the following table illustrates how the Closing Price will affect the Optionee Common Stock Price and the manner in which the Optionee Common Stock Price determines the number of shares of Common Stock and Series A Preferred Stock that would be issued at the Closing. This information should not be construed to be indicative of the actual number of shares of Common Stock and Series A Preferred Stock that will be issued at the Closing.


                                 Optionee
                                  Common                                   Shares of
           Closing                 Stock           Shares of           Series A Preferred     % of Common Stock       % of Combined
            Price                  Price      Common Stock Issued         Stock Issued        Outstanding(1)(2)   Voting Power(1)(2)
            -----                  -----      -------------------         ------------        -----------------   ------------------

$20..........................      $28.57                1,070,160                203,840                 16.92%              19.52%
 21..........................       30.00                1,019,200                194,133                 16.25               18.76
 22..........................       31.43                  972,873                185,309                 15.62               18.06
 23..........................       32.86                  930,574                177,252                 15.05               17.41
 24..........................       34.29                  891,800                169,867                 14.51               16.81
 -
 43..........................       35.83                  853,284                162,530                 13.97               16.20
 44..........................       36.67                  833,891                158,836                 13.70               15.89
 45..........................       37.50                  815,360                155,307                 13.43               15.59
 46..........................       38.33                  797,635                151,930                 13.18               15.31
 47..........................       39.17                  780,664                148,698                 12.94               15.03



-----------

(1) Based on 5,253,813 shares of Common Stock outstanding as of the Record Date plus the number of shares of Common Stock and, with respect to the combined voting power, Series A Preferred Stock estimated to be issued at the respective Optionee Common Stock Price set forth in the second column of this table.

(2) Excludes shares of Common Stock currently owned by certain Selling Stockholders, which in the aggregate constitute less than 1% of the outstanding shares of Common Stock as of February 11, 1999. See "Stock Ownership of Management and Certain Beneficial Owners."

     The actual value of the securities that the Company issues in the Acquisition may have a value on the Closing Date in excess of (or less than) $37.5 million, prior to reduction for certain expenses (currently estimated to be $1.1 million). In addition, the market value of the Series A Preferred Stock may be higher or lower on the Closing Date than its stated value of $6 million, depending on interest rates, perceived credit quality, market conditions, valuations of comparable companies and other factors at the time it is issued. Salomon Smith Barney advised the Negotiating Committee and the Board of Directors that, as of the date of its February 26, 1998 fairness opinion, the Series A Preferred Stock would likely trade at approximately its stated value of $6 million. Salomon Smith Barney did not value the Series A Preferred Stock or the Common Stock for purposes of its fairness opinion, however. See "-Review of Series A Preferred Stock" under "-Opinion of the Company's Financial Advisor," " -Background of the Acquisition" and "Stock Ownership of Management and Certain Beneficial Owners."

     Each share of the Series A Preferred Stock will be entitled to one vote per share in the election of directors and on all matters on which holders of Common Stock are entitled to vote, not voting separately as a class but together with all other stockholders. Cumulative dividends will be payable quarterly in cash on each share at a rate equal to 6 1/8% per annum. The Series A Preferred Stock will be subject to mandatory redemption by the Company on the date following the twentieth anniversary of the issuance date (or the next business day), and optional redemption on and after the tenth anniversary of the issuance date. Each share of Series A Preferred Stock may be redeemed, at the option of the Company, in cash or in shares of Common Stock. The Company's decision whether to redeem shares of Series A Preferred Stock in cash or in shares will depend on its financial condition and other circumstances at that time, including its liquidity. See "Description of Series A Preferred Stock."

Management and Operations of the Life Company After the Acquisition

     It is not expected that the consummation of the Acquisition will result in any changes to the Board of Directors or officers of the Life Company other than an increase in the number of directors from 21 to 23 to coincide with the number of directors currently serving on the Boards of Directors of each of the Company and FFCIC. Following the Acquisition, it is intended that the Life Company will be managed in substantially the manner and with substantially the same operating management as it is currently.

Interests of Certain Persons in the Acquisition

     Stockholders of the Company should be aware that certain directors and officers of the Company may be deemed to have interests in the Acquisition in addition to their interests as Company stockholders. The Negotiating Committee and the Board of Directors were aware of these interests and considered them, among other matters, in approving the exercise of the Option to acquire the Life Company pursuant to the Option Purchase Agreement and recommending the same for stockholder approval.

     Relationship of Company Directors and Officers with Selling Stockholders and Life Company. Substantially all of the directors of the Company, including the Chairman and Vice Chairman of the Board, are directors or executive officers of, employed by or otherwise associated with the Selling Stockholders and their affiliates. Certain of these directors also own capital stock of certain of the Selling Stockholders, although such capital stock will be redeemed by or returned to such Selling Stockholders prior to the consummation of the Acquisition. No officer or director of the Company will receive any shares of Common Stock or Series A Preferred Stock in the Acquisition.

     Substantially all of the directors and executive officers of the Company are also directors and executive officers of the Life Company and United. The Company and the Life Company also share the same agency force and certain employees, and utilize common office facilities. Most administrative and operating expenses are allocated between the two companies pursuant to an expense sharing agreement. Service as a director or officer of both the Company and the Life Company could create or appear to create potential conflicts of interest when the director or officer is faced with decisions that could have different implications for the Company and the Life Company. A conflict of interest could also exist with respect to the allocation of time and attention of persons who are officers of both the Company and the Life Company. Under Delaware and New York law, a person who is a director of both the Company and the Life Company owes fiduciary duties to both corporations and their respective shareholders. As a result, persons who are directors of the Company and the Life Company are required to exercise their fiduciary duties in light of what they believe to be best for each of the companies and its shareholders.

     Relationships of the Company and Life Company with Farm Bureaus. FFCIC and the Life Company were organized through the efforts of certain Farm Bureaus which comprise certain of the Selling Stockholders, and both the Company's and the Life Company's relationship with the Farm Bureaus in states where they operate continues to be a fundamental aspect of their businesses. These Farm Bureaus are affiliated with the American Farm Bureau Federation, the nation's largest general farm organization with over four million members, which has traditionally sought to advance the interests of the agricultural community.

     It historically has been the practice of the Farm Bureau organizations to establish or sponsor farm-oriented and member-oriented insurance companies to provide insurance for their members. FFCIC was established in 1955 and the Life Company was established in 1953 through the efforts of certain Farm Bureaus to provide property and casualty insurance and life insurance products, respectively, for Farm Bureau members in the Northeast. Substantially all of the directors of the Company, FFCIC and the Life Company are associated with Farm Bureau organizations in the Northeast. FFCIC has the exclusive endorsement of the Farm Bureaus to market property and casualty insurance in the ten states in which it operates. The Life Company also has the exclusive endorsement of the Farm Bureaus to market life insurance products in the same ten states in which FFCIC operates. In addition, the Life Company is licensed to write insurance business in Maryland and Pennsylvania and began marketing its products in those states in 1998. The Life Company does not have the endorsement of the state Farm Bureaus in Maryland or Pennsylvania.

     The endorsement of the Farm Bureaus generally means the Farm Bureaus provide the Company and the Life Company with the right to utilize their membership lists and authorize the use of their name and service marks in connection with the marketing of FFCIC's and the Life Company's products. In exchange for these rights, the Company and the Life Company pay to each of the Farm Bureaus an annual fee of $7.50 per Farm Bureau member, pursuant to agreements with each Farm Bureau (the "Membership List Purchase Agreements"). For each of the years ended December 31, 1998, 1997 and 1996, FFCIC paid approximately $660,000, $600,000 and $571,000, respectively, in the aggregate under the Membership List Purchase Agreements and the Life Company paid approximately $660,000, $600,000 and $571,000, respectively. The current term of each Membership List Purchase Agreement is six years, which commenced on January 1, 1996. Pursuant to the Membership List Purchase Agreements, the Farm Bureaus may not endorse the products of other property and casualty insurers with respect to the Company and other life insurers, with respect to the Life Company, within the ten-state region covered by such Membership List Purchase Agreements.

     FFCIC advertises its products in state and local Farm Bureau publications, for which it pays advertising fees to the Farm Bureaus, and participates in meetings and shows sponsored by Farm Bureau organizations. Such participation typically consists of purchasing booth space at such meetings and shows to market FFCIC's products. In general, FFCIC will not issue a policy in the voluntary market to anyone (other than an employee) who is not a member of a county or state Farm Bureau organization. Policyholders are also required to maintain such membership to renew a policy. Annual Farm Bureau membership fees generally range from $50 to $500, depending upon the county and state in which the member resides and the type of membership. Annual associate members fees for members not engaged in agricultural pursuits generally range from $38 to $100.

Regulatory Approvals

     Insurance. Consummation of the Acquisition is conditioned upon receipt of the approval of the New York Superintendent. The Company and the Life Company are subject to the insurance holding company laws of the State of New York (where FFCIC, the Life Company and United are domiciled). Under such laws, no person may acquire control (generally defined to include the acquisition of 10% or more of the voting securities of any other person), directly or indirectly, of FFCIC, the Life Company or United without first obtaining the approval of the insurance regulatory authority in such jurisdiction pursuant to specified procedures or rebutting the presumption of control with respect to such voting securities. By letters dated April 28, 1998, the Company filed applications with the New York Superintendent, for the acquisition of control of the Life Company and United. On May 28, 1998, the Life Bureau of the New York Superintendent approved the Acquisition. See "The Option Purchase Agreement-Conditions to Closing" and "The Option Purchase Agreement-Amendment, Waiver and Termination."

     In addition, the Life Company is a licensed, foreign insurer in Connecticut and New Hampshire and will be required to requalify for its license in Connecticut and to reapply for its license in New Hampshire, in accordance with the applicable insurance laws of such states. The Life Company will make the required filings with the Connecticut Insurance Department and New Hampshire Insurance Department to requalify for and reapply for its licenses in such states.

     HSR Act. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), the Acquisition may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Pursuant to the requirements of the HSR Act, the Company and the Life Company each filed a Notification and Report Form with the Antitrust Division and the FTC on May 8, 1998 and May 11, 1998, respectively, requesting early termination of the waiting period under the HSR Act. Such request for early termination of the waiting period under the HSR Act was granted and such termination became effective on May 27, 1998. The requirements of the HSR Act will be satisfied if the Acquisition is consummated within one year from the termination of the waiting period.

     Other than the approvals discussed above, the Company is not aware of any federal, state or foreign regulatory requirements that must be complied with or approval that must be obtained in connection with the Acquisition other than the filing with the Commission of this Proxy Statement and compliance with applicable state securities laws and regulations. Should any such approval be required, it is currently contemplated that such approval will be sought.

Federal Income Tax Consequences
     The following discussion summarizes the material United States Federal income tax considerations relevant to the Acquisition. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the Company, the Life Company or the stockholders of such corporations. This discussion does not deal with all Federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances.

     The authorization and issuance by the Company of the shares of the Common Stock and Series A Preferred Stock to the Selling Stockholders in exchange for all of the outstanding capital stock of the Life Company will be treated as the issuance by the Company of its stock in exchange for property, within the meaning of Section 1032 of the Code, and, accordingly, no gain or loss will be recognized by the Company with respect to such exchange for United States Federal income tax purposes. Stockholders of the Company, who are not also stockholders of the Life Company, will not be affected by the Acquisition because they are not selling or exchanging any of their shares in the Company.

     Pursuant to the Option Purchase Agreement, the Company entered into an Agreement and Plan of Reorganization dated as of February 26, 1998 (each, an "Agreement and Plan of Reorganization"), with the following Selling
Stockholders: Connecticut Farm Bureau Service Company, Delaware Farm Bureau Service Company, Inc., Maine Farm Bureau Service Company, Massachusetts Farm Bureau Service Company, Inc., New Jersey Farm Bureau Service Company and New York Farm Bureau Service Company, Inc. (each, a "Service Company"). With respect to each Selling Stockholder which constitutes a Service Company, the Acquisition is intended to qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Code. Regardless of whether the Acquisition qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code, the Acquisition will not result in the recognition of any gain or loss by the Company pursuant to Section 1032 of the Code.

THE FOREGOING IS ONLY A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE ACQUISITION, INCLUDING THE APPLICABILITY OF THE LAWS OF ANY STATE OR OTHER JURISDICTION.

Accounting Treatment

     The Company and the Life Company will account for the Acquisition under the purchase method of accounting pursuant to which the Company will include the assets and liabilities of the Life Company in its consolidated financial statements at their estimated fair market value at the Closing Date. See "Summary" and "Unaudited Pro Forma Consolidated Financial Information."

                          THE OPTION PURCHASE AGREEMENT

     The following summary description of the Option Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Option Purchase Agreement, which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. Terms which are not otherwise defined in this summary have the meaning set forth in the Option Purchase Agreement.

The Option

     Under the Option Purchase Agreement, the Company was granted an option to acquire all of the Life Company Shares, exercisable for a two-year period commencing on July 26, 1996, unless extended for an additional year by agreement between the parties. The exercise price of the Option is the Fair Market Value, less certain expenses. The Option Purchase Agreement (as amended by Amendment No. 2) provides that the exercise price will be payable in $6 million stated value of Series A Preferred Stock (less certain expenses described below) and the balance (less certain expenses described below) will be paid in shares of Common Stock based on an Optionee Common Stock Price equal to $35.72, subject to a collar mechanism described above under "The Acquisition-Exercise Price." As discussed more fully above under "The Acquisition-Background of the Acquisition," the Negotiating Committee and the Selling Stockholders negotiated the Fair Market Value of $37.5 million at arm's-length, in consultation with their financial advisors and other representatives, based upon separate valuations prepared by such financial advisors determined in accordance with the Valuation Procedures specified in the Option Purchase Agreement.

The Closing

     If the proposals to approve and adopt the Option Purchase Agreement and to approve the transactions contemplated therein are approved at the Special Meeting, it is expected that the Closing will be consummated on the fifth business day after satisfaction or waiver of all of the conditions specified in the Option Purchase Agreement, unless another date is agreed to by the parties. See "-Conditions to Closing."

Representations and Warranties

     The Option Purchase Agreement contains various representations and warranties made by each Selling Stockholder in favor of the Company, in respect of such Selling Stockholder (as to certain matters only), the Life Company and United and made by the Company in respect of the Company and FFCIC, in favor of each Selling Stockholder. The representations and warranties of each Selling Stockholder include those relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (a) organization, standing, qualification and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the Option Purchase Agreement and related matters; (c) capitalization of the Life Company and title to the Life Company Shares; (d) subsidiaries of the Life Company; (e) the absence of violation of or breach of provisions of charter documents, bylaws, material agreements, orders or laws from the execution, delivery and performance of the Option Purchase Agreement;
(f) the absence of consents for the execution of the Option Purchase Agreement;
(g) compliance with laws by the Life Company and United; (h) licenses of the Life Company; (i) the absence of pending litigation or known threatened litigation against the Life Company; (j) an affirmation of financial statements of the Life Company and United filed or to be filed (for the period ending after December 31, 1995) with various insurance regulators and an affirmation of financial statements provided; (k) material contracts of the Life Company and United; (l) payment of taxes and certain other tax matters of the Life Company and United; (m) title to and use of certain real and personal of the Life Company and United; (n) environmental matters of the Life Company and United;
(o) benefit plans of the Life Company; and (p) investment intent of such Selling Stockholder.

     The Company's representations and warranties include those relating to, among other things, the following matters (which representations and warranties are subject in certain cases, to specified exceptions): (a) organization, standing, qualification and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the Option Purchase Agreement and related matters; (c) issuance of the Common Stock and the Series A Preferred Stock to the Selling Stockholders; (d) subsidiaries of the Company and FFCIC; (e) the absence of violation of or breach of provisions of charter documents, bylaws, material agreements, orders or laws from the execution, delivery and performance of the Option Purchase Agreement; (f) the absence of consents for the execution of the Option Purchase Agreement; (g) compliance with laws by the Company and FFCIC; (h) licenses of the Company and FFCIC; (i) the absence of pending litigation or known threatened litigation of the Company or FFCIC; (j) an affirmation of financial statements of the Company filed or to be filed (for the period ending after December 31, 1995) with various insurance regulators and an affirmation of financial statements provided; (k) material contracts of the Company and FFCIC; (l) payment of taxes and certain other tax matters of the Company and FFCIC; (m) title to and use of certain real and personal of the Company and FFCIC; (n) environmental matters of the Company and FFCIC; (o) benefit plans of the Company and FFCIC; and (p) investment intent of the Company.

Certain Covenants

     The Option Purchase Agreement provides that, from the date of the Option Purchase Agreement through the later of the Expiration Date and the Closing Date, each of the Selling Stockholders will do or use its reasonable efforts to cause to be done all things necessary to preserve, renew and keep in full force and effect the corporate existence of the Life Company and, without the prior written consent of the Company, each Selling Stockholder shall use its reasonable efforts to, among other things, cause the Life Company and United to
(i) operate its business in the usual, regular and ordinary manner, and to the extent consistent with such operation, use its best efforts to preserve intact the present business organization, keep available the services of the present officers, employees and agency personnel of the Life Company and United and preserve their present relationships with persons having business dealings with the Life Company and United, (ii) maintain the books, accounts and records relating to the business of the Life Company and United in the usual, regular and ordinary manner, on a basis consistent with past practice, and (iii) use all reasonable efforts not to permit any event to occur that would result in any of the representations and warranties contained in the Option Purchase Agreement not being, except as specifically contemplated by the Option Purchase Agreement, materially true and correct. Each Selling Stockholder also agrees that it will do or cause to be done all things necessary as promptly as practicable after the date of the Option Purchase Agreement to amend the By-laws of the Life Company to permit the Company to acquire the Life Company Shares pursuant to the Option Purchase Agreement.

     In addition, without the prior written consent of the Company, each Selling Stockholder will not, and will use its reasonable efforts to cause the Life Company and Untied not to, among other things, (i) enter into an agreement or incur any obligation, the terms of which would violate the Option Purchase Agreement or be violated by the consummation of the transactions contemplated by the Option Purchase Agreement, (ii) issue, pledge, sell, transfer, distribute, dispose of or otherwise encumber the capital stock of the Life Company or United including any Life Company Shares, or (in one or a series of transactions) any material portion of the assets or properties of the Life Company and United taken as a whole, (iii) redeem or otherwise acquire any shares of the Life Company common stock or issue capital stock or any option, warrant or right or any similar security, (iv) declare or pay dividend or make any other distribution in respect of the capital stock of the Life Company or United, except for dividends on the Life Company common stock not to exceed $480,088 per annum in the aggregate, (v) provide for the consolidation with or merger of the Life Company or United or the liquidation or dissolution of the Life Company or United, (vi) amend the Life Company's Certificate of Incorporation or By-laws, or adopt any stockholders' or directors' resolution or take any action which would restrict the alienation, voting, dividend or other rights of the Life Company Shares, or (vii) take any other action or enter into any agreement similar to the foregoing which could have the effect of frustrating the purpose of the Option Purchase Agreement.

Other Agreements

     Agreement and Plan of Reorganization. In connection with the Option Purchase Agreement, the Company entered into an Agreement and Plan of Reorganization with each of the Selling Stockholders which constitute a Service Company. The Agreement and Plan of Reorganization is required for the transactions under the Option Purchase Agreement to qualify as tax-free reorganizations within the meaning of Section 368(a) of the Code. See "The Acquisition-Federal Income Tax Consequences."

 Registration Rights. The Common Stock and Series A Preferred Stock issued to the Selling Stockholders in connection with the Acquisition will not be registered under the Securities Act of 1993, as amended (the "Securities Act") and, accordingly, will constitute "restricted securities" within the meaning of Rule 144 under the Securities Act which may not be sold except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 144 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Under the Option Purchase Agreement, on the Closing Date, the Company and the Selling Stockholders will enter into a registration rights agreement (the "Registration Rights Agreement") pursuant to which the Selling Stockholders will be entitled to certain limited demand registration rights from the Company with respect to the shares of Common Stock received by the Selling Stockholders in the Acquisition. The holders of a majority of the shares of Common Stock issued to the Selling Stockholders pursuant to the Option Purchase Agreement may request, up to one time in the two year period following the Closing Date, that the Company file a registration statement covering such shares. The Company will be obligated to use its best efforts to effect such registration, subject to certain conditions and limitations. These rights will be subject to certain "blackout" provisions. The number of shares registered in connection with such demand registration must represent more than thirty-five percent of shares of Common Stock issued to the Selling Stockholders in the Acquisition, and must have an aggregate expected offering price of at least $10 million. Such registration rights will be transferrable by the Selling Stockholders. The Company will agree to pay fifty-percent (the Selling Stockholders or their transferees to pay the other fifty percent) of all costs and expenses in connection with such registration, except underwriting discounts and commissions applicable to the shares of Common Stock sold by the Selling Stockholders. The Registration Rights Agreement will contain customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted by the parties thereunder in connection with the registration of Common Stock on behalf of the Selling Stockholders.

Conditions to Closing

     The respective obligations of the parties to consummate the Acquisition are subject to the following conditions, among others: (i) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required in connection with the transactions contemplated by the Option Purchase Agreement shall have been obtained or made; (ii) the transactions contemplated by the Option Purchase Agreement shall have been approved by (a) the affirmative vote of the outstanding shares of Common Stock present in person or by proxy at the Special Meeting or such other vote of the Company's stockholders as may be required by applicable law, the Certificate of Incorporation or By-laws of the Company or the rules of the NYSE, and (b) the requisite affirmative votes of the members of certain of the Selling Stockholders or of their parent entities and/or by a court of competent jurisdiction, to the extent required by Section 14 of the Option Purchase Agreement; (iii) all waiting periods applicable to the Acquisition, including any extension thereof, under the HSR Act shall have expired; (iv) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining the transactions contemplated by the Option Purchase Agreement shall be in effect. On May 27, 1998, notice of early termination of the waiting period under the HSR Act was received.

     The Company's obligation to consummate the Acquisition is subject to additional conditions, including that: (i) all of the terms, covenants and conditions of the Option Purchase Agreement to be complied with or performed by the Selling Stockholders at or prior to the Closing shall be complied with and performed by them in all material respects, and the representations and warranties made by the Selling Stockholders in the Option Purchase Agreement shall be true and correct in all material respects at and as of the Closing;
(ii) the Company shall have received the opinion, dated the Closing Date, of counsel to each Selling Stockholder substantially to the effect set forth in Exhibit D to the Option Purchase Agreement; (iii) the Life Company's By-Laws shall have been amended to permit the Company to acquire the Life Company Shares pursuant to the Option Purchase Agreement; (iv) the Company shall have received an opinion, in form and substance reasonably acceptable to the Company from an investment banking firm of national standing as to the fairness, from a financial point of view, to the Company of the transactions contemplated by the Option Purchase Agreement; (v) each Selling Stockholder shall have reimbursed the Company for its pro rata portion of an aggregate of 50% of the Special Meeting Fees, as defined below under "-Expenses" (up to a maximum of $200,000 in the aggregate); and (vi) since the Exercise Date, there shall not have occurred any event that has had or is reasonably likely to have a Material Adverse Effect (as defined in the Option Purchase Agreement) on the Life Company and United, taken as a whole. The Company currently does not intend to waive any material conditions to the Acquisition. If the Company does waive any such material conditions, however, it would resolicit proxies at that time.

     Each Selling Stockholder's obligation to consummate the Acquisition is subject to additional conditions, including that: (i) all the terms, covenants and conditions of the Option Purchase Agreement to be complied with or performed by the Company at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by the Company in the Option Purchase Agreement shall be true and correct in all material respects at and as of the Closing; (ii) such Selling Stockholder shall have received the opinion, dated the Closing Date, of general counsel to the Company, substantially to the effect set forth in Exhibit E to the Option Purchase Agreement; (iii) the Company shall have executed and delivered the Registration Rights Agreement; and (iv) the Life Company's By-Laws shall have been amended to permit the Company to acquire the Life Company Shares pursuant to the Option Purchase Agreement.

     There can be no assurance that such conditions will be satisfied or, if such conditions are satisfied, that such conditions will be satisfied by April 30, 1999, the date specified in the Option Purchase Agreement as the date after which the Company or the Selling Stockholders may terminate the Option Purchase Agreement if the Closing has not yet occurred.

Amendment, Waiver and Termination

     The Company and the Selling Stockholders may amend the Option Purchase Agreement and may waive any term or condition thereof, in each case, by written agreement at any time without the approval of the stockholders of the Company. The Company will not, however, waive any material condition to the Option Purchase Agreement or materially change the consideration to be paid by the Company under the Option Purchase Agreement after the Acquisition is approved by the Company's stockholders without obtaining the requisite approval of such stockholders.

     The Option Purchase Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders at the Special Meeting (i) by mutual written agreement of the Company and the Selling Stockholders, (ii) by either the Company or the Selling Stockholders if the Closing Date has not occurred by April 30, 1999, provided that the right to so terminate the Option Purchase Agreement will not be available to any party whose failure (on or after the date of Amendment No. 2) to fulfill any of its obligations under the Option Purchase Agreement results in the failure of the Closing to occur on or prior to such date or (iii) by the Company if the Closing Price is $25.00 or less.

     In the event of termination of the Option Purchase Agreement by either the Company or the Selling Stockholders as provided above, the Option Purchase Agreement will be void and there will be no liability or obligation on the part of the Company or the Selling Stockholders, other than liability by reason of a party's knowing misrepresentations with respect to matters under the Option Purchase Agreement or willful failure to have performed its obligations under the Option Purchase Agreement.

Survival of Representations and Warranties

     The representations and warranties of the parties in the Option Purchase Agreement or in any certificate or instrument delivered at Closing will survive the Closing until the first anniversary of the Closing Date, except for the representations and warranties of the Company and the Selling Stockholders relating to: (i) taxes and benefit plans, which shall survive until the expiration of applicable statutes of limitation; and (ii) the corporate organization and standing and similar corporate matters of the Company, FFCIC, the Life Company, United and the Selling Stockholders, capitalization of the Life Company, issuance of the Common Stock and the Series A Preferred Stock to the Selling Stockholders in connection with the Acquisition and title to the Life Company Shares, which shall survive indefinitely.

Expenses

     The Option Purchase Agreement provides that unless otherwise provided, the Company and the Selling Stockholders will pay their own costs and expenses incurred in connection with the transactions under the Option Purchase Agreement. Any party who makes knowing misrepresentations with respect to matters under the Option Purchase Agreement or who willfully fails to perform its obligations under the Option Purchase Agreement may be liable for damages occasioned by such breach. The Selling Stockholders have agreed to reimburse the Company for 50% of the Company's reasonable out-of-pocket fees and expenses incurred in connection with the Special Meeting, including, without limitation, printing, proxy solicitation, mailing, investment banking, accounting and legal fees and expenses (the "Special Meeting Fees"), up to a maximum of $200,000. The Option Purchase Agreement further provides that the Life Company will pay the reasonable out-of-pocket fees and expenses of the Selling Stockholders incurred in connection with the Option Purchase Agreement for: (i) one legal counsel and one investment banking firm, engaged by the Shareholders' Committee; (ii) travel and per diem expenses incurred in connection with attendance at meetings of the Shareholders' Committee; and (iii) a real estate appraisal in respect of the Life Company's real property. The Option Purchase Agreement further provides that the

Exercise Price payable to each Selling Stockholder shall be net of such expenses, determined on a pro rata basis, which expenses are currently estimated to be approximately $1.1 million.

Material Change In Law

     The Option Purchase Agreement provides that in the event a Material Change in Law (as defined in the Option Purchase Agreement) could adversely affect certain of the Federal income tax consequences of the transaction for certain Selling Stockholders, the Company and the Selling Stockholders have agreed to negotiate in good faith to amend or modify the terms of the Series A Preferred Stock, to arrange for substitute consideration or otherwise to restructure the transactions under the Option Purchase Agreement. If the Company and the Selling Stockholders are unable to agree on the terms of any such amendment or modification, substitute consideration or restructuring, despite their good faith efforts to do so, the Company and the Selling Stockholders have agreed, among other things, that (i) neither the Company nor any Selling Stockholder will be obligated to consummate the Closing under the Option Purchase Agreement,
(ii) the amendments to the Original Option Purchase Agreement made by the Option Purchase Agreement, including any subsequent amendments, generally will be void ab initio and correspondingly, the Original Option Purchase Agreement (as it existed prior to February 26, 1998) will continue in full force and effect as if the Option Purchase Agreement had never become effective and (iii) the Company's exercise of the Option described in this Proxy Statement pursuant to the Exercise Notice delivered pursuant to Section 4(a) of the Option Purchase Agreement will be void ab initio. In the event that the Company and the Selling Stockholders renegotiate material terms of the consideration to be paid or the transactions under the Option Purchase Agreement or, in the event that the Original Option Purchase Agreement is reinstated and the Company elects to exercise its Option thereunder, the Company would re-solicit proxies at that time.

Amendment No. 2 to Option Purchase Agreement

     Amendment No. 2 made certain significant changes to the terms of the Option Purchase Agreement. Such changes include the following:

     Fixed Price; Price Collar. As a result of the delay in the Closing of the Acquisition to permit certain Selling Stockholders or their parent entities to obtain the approval of their members, the price used to determine the number of shares issued in the Acquisition would be fixed at $35.72 (which was the price that would have been used if the Closing had occurred on December 7, 1998), unless the Closing Price is greater than $42.86 or equal to or less than $25.00. If the Closing Price is greater than $42.86 or equal to or less than $25.00, the price used to determine the number of shares of stock to be issued in the Acquisition will equal $35.72 divided by a factor. The factor will be equal to
1.2 (if the Closing Price is greater than $42.86) or 0.7 (if the Closing Price is equal to or less than $25.00) multiplied by $35.72 divided by the Closing Price.

     Member Approval. Under Amendment No. 2, Rhode Island Farm Bureau Federation and West Virginia Farm Bureau, Inc. and the parent entities of Connecticut Farm Bureau Service Company, Inc., Massachusetts Farm Bureau Service Company, Inc., New Jersey Farm Bureau Service Company and New York Farm Bureau Service Company, Inc. (each a Selling Stockholder) each agreed to (i) convene a meeting of its members, recommend that its members vote in favor of the Acquisition, and use its best efforts to obtain, as promptly as practicable, the consent of its members for the Acquisition and/or (ii) seek the approval of a court of competent jurisdiction for the Acquisition.

     Special Meeting Fees. The Selling Stockholders have agreed to reimburse the Company for 50% of the Company's reasonable out-of-pocket expenses incurred in connection with the Special Meeting, up to a maximum of $200,000.

     Extension of Termination Date. The date on which the Company or the Selling Stockholders may terminate the Option Purchase Agreement, if the Closing has not occurred, was extended to April 30, 1999.

     Termination upon Drop in Common Stock Price. The Company may terminate the Option Purchase Agreement if the Closing Price is equal to or less than $25.00.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information reflects the Acquisition by the Company of the Life Company. The pro forma consolidated balance sheet, which combines balance sheets of the Company and the Life Company as of September 30, 1998, gives effect to the Acquisition as if it had occurred as of September 30, 1998. The pro forma consolidated statements of income combines the operations of the Company and the Life Company for the year ended December 31, 1997 and the nine months ended September 30, 1998 as if the Acquisition had occurred on January 1, 1997. See "Available Information," "Incorporation of Documents by Reference" and the consolidated financial statements, and notes thereto, of the Life Company for the nine months ended and as of September 30, 1998 and 1997 and the years ended and as of December 31, 1997, 1996 and 1995, attached as Annex C to this Proxy Statement.

     The Acquisition will be accounted for under the purchase method of accounting. See "The Acquisition-Accounting Treatment."

     The pro forma adjustments and pro forma combined amounts are provided for informational purposes only and are not necessarily indicative of the actual financial position or results of operations that would have been achieved had the Acquisition been consummated at the dates indicated or of future results. The pro forma financial statements should be read in conjunction with the historical financial statements of the Company, incorporated by reference herein, and the Life Company and subsidiary which are included elsewhere herein.

     The pro forma financial statements are based upon available information and certain assumptions that the Company believes are reasonable in the circumstances. The Company's preliminary allocation of purchase price was based upon the estimated fair value of assets acquired and liabilities assumed. The actual allocation will be based upon valuations as of the Closing Date of the Acquisition and, accordingly, the final allocations will be different from the amounts herein.


                                                     Farm Family Holdings, Inc.
                                           Unaudited Pro Forma Consolidated Balance Sheet
                                                         September 30, 1998
                                                       (dollars in thousands)


                                                                                                Pro Forma
                                                           The         The Life                Adjustments
                                                         Company        Company           Dr.                Cr.        Pro Forma
Assets
Investments
   Fixed maturities:
      Available for sale, at fair value..............       $286,143      $719,898         $                 $           $1,006,041
      Held to maturity, at amortized cost............          8,457                                                          8,457
   Equity securities.................................          4,538        36,321                                           40,859
   Mortgage loans....................................            710        15,164                                           15,874
   Policy loans......................................                       30,321                                           30,321
   Other invested assets.............................            416           639                                            1,055
   Short-term investments............................          7,647         4,938                                           12,585
                                                               -----         -----                                           ------
        Total investments............................        307,911       807,281                                        1,115,192
Cash.................................................          5,711         2,985                                            8,696
Insurance receivables:
   Reinsurance receivables...........................         22,265         1,130                                           23,395
   Premiums receivable...............................         33,638                                   (d)     99            33,539
Deferred acquisition costs...........................         14,095        25,395                     (b) 25,395            14,095
Present value of future profits......................                                   (b) 16,762                           16,762
Accrued investment income............................          5,035        12,061                                           17,096
Property and equipment, net..........................                       12,718      (b) 4,095                            16,813
Deferred income tax asset, net.......................          1,200                                                          1,200
Prepaid reinsurance premiums.........................            358                                                            358
Receivable from affiliates, net......................         17,339                                   (d) 17,339                 0
Other assets.........................................          3,489         1,911      (e)   561      (a)  1,750             4,211
                                                               -----         -----            ---           -----             -----
        Total assets.................................       $411,041      $863,481        $21,418         $44,583        $1,251,357
                                                            ========      ========        =======         =======        ==========
Liabilities and Stockholders' Equity
Liabilities
Reserves for losses and loss adjustme
      expenses.......................................       $176,966      $                $                 $             $176,966
   Future policy and contract benefits...............                      221,054                                          221,054
   Funds on deposit from policyholders...............                      419,208       (b)   77                           419,131
   Unearned premium reserve..........................         73,115                                                         73,115
   Accrued dividends to policyholders................                        5,585                                            5,585
   Reinsurance premiums payable......................          3,189                                                          3,189
   Deferred income tax liability.....................                       38,426       (b) 1,551                           36,875
   Payable to affiliate..............................                       17,438       (d)17,438                                0
   Accrued expenses and other liabilities............         16,672         4,263                       (b)(e) 661          21,596
   Participating policyholders' interest.............                      116,332                                          116,332
                                                              -------      -------         -------          -------         -------
        Total liabilities............................        269,942       822,306          19,066              661       1,073,843
Commitments and contingencies
Mandatory redeemable Series A Preferred
   Stock.............................................                                                      (a) 5,824          5,824
Stockholders' equity:
   Common stock......................................             53         3,001        (c)  3,001       (a)     9             62
   Additional paid in capital........................         92,906                                       (a)30,582        123,488
   Retained earnings.................................         37,074        36,256        (c) 36,256                         37,074
   Accumulated other comprehensive income............         11,066         1,918        (c)  1,918                         11,066
                                                              ------         -----             -----           -----         ------
        Total stockholders' equity...................        141,099        41,175            41,175          30,591        171,690
                                                             -------        ------            ------          ------        -------
        Total liabilities and stockholders' equity...       $411,041      $863,481           $60,241         $37,076     $1,251,357
                                                            ========      ========           =======         =======     ==========

See accompanying notes to unaudited pro forma consolidated balance sheet.

                           Farm Family Holdings, Inc.
             Notes to Unaudited Pro Forma Consolidated Balance Sheet
                               September 30, 1998
                             (dollars in thousands)



(a) The following pro forma adjustments reflect the funding of the Acquisition and consideration given ($37,500 less certain expenses currently estimated to be equal to approximately $1,100 to be paid by the Life Company in connection with the Acquisition on behalf of the Selling Stockholders).


     Series A Preferred Stock.....................................      $(5,824)

     Unregistered Common Stock issued  (estimated  856,021 shares issued, $.01 par value) in the Acquisition  assuming an
          Optionee Common Stock Price of $35.72. The actual price
          used to determine  the number of shares to be issued in
          the  Acquisition  and the  actual  number  of shares of
          Common  Stock  that  will  be  issued  to  the  Selling
          Stockholders  may vary  from  these  amounts.  See "The
          Acquisition-Exercise Price."...........................            (9)

     Additional paid in capital..................................       (30,582)

     Expenses relating to acquisition............................         1,750

(b)  The  following  pro  forma   adjustments   result  from  the
     allocation of the purchase price for the Acquisition based on the fair value of the underlying net assets acquired.


Assets

     Adjustment of carrying amount of properties  occupied by the
          Life  Company  based  on a  current  appraisal  of  the
          estimated  fair  market  value  of  the  building.   In
          addition, based on information contained in the current
          appraisal and an evaluation of the current condition of
          the  building,  the  estimated  useful  life  has  been
          changed to 20 years....................................        $4,095

     Elimination of historical deferred acquisition costs........       (25,395)

     Adjustment  to  record   present  value  of  future  profits
          calculated based on a discount rate equal to each year's earned rate for traditional insurance products, which range from 8% to 9%, and each year's credited rate for annuities and universal life products, which range from 6% to 7%, less the excess of net assets acquired over the purchase price. The earned rate for traditional life insurance products and the credited rate for annuities and universal life products is the rate used by the Life Company to credit interest to policyholders' funds held by these products. The amount of interest accrued on the unamortized present value of future profits balance during the year was $0.4 million. The interest accrual rate was 6.5% for universal life products, 6.3% for annuities, and 9.0% for traditional life products.


Notes  continued  on following page

Notes continued from previous page


     For  traditional  insurance  products,  the present value of
          future   profits  is   amortized,   with   interest  in
          proportion  to the ratio of estimated  annual  revenues
          over the contract period.  For universal life contracts
          and  annuity  contracts,  the  present  value of future
          profits is amortized at a constant  rate based upon the
          amount  expected  to be  realized  over the life of the
          contracts, which is reevaluated annually. For most life
          insurance,  a 15-year to 40-year amortization period is
          used,  and a  20-year  period  is used  for  annuities.
          Approximately  $1.6 million is expected to be amortized
          during each of the years ended December 31, 1998, 1999,
          2000, 2001 and 2002...................................        $16,762

Liabilities

     Adjustment  to  reflect  the net  deferred  tax  benefit  of purchase accounting  adjustments using a statutory rate
          of 34%.................................................         1,551

     Adjustment to record liability for Guaranty Funds...........          (100)

     Adjustment of  carrying  amount  of funds  on  deposit  from policyholders based on fair market value.  Policyholder
          funds  held at  variable  rates  are  carried  at their
          account value which  approximates  fair value. The fair
          value of policyholder  funds held at fixed rates is the
          present  value of the funds  calculated  using  current
          market rates...........................................            77

(c) Adjustment to eliminate the Life Company's stockholders' equity

(d)  Adjustment to eliminate intercompany balances

(e)  Adjustment  to accrue  additional  expenses  relating to the
     acquisition expected to be incurred.........................          (561)

                           Farm Family Holdings, Inc.
              Unaudited Pro Forma Consolidated Statement of Income
                  For the nine months ended September 30, 1998
                  (dollars in thousands, except per share data)




                                                                                     Pro Forma Adjustments
                                               The          The Life                                                       Pro
                                             Company         Company              Dr.                     Cr.             Forma
                                             -------         -------              ---                     ---             -----
Revenues:
   Premiums from
      property/casualty operations......    $133,404           $39                 $                       $             $133,443
   Premiums from life and health
     operations..............................               23,002                                                         23,002
   Net investment income................      14,333        41,445                                                         55,778
   Realized investment gains
      (losses), net.....................         534         3,184                                                          3,718
   Policy and contract charges..........                     4,342                                                          4,342
   Other income.........................         752           703                 (c) 650                                    805
                                                 ---           ---                     ---                                    ---
      Total revenues....................     149,023        72,715                     650                                221,088
Losses, benefits, expenses and
   other:
   Losses and loss adjustment
      expenses..........................      99,063         1,481                                                        100,544
   Benefits to policyholders............                    22,788                                                         22,788
   Underwriting & operating
      expenses..........................      35,129         6,710                 (a) 105                 (c) 650         41,294
   Non-recurring charges................                       203                                                            203
   Interest credited to
      policyholders.....................                    16,564                                                         16,564
   Amortization of policy
      acquisition costs.................                     5,300                                       (a) 5,300              0
   Amortization of present value of
      future profits....................                                         (a) 1,240                                  1,240
   Interest expense.....................          25                                                                           25
   Dividends to policyholders...........         119                                                                          119
   Participating policyholders'
      interest..........................                    16,317               (a) 4,710               (a) 1,066         19,961
                                              ------        ------                   -----                   -----         ------
      Total losses and expenses.........     134,336        69,363                   6,055                   7,016        202,738
   Gain on partial reduction of
      extended earnings liability.......      (6,318)       -                                                              (6,318)
                                              ------                                                                       ------
    Total losses, expenses and
        other...........................     128,018        69,363                   6,055                   7,016        196,420
                                             -------        ------                   -----                   -----        -------
Income before federal income tax
   expense..............................      21,005         3,352                   6,705                   7,016         24,668
Federal income tax expense..............       6,814         1,123                 (b) 106                                  8,043
                                               -----         -----                     ---                   -----          -----
Income before preferred stock
   dividends............................      14,191         2,229                   6,811                   7,016         16,625
Series A preferred stock dividends......                                           (a) 268                                    268
                                               -----         -----                     ---                   -----          -----
Income applicable to common
shareholders............................     $14,191        $2,229                  $7,079                  $7,016        $16,357
                                             =======        ======                  ======                  ======        =======
Net income per common
   share-basic..........................       $2.70                                                                        $2.68
                                               =====                                                                        =====
Net income per common
   share-diluted........................       $2.67                                                                        $2.65
                                               =====                                                                        =====
Weighted average shares-basic...........   5,253,813                                                   (d) 856,021      6,109,834
Weighted average shares-diluted.........   5,306,257                                                   (d) 856,021      6,162,278


See accompanying notes to unaudited pro forma consolidated statement of income.

                           Farm Family Holdings, Inc.
          Notes to Unaudited Pro Forma Consolidated Statement of Income
                 For the nine months ended September 30, 1998
                  (dollars in thousands, except per share data)


(a)  Adjustment  resulting  from the  allocation  of the purchase price for the Acquisition  based on the estimated fair value of the  underlying  net  assets are as  follows:  Additional depreciation  expense  incurred due to an  adjustment of the fair  market  value  of  the  building  based  on a  current appraisal and a change in the  estimated  useful life of the building to 20 years based on  information  contained in the current appraisal and an evaluation of the current condition
     of the building.............................................          $105

     Adjustment to reverse amortization of deferred acquisition
          costs..................................................        (5,300)

     Participating   policyholders'   share  of  amortization  of
          deferred acquisition costs.............................         4,710

     Adjustment to record amortization of present value of future
          profits................................................         1,240

     Participating   policyholders'   share  of  amortization  of
          present value of future profits........................        (1,066)

     Series A Preferred Stock dividends on estimated stated value of  $5,824 of  preferred  stock at a rate of 6 1/8% per
          annum..................................................           268

(b)  Adjustment to reflect the federal  income tax effect of item
     (a) above using statutory rate of 34%.......................           106

(c)  Adjustment to eliminate intercompany balances..............            650

(d)  Adjustment to reflect estimated  additional shares of Common
     Stock issued in the Acquisition  assuming an Optionee Common
     Stock Price of $35.72.  The actual  price used to  determine the number of shares to be issued in the Acquisition and the actual  number of shares of Common Stock that will be issued to the Selling Stockholders may vary from these amounts. See
     "The Acquisition-Exercise Price."...........................       856,021


                           Farm Family Holdings, Inc.
              Unaudited Pro Forma Consolidated Statement of Income
                      For the year ended December 31, 1997
                  (dollars in thousands, except per share data)



                                                                                         Pro Forma
                                              The          The Life                     Adjustmemts                           Pro
                                            Company         Company              Dr.                     Cr.                 Forma
                                            -------         -------              ---                     ---                 -----

Revenues:
   Premiums from
      property/casualty operations......   $149,220        $9,020                       $                  $               $158,240
   Premiums from life and health
      operations........................                   30,505                                                            30,505
   Net investment income................     18,077        54,964                                                            73,041
   Realized investment gain
      (losses), net.....................      5,406         2,914                                                             8,320
   Policy and contract charges..........                    5,041                                                             5,041
   Other income.........................      1,020         1,153                 (c) 808                                     1,365
                                              -----         -----                     ---                   -----             -----
      Total revenues....................    173,723       103,597                     808                                   276,512

Losses, benefits and expenses:
   Losses and loss adjustment
      expenses..........................    103,301         9,975                                                           113,276
   Benefits to policyholders............                   26,843                                                            26,843
   Underwriting & operating
      expenses..........................     43,320         7,748                 (a) 158                 (c) 808            50,418
   Non-recurring charges................                      707                                                               707
   Interest credited to
      policyholders.....................                   24,813                                                            24,813
   Amortization of policy
      acquisition costs.................                    6,852                                       (a) 6,852                 0
   Amortization of present value of
      future profits....................                                        (a) 2,370                                     2,370
   Interest expense.....................        102                                                                             102
   Dividends to policyholders...........        282                                                                             282
   Participating policyholders'
      interest..........................                    21,617              (a) 5,994               (a) 2,048            25,563
                                             ------         ------                  -----                   -----            ------
      Total losses and expenses.........    147,005        98,555                   8,522                   9,708           244,374
Income before federal income tax
   expense..............................     26,718         5,042                   9,330                   9,708            32,138
Federal income tax expense..............      9,218         1,702                 (b) 129                                    11,049
                                              -----         -----                     ---                   -----            ------
Income before preferred stock
   dividends............................     17,500         3,340                   9,459                   9,708            21,089
Series A preferred stock dividends......                                          (a) 357                                       357
                                              -----         -----                     ---                   -----            ------
Income applicable to common
   shareholders.........................    $17,500        $3,340                  $9,816                  $9,708           $20,732
                                            =======        ======                  ======                  ======           =======
Net income per common
   share-basic..........................      $3.33                                                                           $3.39
                                              =====                                                                           =====
Net income per common
   share-diluted........................      $3.32                                                                           $3.38
                                              =====                                                                           =====

Weighted average shares-basic...........  5,253,813                                                   (d) 856,021         6,109,834
Weighted average shares-diluted.........  5,270,947                                                   (d) 856,021         6,126,968


See accompanying notes to unaudited pro forma consolidated statement of income.

                           Farm Family Holdings, Inc.
          Notes to Unaudited Pro Forma Consolidated Statement of Income
                      For the year ended December 31, 1997
                  (dollars in thousands, except per share data)




(a) Adjustment resulting from the allocation of the purchase price for the Acquisition based on the estimated fair value of the underlying net assets are as follows:

     Additional   depreciation   expense   incurred   due  to  an
          adjustment  of the fair  market  value of the  building
          based  on a  current  appraisal  and a  change  in  the
          estimated useful life of the building to 20 years based
          on information  contained in the current  appraisal and
          an   evaluation   of  the  current   condition  of  the
          building...............................................          $158

     Adjustment to reverse amortization of deferred acquisition
          costs..................................................        (6,852)

     Participating   policyholders'   share  of  amortization  of
          deferred acquisition costs.............................         5,994

     Adjustment to record amortization of present value of future
          profits................................................         2,370

     Participating   policyholders'   share  of  amortization  of
          present value of future profits........................        (2,048)

     Series A Preferred Stock dividends on estimated stated value of  $5,824 of  preferred  stock at a rate of 6 1/8% per
          annum..................................................           357

(b)  Adjustment to reflect the federal  income tax effect of item
     (a) above using statutory rate of 34%.......................           129

(c)  Adjustment to eliminate intercompany balances...............           808

     Adjustment to reflect estimated  additional shares of Common
          Stock  issued in the  Acquisition  assuming an Optionee
          Common Stock Price of $35.72.  The actual price used to
          determine  the  number  of  shares  to be issued in the
          Acquisition  and the actual  number of shares of Common
          Stock that will be issued to the  Selling  Stockholders
          may   vary   from   these   amounts.   See   "The   (d)
          Acquisition-Exercise Price."...........................       856,021

                          BUSINESS OF THE LIFE COMPANY

Overview

     The following discussion includes the operations of the Life Company and its wholly owned subsidiary, United. The operations of the Life Company are also closely related with those of its affiliates, the Company and its wholly owned subsidiary, FFCIC. See "-Related Party Transactions."

     The Life Company is a stock life insurance company owned by Farm Bureau organizations and their affiliates in New York, New Jersey, Delaware, West Virginia and all of the New England States. These entities comprise all of the Selling Stockholders. The Life Company was established in 1953 to provide life insurance products for Farm Bureau members principally in the Northeastern United States. The Life Company principally sells individual whole life, term and universal life products, in addition to single and flexible premium deferred annuities, single premium immediate annuities and disability income insurance products. The Life Company operates in the same ten states as the Company, through a common distribution system consisting of more than 200 agents who are located in the rural and suburban communities the Life Company serves. In addition, the Life Company is licensed to write insurance business in Pennsylvania and Maryland and began to conduct business in those states in 1998. Membership in a state or county Farm Bureau organization is not a prerequisite for purchasing insurance coverage from the Life Company or United. The Life Company's wholly owned subsidiary, United, is a stock property and casualty insurance company formed in 1988. Prior to January 1, 1998, United's principal business was reinsurance of direct business written by FFCIC. In 1998, United commenced writing direct property and casualty business in Pennsylvania and Maryland. The Life Company's principal executive offices are located at 344 Route 9W, Glenmont, New York 12077; its telephone number is (518) 431-5000.

     As of September 30, 1998, the Life Company's shareholders' equity was $41.2 million and its total assets were $863.5 million. Premiums from life and health operations for the nine months ended September 30, 1998 were $23.0 million and for each of the years ended December 31, 1997, 1996 and 1995 were $30.5 million, $30.3 million and $29.4 million, respectively. Policy and contract charge revenues were $4.3 million for the nine months ended September 30, 1998, $5.0 million for each of the years ended December 31, 1997 and 1996 and $4.5 million for the year ended December 31, 1995. Net income attributable to common shareholders was $2.2 million for the nine months ended September 30, 1998 and was $3.3 million, $3.0 million and $4.4 million for each of the years ended December 31, 1997, 1996 and 1995, respectively. The Life Company had approximately $3.7 billion of life insurance in force at September 30, 1998.

Products

     The Life Company offers a variety of insurance products to its clients in the rural and suburban communities in which it does business. The Life Company's primary product lines are individual life insurance, annuities and disability income. Individual life insurance, annuities and disability income products accounted for 98% of the Company's direct collected premiums for the nine months ended September 30, 1998 and for the year ended December 31, 1997. Group sales of life insurance, annuities and accident and health insurance comprise the remaining direct collected premiums for the Life Company.

Life Insurance Products

     Whole Life Insurance Products. The Life Company markets a participating whole life product. Participating whole life insurance is designed to provide benefits for the life of the insured. It is generally designed to provide level premiums and a level death benefit and requires payments in excess of mortality charges in early years to offset increasing mortality costs in later years. Under the terms of the contract, policyholders have a right to participate in the surplus of the Life Company to the extent determined by the Life Company's Board of Directors, through annual participating policyholder dividends. For the nine months ended September 30, 1998 and for the year ended December 31, 1997, sales of traditional life insurance represented 60% and 58%, respectively, of first year direct life premiums collected.

     Term Life Products. The Life Company's term insurance policy provides life insurance protection for a specified time period. Term insurance is mortality based and generally has no accumulation values. The Life Company can choose to change the premium scales at any time; however, the scales can not exceed the guaranteed rates. For the nine months ended September 30, 1998 and for the year ended December 31, 1997, sales of term life insurance represented 5% and 6% respectively, of first year direct life premiums collected.

     Universal Life Products. Universal life provides benefits for the life of the insured. Interest is credited to the cash value of the policy at rates periodically set by the Life Company. The Life Company also markets a last survivor universal life product designed especially for the estate planning market. There is no set premium scale for the Life Company's flexible universal life policies except premium contributions cannot exceed Internal Revenue Code limitations. The Life Company's Single Premium Life policy states a one time premium payable at issue. For the nine months ended September 30, 1998 and for the year ended December 31, 1997, sales of universal life insurance represented 35% and 36%, respectively, of first year direct life premiums collected.

 Annuity Products

     The Life Company markets single premium fixed annuities and flexible premium annuities. Fixed annuities accumulate tax-deferred interest and provide for periodic fixed payments to the annuitant in the future. Flexible premium annuities allow for flexibility, within certain parameters established by the Life Company, in the payment of periodic annuity premiums. The Life Company periodically determines the interest rate credited to single premium fixed annuities and flexible premium annuities.

 Disability Income Insurance Products

     The Life Company's disability income policy provides payment of benefits in the event of a disabling accident or illness. Disability benefits reimburse the insured for a specified dollar amount payable over a specific time period or for the duration of the disability. Disability is generally defined as the inability for the policyholder to perform one's occupation for the first two years after disability, and inability to pursue any occupation thereafter. Since the policies are guaranteed renewable rather than noncancelable, the Life Company may change the premium scale at any time based on claim costs incurred, subject to regulatory approval.

         The following table sets forth the first year collected premiums on a statutory basis for the Life Company's products for the periods indicated:

                  Collected Premiums by Product-Statutory Basis




                                                                               Nine months
                                                                           ended September 30,            Year ended December 31,
                                                                            1998         1997         1997         1996         1995
                                                                            ----         ----         ----         ----         ----
                                                                                             (dollars in thousands)

Direct life premiums collected:
   Universal life
      First year.......................................................  $2,892       $2,873       $3,551       $2,423       $2,976
      Renewal..........................................................   4,790        4,687        6,524        6,634        6,804
                                                                          -----        -----        -----        -----        -----
        Total..........................................................   7,682        7,560       10,075        9,057        9,780
                                                                          -----        -----       ------        -----        -----
   Whole life and term
      First year.......................................................   5,416        5,276        7,082        8,235        6,347
      Renewal..........................................................  16,582       16,089       21,663       20,726       19,782
                                                                         ------       ------       ------       ------       ------
        Total..........................................................  21,998       21,365       28,745       28,961       26,129
                                                                         ------       ------       ------       ------       ------
           Total direct life...........................................  29,680       28,925       38,820       38,018       35,909
Reinsurance ceded......................................................    (726)        (567)        (730)        (609)        (513)
                                                                           ----         ----         ----         ----         ----
Total life, net of reinsurance.........................................  28,954       28,358       38,090       37,409       35,396
                                                                         ------       ------       ------       ------       ------
Direct annuity premiums collected:
      First year.......................................................   5,229        6,798       10,024       11,232       23,402
      Renewal..........................................................   4,408        4,352        5,268        7,427       16,550
                                                                          -----        -----        -----        -----       ------
        Total annuities................................................   9,637       11,150       15,292       18,659       39,952
                                                                          -----       ------       ------       ------       ------
Reinsurance ceded......................................................       -            -            -            -            -
Total annuities, net of reinsurance....................................   9,637       11,150       15,292       18,659       39,952
Direct accident and health premiums collected
Accident and health-individual
      First year.......................................................     273          283          382          428          479
      Renewal..........................................................   1,854        1,755        2,355        2,220        1,997
                                                                          -----        -----        -----        -----        -----
        Total..........................................................   2,127        2,038        2,737        2,648        2,476
                                                                          -----        -----        -----        -----        -----
Accident and health-group
      First year.......................................................       -           89           46           10           16
      Renewal..........................................................      36           69           45        (180)          (43)
                                                                             --           --           --        ----           ---
        Total..........................................................      36          158           91        (170)          (27)
                                                                             --          ---           --        ----           ---
        Total accident and health......................................   2,163        2,196        2,828        2,478        2,449
Reinsurance ceded......................................................    (202)        (184)        (243)        (220)        (196)
                                                                           ----         ----         ----         ----         ----
Total accident and health, net of reinsurance..........................   1,961        2,012        2,585        2,258        2,253
                                                                          -----        -----        -----        -----        -----
Total collected premiums, net of reinsurance........................... $40,552      $41,520      $55,967      $58,326      $77,601
                                                                        =======      =======      =======      =======      =======




         The following table sets forth information regarding life insurance and annuities in force at the end of each period presented:

                      Life Insurance and Annuities in Force

                                                                      As of or for the
                                                                     nine month period               As of or for the year ended
                                                                    ended September 30,                     December 31,
                                                                    -------------------                     ------------
                                                                    1998          1997           1997          1996           1995
                                                                    ----          ----           ----          ----           ----
                                                                        (dollars in thousands, except face amounts in millions)

Life insurance:
   Universal
      Number of policies........................................     8,913         9,103          9,053         9,164          9,250
      Direct statutory premiums.................................    $7,820        $7,561        $10,078        $9,054         $9,779
      GAAP policyholder account balances........................  $109,628      $101,774       $103,970       $97,231        $90,233
      Direct face amounts.......................................    $1,059        $1,068         $1,067        $1,056         $1,063
   Whole life and term
      Number of policies........................................    66,889        67,396         67,262        67,268         66,564
      Direct statutory premiums.................................   $22,313       $21,437        $28,799       $29,365        $27,964
      GAAP future policy benefits...............................  $211,024      $198,345       $200,526      $186,408       $174,922
      Direct face amounts.......................................    $2,639        $2,732         $2,629        $2,526         $2,334
   Total life
      Number of policies........................................    75,082        76,499         76,315        76,432         75,814
      Direct statutory premiums.................................   $30,133       $28,998        $38,877       $38,419        $37,743
      Direct face amounts.......................................    $3,698        $3,800         $3,696        $3,582         $3,397
Annuities:
   Number of policies...........................................    10,664        11,636         11,490        12,033         12,263
   Direct statutory premiums....................................    $9,637       $11,150        $15,292       $18,660        $39,952
   GAAP policyholder account balances...........................  $268,287      $282,435       $279,130      $284,783       $285,008


Interest Crediting

     Interest crediting rates for universal life type contracts and investment contracts are set annually by the Life Company's Board of Directors and are based on each product's target interest rate spread and competitive market conditions. For the Life Company's flexible annuity products the interest crediting rate is set by the Life Company's Board of Directors and is generally a formula that varies monthly based on an established market rate subject to an approved minimum and maximum rate. Interest rates credited on the Life Company's universal life contracts for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 range from 6% to 7 1/2%. Interest rates credited on the Life Company's annuity contracts range from 5% to 8% for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995.

Marketing

     As of September 30, 1998, the Life Company marketed its life insurance products through approximately 215 agents, 34 independent agents and 10 field managers. Many of the Life Company's agents are established residents of the rural and suburban communities in which they operate and often have specific prior experience in agricultural-related businesses. Almost all of the Life Company's agents market and write the full range of its products. In addition to marketing the Life Company's life insurance products, the agency force also markets property and casualty insurance products for FFCIC. For the nine months ended September 30, 1998 and each of the years ended December 31, 1997, 1996 and 1995, approximately 58%, 55%, 54% and 58%, respectively, of the Life Company's direct business was written in the states of New York and New Jersey.

     Agent compensation is comprised primarily of commissions, office expense allowance and an annual persistency bonus. In addition, in order to assist in the development of a book of business, most new agents receive a salary during their first two years of licensing provided they meet certain minimum production requirements.

     The Life Company emphasizes personal contact between its agents and the policyholders. The Life Company believes that its name recognition, policyholder loyalty and policyholder satisfaction with agent and claims relationships are the principal sources of new customer referrals, cross-selling of additional insurance products and policyholder retention. In addition, the Life Company believes that its relationship with the Farm Bureaus in its target markets promotes the Life Company's name recognition and new customer referrals among Farm Bureau members. See "-Relationship with Farm Bureaus."

Underwriting

     The Life Company has adopted and follows detailed, uniform underwriting practices and procedures designed to assess risks before issuing coverage to qualified applicants. The Life Company's underwriters review each applicant's written application, which is prepared under the supervision of the Life Company's agents, and any required medical records. The Life Company employs blood and urine testing to provide additional information on applications over $100,000 face amount. Based on the results of these tests, the Life Company may adjust the mortality charge or decline coverage completely. Any nicotine use by a life insurance applicant within the preceding year results in a substantially higher mortality charge.

Participating Business

     The majority of the Life Company's insurance policies are written on a "participating" basis, as defined in the New York Insurance Law. A participating policy is a policy under which there is a right to participate in the divisible surplus of an insurance company. Typically, there is an expectation that a participating policy will pay a dividend to the policyholder based on the actual experience of the insurer. Favorable operating results are more likely to result in the payment of such dividends. Annual policyholder dividends are often paid in a manner that identifies divisible surplus and distributes that surplus in approximately the same proportion as the contracts are considered to have contributed to divisible surplus. Participating business as a percentage of the Life Company's total life insurance in force was 90.1% as of September 30, 1998, and 92.4%, 94.5% and 96.9% for each of the years ended December 31, 1997, 1996 and 1995, respectively. Profits earned on participating business are reserved for the payment of dividends to policyholders except for the stockholders' share of profits on participating policies, which is limited each year to the greater of 10% of the statutory profits on participating business, or fifty cents per year per thousand dollars of the face amount of participating life insurance in force other than group term insurance. In addition to the greater of 10% of the statutory profit on participating business or fifty cents per year per thousand dollars of the face amount of participating life insurance in force, earnings available to stockholders consist of earnings on non-participating business and a pro rata share of net investment income and realized investment gains (losses). The accumulated profit held by the Life Company for the benefit of participating policyholders is shown as a liability on the Life Company's balance sheet, under the caption, "Participating policyholders' interest." Policyholder dividends are paid to participating policyholders, principally holders of whole life products, based on the profitability of the products. Policyholder dividends are declared annually by the Board of Directors, and are effective on the anniversary date of the policy. At the option of the policyholder, policyholder dividends can be paid in cash, credited to renewal premiums due, left to accumulate at interest with the Life Company, or used to purchase additional life insurance. Policyholder dividend expense is charged against Participating policyholders' interest. Policyholder dividends incurred for the nine months ended September 30, 1998 were $8.0 million and for each of the years ended December 31, 1997, 1996 and 1995 were $10.1 million, $9.8 million and $9.4 million, respectively.

Related Party Transactions

     The operations of the Life Company are closely related with those of its affiliates, the Company and FFCIC and with the Life Company's wholly owned subsidiary, United. The companies operate under substantially identical Boards of Directors and have substantially identical senior management. In addition, the companies share home office facilities, data processing equipment, an agency force and certain personnel and other operational expenses.

     Expense Sharing Agreement. The Life Company, the Company and FFCIC are parties to an Amended and Restated Expense Sharing Agreement, effective as of February 14, 1996 (the "Expense Sharing Agreement"), pursuant to which shared expenses for goods, services and facilities are allocated in accordance with applicable provisions of the New York Insurance Law and regulations promulgated thereunder. Direct expenses are charged as incurred to the Life Company, the Company and FFCIC, as applicable, at cost. In 1995 the parties shared expenses under a similar expense sharing agreement. For each of the years ended December 31, 1997 and 1996, 33% and 35%, respectively, of aggregate operating expenses totaling $29.4 million and $30.7 million, respectively, were allocated to the Life Company under the Expense Sharing Agreement and 67% and 65%, respectively, were allocated to the Company and FFCIC. For the year ended December 31, 1995, 39% of aggregate operating expenses totaling $26.7 million was allocated to the Life Company and 61% was allocated to the Company and FFCIC under a similar expense sharing agreement.

     Lease Agreement. The Life Company and FFCIC are parties to a Lease Agreement dated July 1, 1988, as amended by Amendment to Lease Agreement, effective January 1, 1994 (the "Lease Agreement"), pursuant to which the Life Company leases home office space in Glenmont, New York to FFCIC. Annual rent under the Lease Agreement was $760,000, $712,000 and $687,000 for each of the years ended December 31, 1997, 1996 and 1995, respectively.

     Service Agreement. United and FFCIC are parties to a Service Agreement, dated July 25, 1988 (the "Service Agreement"), pursuant to which FFCIC provides United with certain administrative and special services necessary for its operations, including, but not limited to, claims management, underwriting, accounting, tax and auditing, investment management, and functional support services. In addition, FFCIC provides United with certain personnel, property, equipment and facilities for its operations. For each of the years ended December 31, 1997, 1996, and 1995, United incurred approximately $0.5 million, $0.7 million, and $0.8 million, respectively, in direct and allocated expenses and overhead under the Service Agreement.

     Per Risk Reinsurance Contract. FFCIC and United were parties to an Underlying Multi-Line Per Risk Reinsurance Contract, effective January 1, 1995, as amended by Addendum No. 1, effective January 1, 1996, Addendum No. 2, effective January 1, 1996, Addendum No. 3, effective July 26, 1996, and Addendum No. 4, effective January 1, 1997 (as so amended, the "Per Risk Reinsurance Contract"). For the year ended December 31, 1997, net earned premiums ceded by FFCIC to United under the Per Risk Reinsurance Contract were $8.7 million. The Per Risk Reinsurance Contract was terminated effective December 31, 1997.

     Umbrella Reinsurance Contract. United had assumed 5% of FFCIC's net liability retained under an Umbrella Quota Share Reinsurance Contract, effective January 1, 1995, as amended by Addendum No. 1, effective January 1, 1995, Addendum No. 2, effective July 25, 1996 and Addendum No. 3, effective retroactively to January 1, 1995 as to Article IV and effective January 1, 1997 as to all other changes (as so amended, the "Umbrella Reinsurance Contract"). For the year ended December 31, 1997, net written premiums ceded by FFCIC to United under the Umbrella Reinsurance Contract were $0.2 million. The Umbrella Reinsurance Contract was terminated effective December 31, 1997.

     Catastrophe Reinsurance Contract. United had assumed 16.67% of the 1st layer and 2% of the 3rd and 4th layers of FFCIC's per occurrence losses under an Excess Catastrophe Reinsurance Contract, effective January 1, 1997 (the "Catastrophe Reinsurance Contract"). For the year ended December 31, 1997, net earned premiums ceded by FFCIC to United under the Catastrophe Reinsurance Contract were $0.1 million. The Catastrophe Reinsurance Contract expired on December 31, 1997.

     Although the Company terminated all reinsurance agreements with United effective December 31, 1997, United retains liability for covered losses arising from occurrences prior to the termination date. Effective January 1, 1998, all reinsurance agreements for FFCIC will be provided solely by non-affiliated reinsurers.

Relationship with Farm Bureaus

     The Life Company was organized through the efforts of certain Farm Bureaus, and its relationship with the Farm Bureaus continues to be a fundamental aspect of its business. See "The Acquisition-Interests of Certain Persons in the Acquisition" for a more detailed description of the Life Company's relationship with the Farm Bureaus.

Reinsurance

     In accordance with industry practices, the Life Company reinsures portions of its life insurance and disability income exposure with unaffiliated insurance companies under traditional indemnity reinsurance agreements. Reinsurance contracts do not relieve the Life Company from its obligations to policyholders as the primary insurer. The Life Company as the ceding insurer remains responsible for policy claims to the extent the reinsurer fails to pay such claims. The Life Company regularly evaluates the financial condition of its reinsurers to minimize the Life Company's credit risk from its reinsurers. As of December 31, 1997, the Life Company's reinsurance program was provided by reinsurers which were rated "A" (Excellent) or above by A.M. Best Company, Inc. ("A.M. Best"). The Life Company does not carry an allowance for uncollectible reinsurance. The Life Company's retained exposure is generally $400,000 for any one life, with lesser amounts for persons considered to have a higher than average mortality risk. The Life Company reinsures its level term life insurance product on a 50% quota share basis. Disability income products are reinsured for claim payments in excess of $1,500 per month. The Life Company's total premium ceded to reinsurers was $974,000, $829,000 and $694,000 in 1997, 1996 and 1995,
respectively, and the Life Company received commission on premium ceded of $233,000 and $134,000 in 1997 and 1996, respectively. The Life Company did not receive any commission on premium ceded in 1995.

Future Policy and Contract Benefits

     Liabilities for future policy benefits for term life contracts are calculated using the net level premium method and assumptions as to investment yields, mortality and withdrawals. These assumptions are based on projections and past experience and include provisions for possible unfavorable deviation. These assumptions are made at the time the contract is issued.

     Liabilities for future policy benefits for whole life contracts are calculated using the net level premium method and statutory assumptions as to interest and mortality. Whole life is written on a participating basis with a provision for dividends to policyholders. See "-Participating Business."

     Liabilities for future policy and contract benefits on universal life-type and investment-type contracts are based on the policy account balance.

     The liabilities for future policy and contract benefits for long-term disability income contracts are based upon interest rate assumptions and morbidity and termination rates from published tables. In 1995, the Company completed its withdrawal from the group accident and health line of business. The Company continues to write individual accident and health coverages, primarily disability income policies.

Investments

     An important component of the operating results of the Life Company has been the return on invested assets. The Life Company's investment objective is to maximize current yield while maintaining safety of capital together with adequate liquidity for its insurance operations. Since 1995, the Life Company has significantly reduced its holdings of non-investment grade fixed maturity securities and improved the overall credit quality of its invested assets.

     Although all of its assets support all of its liabilities, the Life Company has an asset-liability management program which includes designing and developing products which encourage persistency and, as a result, creates a stable liability structure; and structuring the investment portfolio with duration and cash flow characteristics similar to the Life Company's insurance liabilities.

     At September 30, 1998, the Life Company had cash and invested assets with an aggregate carrying value of $810.3 million. The Life Company primarily invests in high quality fixed maturity securities and to a lesser extent, equity securities. At September 30, 1998, 88.8% of the Life Company's total carrying value of cash and invested assets consisted of fixed maturities, 4.5% consisted of equity securities, 3.7% consisted of policy loans, 1.9% consisted of mortgage loans, and the remainder consisted of short-term investments, cash and other invested assets.

     Prior to September 1, 1997, the Life Company managed its invested assets. During 1997, the Life Company retained the services of a professional asset management firm, specializing in the management of investments for insurance companies, to supplement its internal capabilities and improve upon the management of its invested assets. Investment activities are subject to oversight by management of the Life Company, as well as the Investment Committee of the Board of Directors of the Life Company.

     The Life Company actively manages and monitors its exposure to credit risk. Invested assets are reviewed regularly for credit quality. Investments which have experienced payment delinquencies, adverse changes in credit ratings or deterioration in the financial condition of the borrower, or which have otherwise been identified as having potential adverse credit implications are placed on a credit watch report. Securities placed on the credit watch list are reviewed by management and the investment committee on a regular basis. At September 30, 1998, the Life Company had identified 10 securities, with an aggregate carrying value of $9.6 million, on the credit watch report. None of these securities were considered non-performing or in default. In addition, the Life Company's holdings of NAIC Class 3 through 6 bonds, generally considered non-investment grade, were $13.0 million or 1.8% of its fixed maturity portfolio at September 30, 1998. Due to uncertainties in the economic environment, however, it is possible that the quality of investments currently held in the Life Company's investment portfolio may change.

     The average duration and average effective maturity of the Life Company's fixed maturity investments as of September 30, 1998 were approximately 5.0 and
7.8 years, respectively. As a result, the market value of the Life Company's investments may fluctuate significantly in response to changes in interest rates. In addition, the Life Company may also be likely to experience investment losses to the extent its liquidity needs require the disposition of fixed maturity securities in unfavorable interest rate environments.

     For the nine month period ended September 30, 1998 and the year ended December 31, 1997, compared with the prior period, the amortized cost of the Life Company's cash and invested assets increased 2.9% to $727.3 million and 3.6% to $713.7 million, respectively, primarily as a result of the cash flow from the Life Company's operations. For the nine months ended September 30, 1998 and 1997 and each of the years ended December 31, 1997, 1996 and 1995, the Life Company's net investment income, average cash and invested assets and return on average cash and invested assets were as follows:


                                                                                    Nine Months
                                                                                Ended September 30,      Year Ended December 31,
                                                                                  1998       1997        1997        1996     1995
                                                                                  ----       ----        ----        ----     ----
                                                                                                 (dollars in millions)

Net investment income.........................................................   $41.5      $40.4       $55.0       $55.7     $52.6
Average cash and invested assets at amortized cost............................  $720.5     $706.7      $701.3      $675.0    $608.7
Return on average cash and invested assets....................................     7.7%       7.6%        7.8%        8.3%      8.6%


     The reduction in the return on average cash and invested assets for the year ended December 31, 1997 and for the nine months ended September 30, 1998 was primarily attributable to an overall reduction in the prevailing interest rate environment during 1996, 1997, and during the nine months ended September 30, 1998 compared to earlier periods and to the redemption of certain fixed maturities. During 1997, and during the nine months ended September 30, 1998, issuers paid $34.4 million and $38.8 million, respectively, to redeem fixed maturities. The effect of the redemptions of these fixed maturities is to lower the rate of return on the Life Company's fixed income portfolio.

     The following table sets forth certain information concerning the Life Company's investments:


                                                 September 30, 1998               December 31, 1997              December 31, 1996
                                                 ------------------               -----------------              -----------------
                                              Amortized        Market         Amortized        Market         Amortized      Market
Type of Investment                              Cost          Value(2)          Cost          Value(2)          Cost        Value(2)
------------------                              ----          --------          ----          --------          ----        --------
(dollars in thousands)

Available for sale portfolio:
Fixed maturities(1):
      United States government and
        government agencies and
        authorities.......................    $16,537         $18,484         $15,009         $16,173         $30,511       $30,748
      States, municipalities and
        political subdivisions............     90,260         100,401          91,897          99,687          88,928        93,793
      Public utilities....................    135,011         145,426         149,406         156,189         158,872       160,534
      All other corporate bonds...........    307,384         340,564         309,912         336,383         286,593       298,862
      Mortgaged-backed securities.........    102,208         106,228          70,640          72,741          40,981        42,905
      Redeemable preferred stock..........      7,524           8,795          10,343          12,260          13,456        14,382
                                                -----           -----          ------          ------          ------        ------
           Total fixed maturities.........    658,924         719,898         647,207         693,433         619,341       641,224
Equity securities.........................     14,360          36,321          14,360          37,636          13,419        30,722
                                               ------          ------          ------          ------          -----         ------
           Total available for sale.......    673,284         756,219         661,567         731,069         632,760       671,946
                                              -------         -------         -------         -------         -------       -------
Mortgage loans(1).........................     15,164          15,164          15,151          15,151          13,919        13,919
Policy loans(1)...........................     30,321          30,321          28,937          28,937          28,841        28,841
Short-term investments(1).................      4,938           4,938           4,864           4,864          10,542        10,542
Other invested assets(1)..................        639             639             741             741           1,250         1,250
                                                  ---             ---             ---             ---           -----         -----
           Total investments..............   $724,346        $807,281        $711,260        $780,762        $687,312      $726,498
                                             ========        ========        ========        ========        ========       =======

-----------

(1) Fixed maturities (bonds, redeemable preferred stocks and mortgage-backed securities) and equity securities in the available for sale portfolio are carried at market value in the consolidated financial statements of the Life Company. Mortgage loans, cash and short-term investments and other invested assets are carried at cost, which approximates market value. Policy loans are carried at the outstanding principal balance which approximates market value.

(2) The Life Company primarily obtains market value information through the pricing service offered by Interactive Data Corporation. Market values are also obtained, to a lesser extent, from various brokers who provide price quotes.

     The Life Company's investments in fixed maturity securities are composed primarily of intermediate-term, investment grade securities. The table below contains additional information concerning the investment ratings of the Life Company's fixed maturity investments at September 30, 1998:


                                                                                      Amortized       Market
Type/Ratings of Investment(1)                                                           Cost           Value         Percentage(2)
(dollars in thousands)

Available for sale portfolio:(3)
U.S. Government and Agencies......................................................   $30,787       $33,707                    4.7%
AAA...............................................................................   107,078       112,434                   15.6
AA ...............................................................................   103,011       111,486                   15.5
A  ...............................................................................   212,614       235,415                   32.7
BBB...............................................................................   192,861       213,917                   29.7
                                                                                     -------       -------                   ----
      Total BBB or Better.........................................................   646,351       706,959                   98.2
                                                                                     -------       -------                   ----

BB ...............................................................................     9,666        10,243                    1.4
B and Below.......................................................................     2,907         2,696                    0.4
                                                                                       -----         -----                    ---
      Total available for sale....................................................  $658,924      $719,898                  100.0%
                                                                                    ========      ========                  =====



-----------

(1) The ratings set forth in this table are based on the ratings, if any, assigned by Standard & Poor's Corporation ("S&P"). If S&P's ratings were unavailable, the equivalent ratings supplied by Moody's Investors Services, Inc., Fitch Investors Service, Inc. or the NAIC were used where available. The percentage of securities that were not assigned a rating by S&P at September 30, 1998 was 2.1%.

(2) Represents percent of market value for classification as a percent of total for each portfolio.

(3) Fixed maturities in the available for sale portfolio are carried at market value in the consolidated financial statements of the Life Company.

     The table below sets forth the maturity profile of the Life Company's fixed maturity investments as of September 30, 1998:


                                                                                          Amortized        Market
Maturity                                                                                   Cost(1)        Value(2)       Percentage
(dollars in thousands)

1 year or less........................................................................     $6,018          $6,109              0.8%
More than 1 year through 3 years......................................................     14,343          15,462              2.2
More than 3 years through 5 years.....................................................     35,153          37,508              5.2
More than 5 years through 10 years....................................................     78,140          83,434             11.6
More than 10 years through 15 years...................................................     72,127          81,663             11.3
More than 15 years through 20 years...................................................     79,151          88,076             12.2
More than 20 years....................................................................    271,784         301,417             41.9
Mortgage backed securities............................................................    102,208         106,229             14.8
                                                                                          -------         -------             ----
      Total...........................................................................   $658,924        $719,898            100.0%
                                                                                         ========        ========            =====


-----------

(1) Fixed maturities in the available for sale portfolio are carried at market value in the consolidated financial statements of the Life Company.

(2) The Life Company obtains market value information primarily through the pricing service offered by Interactive Data Corporation. Market values are also obtained, to a lesser extent, from various brokers who provide price quotes.


     As of September 30, 1998, mortgage backed securities accounted for 14.1% (or $102.2 million in amortized value) of the total investment portfolio. Of this amount, 35% (or $36.4 million) was invested in collateralized mortgage obligations, 18% (or $18.0 million) was invested in United States government agency mortgage pools and the remaining 47% (or $47.8 million) was invested in asset backed securities. 99% of the combined mortgage backed and asset backed portfolio carries an S&P rating of AA or higher.

A.M. Best Rating

     A.M. Best, which rates insurance companies based on factors of concern to policyholders, currently assigns a Best's Rating of "A" (Excellent), its third highest rating category to the Life Company. A.M. Best assigns "A" or "A-" ratings to companies which, in its opinion, have demonstrated excellent overall performance when compared to the standards established by A.M. Best. Companies rated "A" or "A-" have a strong ability to meet their obligations to policyholders over a long period of time. In evaluating a company's financial and operating performance, A.M. Best reviews the company's profitability, leverage and liquidity, as well as the company's book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its benefit reserves, the adequacy of its surplus, its capital structure, the experience and competency of its management and its market presence. No assurance can be given that A.M. Best will not downgrade the Life Company's current rating in the future.

     Ratings assigned by A.M. Best are an important factor influencing the competitive position of insurance companies. In reaffirming the Life Company's rating in April 1998, A.M. Best placed a "negative outlook" on the rating of the Life Company. A.M. Best cited the Life Company's continued lack of new business growth, referring to the Life Company's first year direct ordinary life premium production which has declined annually since 1994, and individual annuity sales which have also declined in recent years as the primary reason for the negative outlook on the Life Company's rating. A.M. Best further indicated that meeting 1998 marketing goals (calling for modest new premium growth in the ordinary life segment as well as an increase in annuity sales), "within reason," would be necessary to maintain the current rating. The Life Company believes that it has met certain 1998 marketing goals but that it has not met others. There can be no assurance that the Life Company will be able to maintain its current rating. If the Life Company were to experience a rating downgrade, the Life Company's business and results of operations could be materially adversely affected.

Competition

     The Life Company operates in a highly competitive environment and industry. Numerous life insurance companies, banks and other financial institutions compete with the Life Company. Many of the Life Company's competitors have greater financial and other resources than those of the Life Company. The Life Company believes that the principal competitive factors in the sale of insurance and annuity products by the Life Company are product features, price, perceived stability of the insurer, claims-paying ratings from rating agencies such as A.M. Best, the ability of the Life Company's agent to provide service to the client after the sale, and the endorsement of the Life Company by the state Farm Bureaus to their members.

     In addition to competing for sales, the Life Company competes for qualified agents to distribute its products. Strong competition exists among insurance companies for agents with demonstrated ability to sell life insurance and annuity products. The Life Company maintains strong relationships with its agents through a competitive commission structure, support services, a range of competitive products, and continuing communication with the Life Company's management.

Regulation

     The Life Company is subject to regulation and supervision by each of the states in which the Life Company does business. State insurance laws generally establish supervisory agencies with broad administrative and supervisory powers related to granting and revoking licenses, transacting business, establishing guaranty fund associations, licensing agents, approving policy forms, regulating premium rates, setting limits on the amount of new business that the Life Company may write, establishing reserve requirements, requiring cash flow testing, prescribing the form and content of required financial statements and reports, determining the adequacy of statutory capital and surplus, regulating the amount and types of investments permitted, limiting the amount of dividends that may be paid without prior regulatory approval and regulating advertising and sales illustrations. In addition, the Life Company is licensed as a New York domestic company, and the Life Company must conform to the New York laws and regulations in all of the states in which it does business. New York laws and regulations governing insurance companies are generally regarded as more restrictive than the laws and regulations of most other states. State laws and regulations are intended to protect the interests of policyholders, and not the interests of stockholders.

     The New York Insurance Department conducts an examination of the Life Company approximately once every three years as part of their routine regulatory oversight. The examination is conducted in the Life Company's office by a team of examiners assigned by the New York Insurance Department. The examination for the years 1994 through 1996 has recently been completed. The examination included a review of the Life Company's statutory financial statements, investments, reserves, advertising, licensing, training and compensation of agents, underwriting practices, and policyholder service. There were no material adverse findings that arose from the examination. The Life Company incurred examination fees of $105,000 in 1997.

Properties

     The Life Company owns its home office buildings located in Glenmont, New York, consisting of three buildings containing a total of approximately 140,000 square feet of office space. The Life Company occupies approximately 44,000 square feet for its executive and administrative offices, and leases the remaining space principally to the Company. The Lease Agreement provides for FFCIC to pay the Life Company an annual rental of approximately $760,000. The Lease Agreement expired on December 31, 1998. The parties are negotiating the terms of a new lease. See "-Related Party Transactions."

Employees

     The Life Company shares most of its employees with the Company. As of December 31, 1998, there were 461 full time employees of the Life Company and the Company, of which 324 employees were employed in the home office. Based on annual time studies, 33% of total employee expenses, including salary expense, is currently allocated to the Life Company, including United, and 67% is allocated to the Company. See "-Related Party Transactions." None of these employees are covered by a collective bargaining agreement, and the Life Company believes that its employee relations are good.

Legal Proceedings

     The Life Company is subject to litigation in the normal course of business. Based upon information presently available to it, management believes that resolution of these legal actions will not have a material adverse effect on the Life Company's consolidated financial condition. However, given the uncertainties attendant to litigation, there can be no assurance that the Life Company's consolidated results of operations and financial condition will not be materially adversely affected by any threatened or pending litigation.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS
                        OF OPERATIONS OF THE LIFE COMPANY



General

     Corporate Profile. The following discussion and analysis of financial condition and results of operations includes the operations of the Life Company and its wholly owned subsidiary, United. The Life Company is a stock life insurance company owned by the state Farm Bureau organizations and their affiliates in New York, New Jersey, Delaware, West Virginia and all of the New England states. These entities comprise all of the Selling Stockholders. The operations of the Life Company are closely related with those of its affiliates, the Company and its wholly owned subsidiary, FFCIC. The Life Company and the Company are affiliated by common management and substantially identical Boards of Directors.

     The Life Company incurred nonrecurring expenses of $203,000 for the nine month period ended September 30, 1998 and $707,000 in 1997 at the discretion of its shareholders related to their evaluation of the Option Purchase Agreement and the proposed sale of the Life Company to the Company.

     Nature of Business. The Life Company principally sells individual life insurance, annuities and disability income insurance to residents of rural and suburban communities, principally to members of the state Farm Bureau organizations in New York, New Jersey, Delaware, West Virginia and all of the New England states. Membership in a state Farm Bureau organization is not a prerequisite for purchasing insurance coverage from the Life Company. The Life Company began marketing its products in Pennsylvania and Maryland during 1998. The Life Company is a New York corporation, and is subject to the regulatory authority of the New York Insurance Department.

     The Life Company's wholly owned subsidiary, United, is a property and casualty insurance company. Prior to January 1, 1998, United's principal business was reinsurance of direct business written by FFCIC. United commenced writing direct property and casualty business in Pennsylvania during the second quarter of 1998 and commenced writing direct property and casualty business in Maryland during the third quarter of 1998.

     As of September 30, 1998, the Life Company marketed its life insurance products through approximately 215 agents, 34 independent agents and 10 field managers. Many of the Life Company's agents are established residents of the rural and suburban communities in which they operate and often have specific prior experience in agricultural-related businesses. Almost all of the Life Company's agents market and write the full range of its products. In addition to marketing the Life Company's life insurance products, the agency force also markets property and casualty insurance products for FFCIC. For the nine months ended September 30, 1998 and for the years ended December 31, 1997, 1996 and 1995, approximately 58%, 55%, 54% and 58%, respectively, of the Life Company's direct business was written in the States of New York and New Jersey.

     Participating Business. Most of the policies issued by the Life Company are classified as "participating," as defined by the New York Insurance Law. Pursuant to New York Insurance Law, profits on participating business inuring to the benefit of stockholders are limited to the greater of 10% of the statutory profits on participating business, or fifty cents per year per thousand dollars of participating life insurance in force other than group term insurance. The profits on participating business represent the excess of revenues over benefits and expenses and income taxes allocated to participating policies. The accumulated profit held by the Life Company for the benefit of policyholders is shown as a liability on the consolidated Life Company's balance sheet. Participating business, as a percentage of the Life Company's total life insurance in force, was 90.1% as of September 30, 1998 and was 92.4%, 94.5%, and 96.9% as of December 31, 1997, 1996, and 1995, respectively.

     Sources of Income for Common Stockholders. Net income available to common stockholders is provided by these sources: (i) an allocation of net investment income and net realized investment gains (losses) and, (ii) profits on non-participating policies, and (iii) the greater of 10% of the statutory profits on participating policies or fifty cents per year per thousand dollars of participating life insurance in force other than group term insurance.

     Expense Management. During 1997, the Life Company continued the expense management initiatives it began during 1996. The goal of the Life Company's expense management initiatives is to continually review its cost structure and reduce or eliminate certain expenses. Additionally, the Life Company seeks to tie expenses to operating results so that expenses become increasingly more variable with the Life Company profitability and less fixed or volume sensitive. As a result, portions of the compensation for employees and management are influenced by the Life Company's operating results. These programs help align the Life Company's interests more directly with those of its shareholders. As a result of these initiatives, the Life Company's operating expenses as a percent of premium from life and health operations were reduced during 1997 to 25.4% compared to 28.9% for 1996. For the nine months ended September 30, 1998, the Life Company's operating expenses as a percentage of premium from life and health operations was 29.2%. The increase in operating expenses as a percentage of premium from life and health operations for the nine months ended September 30, 1998 was primarily attributable to an increase in expenditures incurred for advertising, actuarial consultants and field compensation as well as an increase in start up expenses incurred by United to commence business in the states of Pennsylvania and Maryland during 1998.

     Agent compensation is the Life Company's principal policy acquisition cost. Agents receive commission as a percentage of policy premium, with higher rates for new business. Most of the agent's first year commission is deferred and amortized over future premium collections for the policy. Agent and agency manager compensation cost, as a percentage of total deferred acquisition cost, was 70.6% and 79.7% for the nine months ended September 30, 1998 and 1997, respectively, and 76.9%, 80.7%, and 83.7% for the years ended 1997, 1996, and 1995, respectively. Amortization of deferred acquisition costs as a percentage of premium from life and health operations was 20.5%, 20.7% and 22.4% for the years ended 1997, 1996 and 1995, respectively.

     During the fourth quarter of 1996, the Life Company implemented a voluntary early retirement program and other changes to the Life Company's benefit plans as part of its continuous expense management program. The Life Company recorded a nonrecurring charge of $594,000, which is net of a Federal income tax benefit of $320,000, for the Life Company's share of the costs of this voluntary early retirement program. Eligibility for the program was based on age and years of service. In addition, effective January 1, 1997, the Life Company froze benefits available through its defined benefit plan and enhanced its defined contribution plan. As a result, the Life Company's contributions to the defined contribution plan will vary to a greater extent based upon the Life Company's profitability than the contributions previously required to fund its defined benefit plan.

     Year 2000. The Life Company's primary policy administration system was created using four digits to identify a year in the date field and is generally Year 2000 compliant. However, many of the other computer programs upon which the Life Company relies were created using only two digits to identify a year in the date field. If not corrected, many of these computer applications could fail or produce erroneous results. In 1996, management began considering Year 2000 issues as they affect the Life Company and began to develop a Year 2000 plan. The Life Company's overall plan for dealing with the Year 2000 problem covers information technology ("IT") systems, non-IT systems, and third party providers. The Life Company has established a Year 2000 team to lead the Life Company's activities relating to its Year 2000 issues. The Life Company's Year 2000 team works with the Life Company's senior management, legal and business units on Year 2000 issues. The Life Company's current state of readiness with respect to each of its IT systems, non-IT systems and third party providers is discussed below.

     The Life Company uses a process consisting of the following five phases to approach Year 2000 compliance of its IT systems: (1) Inventory (cataloging the systems portfolio); (2) Assessment (identifying possible Year 2000 related failures and developing strategies to remediate them); (3) Remediation (creating or acquiring corrections to deficiencies); (4) Testing (confirming whether remediation is successful); and (5) Implementation (installing solutions).

     Critical IT systems include product administration systems, key financial systems and core IT infrastructure. The inventory and assessment phases have been completed for all critical IT systems. The phases of remediation and testing of critical IT systems have been 95% completed as of September 30, 1998. Management of the Life Company believes that the phases of remediation, testing and implementation for critical IT systems currently in use by the Life Company have been completed. Noncritical IT systems include certain other business applications which the Life Company does not believe to be critical. The inventory phase has been completed for the Life Company's noncritical IT systems as of September 30, 1998. The assessment, remediation, testing and implementation phases for the Life Company's noncritical IT systems are ongoing and are expected to be completed by the end of 1999.

     The Life Company is currently testing the operation of IT systems working together in an integrated test environment that replicates the Life Company's live environment. This test exercises software and hardware using dates advanced to Year 2000 and beyond. There can be no assurances that the integrated testing will discover all potential Year 2000 problems or that it will not reveal additional material problems that will have to be resolved.

     Non-IT systems typically include embedded technology such as microcontrollers. The Life Company's non-IT systems include machinery and equipment in its buildings, such as elevators, telephone equipment, HVAC, security and alarm systems, and print shop/mail room equipment. The Life Company is reviewing these systems for Year 2000 compliance with the third party providers the Life Company uses to service and maintain this equipment.

     The Life Company's Year 2000 effort also includes a systematic assessment of the Year 2000 compliance status of third-party providers. The Life Company believes loss of public utilities, phone, banking or mail services could have an immediate adverse impact on the Life Company's operations which, under certain circumstances could be material. The Life Company is contacting each of its third-party providers, through letters, questionnaires and/or interviews depending upon the nature of the product or service supplied, to determine if the provider is Year 2000 compliant. As of September 30, 1998, the Life Company had received responses from approximately 85 percent of such third parties. Many of the responses indicate that the products or services provided are expected to be Year 2000 compliant. However, few providers have provided written assurances that they are currently Year 2000 compliant. The Life Company continues to track the status of third-party providers' Year 2000 compliance progress and a follow-up program is under way with providers that have not responded. Management believes that the process of evaluating the Year 2000 compliance status of the Life Company's third-party providers who provide mission critical services and products will be completed by June 30, 1999.

     The Life Company does not separately track the internal costs incurred for the Year 2000 project which are principally the related payroll costs for its IT staff. However, the Life Company has identified certain costs related to the Year 2000 project including costs related to outside consultants and software and hardware applications. The identified costs incurred through September 30, 1998 were approximately $85,000, of which $69,000 was expensed and $16,000 was capitalized. Based on information currently available, the total identified remaining costs expected to be incurred for the Year 2000 project are estimated to be $130,000. These costs are being funded through operating cash flows. These estimated costs are the costs allocated to the Life Company and do not include the costs allocated to the Company and FFCIC in accordance with expense sharing arrangements among the companies. See "Business of the Life Company-Related Party Transactions." The Life Company's estimated costs of the Year 2000 project are based on management's best estimates, which were derived from numerous assumptions, including the extent of remaining remediation and testing activities, availability of certain resources and other factors.

     The phases of inventory, assessment, remediation, testing and implementation of the Life Company's software for Year 2000 issues have been done primarily by the Life Company's existing IT staff. Correction of Year 2000 issues is a high priority project and certain other less critical IT projects have been deferred due to Year 2000 efforts; however, the Life Company does not believe the deferral of other IT projects has had a material effect on the Life Company's financial condition or results of operations in 1997 or during the nine months ended September 30, 1998. The Life Company's IT staff has continued to work on other high priority projects concurrent with the Year 2000 project.

     The Life Company has not conducted a comprehensive analysis of the operational problems and costs that would be reasonably likely to result from the failure to achieve Year 2000 compliance on a timely basis. The Life Company believes that its most reasonably likely worst case Year 2000 scenarios may include these elements: (1) one or more parts of the Life Company's IT systems will operate incorrectly, thereby resulting in a temporary shutdown or miscalculations in a system, which may have an adverse effect on the Life Company's operations and (2) one or more of the Life Company's third-party providers will be unable to provide the products or services expected which may have an adverse effect on the Life Company's operations. Because of the progress which has been made toward achieving Year 2000 compliance with the Life Company's IT systems, an IT system contingency plan has not been developed. The Life Company believes that its testing of its critical hardware and software will reveal any significant Year 2000 problems, that such problems will be capable of remediation, and that the Life Company's software and hardware will perform substantially as planned when Year 2000 processing begins. If testing reveals material problems that cannot be remediated, then the Life Company intends to develop such contingency plans as are practical based on the alternatives available. A contingency plan has not been developed for dealing with the scenario where one or more of the Life Company's third-party providers will be unable to provide the services expected. If management believes that a third-party provider is not Year 2000 compliant, or that a third-party provider's Year 2000 compliance status is uncertain, then the Life Company intends to seek other providers or develop such contingency plans as are practical based on the alternatives available.

     Despite the Life Company's efforts to address its Year 2000 issues, there can be no assurances that Year 2000 related failures of the Life Company's IT systems, or that Year 2000 related failures by third parties with which the Life Company interacts, will not have a material adverse effect on the Life Company's results of operations, liquidity and financial condition.

     Application of Accounting Standards. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("Statement 130"), "Comprehensive Income," which establishes standards for the reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). Statement 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Statement 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Statement 130 is effective for the fiscal years beginning after December 15, 1997. The Life Company and United have adopted Statement 130 for the first quarter of 1998 financial statements and restated prior years financial statements to conform to this reporting standard.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("Statement 131"), "Disclosures about Segments of an Enterprise and Related Information" effective for fiscal years beginning after December 15, 1997. The adoption of Statement 131 will result in revised and additional disclosures but will have no effect on the financial position, results of operations, or liquidity of the Life Company.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 ("Statement 132"), "Employers' Disclosures about Pensions and Other Postretirement Benefits," effective for fiscal years beginning after December 31, 1997. Statement 132 revises the disclosure requirements but does not change the measurement or recognition of pensions and other post retirement benefits. The adoption of Statement 132 will result in revised and additional disclosures for the Life Company but will have no effect on the financial position, results of operations, or liquidity of the Life Company.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("Statement 133"), "Accounting for Derivative Instruments and Hedging Activities." This statement, which is effective for fiscal years beginning on or after January 1, 2000, establishes accounting and reporting standards for derivative instruments and for hedging activities. Statement 133 requires recognition of all derivatives as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. Management is evaluating the impact this statement may have on the Life Company's financial statements.

Results of Operations

     Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997

     Premiums. Premiums from life and health operations increased to $23.0 million during the nine months ended September 30, 1998, an increase of $0.5 million from the premiums for the nine months ended September 30, 1997 of $22.5 million. The increase is the result of an increase of $0.5 million in whole life and term life insurance premiums. Premiums for accident and health (principally disability income) insurance were $1.0 million for both periods. Payments received from policyholders for asset accumulation products, such as annuities, and payments received from universal life policyholders, are recorded as liabilities rather than as premiums. There was $39 thousand of premium from property and casualty operations during the nine months ended September 30, 1998, compared to $6.7 million in the 1997 period. The decrease in premium from property and casualty operations during the nine month period ended September 30, 1998 as compared to the same period in 1997 was primarily the result of the termination of the reinsurance contracts between United and FFCIC effective December 31, 1997. United commenced writing direct property and casualty business in Pennsylvania during the second quarter of 1998 and commenced writing direct property and casualty business in Maryland during the third quarter of 1998.

     Net Investment Income. Net investment income was $41.5 million during the nine months ended September 30, 1998 and $40.4 million for the same period in 1997. The increase in net investment income was primarily the result of the additional income earned on the Company's fixed maturity investments which increased by $26.5 million during the nine months ended September 30, 1998. This increase was partially offset by an overall decline in the rate of return on the invested assets. The return realized on the Life Company's cash and invested assets was 7.7% for the nine months ended September 30, 1998 compared to 7.6% for the same period in 1997. Many of the assets held by the Life Company in its fixed maturities portfolio are subject to redemption on certain dates at the option of the issuer. During the nine months ended September 30, 1998, issuers paid $38.8 million to redeem investments in fixed maturities. Almost all of these redeemed fixed maturities carried a higher interest rate than was currently available in 1998. The effect of the redemption of these fixed maturities is to lower the rate of return on the Life Company's fixed income portfolio.

     Net Realized Investment Gains. Net realized investment gains were $3.2 million for the nine months ended September 30, 1998 compared to $3.4 million for the same period in 1997. During the nine months ended September 30, 1997, the Life Company decided to reduce the amount of its investments in equities, and because of the significant appreciation in market value of certain of the Life Company's equities, a realized gain of $2.9 million in equities was recognized as a result of the sale of these securities. During the nine months ended September 30, 1998 a realized gain of $3.2 million was recognized primarily due to calls of fixed maturities.

     Policy and Contract Charges. Policy and contract charges are primarily fees assessed as surrender charges on whole life and annuity policies, and mortality and expense fees charged against policyholder accounts of universal life policies. These fees were $4.3 million for the nine months ended September 30, 1998 and $3.8 million for the same period in 1997.

     Benefits to Policyholders. Benefits to policyholders increased $1.1 million to $22.8 million for the nine months ended September 30, 1998 compared to $21.7 million for the same period in 1997. Benefits to policyholders for the nine months ended September 30, 1998 increased primarily as a result of an increase in death benefits paid during the nine months ended September 30, 1998 as compared to the same period in 1997.

     Losses and Loss Adjustment Expenses on Property and Casualty Operations. Losses and loss adjustment expenses decreased $4.8 million to $1.5 million for the nine months ended September 30, 1998 compared to $6.3 million for the same period in 1997. The decrease in losses and loss adjustment expenses was attributable to the termination of the reinsurance agreements between United and FFCIC effective December 31, 1997. Losses and loss adjustment expenses incurred in the nine months ended September 30, 1998 are the result of the runoff of the reinsurance agreement liabilities as of December 31, 1997 from the reinsurance assumed by United from FFCIC.

 Operating Expenses. Operating expenses increased $1.3 million, to $6.7 million for the nine months ended September 30, 1998 from $5.4 million for the same period in 1997. For the nine months ended September 30, 1998, operating expenses were 29.2% of premium revenue from life and health operations compared to 24.1% for the same period in 1997. The increase in expense is primarily attributable to increases in expenditures incurred for advertising, actuarial consultants, and field compensation, as well as start up expenses incurred by United to commence business in the states of Pennsylvania and Maryland during 1998.

     Interest Credited to Policyholders. Interest credited to policyholders decreased $2.3 million, to $16.6 million for the nine month period ended September 30, 1998 compared to $18.9 million for the same period in 1997. The decline was the result of lower interest crediting rates on annuity business and policyholder funds on deposit and a decline in the amount of funds held for policyholders under annuity contracts in the nine months ended September 30, 1998 as compared to the same period in 1997.

     Amortization of Deferred Policy Acquisition Costs. Amortization of deferred policy acquisition costs was $5.3 million in the nine month period ended September 30, 1998 and $5.1 million for the same period in 1997.

     Participating Policyholders' Interest. Participating policyholders' interest increased $0.5 million to $16.3 million for the nine months ended September 30, 1998 compared to $15.8 million for the same period in 1997.

     Federal Income Tax Expense. Federal income tax expense was $1.1 million and 33.5% of income before Federal income taxes for the nine months ended September 30, 1998 compared to $1.5 million and 33.8% of income before Federal income taxes for the same period in 1997.

     Net Income Attributable to Common Stockholders. Net income attributable to common stockholders decreased $0.8 million to $2.2 million for the nine months ended September 30, 1998 from $3.0 million in the same period of 1997 primarily as a result of the foregoing factors.

         Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Premiums. Premiums from life and health operations increased slightly to $30.5 million during the year ended December 31, 1997, an increase of $0.2 million from 1996's premium of $30.3 million. The increase is the result of a decrease of $0.2 million in whole life and term life insurance, and an increase of $0.4 million in accident and health (principally disability income) insurance. Premium from property casualty operations decreased $0.4 million or 4.3% during the year ended December 31, 1997 to $9.0 million from $9.4 million in 1996. This decrease was primarily the result of a decrease in rate for the major reinsurance assumed contract between United and FFCIC. Payments received from policyholders of asset accumulation products, such as annuities, and payments received from universal life policyholders are recorded as liabilities rather than as premiums.

     Net Investment Income. Net investment income decreased $0.7 million to $55.0 million for the year ended December 31, 1997, from $55.7 million in 1996. The decrease in net investment income was primarily the result of a decline in the investment yield of the portfolio as maturing investments are replaced at lower rates. The return realized on the Life Company's cash and invested assets was 7.8% in 1997 and 8.3% in 1996. Many of the assets held by the Life Company in its fixed maturities portfolio are subject to redemption on certain dates at the option of the issuer. During 1997, issuers paid $34.4 million to redeem investments in fixed maturities. Almost all of these redeemed fixed maturities carried a higher interest rate than was currently available in 1997. The effect of the redemption of these fixed maturities is to lower the rate of return on the Life Company's fixed income portfolio.

     Net Realized Investment Gains. Net realized investment gains were $2.9 million for the year ended December 31, 1997, compared to $0.3 million in 1996. During 1997, the Life Company decided to reduce the amount of its investments in equities, and because of the significant appreciation in market value of certain of the Life Company's equities, a realized gain of $3.5 million in equities was recognized.

     Policy and Contract Charges. Policy and contract charges are primarily fees assessed as surrender charges on whole life and annuity policies, and mortality and expense fees charged against policyholder accounts of universal life policies. These fees were approximately $5.0 million for 1997 and 1996.

     Benefits to Policyholders. Benefits to policyholders decreased $0.2 million or 0.7% to $26.8 million in 1997 compared to $27.0 million in 1996.

     Losses and Loss Adjustment Expenses on Property and Casualty Operations. Losses and loss adjustment expenses increased $2.2 million, or 28.6%, to $10.0 million for the year ended December 31, 1997, from $7.8 million for the 1996 period. The ratio of losses and loss adjustment expenses to premiums earned increased from 82.2% in 1996 to 110.6% in 1997. The increase in losses and loss adjustment expenses was primarily attributable to an increase in losses from excess reinsurance assumed from FFCIC.

     Operating Expenses. Operating expenses decreased $1.1 million, or 11.6%, to $7.7 million for the year ended December 31, 1997, from $8.8 million for same period in 1996. For the year ended December 31, 1997, operating expenses were 25.4% of premium revenue from life and health operations compared to 28.9% in 1996. The reduction in the Life Company's ratio of operating expenses to premium revenue was primarily attributable to the Life Company's continuing expense management program which began in 1996.

     Interest Credited to Policyholders. Interest credited to policyholders increased $0.2 million, or 0.7%, to $24.8 million in 1997 compared to $24.6 million in 1996. The increase was the result of an increase in funds on deposit from policyholders in 1997 as compared to 1996.

     Amortization of Deferred Policy Acquisition Costs. Amortization of deferred policy acquisition costs was approximately $6.9 million in 1997 and 1996.

     Participating Policyholders' Interest. Participating policyholders' interest decreased $0.4 million to $21.6 million for the year ended December 31, 1997 compared to $21.2 million for the same period in 1996.

     Federal Income Tax Expense. Federal income tax expense was $1.7 million in 1997 and $1.5 million in 1996. Federal income tax expense was 33.8% of income before Federal income taxes in 1997 compared to 34.2% in 1996.

     Net Income Attributable to Common Stockholders. Net income attributable to common stockholders increased $0.3 million to $3.3 million in 1997 from $3.0 million in 1996 primarily as a result of the foregoing factors. In 1996, the Life Company implemented a voluntary early retirement program which resulted in a one-time charge to earnings of $0.6 million net of tax in the fourth quarter of 1996.

     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Premiums. Premiums from life and health operations increased $0.9 million or 3.3% during the year ended 1996, to $30.3 million from $29.4 million in 1995. The increase is the result of an increase of $1.2 million in whole life and term life insurance, and a decrease of $0.3 million in disability income insurance. Premium from property and casualty operations increased $0.1 million or 1.2% during 1996 to $9.4 million from $9.3 million in 1995. This increase is the result of growth in premiums assumed from the major reinsurance contract between United and FFCIC. Payments received from policyholders of asset accumulation products, such as annuities, and payments received from universal life policyholders are recorded as liabilities rather than as premiums.

     Net Investment Income. Net investment income increased $3.1 million or 6.0% to $55.7 million for the year ended December 31, 1996, from $52.6 million in 1995. The increase in net investment income was primarily the result of an increase in cash and invested assets (at amortized cost) of approximately $27.9 million, or 4.2%. The return realized on the Life Company's cash and invested assets was 8.3% in 1996 and 8.6% in 1995. Many of the assets held by the Life Company in its fixed maturities portfolio are subject to redemption on certain dates at the option of the issuer. During 1996, issuers paid $30.9 million to redeem investments in fixed maturities. Almost all of these redeemed fixed maturities carried a higher interest rate than was currently available in 1996. The effect of the redemption of these fixed maturities is to lower the rate of return on the Life Company's fixed income portfolio.

     Net Realized Investment Gains. Net realized investment gains were $0.3 million for the year ended December 31, 1996, compared to $5.7 million in 1995. During 1995, the Life Company decided to reduce the amount of its investments in equities, and because of the significant appreciation in market value of equities, a realized gain of $5.2 million in equities was recognized.

     Policy and Contract Charges. Policy and contract charges are primarily fees assessed as surrender charges for whole life and annuity policies, and mortality and expense fees charged against policyholder accounts for universal life policies. These fees increased $0.5 million to $5.0 million in 1996 compared to $4.5 million 1995. The increase is a result of the continuing growth of the Life Company's universal life policies in force.

     Benefits to Policyholders. Benefits to policyholders increased $0.2 million or 1.0% to $27.0 million in 1996 compared to $26.8 million in 1995.

     Losses and Loss Adjustment Expenses on Property and Casualty Business. Losses and loss adjustment expenses increased $0.8 million, or 11.6%, to $7.8 million for the year ended December 31, 1996, from $7.0 million in 1995. The ratio of losses and loss adjustment expenses to premiums earned increased from 74.5% in 1995 to 82.2% in 1996. The increase in losses and loss adjustment expenses was primarily attributable to an increase in losses from excess reinsurance assumed from FFCIC.

     Operating Expenses. Operating expenses decreased $0.2 million, or 2.2%, to $8.8 million for the year ended December 31, 1996, from $9.0 million for the same period in 1995. For the year ended December 31, 1996, operating expenses were 28.9% of premium revenue from life and health operations compared to 30.5% in 1995. The reduction in the Life Company's ratio of operating expenses to premium revenue was primarily attributable to a smaller relative increase in overhead expenses than in premium revenue for the period.

     Interest Credited to Policyholders. Interest credited to policyholders decreased $1.9 million, or 7.0%, to $24.6 million in 1996 compared to $26.5 million in 1995. The decline was the result of lower interest crediting rates on annuity business in 1996 as compared to 1995.

     Amortization of Deferred Policy Acquisition Costs. Amortization of deferred policy acquisition costs decreased $0.4 million, or 4.9%, to $6.9 million in 1996 compared to $7.3 million in 1995.

     Participating Policyholders' Interest. Participating policyholders' interest increased $2.1 million to $21.2 million for the year ended December 31, 1996 compared to $19.1 million for the same period in 1995. The increase in participating policyholders' interest is primarily attributable to an increase in the participating policyholders' share of net investment income.

     Federal Income Tax Expense. Federal income tax expense was $1.5 million in 1996 and $2.3 million in 1995. Federal income tax expense was 34.2% of income before Federal income taxes in 1996 compared to 34.1% in 1995.

     Net Income Attributable to Common Stockholders. Net income attributable to common stockholders decreased $1.5 million to $2.9 million in 1996 from $4.4 million in 1995 primarily as a result of the foregoing factors. In 1996, the Life Company implemented a voluntary early retirement program which resulted in a one-time charge to earnings of $0.6 million net of tax in the fourth quarter of 1996.

Liquidity and Capital Resources

     Historically, the principal sources of the Life Company's cash flow have been premiums, investment income, maturing investments, and proceeds from sales of invested assets. In addition to the need for cash flow to meet operating expenses, the liquidity requirements of the Life Company relate primarily to the payment of benefits under the Life Company's life insurance, annuity, and accident and health policies. Additional sources of cash flow include the sale of invested assets and financing activities. The liquidity requirements of the Life Company vary because of the uncertainties regarding the settlement dates for liabilities for unpaid claims and because of the potential for large claims, either individually or in the aggregate. The Life Company believes that its future liquidity needs will be met from all of the above sources.

     The Life Company has paid $480,088 in dividends to stockholders each year for the years 1997, 1996 and 1995. Dividends are paid annually in the first quarter of the following year. The payment of dividends to stockholders by the Life Company is subject to the approval of the New York Insurance Department.

     At September 30, 1998, the Life Company's cash and invested assets, at amortized cost, was $727.3 million, a $13.6 million increase from the year ended December 31, 1997, and a $38.4 million increase from the year ended December 31, 1996. The increase is primarily the result of the investment of operating cash flows. During 1998 and 1997, the Life Company continued to invest primarily in investment-grade fixed maturities to maintain the overall quality of its investment portfolio. The aggregate carrying value of fixed maturity securities rated as non-investment grade by the NAIC was $13.0 million and $14.7 million, or 1.8% and 2.1% of its fixed maturity portfolio, at September 30, 1998 and December 31, 1997, respectively. Approximately 13.2% and 10.1% of the Life Company's investment portfolio at September 30, 1998 and December 31, 1997, respectively, consisted of investments in mortgage-backed securities. The mortgage-backed securities held by the Life Company as of December 31, 1997, were primarily GNMA, FNMA, and Federal Home Loan Mortgage Corp. pass-through securities. The Life Company currently has no investments in such derivative financial instruments as futures, forward, swap, or option contracts, or other financial instruments with similar characteristics. The market value of the Life Company's fixed maturity investments is subject to fluctuations directly attributable to prevailing rates of interest as well as other factors. As of September 30, 1998 and December 31, 1997, the aggregate market value of the Life Company's fixed maturity investments exceeded the aggregate amortized cost of such investments by $61 million and $46.2 million, respectively. As of December 31, 1996, the aggregate market value of the Life Company's fixed maturity investments exceeded the aggregate amortized cost of such investments by $21.9 million.

     The Life Company has in place an unsecured line of credit with Key Bank, NA under which it may borrow up to $5.0 million at an annual interest rate equal to the bank's prime rate. At September 30, 1998 and December 31, 1997, no amounts were outstanding on the line of credit. The Life Company had no debt outstanding as of September 30, 1998 and December 31, 1997.

     Net cash provided by operating activities was $33.5 million for the nine months ended September 30, 1998 and $47.3 million, $48.3 million and $39.6 million during the years ended December 31, 1997, 1996, and 1995, respectively. The principal sources of cash provided by operating activities is interest credited to policyholders, participating policyholders' interest, and increases in reserves for future policy and contract benefits. These sources provided cash of $42.7 million for the nine months ended September 30, 1998 and $61.9 million, $57.9 million and $56.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. Net cash used in investing activities was $11.6 million for the nine months ended September 30, 1998 and $23.4 million, $28.7 million and $44.5 million in 1997, 1996 and 1995, respectively. Purchases of investments in fixed maturities, net of collections and sales, were $10.0 million for the nine months ended September 30, 1998 and $29.4 million, $35.0 million and $52.8 million in 1997, 1996, and 1995, respectively. Net cash used in financing activities was $21.3 million, $23.0 million and $19.1 million for the nine months ended September 30, 1998 and for the years ended December 31, 1997 and 1996, respectively, as a result of an excess of contractholder fund withdrawals over deposits in 1997 and 1996. Net cash provided by financing activities was $4.9 million for the year ended December 31, 1995 as a result of an excess of contractholder fund deposits over withdrawals in 1995. Management believes contractholder fund withdrawals increased in 1997 and 1996 because fixed rate contracts, such as annuities and universal life contracts, were considered less attractive than other equity security-based investment contracts as a result of the current bull market.

     The Life Company purchases reinsurance for its life insurance and accident and health lines of business in part to mitigate the impact of large or unusual claims on its liquidity and operating results. The Life Company's property and casualty business is written by its subsidiary, United, and has consisted primarily of excess of loss reinsurance. Effective December 31, 1997, United's reinsurance agreements with FFCIC were terminated. United will continue to be obligated to pay claims under the canceled agreements for losses occurring in the year 1997 and for prior years. In 1998, United commenced writing direct property and casualty business in Pennsylvania and Maryland. United's business in Pennsylvania and Maryland is expected to be automobile, Special Farm Package, homeowners, and business owners, and other insurance products for agribusiness and residents of rural and suburban communities. United's business may experience large losses and catastrophic losses from time to time.

     The Life Company's asset/liability management process attempts to mitigate the risks associated with interest-sensitive assets and liabilities. The Life Company prices its annuity and universal life products based on assumptions considering prevailing and expected interest rates and other factors to achieve a positive difference, or spread, between its expected return on investments and the crediting rate. The Life Company attempts to achieve this spread by active portfolio management focusing on matching the durations of invested assets and related liabilities to minimize the exposure to fluctuations in interest rates and by the adjustment of the crediting rate on annuity products. The results of the asset/liability matching are analyzed periodically through cash flow analysis under multiple interest rate scenarios. The Life Company believes that it will continue to achieve a positive spread and that the amount of lapses and surrender rates will remain consistent with those assumed in the pricing of the products. During 1997, the Life Company and United retained the services of a professional investment management firm specializing in managing insurance company assets. Management believes this step supplements the Life Company's internal capabilities and will enable the Life Company to further improve the management of the invested assets.

                     DESCRIPTION OF SERIES A PREFERRED STOCK

     The following summary description of certain terms of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate of Incorporation incorporated by reference herein and to the provisions of the Certificate of Designations of Series A Preferred Stock attached as an exhibit to the Option Purchase Agreement, which is incorporated by reference herein.

General

     The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock, par value $.01 per share, issuable in classes or series (the "Preferred Stock"). The Company's Board of Directors is authorized to approve the issuance of one or more classes or series of preferred stock without further authorization of the stockholders of the Company and to fix the number of shares, the designations, the relative rights and limitations of any such class or series. No shares of the Company's Preferred Stock are outstanding, but the Company has reserved for issuance 70,000 shares of its Junior Participating Cumulative Preferred Stock, par value $.01 per share ("Junior Preferred Stock"), issuable upon exercise of the preferred share purchase rights (a "Right") issued under a shareholders rights plan adopted by the Company, which are attached to and trade with the Common Stock. A description of the terms of the Rights are set forth in the Rights Agreement, dated as of July 29, 1997, between the Company and The Bank of New York, as Rights Agent, which is incorporated herein by reference.

Designation and Amount

     The Series A Preferred Stock will be authorized as a new series of preferred stock of the Company to be issued to the Selling Stockholders in connection with the Acquisition, consisting of that number of shares equal to $6 million stated value (less certain expenses described above under "The Option Purchase Agreement-Expenses") divided by the actual price used to determine the number of shares of Common Stock and Series A Preferred Stock issued in the Acquisition. The number of shares of Series A Preferred Stock may be decreased (but not below the number of shares then outstanding), as permitted by the Delaware General Corporation Law by the Company's Board of Directors from time to time, but may not be increased or otherwise decreased without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock. The Series A Preferred Stock will have a stated value per share (the "Stated Value") equal to the actual price used to determine the number of shares of Common Stock and Series A Preferred Stock issued in the Acquisition.

Rank

     With respect to the payment of dividends and distribution of assets on liquidation, dissolution or winding up of the Company, the Series A Preferred Stock will rank senior to the Common Stock, the Junior Preferred Stock and all other classes of stock of the Company except those classes of preferred or other capital stock expressly designated as ranking senior to or on a parity with the Series A Preferred Stock.

Dividends

     Cumulative dividends on the Series A Preferred Stock will be payable quarterly at a rate equal to 6 1/8% per annum, on each January 15, April 15, July 15 and October 15. If dividends in full on the Series A Preferred Stock for all prior periods and the current period have not been paid or declared and set apart for payment, or if there is an existing default on the Company's mandatory redemption obligation, no dividends may be declared or paid or set apart for payment on, nor may any distribution be made to holders of, any class of stock ranking junior to the Series A Preferred Stock (other than dividends or distributions made in shares of stock ranking junior to the Series A Preferred Stock), and no dividends on shares of stock ranking on a parity with the Series A Preferred Stock may be paid or set apart for payment except ratably according to unpaid dividends and required redemptions. If Series A Preferred Stock dividends for all past and the current quarterly dividend periods have not been paid in full or been declared and set apart for payment, (i) the Company may not, and may not permit its subsidiaries to, repurchase any shares of Series A Preferred Stock unless either all outstanding shares of such stock are repurchased or the shares are repurchased by the Company pro rata from all holders of outstanding shares of Series A Preferred Stock and (ii) the Company may not, and may not permit its subsidiaries to, repurchase any shares of any class of stock ranking junior to the Series A Preferred Stock, except repurchases made in shares of stock ranking junior to the Series A Preferred Stock, and may not repurchase any shares of any class of stock ranking on a parity with the Series A Preferred Stock, except ratably according to unpaid dividends and required redemptions.

Redemption

     The Series A Preferred Stock will be subject to mandatory redemption by the Company on the date following the twentieth anniversary of the issuance date (or the next business day), and optional redemption, in whole or in part, on and after the tenth anniversary of the issuance date. The redemption price, equal to the Stated Value of the Series A Preferred Stock plus accrued and unpaid dividends to the date of redemption, may be paid in cash or, at the Company's option, by delivery of a number of shares of Common Stock determined by dividing the aggregate redemption price by the average of the closing market prices for the Common Stock on the NYSE for the 30 consecutive trading days preceding the redemption date.

Voting Rights

     The holders of shares of Series A Preferred Stock will be entitled to one vote per share in the election of directors and on all matters on which holders of Common Stock are entitled to vote, not voting separately as a class but together with all other stockholders. The holders of shares of Series A Preferred Stock will not be entitled to any other voting rights except as provided in the Company's Certificate of Incorporation or as otherwise required by law.

Liquidation Rights

     Subject to the rights of holders of any preferred or other capital stock of the Company ranking senior to or on a parity with the Series A Preferred Stock, upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation Transaction"), the holders of shares of Series A Preferred Stock will be entitled to receive a liquidation preference in an amount per share equal to the Stated Value, plus an amount equal to all dividends accrued and unpaid thereon to the date of distribution, before any distribution or payment is made to holders of Common Stock, Junior Preferred Stock or any other class of stock of the Company ranking junior to the holders of shares of Series A Preferred Stock.

     Neither the consolidation, merger or other business combination of the Company with or into any other person, nor the sale of all or substantially all of the assets of the Company will be deemed to be a Liquidation Transaction.

                        STOCK OWNERSHIP OF MANAGEMENT AND
                            CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of February 11, 1999, and such beneficial ownership as adjusted to reflect the issuance of an estimated 856,021 shares of Common Stock and 163,052 shares of Series A Preferred Stock (assuming an Optionee Common Stock Price of $35.72, see "The Acquisition-Exercise Price") to the Selling Stockholders in the Acquisition by (i) each director, (ii) the Chief Executive Officer and each of the other four most highly compensated executive officers, (iii) all executive officers and directors of the Company as a group, and (iv) each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock as of such date. The shareholdings reported for all directors and executive officers as a group total less than 1% of the outstanding shares of the Common Stock on February 11, 1999. Except as noted below, each person listed in the table has sole investment and voting power with respect to the shares held by such person. With the exception of the information reported under the captions "Estimated Number of Shares of Common Stock Beneficially Owned After the Acquisition" and "Estimated % of Common Stock Outstanding After the Acquisition" and the estimated share information, which has been provided by the Company, this information has been furnished by the persons listed in the table.


                                                                                      Number of Shares of
                                                                                         Common Stock
Name                                                                                  Beneficially Owned

William M. Stamp, Jr............................................................                        534(1)
John W. Lincoln.................................................................                        167(2)
Philip P. Weber.................................................................                      1,237(3)
James J. Bettini................................................................                        563(4)
Stuart C. Henderson.............................................................                        213(5)
Victoria M. Stanton.............................................................                        835(6)
Timothy A. Walsh................................................................                        200(7)
Robert L. Baker.................................................................                        963(8)
Wayne R. Bissonette.............................................................                          0(9)
Randolph C. Blackmer, Jr........................................................                       800(10)
Fred G. Butler, Sr..............................................................                       587(11)
Joseph E. Calhoun...............................................................                        73(12)
James V. Crane..................................................................                       350(13)
Stephen J. George...............................................................                       100(14)
Gordon H. Gowen.................................................................                     1,017(15)
Jon R. Greenwood................................................................                     1,479(16)
Clark W. Hinsdale III...........................................................                       210(17)
Richard A. Jerome...............................................................                        50(18)
Arthur D. Keown, Jr.............................................................                         0(19)
Daniel R. LaPointe..............................................................                        62(20)
Wayne A. Mann...................................................................                        67(21)
Frank W. Matheson...............................................................                       372(22)
John P. Moskos..................................................................                         0
Norma R. O'Leary................................................................                     1,216(23)
John I. Rigolizzo, Jr...........................................................                        27(24)
Howard T. Sprow.................................................................                         0
Charles A. Wilfong..............................................................                       643(25)
Tyler P. Young..................................................................                       227(26)
All directors and executive officers as a group (31 persons)....................                        12,513




                                                                                                       Estimated
                                                                                                       Number of         Estimated %
                                                                                  % of Common          Shares of          of Common
                                                        Number of Shares             Stock           Common Stock           Stock
                                                        of Common Stock           Outstanding        Beneficially        Outstanding
Holders of Greater Than 5%                             Beneficially Owned           Prior to          Owned After           After
of Common Stock                                       Prior to Acquisition        Acquisition         Acquisition        Acquisition
---------------                                       --------------------        -----------         -----------        -----------
FMR Corp........................................            525,300(27)              9.99               525,300           8.60(28)
82 Devonshire Street
Boston, MA 02109
Gotham Partners, L.P. and Gotham
   Partners II, L.P.............................            350,500(29)              6.67               350,500           5.74(30)
110 E. 42nd Street, 18th Floor
New York, NY 10017
W.R. Berkley Corporation........................            325,900(31)              6.20               325,900           5.33(32)
165 Mason Street
P.O. Box 2518
Greenwich, CT 06836-2518
Fenimore Asset Management, Inc..................             276,400(33)             5.26               276,400           4.52(34)
118 N. Grand Street, Box 310
Cobleskill, NY 12043                                           2,021               *                    341,271(35)       5.59(36)
New York Farm Bureau, Inc.......................
Route 9W, Box 992
Glenmont, NY 12077-0992


-----------

*        Less than one percent.

(1) Includes 297 shares as to which voting and investment power are shared with Stamp Farm Enterprises, Inc. or Carol Stamp. Excludes 1,090 shares owned by Rhode Island Farm Bureau Federation, Inc. (a Selling Stockholder) and excludes 30,854 shares of Common Stock and 5,877 shares of Series A Preferred Stock estimated to be received by Rhode Island Farm Bureau Federation, Inc. in the Acquisition. Mr. Stamp is President and a Director of Rhode Island Farm Bureau Federation, Inc. Mr. Stamp is also Chairman of the Board and a Director of the Life Company.

(2)  Includes 113 shares as to which voting and investment power are shared with
     S. Anne Lincoln. Excludes 2,021 shares owned by New York Farm Bureau, Inc. and excludes 339,250 shares of Common Stock and 64,619 shares of Series A Preferred Stock estimated to be received by New York Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. Mr. Lincoln is President and a Director of New York Farm Bureau, Inc. and its affiliate, New York Farm Bureau Service Company, Inc. Mr. Lincoln is also Vice Chairman of the Board and a Director of the Life Company.

(3) Represents shares as to which voting and investment power are shared with Brenda Lee Weber. Mr. Weber is President and Chief Executive Officer of the Life Company.

(4) Represents shares as to which voting and investment power are shared with Marie C. Bettini. Mr. Bettini is Executive Vice President-Operations of the Life Company.

(5) Includes 113 shares as to which voting and investment power are shared with Melanie S. Henderson.

(6) Includes 685 shares as to which voting and investment power are shared with Randy M. Sweeney. Ms. Stanton is Executive Vice President, General Counsel and Secretary of the Life Company.

(7) Mr. Walsh is Executive Vice President-Finance and Treasurer of the Life Company.

(8) Represents 33 shares as to which voting and investment power are shared with Pamela M. Baker, 86 shares as to which voting and investment power are shared with Delaware Produce Growers, Inc., 744 shares as to which voting and investment power are shared with Baker Farms, Inc. and 100 shares held by the Robert L. Baker Revocable Trust. Excludes 60 shares owned by Delaware Farm Bureau, Inc. and excludes 38,542 shares of Common Stock and 7,341 shares of Series A Preferred Stock estimated to be received by Delaware Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. Mr. Baker is Second Vice President and a Director of Delaware Farm Bureau, Inc. and its affiliate, Delaware Farm Bureau Service Company, Inc. Mr. Baker is also a Director of the Life Company.

(9) Excludes 296 Shares owned by Vermont Farm Bureau, Inc. (a Selling Stockholder) and its affiliates and excludes 157 shares of Common Stock and 30 shares of Series A Preferred Stock estimated to be received by Vermont Farm Bureau, Inc. in the Acquisition. Mr. Bissonette is Second Vice President and a Director of Vermont Farm Bureau, Inc. Mr. Bissonette is also a Director of the Life Company.

(10) Represents shares as to which voting and investment power are shared with Myrtie I. Blackmer or Ag Services, Inc. Excludes 91 shares owned by Connecticut Farm Bureau Association, Inc. and excludes 69,382 shares of Common Stock and 13,216 shares of Series A Preferred Stock estimated to be received by Connecticut Farm Bureau Service Company (a Selling Stockholder) in the Acquisition. Mr. Blackmer is First Vice President and a Director of Connecticut Farm Bureau Association, Inc. and its affiliate, Connecticut Farm Bureau Service Company. Mr. Blackmer is also a Director of the Life Company.

(11) Represents shares as to which voting and investment power are shared with Norma Gene Butler. Excludes 7,053 shares owned by West Virginia Farm Bureau, Inc. (a Selling Stockholder) and excludes 30,854 shares of Common Stock and 5,877 shares of Series A Preferred Stock estimated to be received by West Virginia Farm Bureau, Inc. in the Acquisition. Mr. Butler is a Director of West Virginia Farm Bureau, Inc. Mr. Butler is also a Director of the Life Company.

(12) Represents shares as to which voting and investment power are shared with Bessie J. Calhoun. Excludes 60 shares owned by Delaware Farm Bureau, Inc. and excludes 38,542 shares of Common Stock and 7,341 shares of Series A Preferred Stock estimated to be received by Delaware Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. Mr. Calhoun is President and a Director of Delaware Farm Bureau, Inc. and its affiliate, Delaware Farm Bureau Service Company, Inc. Mr. Calhoun is also a Director of the Life Company.

(13) Represents shares as to which voting and investment power are shared with Crane Bros., Inc. Excludes 397 shares owned by Maine Farm Bureau Association and its affiliates and excludes 15,434 shares of Common Stock and 2,940 shares of Series A Preferred Stock estimated to be received by Maine Farm Bureau Service Company (a Selling Stockholder) in the Acquisition. Mr. Crane is a Director of Maine Farm Bureau Association and its affiliate, Maine Farm Bureau Service Company.

(14) Represents shares as to which voting and investment power are shared with Susan George. Excludes 996 shares owned by New Jersey Farm Bureau and excludes 231,298 shares of Common Stock and 44,057 shares of Series A Preferred Stock estimated to be received by New Jersey Farm Bureau Service Company (a Selling Stockholder) in the Acquisition. Mr. George is a Director of New Jersey Farm Bureau Service Company. Mr. George is also a Director of the Life Company.

(15) Includes 929 shares as to which voting and investment power are shared with Elizabeth R. Gowen. Excludes 207 shares owned by New Hampshire Farm Bureau Federation and excludes 28 shares of Common Stock and 5 shares of Series A Preferred Stock estimated to be received by New Hampshire Farm Bureau Federation (a Selling Stockholder) in the Acquisition. Mr. Gowen is President and a Director of New Hampshire Farm Bureau Federation. Mr. Gowen is also a Director of the Life Company.

(16) Represents shares as to which voting and investment power are shared with Linda R. Greenwood. Excludes 2,021 shares owned by New York Farm Bureau, Inc. and excludes 339,250 shares of Common Stock and 64,619 shares of Series A Preferred Stock estimated to be received by New York Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. Mr. Greenwood is Vice President and a Director of New York Farm Bureau, Inc. and its affiliate, New York Farm Bureau Service Company, Inc. Mr. Greenwood is also a Director of the Life Company.

(17) Excludes 296 shares owned by Vermont Farm Bureau, Inc. and its affiliates and excludes 157 shares of Common Stock and 30 shares of Series A Preferred Stock estimated to be received by Vermont Farm Bureau, Inc. (a Selling Stockholder) in the Acquisition. Mr. Hinsdale is President and a Director of Vermont Farm Bureau, Inc. Mr. Hinsdale is also a Director of the Life Company.

(18) Represents shares as to which voting and investment power are shared with Mary Margaret Jerome. Excludes 2,021 shares owned by New York Farm Bureau, Inc. and excludes 339,250 shares of Common Stock and 64,619 shares of Series A Preferred Stock estimated to be received by New York Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. Mr. Jerome is also a Director of the Life Company.

(19) Excludes 637 shares owned by Massachusetts Farm Bureau Federation, Inc. and its affiliates and excludes 100,222 shares of Common Stock and 19,090 shares of Series A Preferred Stock estimated to be received by Massachusetts Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. Mr. Keown is President and a Director of Massachusetts Farm Bureau Federation, Inc., and its affiliate, Massachusetts Farm Bureau Service Company, Inc. Mr. Keown is also a Director of the Life Company.

(20) Excludes 397 shares owned by Maine Farm Bureau Association and its affiliates and excludes 15,434 shares of Common Stock and 2,940 shares of Series A Preferred Stock estimated to be received by Maine Farm Bureau Service Company (a Selling Stockholder) in the Acquisition. Mr. LaPointe is a Director of Maine Farm Bureau Association and its affiliate, Maine Farm Bureau Service Company.

(21) Represents shares as to which voting and investment power are shared with Ruth F. Mann. Excludes 207 shares owned by New Hampshire Farm Bureau Federation and excludes 28 shares of Common Stock and 5 shares of Series A Preferred Stock estimated to be received by New Hampshire Farm Bureau Federation (a Selling Stockholder) in the Acquisition. Mr. Mann is First Vice President and a Director of New Hampshire Farm Bureau Federation. Mr. Mann is also a Director of the Life Company.

(22) Includes 69 shares as to which voting and investment power are shared with Eunice Matheson. Excludes 637 shares owned by Massachusetts Farm Bureau Federation, Inc. and its affiliates and excludes 100,222 shares of Common Stock and 19,090 shares of Series A Preferred Stock estimated to be received by Massachusetts Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. Mr. Matheson is Vice President and a Director of Massachusetts Farm Bureau Federation, Inc. Massachusetts Farm Bureau Service Company, Inc. is an affiliate of Massachusetts Farm Bureau Federation, Inc. Mr. Matheson is also a Director of the Life Company.

(23) Includes 71 shares as to which voting and investment power are shared with Ernest J. O'Leary. Excludes 91 shares owned by Connecticut Farm Bureau Association, Inc. and excludes 69,382 shares of Common Stock and 13,216 shares of Series A Preferred Stock estimated to be received by Connecticut Farm Bureau Service Company (a Selling Stockholder) in the Acquisition. Ms. O'Leary is President and a Director of Connecticut Farm Bureau Association, Inc. and its affiliate, Connecticut Farm Bureau Service Company. Ms. O'Leary is also a Director of the Life Company.

(24) Represents shares as to which voting and investment power are shared with Marita Rigolizzo. Excludes 996 shares owned by New Jersey Farm Bureau and excludes 231,298 shares of Common Stock and 44,057 shares of Series A Preferred Stock estimated to be received by New Jersey Farm Bureau Service Company (a Selling Stockholder) in the Acquisition. Mr. Rigolizzo is President and a Director of New Jersey Farm Bureau, and Vice President and a Director of its affiliate, New Jersey Farm Bureau Service Company. Mr. Rigolizzo is also a Director of the Life Company.

(25) Represents shares as to which voting and investment power is shared with Linda Wilfong. Excludes 7,053 shares owned by West Virginia Farm Bureau, Inc. and excludes 30,854 shares of Common Stock and 5,877 shares of Series A Preferred Stock estimated to be received by West Virginia Farm Bureau, Inc. (a Selling Stockholder) in the Acquisition. Mr. Wilfong is President and a Director of West Virginia Farm Bureau, Inc. Mr. Wilfong is also a Director of the Life Company.

(26) Represents shares as to which voting and investment power are shared with Karla K. Young. Excludes 1,090 shares owned by Rhode Island Farm Bureau Federation, Inc. and excludes 30,854 shares of Common Stock and 5,877 shares of Series A Preferred Stock estimated to be received by Rhode Island Farm Bureau Federation, Inc. (a Selling Stockholder) in the Acquisition. Mr. Young is Vice President and a Director of Rhode Island Farm Bureau Federation, Inc. Mr. Young is also a Director of the Life Company.

(27) Based on Schedule 13G/A dated February 14, 1998 filed with the Commission by FMR Corp. which has the sole dispositive power over 525,300 shares and the sole voting power over 0 shares.

(28) Represents 8.37% of the estimated total combined voting power of stockholders of the Company after the Acquisition.

(29) Based on Schedule 13D dated March 7, 1997 filed with the SEC by Gotham Partners, L.P. and Gotham Partners II, L.P. Gotham Partners, L.P. has the sole dispositive power over 345,505 shares and the sole voting power over 345,505 shares. Gotham Partners II, L.P. has sole dispositive power over 4,995 shares and the sole voting power over 4,995 shares.

(30) Represents 5.59% of the estimated total combined voting power of stockholders of the Company after the Acquisition.

(31) Based on Schedule 13G/A dated February 8, 1999 filed with the Commission by W.R. Berkley Corporation which has the sole voting and dispositive power over 325,900 shares.

(32) Represents 5.20% of the estimated total combined voting power of stockholders of the Company after the Acquisition.

(33) Based on Schedule 13G/A dated February 5, 1999 filed with the Commission by Fenimore Asset Management, Inc. which has shared dispositive power and shared voting power over 276,400 shares.

(34) Represents 4.41% of the estimated total combined voting power of stockholders of the Company after the Acquisition.

(35) Includes 339,250 shares of Common Stock estimated to be received by New York Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. New York Farm Bureau Service Company, Inc. is a subsidiary of New York Farm Bureau, Inc.

(36) Represents 6.44% of the total combined voting power of the stockholders of the Company, after giving effect to 64,619 shares of Series A Preferred Stock estimated to be received by the New York Farm Bureau Service Company, Inc. in the Acquisition.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of the Common Stock, to file initial reports of ownership and reports of change in ownership with the Commission and the NYSE. Such persons are required by Commission regulations to provide to the Company copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that there was full compliance with all Section 16(a) filing requirements for the year ended December 31, 1998.

                             INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of the Company incorporated in this Proxy Statement by reference to the Company's 1997 Annual Report on Form 10-K/A have been incorporated herein by reference in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of the Life Company as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, included in this Proxy Statement have been included herein in reliance on the reports of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

     Representatives of PricewaterhouseCoopers LLP will be present at the Special Meeting. While such representatives have stated that they do not plan to make a statement at such meeting, they will be available to respond to appropriate questions from stockholders in attendance.

                            PROPOSALS OF STOCKHOLDERS

     The date by which proposals to be submitted by stockholders of the Company in order to have been considered for inclusion in the proxy materials relating to the Company's 1999 Annual Meeting of Stockholders has passed.

     In addition to any other applicable requirements, if a stockholder desires to bring business before an annual meeting which is not the subject of a proposal timely submitted for consideration for inclusion in the proxy materials relating to the annual meeting, the stockholder must follow the advance notice procedures outlined in the Company's By-Laws. The Company's By-Laws provide, in general, that a proposal for action to be presented by a stockholder at an annual meeting shall be out of order unless the proposal is specified in the notice of meeting given by or at the direction of the Board of Directors or unless the proposal shall have been submitted in writing (in the form specified in the By-Laws) to the Secretary of the Company and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the date of the annual meeting has been advanced or delayed by more than 30 days from the prior anniversary date, notice must be received not later than the close of business on the 10th day following the day on which such notice of the annual meeting was mailed or such public disclosure of the date of such annual meeting was made, whichever first occurs. For the Company's 1999 Annual Meeting of Stockholders expected to be held on April 27, 1999, stockholders must submit such written notice to the Secretary of the Company not earlier than January 28, 1999 or later than February 27, 1999.

     The foregoing is only a summary of the detailed provisions of the By-Laws and is qualified by reference to the text thereof. Stockholders wishing to submit a proposal should review the requirements of the By-Laws regarding proposals by stockholders and should communicate with the Secretary of Farm Family Holdings, Inc., P.O. Box 656, Albany, New York, 12201-0656, if sent by mail, or 344 Route 9W, Glenmont, New York 12077, if by hand, express mail or overnight courier, for further information.

                                    Victoria M. Stanton
                                    Secretary

February 17, 1999
Glenmont, New York

                                                             ANNEX A

                                                             CONFORMED COPY









-------------------------------------------------------------------------------


-------------------------------------------------------------------------------










                              AMENDED AND RESTATED

                            OPTION PURCHASE AGREEMENT

                                      among

                           FARM FAMILY HOLDINGS, INC.

                                       and

                               THE SHAREHOLDERS OF
                       FARM FAMILY LIFE INSURANCE COMPANY


                          Dated as of February 26, 1998









--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

Section 1.  Definitions; Interpretation......................................A-5
         (a)      Definitions................................................A-5
         (b)      Interpretation............................................A-10

Section 2.  Grant of Options................................................A-10

Section 3.  Fair Market Value per Share.....................................A-10

Section 4.  Exercise of Option..............................................A-11

Section 5.  Expense Allocation..............................................A-12

Section 6.  Closing; Payment of Exercise Price..............................A-12

Section 7.  Conditions of Closing...........................................A-13

Section 8.  Representations and Warranties of Each Shareholder..............A-14
         (a)      Corporate Existence.......................................A-14
         (b)      Authorization; Enforcement................................A-14
         (c)      Capital Stock of the Company; Ownership of Shares.........A-14
         (d)      Subsidiaries..............................................A-14
         (e)      No Conflict...............................................A-14
         (f)      Consents..................................................A-15
         (g)      Compliance with Law.......................................A-15
         (h)      Insurance Licenses........................................A-15
         (i)      Litigation................................................A-15
         (j)      Financial Statements......................................A-16
         (k)      Contracts.................................................A-16
         (l)      Taxes.....................................................A-16
         (m)      Assets....................................................A-17
         (n)      Environmental Matters.....................................A-17
         (o)      Employee Benefits.........................................A-17
         (p)      Investment Purpose........................................A-18

Section 9.  Representations and Warranties of the Optionee..................A-18
         (a)      Corporate Existence.......................................A-18
         (b)      Authorization; Enforcement................................A-18
         (c)      Capital Stock of Optionee.................................A-18
         (d)      Subsidiaries..............................................A-18
         (e)      No Conflict...............................................A-18
         (f)      Consents..................................................A-19
         (g)      Compliance with Law.......................................A-19
         (h)      Insurance Licenses........................................A-19
         (i)      Litigation................................................A-19
         (j)      Financial Statements......................................A-19
         (k)      Contracts.................................................A-20

         (l)      Taxes.....................................................A-20
         (m)      Assets....................................................A-20
         (n)      Environmental Matters.....................................A-21
         (o)      Employee Benefits.........................................A-21
         (p)      Investment Purpose........................................A-21

Section 10.  Covenants of each Shareholder; Restrictions on Certain Actions.A-22
         (a)      Covenants.................................................A-22
         (b)      Restrictions..............................................A-22

Section 11.  Adjustment Upon Changes in Capitalization......................A-23

Section 12.  Access and Information.........................................A-23

Section 13.  Approvals of Governmental Authorities..........................A-23

Section 14.  Stockholder Approval...........................................A-23

Section 15.  Restrictive Legends............................................A-23

Section 16.  Termination; Survival of Representations and Warranties........A-24

Section 17.  Binding Effect; No Assignment..................................A-24

Section 18.  Specific Performance...........................................A-24

Section 19.  Entire Agreement...............................................A-25

Section 20.  Effectiveness of Agreement.....................................A-25

Section 21.  Further Assurances.............................................A-25

Section 22.  Validity.......................................................A-25

Section 23.  Material Change in Law.........................................A-25

Section 24.  Notices........................................................A-26

Section 25.  Governing Law..................................................A-27

Section 26.  Descriptive Headings...........................................A-27

Section 27.  Counterparts...................................................A-27

Section 28.  Expenses.......................................................A-27

Section 29.  Amendments; Waiver.............................................A-27

Section 30.  Action by the Shareholders.....................................A-27

EXHIBITS

Exhibit A -- Shareholders
Exhibit B -- Valuation Procedures
Exhibit C -- Form of Certificate of Designations for Voting Preferred Stock Exhibit D -- Form of Opinion of Counsel to Shareholder
Exhibit E -- Form of Opinion of the General Counsel to Optionee and
             Insurance Subsidiary
Exhibit F -- Form of Registration Rights Agreement
Exhibit G -- Form of Agreement and Plan of Reorganization


SCHEDULES

Schedule 8(i)    --    Litigation
Schedule 8(l)    --    Taxes
Schedule 8(n)    --    Environmental Matters
Schedule 9(d)    --    Subsidiaries
Schedule 9(i)    --    Litigation
Schedule 9(l)    --    Taxes
Schedule 9(n)    --    Environmental Matters

                              AMENDED AND RESTATED
                            OPTION PURCHASE AGREEMENT


     THIS AMENDED AND RESTATED OPTION PURCHASE AGREEMENT (this "Agreement"), dated as of February 26, 1998, by and among FARM FAMILY HOLDINGS, INC., a Delaware corporation (the "Optionee"), and THE SHAREHOLDERS OF FARM FAMILY LIFE INSURANCE COMPANY set forth on the signature pages hereof (each of such shareholders, a "Shareholder" and collectively, the "Shareholders").

     WHEREAS, the Optionee and the Shareholders have previously entered into the Option Purchase Agreement, dated as of February 14, 1996, as amended by Amendment No. 1 ("Amendment No. 1") to Option Purchase Agreement, dated as of April 22, 1997 (as so amended, the "Option Purchase Agreement");

     WHEREAS, the Optionee and the Shareholders desire to amend and restate the Option Purchase Agreement as set forth herein;

     WHEREAS, the Plan of Conversion, as defined herein, contemplates that the Optionee and the Shareholders will enter into this Agreement and that the Optionee will reserve shares of the Optionee Common Stock (as defined herein) and the Voting Preferred Stock (as defined herein) for issuance to the Shareholders in the event the Option granted hereunder is exercised;

     WHEREAS, Farm Family Life Insurance Company, a New York domiciled stock life insurance company (the "Company") has outstanding 60,011 shares of common stock, par value $50.00 per share (the "Common Stock"), which constitute all of the issued and outstanding shares of capital stock of the Company;

     WHEREAS, each of the Shareholders owns the number of shares of Common Stock set forth opposite its name on Exhibit A (each, a "Share" and, collectively, the "Shares"); and

     WHEREAS, each of the Shareholders desires to grant to the Optionee an option to purchase the Shares owned by it, upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     Section 1. Definitions; Interpretation.

     (a) Definitions. The terms defined in this Section 1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

     "Affiliate" of a specified Person means a Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in the foregoing sentence, the term "control" (including, with correlative meaning, the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" has the meaning set forth in the first paragraph hereof.

     "Agreement and Plan of Reorganization" means, with respect to any Service Company, an agreement substantially in the form of Exhibit G hereto between that Service Company and the Optionee.

     "Amendment No. 1" has the meaning set forth in the first recital hereof.

     "Benefit Plan" has the meaning set forth in Section 8(o).

     "Business Day" means any day that is not a Saturday or Sunday or a day on which banks in the State of New York are authorized or required by law to close.

     "Certificate of Designations" means the Certificate of Designations for the Voting Preferred Stock, substantially in the form attached as Exhibit C hereto.

     "Change in Law" has the meaning set forth in Section 23.

     "Closing" has the meaning set forth in Section 4(a).

     "Closing Date" has the meaning set forth in Section 4(a).

     "Closing Price" means, with respect to any security on any Trading Day, the last reported sale price, regular way, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the principal securities exchange on which such security is then listed or admitted to trading or, if such security is not then listed or admitted to trading on any national securities exchange, as quoted through the National Association of Securities Dealers Automated Quotations National Market System or, if such security is not then listed or admitted to trading on any securities exchange, or quoted through such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that makes a market in such security selected by the Optionee and reasonably acceptable to the Shareholders.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" has the meaning set forth in the fourth recital hereof.

     "Company" has the meaning set forth in the fourth recital hereof.

     "Company Benefit Plan" means any plan, fund, program or arrangement (including any employee benefit plans as defined in ERISA Section 3(3)) established, maintained or to which contributions are made by the Company or for which the Company has any obligation or liability.

     "Company Contract" means every Contract to which the Company or United is a party or by which it is bound that materially affects the business or operations of the Company and United taken as a whole (other than insurance or reinsurance policies written by the Company or United in the ordinary course of business).

     "Company Control Group" means the Company and any Person that is considered a single employer with the Company within the meaning of ERISA Section 4001(b)(1) or Code Sections 414(b), (c), (m) or (o).

     "Contract" means any written or oral contract, agreement, instrument, commitment or other arrangement.

     "Effective Date" has the meaning set forth in Section 5.2 of the Plan of Conversion.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and regulations issued thereunder.

     "Exercise Date" means the date as of which the Fair Market Value per Share is determined pursuant to Section 3.

     "Exercise Notice" has the meaning set forth in Section 4(a).

     "Exercise Price" has the meaning set forth in Section 2.

     "Expense Allocation" has the meaning set forth in Section 5.

     "Expiration Date" means the second anniversary of the Effective Date; provided, however, that the Expiration Date may be extended to the third anniversary of the Effective Date upon the mutual agreement in writing of the Company and the Shareholders.

     "Fair Market Value per Share" has the meaning set forth in Section 3(a).

     "Farm Bureau" means each of (i) New Hampshire Farm Bureau Federation, (ii) Rhode Island Farm Bureau Federation, Inc., (iii) Vermont Farm Bureau, Inc. and
(iv) West Virginia Farm Bureau, Inc.

     "GAAP" means generally accepted accounting principles.

     "Governmental Authority" means any foreign, federal, state, local or other court, arbitration, administrative agency or commission, insurance or securities regulatory or self-regulatory body or securities or commodities exchange.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

     "Insurance Subsidiary" means Farm Family Casualty Insurance Company, a New York domiciled stock insurance company.

     "knowledge" means, with respect to any representation or warranty in which such term is contained to the best knowledge of any officer or director or management employee of the Optionee, on the one hand, or such Shareholder, on the other hand, after a due and diligent inquiry.

     "Laws" has the meaning set forth in Section 8(g).

     "Lien" means any lien, encumbrance, pledge, mortgage, security interest, claim, charge, lease, option, right of first refusal, easement, servitude, equity, claim or other third party right (including a right of pre-emption), restriction or other limitation, in each case of any nature whatsoever.

     "Material Adverse Effect" means a material adverse effect on the assets, results of operations, business, prospects or condition (financial or otherwise) of the Company and United, taken as a whole, or the Optionee and the Insurance Subsidiary, taken as a whole, as the case may be.

     "Material Change in Law" has the meaning set forth in Section 23.

     "Option" has the meaning set forth in Section 2.

     "Option Purchase Agreement" has the meaning set forth in the first recital hereof.

     "Optionee" has the meaning set forth in the first paragraph hereof.

     "Optionee Appraiser" has the meaning set forth in Section 3(a).

     "Optionee Benefit Plan" means any plan, fund, program or arrangement (including any employee benefit plans as defined in ERISA Section 3(3)) established, maintained or to which contributions are made by the Optionee or the Insurance Subsidiary or for which the Optionee or the Insurance Subsidiary has any obligation or liability.

     "Optionee Common Stock" means the common stock, par value $.01 per share, of the Optionee.

     "Optionee Common Stock Price" means the average Closing Price per share of Optionee Common Stock during the twenty Trading Days prior to the third Business Day preceding the Closing Date.

     "Optionee Contract" means every Contract to which the Optionee or the Insurance Subsidiary is a party or by which it is bound that materially affects the business or operations of the Optionee and the Insurance Subsidiary, taken as a whole (other than insurance or reinsurance policies written by the Insurance Subsidiary in the ordinary course of business).

     "Optionee Control Group" means the Optionee and any Person that is considered a single employer with the Optionee within the meaning of ERISA
Section 4001(b)(1) or Code Sections 414(b), (c), (m) or (o).

     "Optionee Valuation" has the meaning set forth in Section 3(a).

     "Permits" has the meaning set forth in Section 8(h) and 9(h).

     "Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

     "Plan of Conversion" means the Plan of Reorganization and Conversion of Farm Family Mutual Insurance Company dated February 14, 1996, as amended from time to time in accordance with its terms.

     "Policies" means all insurance policies, annuity contracts and guaranteed interest contracts (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued (or filed pending current review by applicable Governmental Authorities) by the Company, United or the Insurance Subsidiary, as the case may be.

     "property" means real, personal or mixed property, tangible or intangible.

     "Registration Rights Agreement" means the Registration Rights Agreement, dated the Closing Date, among the Optionee and the Shareholders, substantially in the form attached as Exhibit F hereto.

     "Revised Shareholder Valuation" has the meaning set forth in Section 3(b).

     "SAP" has the meaning set forth in Section 8(j).

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Service Company" means each of (i) Connecticut Farm Bureau Service Company, (ii) Delaware Farm Bureau Service Company, Inc., (iii) Maine Farm Bureau Service Company, (iv) Massachusetts Farm Bureau Service Company, Inc.,
(v) New Jersey Farm Bureau Service Company and (vi) New York Farm Bureau Service Company, Inc.

     "Shareholders" or "Shareholder" has the meaning set forth in the first paragraph hereof.

     "Shareholder Appraiser" has the meaning set forth in Section 3(b).

     "Shareholder Valuation" has the meaning set forth in Section 3(b).

     "Shares" or "Share" has the meaning set forth in the fifth recital hereof.

     "Stated Value" means the stated value per share of Voting Preferred Stock, which shall equal the Optionee Common Stock Price.

     "Subsidiary" means, with respect to any person, any corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or other entity analogous to any of the foregoing of which a majority of the equity ownership (whether voting stock or comparable interest) is, at the time, owned, directly or indirectly by such person.

     "Target Range" has the meaning set forth in Section 3(b).

     "Tax" or "Taxes" means all federal, state, county, local, foreign and other taxes (including, without limitation, income taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, employment and payroll-related taxes, property taxes, import duties and other governmental charges and assessments), and includes interest, additions to tax and penalties with respect thereto.

     "Third Appraiser" has the meaning set forth in Section 3(c).

     "Third Valuation" has the meaning set forth in Section 3(c).

     "Trading Day" means any day the New York Stock Exchange is open for regular trading.
                                       A-9

     "United" means United Farm Family Insurance Company, a New York domiciled property/casualty insurance and reinsurance company.

     "Valuation Procedures" means the procedures for determining the Fair Market Value per Share set forth in Exhibit B.

     "Voting Preferred Stock" means the Voting Preferred Stock, par value $.01 per share, of the Optionee, the terms of which are set forth in the Certificate of Designations substantially in the form attached as Exhibit C hereto.

     "Voting Preferred Stock Allocation" means, with respect to any Shareholder, the number of shares of Voting Preferred Stock to be allocated to such Shareholder as calculated pursuant to the following formula:

                                    A/B x C/D

where: "A" equals $6,000,000; "B" equals the Stated Value of a share of Voting Preferred Stock; "C" equals the number of Shares owned by such Shareholder; and "D" equals the total number of Shares owned by all Shareholders.

     (b) Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated or unless the context shall otherwise require. The table of contents and headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement. The definitions of terms in this Agreement shall be applicable to both the plural and the singular forms of the terms defined when either such form is used in this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder", and other words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection, paragraph or clause.

     Section 2. Grant of Options. Each Shareholder hereby grants to the Optionee, for the period beginning on the Effective Date and ending at midnight (New York time) on the Expiration Date, the exclusive and irrevocable right and option (the "Option") to purchase from such Shareholder all of the Shares owned by such Shareholder at a price (subject, however, to Sections 5 and 6 hereof) equal to the product of (i) the Fair Market Value per Share and (ii) the number of Shares sold by such Shareholder hereunder (as adjusted in accordance with Section 5 hereof, the "Exercise Price"), payable in shares of Optionee Common Stock and Voting Preferred Stock, as provided in Section 6.

     Section 3. Fair Market Value per Share. (a) If the Optionee proposes to exercise the Options, the Optionee shall so notify the Shareholders in writing and instruct an investment banking firm of national reputation, selected by the Optionee and reasonably acceptable to the Shareholders (the "Optionee Appraiser"), to determine the fair market value of each Share as of the date of such notice (the "Fair Market Value per Share") in accordance with the Valuation Procedures (the "Optionee Valuation"). If, following receipt of the Optionee Valuation, the Optionee continues to propose to exercise the Options, the Optionee shall so notify the Shareholders in writing and supply the Shareholders with the Optionee Valuation. The Shareholders and their authorized representatives shall review the Optionee Valuation and, within 30 days after the date of such receipt, the Shareholders shall notify the Optionee in writing of their agreement or disagreement with the Optionee Valuation. In the event the

Shareholders agree with the Optionee Valuation, the Optionee Valuation shall be the Fair Market Value per Share for purposes of this Agreement. In the event the Shareholders disagree with the Optionee Valuation, the Shareholders and the Optionee shall use their reasonable efforts to resolve such disagreement within 15 days after the date the Optionee has received notice of such disagreement. If the Shareholders and the Optionee are able to resolve such disagreement within such 15-day period, the valuation so agreed shall be the Fair Market Value per Share for purposes of this Agreement.

     (b) In the event the Shareholders and the Optionee are unable to resolve such disagreement within such 15-day period and the Optionee continues to propose to exercise the Options, the Shareholders shall promptly thereafter select an investment banking firm of national standing and reasonably acceptable to the Optionee (the "Shareholder Appraiser") for purposes of determining the Fair Market Value per Share in accordance with the Valuation Procedures (the "Shareholder Valuation"). The Shareholders shall deliver the Shareholder Valuation to the Optionee within the 30-day period next following such 15-day period. If the Shareholder Valuation is within 5% (plus or minus) of the Optionee Valuation (the "Target Range"), then the Fair Market Value per Share for purposes of this Agreement shall equal the average of the Optionee Valuation and the Shareholder Valuation. If the Shareholder Valuation is not within the Target Range, then the Optionee and the Shareholders shall use their reasonable efforts to resolve such disagreement within 15 days after the Optionee's receipt of the Shareholder Valuation. If the Shareholders and the Optionee are able to agree on a Shareholder Valuation within the Target Range (the "Revised Shareholder Valuation"), then the Fair Market Value per Share for purposes of this Agreement shall equal the average of the Optionee Valuation and the Revised Shareholder Valuation.

     (c) In the event the Shareholders and the Optionee are unable to resolve such disagreement within such 15-day period and the Optionee continues to propose to exercise the Options, the Optionee and the Shareholders shall promptly thereafter jointly select an investment banking firm of national standing and the firm so selected (the "Third Appraiser") shall be directed by the Optionee and the Shareholders to determine the Fair Market Value per Share in accordance with the Valuation Procedures (the "Third Valuation"). The Third Appraiser shall deliver the Third Valuation to the Optionee and the Shareholders within the 30-day period following its selection. The Fair Market Value per Share for purposes of this Agreement shall be the middle valuation of the Third Valuation, the Optionee Valuation and the Shareholder Valuation.

     (d) The fees and expenses of the Optionee Appraiser shall be paid by the Optionee. The fees and expenses of the Shareholder Appraiser shall be paid by the Shareholders on a pro rata basis based on the number of Shares owned by each of them. The fees and expenses of the Third Appraiser shall be paid 50% by the Optionee and 50% by the Shareholders on a pro rata basis based on the number of shares owned by each of them.

     Section 4. Exercise of Option. (a) Within 45 days after any determination of the Fair Market Value per Share pursuant to Section 3, the Optionee may exercise the Options in whole but not in part by sending a written notice (the "Exercise Notice") to the Shareholders specifying its election to exercise the Options on the basis of such Fair Market Price per Share. The closing (the "Closing") of the transactions contemplated hereby shall take place on the date that is five Business Days after the satisfaction or waiver of the conditions set forth in Section 7 at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., at 10:00 A.M., New York time. The "Closing Date" shall be the date the Closing occurs.

     (b) The Optionee shall acquire the Shares pursuant to the exercise of the Option in exchange for Optionee Common Stock and Voting Preferred Stock as set forth in Section 6 hereof and, in the case of a Service Company Shareholder, in accordance with the Agreement and Plan of Reorganization between the Optionee and such Shareholder.

     Section 5. Expense Allocation. The Company shall pay the reasonable out-of-pocket fees and expenses of the Shareholders incurred in connection with the Agreement for (i) one legal counsel and one investment banking firm, in each case engaged by the Shareholders' Committee appointed by the Shareholders in connection with this Agreement, (ii) travel and per diem expenses incurred in connection with attendance at meetings of the Shareholders' Committee, and (iii) a real estate appraisal in respect of the Company's real property (the amount paid on behalf of each Shareholder, being referred to as such Shareholder's "Expense Allocation," shall equal the total amount paid by the Company pursuant to this Section 5 multiplied by the number of Shares owned by such Shareholder divided by the total number of Shares owned by all of the Shareholders). The Expense Allocation paid on behalf of the Shareholders shall be taken into account in determining the Exercise Price payable to the Shareholders hereunder, as provided in Section 6.

     Section 6. Closing; Payment of Exercise Price. (a) At the Closing: (i) each Shareholder shall deliver to the Optionee (A) a certificate or certificates representing all of the Shares owned by such Shareholder, duly endorsed in blank or accompanied by duly executed instruments of transfer acceptable to the Optionee and accompanied by all requisite stock transfer stamps and taxes attached or provided for, and (B) all instruments and documents required to be delivered by such Shareholder to the Optionee pursuant to this Agreement; and
(ii) the Optionee shall deliver to each Shareholder (A) a certificate or certificates representing the number of shares of the Optionee Common Stock and Voting Preferred Stock to be received by such Shareholder pursuant to subsection
(b) of this Section 6, such certificate or certificates to be registered in the name of such Shareholder and to bear the legend set forth in Section 15; and (B) all instruments and documents required to be delivered by the Optionee to such Shareholder pursuant to this Agreement.

     (b) In payment of the Exercise Price in respect of its Shares, each Shareholder shall receive:

          (i) the number of shares of Voting Preferred Stock (rounded to the nearest whole share) calculated using the following formula:

                                   A-(A/B x C)
                                  -------------
                                        D

     where: (A) "A" equals the product of the Stated Value and such Shareholder's Voting Preferred Stock Allocation; (B) "B" equals the amount that would constitute the Exercise Price hereunder in respect of such Shareholder's Shares if Section 5 hereof were not given effect; (C) "C" equals the amount of such Shareholder's Expense Allocation; and (D) "D" equals the Stated Value; plus

          (ii) the number of shares of Optionee Common Stock (rounded to the nearest whole share) calculated using the following formula:

                                  A-B-(C/A x D)
                                 ---------------
                                        E

where: (A) "A" equals the amount that would constitute the Exercise Price hereunder in respect of such Shareholder's Shares if Section 5 hereof were not given effect; (B) "B" equals the product of the Stated Value and such Shareholder's Voting Preferred Stock Allocation; (C) "C" equals "A" minus "B"; (D) "D" equals the amount of such Shareholder's Expense Allocation; and (E) "E" equals the Optionee Common Stock Price.

     (c) All instruments and documents executed and delivered to the Optionee pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Optionee. All instruments and documents executed and delivered to each Shareholder pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to such Shareholder.

     Section 7. Conditions of Closing. (a) The obligation of the Optionee to consummate the Closing is subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by the Optionee at or prior to the Closing): (i) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Shareholders at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by the Shareholders in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, and the Optionee shall have received a certificate executed on behalf of each of the Shareholders to the effect that the foregoing conditions have been satisfied; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required in connection with the transactions contemplated hereby shall have been obtained or made, as the case may be; (iii) the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of the Optionee Common Stock; (iv) all waiting periods, if any, including any extension thereof, under the HSR Act shall have expired; (v) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining the transactions contemplated hereby shall be in effect; (vi) the Optionee shall have received the opinion, dated the Closing Date, of counsel to each Shareholder substantially to the effect set forth in Exhibit D; (vii) the Company's By-Laws shall have been amended to permit the Optionee to acquire the Shares pursuant to this Agreement; (viii) the Optionee shall have received an opinion, in form and substance reasonably acceptable to the Optionee, from an investment banking firm of national standing as to the fairness, from a financial point of view, to the Optionee of the transactions contemplated by this Agreement; and (ix) since the Exercise Date, there shall not have occurred any event that has had or is reasonably likely to have a Material Adverse Effect on the Company and United, taken as a whole.

     (b) The obligation of each Shareholder to consummate the Closing is subject to the satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by such Shareholder at or prior to the Closing): (i) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Optionee at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by the Optionee in this Agreement shall be true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made at and as of the Closing, and the Shareholder shall have received a certificate executed on behalf of the Optionee to the effect that the foregoing conditions have been satisfied; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required in connection with the transactions contemplated hereby shall have been obtained or made, as the case may be; (iii) the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of the Optionee Common Stock; (iv) all waiting periods, including any extensions thereof, under the HSR Act shall have expired; (v) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining the transactions contemplated hereby shall be in effect; (vi) such Shareholder shall have received the opinion, dated the Closing Date, of general counsel to the Optionee and the Insurance Subsidiary, substantially to the effect set forth in Exhibit E; (vii) the Optionee shall have executed and delivered the Registration Rights Agreement; and (viii) the Company's By-Laws shall have been amended to permit the Optionee to acquire the Shares pursuant to this Agreement.
                                      A-13

Section 8. Representations and Warranties of Each Shareholder. Each Shareholder represents to the Optionee as follows:

     (a) Corporate Existence. (i) Each of the Company and United is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of the Company and United has all necessary power and authority and possesses all rights, licenses, authorizations and approvals, governmental or otherwise to own, lease and operate its properties and to conduct its business as now being conducted. Each of the Company and United is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which the conduct of its business requires such qualification, except when the failure to be so qualified would not have a Material Adverse Effect.

          (ii) Such Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Such Shareholder has all necessary power and authority and possesses all rights, licenses, authorizations and approvals, governmental or otherwise to own, lease and operate its properties and to conduct its business as now being conducted and to own the Shares.

     (b) Authorization; Enforcement. Such Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Such Shareholder has taken all necessary corporate action to duly and validly authorize its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and is the legal, valid and binding obligation of such Shareholder, enforceable against Shareholder, in accordance with its terms.

     (c) Capital Stock of the Company; Ownership of Shares. (i) The authorized capital stock of the Company consists of 61,000 shares of Common Stock of which 60,011 are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Shares have not been issued in violation of, and none of the Shares or such shares of capital stock is subject to, any preemptive or subscription rights. There are no outstanding warrants, options, contracts, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which such Shareholder or the Company is or may be obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company, and there are not any equity securities of the Company reserved for issuance for any purpose.

          (ii) Such Shareholder is the record and beneficial owner of the number of Shares set forth opposite its name on Exhibit A, free and clear of any Liens. Upon consummation of the transactions contemplated by this Agreement, the Optionee will acquire record and beneficial ownership of the Shares, free and clear of any Liens. Other than this Agreement and Article II, Section 1 of the Company's By-laws, the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

     (d) Subsidiaries. Except for United, the Company does not have any Subsidiaries.

     e) No Conflict. Neither the execution, delivery and performance of this Agreement by such Shareholder nor the consummation of the transactions contemplated hereby will: (i) violate any provision of the certificate of incorporation, by-laws or other charter or organizational document of such Shareholder or, to the knowledge of such Shareholder, the Company or United, other than Article II, Section 1 of the Company's By-laws; (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which such Shareholder or, to the knowledge of such Shareholder, the Company or United is a party or by or to which any of them or their assets or properties may be bound or subject, except for such of the foregoing as would not have a Material Adverse Effect or interfere in any material way with the ability of such Shareholder to consummate the transactions contemplated hereby; (iii) violate any order, judgment, injunction, award or decree of any Governmental Authority against, or binding upon, any Contract with, or condition imposed by, any Governmental Authority binding upon such Shareholder or, to the knowledge of such Shareholder, the Company or United or upon the business, properties or assets of such Shareholder or, to the knowledge of such Shareholder, the Company or United, except for such violations as would not have a Material Adverse Effect or interfere in any material way with the ability of such Shareholder to consummate the transactions contemplated hereby; (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to such Shareholder or, to the knowledge of such Shareholder, the Company or United, or to the business, properties or assets of such Shareholder or, to the knowledge of such Shareholder, the Company or United, except for such violations as would not have a Material Adverse Effect or interfere in any material way with the ability of such Shareholder to consummate the transactions contemplated hereby; or (v) result in the creation or imposition of any material Lien on any of the properties or assets of such Shareholder or, to the knowledge of such Shareholder, the Company or United (including any of the Shares).

     (f) Consents. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained, made or given by or with respect to such Shareholder or, to the knowledge of such Shareholder, the Company, in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby other than under: (i) the insurance laws of the State of New York; (ii) the HSR Act; and (iii) any other consents and approvals as shall have been obtained on or prior to the Closing Date.

     (g) Compliance with Law. To the knowledge of such Shareholder, the Company and United have complied with, and are now complying, with all foreign, federal, state and local statutes, laws, regulations, ordinances, judgments, injunctions, orders, licenses, approvals, permits and other requirements (collectively, "Laws") applicable to the Company, United or their respective businesses, properties or assets, except where the failure to comply would not have a Material Adverse Effect.

     (h) Insurance Licenses. To the knowledge of such Shareholder, each of the Company and United holds such licenses, certificates and permits from governmental authorities (including, without limitation, insurance licenses from the insurance regulatory authorities of the jurisdictions in which they conduct an insurance business) (collectively, "Permits") that are necessary to the conduct of their business as presently conducted; to the knowledge of such Shareholder, the Company and United have fulfilled and performed all obligations necessary to maintain such Permits; to the knowledge of such Shareholder, there is no pending or threatened action, suit, proceeding or investigation (and, to the best of such Shareholder's knowledge, no reasonable basis for any such action, suit, proceeding or investigation exists) that may reasonably be expected to lead to the revocation, termination or suspension of any such Permits.

     (i) Litigation. Except as set forth in Schedule 8(i), to the knowledge of such Shareholder, there is no judicial, administrative or regulatory action, proceeding, investigation or inquiry or administrative charge or complaint pending or threatened against the Company or United the respective assets, properties or businesses of the Company or United, which, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect or which questions the validity of this Agreement or any action taken or to be taken by the Company or such Shareholder pursuant to this Agreement or in connection with the transactions contemplated hereby.

     (j) Financial Statements. (i) The Company has made available to the Optionee complete and correct copies of the Annual Statement of the Company and United filed with the New York Insurance Department for the years ended December 31, 1993, 1994 and 1995, together with the exhibits and schedules thereto and the Statement of Actuarial Opinion and any affirmations and certifications filed therewith. To the knowledge of such Shareholder, the financial statements of the Company and United contained in such Annual Statements and in all Quarterly Statements and Annual Statements filed with the New York Insurance Department for the periods ending after December 31, 1995: (A) have been prepared in accordance with statutory accounting practices prescribed or permitted by the New York Insurance Department applied on a consistent basis (except as set forth in the notes, exhibits or schedules thereto) ("SAP"); (B) present fairly in all material respects, to the extent required and in conformity with SAP, the financial condition of the Company or United, as the case may be, at their respective dates, and its results of operations, changes in capital and surplus, and cash flows for each of the periods then ended; (C) were correct in all material respects when filed; and (D) there were no material omissions therefrom when filed.

          (ii) The Company will make available to the Optionee, as soon as the same are available, complete and correct copies of the audited consolidated financial statements and the audited statutory financial statements and, in each case, the notes thereto of the Company and United for the years ended December 31, 1993, 1994 and 1995. To the knowledge of such Shareholder, such financial statements and the related notes thereto will have been prepared in accordance with GAAP and SAP, as the case may be, consistently applied throughout the periods involved and will fairly present the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and United at the dates and for the periods presented.

     (k) Contracts. With respect to the Company's or United's performance of its respective obligations under the Company Contracts, to the knowledge of such Shareholder, no event of default or non-compliance, or event which with the passage of time, giving of notice or both, would constitute such an event of default or non-compliance, has occurred or is continuing under any such Company Contract. With respect to the performance by any other party of its obligations under the Company Contracts, to the knowledge of such Shareholder, no event of default or non-compliance, or event which with the passage of time, giving of notice or both, would constitute such an event of default or non-compliance, has occurred or is continuing under any such Company Contract.

     (l) Taxes. Except as set forth in Schedule 8(l), to the knowledge of such Shareholder, (A) the Company (the term "Company" as used in this Section 8(l) includes United except where the context otherwise requires), has duly and timely filed all federal and state Tax returns of the Company or which include the Company (including information returns relating to Policies) required to be filed as of the date hereof and prior to the Closing Date and, to the knowledge of such Shareholder, filed reports with all other Governmental Authorities having jurisdiction, with respect to Taxes withheld by or imposed upon the Company except such returns and reports where the failure to file would not, singly or in the aggregate, have a Material Adverse Effect; (B) all Taxes shown on such Tax returns and all assessments received by such Shareholder or the Company with respect to Taxes for which the Company has any liability for payment have been paid or fully reserved for to the extent that such Taxes are required to be reserved for in accordance with statutory accounting practices prescribed or permitted by the New York Insurance Department; (C) neither such Shareholder nor the Company has requested any extension of time within which to file any Tax return of the Company or Tax return which includes the Company, which return or returns have not since been filed, nor are there any Tax liens upon any property or assets of the Company, except for Taxes not yet due and payable; (D) there are no outstanding deficiencies assessed against such Shareholder or the Company for any Taxes for which the Company has any liability for payment, and there are no proceedings or actions pending, concerning either
(x) the liability of such Shareholder or the Company with respect to Taxes for which the Company has any liability for payment, or (y) the collection or assessment of Tax for any period for which Tax returns of the Company, or Tax returns which include the Company, have been filed or were due; and (E) there is no pending audit of any of the Tax returns of the Company or which include the Company, and neither such Shareholder nor the Company has been notified in writing that any taxing authority proposes to commence an audit of such Tax returns.

     (m) Assets. (i) To the knowledge of such Shareholder, each of the Company and United has good and marketable title to, or valid leasehold or license interests in, all the property and assets that they purport to own, lease or license, including without limitation, property and assets reflected on the 1995 Annual Statements of the Company and United (except assets disposed of in the ordinary course of business between December 31, 1995 and the Closing Date), and property and assets acquired since December 31, 1995, in each case free and clear of all Liens, except (A) the Lien of current Taxes not yet due and payable or of Taxes the validity of which is being contested in good faith by appropriate proceedings, (B) Liens (if any) reflected in the 1995 Annual Statement, (C) Liens related to required deposits with insurance departments,
(D) Liens the validity of which are being contested or litigated in good faith by appropriate proceedings and for which the Company have provided adequate reserves, and (E) such other Liens which as on the Closing Date will not, individually or in the aggregate, materially detract from the values of such property and assets or materially interfere with the present uses thereof.

          (ii) With respect to any property leased by the Company or United or that is material to the business, operations or financial condition of the Company and United, taken as a whole, to the knowledge of such Shareholder, there exists no default by the Company or United, or by any third party, that materially and adversely affects any such lease. To the knowledge of such Shareholder, the Company or United, as the case may be, enjoys peaceful and undisturbed possession under each such lease to which it is a party.

     (n) Environmental Matters. Except as set forth on Schedule 8(n) and, with respect to properties owned, operated or leased by the Company or United prior to, but not on or after January 1, 1994, to such Shareholder's knowledge:

     (i) No portion of the property is being used or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of waste contamination, polychlorinated biphenyl or asbestos-containing material, or other toxic or hazardous substances; the property violates no applicable federal, state, county or other municipal law, ordinance, order, regulation or requirement, and neither the Company nor United have received notice to that effect.

               (ii) The Company and United have complied with all requirements of any applicable department of environmental resources or similar governmental agency, and there are no ongoing requirements ordered by said agency or any other governmental body for environmental cleanup with respect to the property.

     (o) Employee Benefits. Except for ongoing contribution requirements, all unpaid material liabilities with respect to employee benefit plans, as that term is defined in ERISA Section 3(3) ("Benefit Plan"), of the Company are included in the Company's financial statement. With respect to each Company Benefit Plan, the Company has made available to the Optionee, true and correct copies of all the plan, trust, insurance contracts and related documents, financial, actuarial, employee communications and, where applicable, Internal Revenue Service determination letters. Each Company Benefit Plan is maintained and administered at all times in material compliance with its terms, ERISA and applicable laws and regulations. There are no action, suits or claims (other than routine claims for benefits), pending, or to the knowledge of the

Company, threatened with respect to any Company Benefit Plan or against the assets of any Benefit Plan. Each Company Benefit Plan subject to ERISA Section 601 is in compliance therewith.

     (p) Investment Purpose. Such Shareholder is acquiring the Optionee Common Stock and the Voting Preferred Stock for investment only and not with a view to resale in connection with any distribution thereof except in compliance with the Securities Act and all other applicable securities laws. Such Shareholder understands that the Optionee Common Stock and the Voting Preferred Stock have not been registered under the Securities Act or under the securities laws of any state and that such shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in the absence of an effective registration under the Securities Act except pursuant to a valid exemption from such registration.

     Section 9. Representations and Warranties of the Optionee. The Optionee hereby represents and warrants to each Shareholder as follows:

     (a) Corporate Existence. Each of the Optionee and the Insurance Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Optionee and the Insurance Subsidiary has all necessary power and authority and possesses all rights, licenses, authorizations and approvals, governmental or otherwise to own, lease and operate its properties and to conduct its business as now being conducted. Each of the Optionee and the Insurance Subsidiary is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which the conduct of its business requires such qualification, except when the failure to be so qualified would not have a Material Adverse Effect.

     (b) Authorization; Enforcement. The Optionee has all necessary corporate power and authority to execute and deliver this Agreement and, subject to approval of the transactions contemplated hereby by the stockholders of the Optionee, to perform its obligations hereunder. The Optionee has taken all necessary corporate action to duly and validly authorize its execution and delivery of this Agreement and, subject to approval of the transactions contemplated hereby by the stockholders of the Optionee, the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Optionee and is the legal, valid and binding obligation of the Optionee, subject to approval of the transactions contemplated hereby by the stockholders of the Optionee, enforceable against the Optionee in accordance with its terms.

     (c) Capital Stock of Optionee. The shares of Optionee Common Stock and Voting Preferred Stock to be issued to the Shareholders pursuant to this Agreement will be duly authorized prior to the Closing Date and, when issued and delivered as provided in this Agreement, will be validly issued, fully paid and nonassessable. Upon delivery of the shares of Optionee Common Stock and Voting Preferred Stock to the Shareholders as provided in this Agreement, the Shareholders will acquire such shares free and clear of any Liens.

(d) Subsidiaries. Schedule 9(d) sets forth a true, correct and complete list of all Subsidiaries of the Optionee and the Insurance Subsidiary.

     (e) No Conflict. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will: (i) violate any provision of the certificate of incorporation, by-laws or other charter or organizational document of the Optionee or the Insurance Subsidiary;
(ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which the Optionee or the Insurance Subsidiary is a party or by or to which any of them or their assets or properties may be bound or subject, except for such of the foregoing as would not have a Material Adverse Effect or interfere in any material way with the ability of the Optionee to consummate the transactions contemplated hereby; (iii) violate any order, judgment, injunction, award or decree of any Governmental Authority against, or binding upon, or any Contract with, or condition imposed by, any Governmental Authority binding upon the Optionee or the Insurance Subsidiary, or upon the business, properties or assets of the Optionee or the Insurance Subsidiary, except for such violations as would not have a Material Adverse Effect or interfere in any material way with the ability of the Optionee to consummate the transactions contemplated hereby; (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the Optionee or the Insurance Subsidiary, or to the business, properties or assets of the Optionee or the Insurance Subsidiary, except for such violations as would not have a Material Adverse Effect or interfere in any material way with the ability of the Optionee to consummate the transactions contemplated hereby; or (v) result in the creation or imposition of any material Lien on any of the properties or assets of the Optionee or the Insurance Subsidiary.

     (f) Consents. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained, made or given by or with respect to the Optionee or the Insurance Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby other than: (i) under the insurance laws of the State of New York; (ii) under the HSR Act; (iii) under federal securities laws in connection with the approval required by the stockholders of the Optionee; and (iv) any other consents and approvals as shall have been obtained on or prior to the Closing Date.

     (g) Compliance with Law. The Optionee and the Insurance Subsidiary have complied with, and are now complying, with all Laws applicable to the Optionee, the Insurance Subsidiary, or their respective business, properties or assets, except when the failure to comply would not have a Material Adverse Effect.

     (h) Insurance Licenses. Each of the Optionee and the Insurance Subsidiary holds such licenses, certificates and permits from governmental authorities (including, without limitation, insurance licenses from the insurance regulatory authorities of the jurisdictions in which they conduct an insurance business) (collectively, "Permits") that are necessary to the conduct of their business as presently conducted; the Optionee and the Insurance Subsidiary have fulfilled and performed all obligations necessary to maintain such Permits; there is no pending or, to the best of the Optionee's knowledge, threatened action, suit, proceeding or investigation (and, to the best of the Optionee's knowledge, no reasonable basis for any such action, suit, proceeding or investigation exists) that may reasonably be expected to lead to the revocation, termination or suspension of any such Permits.

     (i) Litigation. Except as set forth on Schedule 9(i), there is no judicial, administrative or regulatory action, proceeding, investigation or inquiry or administrative charge or complaint pending or, to the knowledge of the Optionee, threatened against the Optionee or the Insurance Subsidiary, the respective assets,properties or businesses of the Optionee or the Insurance Subsidiary, which, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect or which questions the validity of this Agreement or any action taken or to be taken by the Optionee pursuant to this Agreement or in connection with the transactions contemplated hereby.

     (j) Financial Statements. (i) The Optionee has made available to the Shareholders complete and correct copies of the Annual Statement of the Insurance Subsidiary filed with the New York Insurance Department for the years ended December 31, 1993, 1994 and 1995, together with the exhibits and schedules thereto and the Statement of Actuarial Opinion and any affirmations and certifications filed therewith. The financial statements of the Insurance Subsidiary contained in such Annual Statements and in all Quarterly Statements and Annual Statements filed with the New York Insurance Department for the periods ending after December 31, 1995: (A) have been prepared in accordance with SAP; (B) present fairly in all material respects, to the extent required and in conformity with SAP, the financial condition of the Optionee at their respective dates, and its results of operations, changes in capital and surplus, and cash flows for each of the periods then ended; (C) were correct in all material respects when filed; and (D) there were no material omissions therefrom when filed.

               (ii) The Optionee has made available to the Shareholders complete and correct copies of the audited consolidated financial statements and audited statutory financial statements and, in each case, the notes thereto of the Insurance Subsidiary for the years ended December 31, 1993, 1994 and 1995. Such financial statements and the related notes thereto were prepared in accordance with GAAP and SAP, as the case may be, consistently applied throughout the periods involved and fairly present the financial condition, results of operations, cash flows and changes in stockholders' equity of the Insurance Subsidiary at the dates and for the periods presented.

     (k) Contracts. With respect to the Optionee's or the Insurance Subsidiary's performance of its respective obligations under the Optionee Scheduled Contracts, no event of default or non-compliance, or event which with the passage of time, giving of notice or both, would constitute such an event of default or non-compliance, has occurred or is continuing under any such Optionee Scheduled Contract. With respect to the performance by any other party of its obligations under the Optionee Scheduled Contracts, to the knowledge of the Optionee, no event of default or non-compliance, or event which with the passage of time, giving of notice or both, would constitute such an event of default or non-compliance, has occurred or is continuing under any such Optionee Scheduled Contract.

     (l) Taxes. Except as set forth in Schedule 9(l), (A) the Optionee or the Insurance Subsidiary (as appropriate) (the term "Optionee" as used in this Section 9(l) includes the Insurance Subsidiary except where the context otherwise requires) has duly and timely filed all federal and state Tax returns of the Optionee (including information returns relating to Policies) required to be filed as of the date hereof and prior to the Closing Date and, to the knowledge of the Optionee, filed reports with all other Governmental Authorities having jurisdiction, with respect to Taxes withheld by or imposed upon the Optionee except such returns and reports where the failure to file would not, singly or in the aggregate, have a Material Adverse Effect; (B) all Taxes shown on such Tax returns and all assessments received by the Optionee with respect to Taxes for which the Optionee has any liability for payment have been paid or fully reserved for to the extent that such Taxes are required to be reserved for in accordance with statutory accounting practices prescribed or permitted by the New York Insurance Department; (C) the Optionee has not requested any extension of time within which to file any Tax return of the Optionee which return or returns have not since been filed, nor are there any Tax liens upon any property or assets of the Optionee, except for Taxes not yet due and payable; (D) there are no outstanding deficiencies assessed against the Optionee for any Taxes for which the Optionee has any liabilityfor payment, and there are no proceedings or actions pending, concerning either (x) the liability of the Optionee with respect to Taxes for which the Optionee has any liability for payment, or (y) the collection or assessment of Tax for any period for which Tax returns of the Optionee, have been filed or were due; and (E) there is no pending audit of any of the Tax returns of the Optionee, and the Optionee has not been notified in writing that any taxing authority proposes to commence an audit of such Tax returns.

     (m) Assets. (i) The Optionee and the Insurance Subsidiary have good and marketable title to, or valid leasehold or license interests in, all the property and assets that it purports to own, lease or license, including without limitation, property and assets reflected on the Insurance Subsidiary's 1995 Annual Statement (except assets disposed of in the ordinary course of business between December 31, 1995 and the Closing Date), and property and assets acquired since December 31, 1995, in each case free and clear of all

Liens, except (A) the Lien of current Taxes not yet due and payable or of Taxes the validity of which is being contested in good faith by appropriate proceedings, (B) Liens (if any) reflected in the 1995 Annual Statement, (C) Liens related to required deposits with insurance departments, (D) Liens the validity of which are being contested or litigated in good faith by appropriate proceedings and for which the Insurance Subsidiary has provided adequate reserves, and (E) such other Liens which as on the Closing Date will not, individually or in the aggregate, materially detract from the values of such property and assets or materially interfere with the present uses thereof.

               (ii) With respect to any property leased by the Optionee and the Insurance Subsidiary or that is material to the business, operations or financial condition of the Optionee and the Insurance Subsidiary, there exists no default by the Optionee or the Insurance Subsidiary, or to the knowledge of the Optionee, by any third party, that materially and adversely affects any such lease. The Optionee and the Insurance Subsidiary, as the case may be, enjoy peaceful and undisturbed possession under each such lease to which it is a party.

     (n) Environmental Matters. Except as set forth on Schedule 9(n) and, with respect to properties owned, operated or leased by the Optionee or the Insurance Subsidiary prior to, but not on or after January 1, 1994, to the Optionee's knowledge:

               (i) No portion of the property is being used or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of waste contamination, PCBs, or other toxic or hazardous substances; the property violates no applicable federal, state, county or other municipal law, ordinance, order, regulation or requirement, and the Optionee has received no notice to that effect.

               (ii) The Optionee and the Insurance Subsidiary have complied with all requirements of any applicable department of environmental resources or similar governmental agency, and there are no ongoing requirements ordered by said agency or any other governmental body for environmental cleanup with respect to the property.

     (o) Employee Benefits. Except for ongoing contribution requirements, all unpaid material liabilities with respect to the Optionee Benefit Plans are included in Optionee's financial statements. With respect to each Optionee Benefit Plan, the Optionee has made available to the Shareholders true and correct copies of all the plan, trust, insurance contracts and related documents, financial, actuarial, employee communications and, where applicable, Internal Revenue Service determination letters. Each Optionee Benefit Plan is maintained and administered at all time in material compliance with its terms, ERISA and applicable laws and regulations. There are no action, suits or claims (other than routine claims for benefits), pending, or to the knowledge of the Optionee, threatened with respect to any Optionee Benefit Plan or against the assets of any Optionee Benefit Plan. Each Optionee Benefit Plan subject to ERISA
Section 601 is in compliance therewith.

     (p) Investment Purpose. The Optionee is acquiring the Shares for investment only and not with a view to resale in connection with any distribution of any of the Shares except in compliance with the Securities Act and all other applicable securities laws. The Optionee understands that the Shares have not been registered under the Securities Act or under the securities laws of any state and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in the absence of an effective registration under the Securities Act except pursuant to a valid exemption from such registration.

     Section 10. Covenants of each Shareholder; Restrictions on Certain Actions.

     (a) Covenants. (i) From the date hereof through the later of the Expiration Date and any extension thereof or the Closing Date, each Shareholder hereby covenants and agrees that it will do or use its reasonable efforts to cause to be done all things necessary to preserve, renew and keep in full force and effect the corporate existence of the Company and that, without the prior written consent of the Optionee (which consent shall not be unreasonably withheld), it shall, and shall use its reasonable efforts to cause the Company and United to:

     (A) operate the business of the Company and United in the usual, regular and ordinary manner and, to the extent consistent with such operation, use its best efforts to preserve intact the present business organization, keep available the services of the present officers, employees and agency personnel of the Company and United and preserve their present relationships with persons having business dealings with the Company and United;

     (B) maintain the books, accounts and records relating to the business of the Company and United in the usual, regular and ordinary manner, on a basis consistent with past practice;

     (C) use all reasonable efforts not to permit any event to occur that would result in any of the representations and warranties contained in this Agreement not being, except as specifically contemplated by this Agreement, materially true and correct; and

     (D) amend Article II, Section 1 of the Company's By-laws so as to permit the transactions contemplated by this Agreement.

     (ii) Each Shareholder hereby covenants and agrees that it will do or cause to be done all things necessary as promptly as practicable after the date hereof to amend the By-laws of the Company to permit the Optionee to acquire the Shares pursuant to this Agreement.

     (b) Restrictions. Except as otherwise contemplated by this Agreement, from the date hereof through the later of the Expiration Date and any extension thereof or the Closing Date, without the prior written consent of the Optionee, each Shareholder shall not, and shall use its reasonable efforts to cause the Company and United not to:

     (i) enter into an agreement or incur any obligation the terms of which would violate this Agreement or be violated by the consummation of the transactions contemplated by this Agreement;

     (ii) issue, pledge, sell, transfer, distribute, dispose of or otherwise encumber all or any part of the capital stock of the Company including any Shares owned by such Shareholder, or the outstanding shares of capital stock of United, or (in one or a series of transactions) any material portion of the assets or properties of the Company and United taken as a whole;

     (iii) redeem or otherwise acquire any shares of the Company's Common Stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

     (iv) declare or pay any dividend or make any other distribution, in cash, securities or otherwise, on the outstanding shares of Common Stock or any capital stock of the Company or United, except for dividends on the Common Stock not to exceed $480,088 per annum in the aggregate;

     (v) provide for the consolidation with or merger of the Company or United into another corporation or other entity or the liquidation or dissolution of the Company or United;

     (vi) amend the Company's Certificate of Incorporation or By-laws, or adopt any shareholders' or directors' resolution or take any other action which would restrict the alienation, voting, dividend or other rights of the Shares; or

     (vii) take any other action or enter into any agreement similar to the foregoing which could have the effect of frustrating the purpose of this Agreement.

     Section 11. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividend, splitups, mergers, recapitalizations, combinations, exchange of shares or the like, the type and number of shares subject to the Options and the Fair Market Value per Share shall be adjusted appropriately.

     Section 12. Access and Information. Prior to the later to occur of the Expiration Date and any extension thereof or the Closing Date, the Shareholders shall cause the Company and United to afford to the Optionee and the Optionee's authorized representatives reasonable access during normal business hours to all of their properties, books, contracts, commitments and records and, during such period, the Shareholders shall furnish promptly to the Optionee all information concerning the business, properties and personnel of the Company and United as the Optionee may reasonably request.

     Section 13. Approvals of Governmental Authorities. (a) Upon the Optionee's election to exercise the Options, the Optionee and the Shareholders shall take, and the Shareholders shall cause the Company and United to take, all reasonable steps necessary or appropriate, and shall use, and shall cause the Company to use, all commercially reasonable efforts, to obtain as promptly as practicable all consents, approvals, authorizations, licenses and orders of Governmental Authorities required to be obtained by the Optionee or the Shareholders, the Company or United, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement.

     (b) The Optionee and the Shareholders shall cooperate with each other and each other's respective Affiliates in seeking to obtain all such consents, approvals, authorizations, licenses and orders, and shall provide, and shall cause their respective Affiliates to provide, such information and communications to Governmental Authorities as such Governmental Authorities may reasonably request in connection therewith.

     Section 14. Stockholder Approval. In the event the Optionee notifies the Shareholders of its election to exercise the Options, the Optionee shall call a meeting of its stockholders for purposes of approving the exercise of the Options pursuant to this Agreement.

     Section 15. Restrictive Legends. Each certificate representing shares of Optionee Common Stock and Voting Preferred Stock delivered to the Shareholders at the Closing, shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

     Whenever any such shares cease to be restricted securities, the holder thereof shall be entitled to receive from the Optionee, without expense, upon surrender to the Optionee of the certificate representing such shares, a new certificate for such shares, of like form but without a legend of the character set forth above.

     Section 16. Termination; Survival of Representations and Warranties. (a)
(i) This Agreement shall terminate automatically if the Optionee has not notified the Shareholders in writing of its election to exercise the Options prior to midnight (New York time) on the Expiration Date.

     (ii) This Agreement may be terminated at any time prior to the Closing
Date:

               (A) by mutual agreement in writing of the Optionee and the Shareholders;

               (B) by either the Optionee or the Shareholders upon written notice to the other if (1) the Effective Date has not occurred by December 31, 1997 or (2) the Closing has not occurred by the first anniversary of the Exercise Date, provided, that the right to terminate this Agreement pursuant to this clause (B) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement resulted in the Closing not occurring by such date.

     (iii) In the event of the termination of this Agreement pursuant to this
Section 16, this Agreement shall thereafter become void and have no effect and no party shall have a liability hereunder; provided, however, that no party shall be released from liability if this Agreement is terminated by reason of
(A) willful failure of such party to have performed its obligations hereunder, or (B) any knowing misrepresentation made by such party of any matter set forth herein.

     (b) Notwithstanding any right of the Optionee and the Shareholders fully to investigate the affairs of the Company and the Shareholders, as the case may be, and notwithstanding any knowledge of facts determined or determinable by the Optionee and the Shareholders pursuant to such investigation or right of investigation, the Optionee, and each of the Shareholders have the right to rely fully upon the representations and warranties of the Optionee and each of the Shareholders contained in this Agreement. All of the representations, warranties, covenants and agreements contained in this Agreement or in any certificate or other instrument delivered at Closing shall survive the execution and delivery of this Agreement and the Closing until the first anniversary of the Closing Date, except for the representations, warranties, covenants and agreements of the Optionee and each Shareholder, as the case may be (i) contained in Sections 8(a), 8(c), 9(a) and 9(c), which shall survive the Closing Date indefinitely, and (ii) contained in Sections 8(l), 8(o), 9(l) and 9(o), which shall survive the Closing Date until the applicable statute of limitations has expired.

     Section 17. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of any party hereto are assignable, except by operation of law, or with the written consent of the other parties. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

     Section 18. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

     Section 19. Entire Agreement. This Agreement (including the exhibits and schedules thereto) constitutes the entire agreement among the parties with respect to the subject matter hereof.

     Section 20. Effectiveness of Agreement. Notwithstanding anything herein to the contrary, this Agreement shall not become effective unless and until it shall be executed by the Optionee and Shareholders owning in the aggregate at least 80% of the issued and outstanding shares of the Common Stock.

     Section 21. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     Section 22. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performances of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

     Section 23. Material Change in Law. In the event of a Material Change in Law (as defined below), the parties hereto agree to negotiate in good faith to amend or modify the terms of the Voting Preferred Stock, to arrange for substitute consideration or otherwise to restructure the transactions contemplated hereby (x) so as to eliminate the effect of such Material Change in Law on the eligibility of the transactions contemplated hereby to qualify (i) in respect of each Service Company (other than a Service Company described in clause (ii) immediately following), as a reorganization under section 368(a)(1)(C) of the Code (without reliance on section 368(a)(2)(B) of the Code) or (ii) as to any Service Company described in clause (t) of the definition of "Material Change in Law" below, as a reorganization under section 368(a)(1)(B) of the Code, in either such case, having the same tax effects applicable to such form of reorganization as under current law, (y) in a manner that substantially preserves the anticipated respective economic positions of the parties hereto; provided, however, that if the parties shall not be able to agree on the terms of any such amendment or modification, substitute consideration or restructuring, despite their good faith efforts to do so, the Optionee and the Shareholders hereby agree that (i) neither the Optionee nor any Shareholder shall be obligated to consummate the Closing under this Agreement, (ii) the amendments to the Option Purchase Agreement made by this Agreement shall be void ab initio (other than clauses (i) through (v) of this proviso) and correspondingly, the terms of the Option Purchase Agreement (as amended by Amendment No. 1) shall continue in full force and effect as if this Agreement had never become effective, (iii) any Exercise Notice delivered pursuant to
Section 4(a) of this Agreement shall be void ab initio, (iv) the Optionee Valuation, dated as of June 26, 1997, prepared by the Optionee Appraiser pursuant to the Option Purchase Agreement and the Shareholder Valuation, dated as of September 5, 1997, prepared by the Shareholder Appraiser pursuant to the Option Purchase Agreement shall remain in effect and shall be deemed to be delivered under the reinstated Option Purchase Agreement as of the date of such reinstatement of the Option Purchase Agreement pursuant to the immediately foregoing clause (ii), and (v) the Expiration Date under the Option Purchase

Agreement shall be extended until the date which is "X" plus 120 days following the date of reinstatement of the Option Purchase Agreement pursuant to the immediately foregoing clause (ii), where "X" equals the sum of (A) that number of days from (and including) the date of delivery of the Exercise Notice under this Agreement to (and including) the date on which there is determined to be a Material Change in Law for purposes of Section 23 of this Agreement and (B) that number of days, if any, remaining until the original Expiration Date under the Option Purchase Agreement.

          For purposes of this Section 23:

 (I) "Material Change in Law" shall mean a Change in Law occurring on or before the Closing Date that, in the opinion of tax counsel to the Shareholders, poses a significant risk to any Service Company that the inclusion in the transaction of the Voting Preferred Stock contemplated hereby (employing the assumption in making such determination that the Voting Preferred Stock constitutes nonqualified preferred stock within the meaning of section 351(g) of the Code) would preclude the transactions contemplated hereby from qualifying as a reorganization within the meaning of (s) section 368(a)(1)(C) of the Code (without reliance on section 368(a)(2)(B) of the Code) or (t) as to any Service Company that resolves not to liquidate as contemplated by the Agreement and Plan of Reorganization, section 368(a)(1)(B) of the Code, in either such case, having the same tax effects applicable to such form of reorganization as under current law; and

     (II) "Change in Law" shall mean (a) the promulgation of temporary or final Treasury regulations (or proposed regulations having a proposed effective date on or before the Closing Date), (b) the issuance of any Internal Revenue Service notice, ruling or other administrative pronouncement or any other issuance of official interpretative guidance, (c) the enactment of any law (including any technical corrections to the Taxpayer Relief Act of 1997) or (d) the proposal of any law having a proposed effective date on or before the Closing Date.

     Section 24. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, or (ii) sent by reputable overnight courier service, or (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to the Optionee, to:

                           Farm Family Holdings, Inc.
                           P.O. Box 656
                           Albany, New York  12201-0656

                           Attention:  General Counsel
                           Telephone:   (518) 431-5409
                           Telecopy:     (518) 431-5999

                  (b)      If to the Shareholders, to:

                           The addresses of each Shareholder listed on Exhibit A hereto.

     Section 25. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles.

     Section 26. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 27. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

     Section 28. Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     Section 29. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     Section 30. Action by the Shareholders. Notwithstanding any provision of this Agreement to the contrary, any action or decision required to be taken or made by the Shareholders pursuant to this Agreement may be taken or made by the written consent of the holders of a majority of the Shares held by the Shareholders; provided, however, that no such action or decision shall, without the written consent of all the Shareholders, reduce the percentage of Shareholders required to approve any such action or decision pursuant to this
Section 30. Any action or decision taken or made by the written consent of the holders of a majority of the Shares pursuant to this Section 30 shall apply equally to all Shareholders and shall be binding upon all of them.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                        FARM FAMILY HOLDINGS, INC.

                                        By /s/ Philip P. Weber
                                           -------------------
                                           Name: Philip P. Weber
                                           Title: President & C.E.O.


                                        CONNECTICUT FARM BUREAU SERVICE
                                         COMPANY


                                        By /s/ Norma R. O' Leary
                                           ---------------------
                                           Name: Norma R. O'Leary
                                           Title: President


                                        DELAWARE FARM BUREAU SERVICE COMPANY,
                                         INC.


                                        By /s/ Joseph E. Calhoun
                                           ---------------------
                                           Name: Joseph E. Calhoun
                                           Title: President


                                        MAINE FARM BUREAU SERVICE COMPANY


                                        By /s/ Sandra A. George
                                           --------------------
                                           Name: Sandra A. George
                                           Title: President

                                        MASSACHUSETTS FARM BUREAU SERVICE
                                         COMPANY, INC.


                                        By /s/ Arthur D. Keown, Jr.
                                           ------------------------
                                           Name: Arthur D. Keown, Jr.
                                           Title: President

                                        By /s/ James F. Slattery
                                           ---------------------
                                           Name: James F. Slattery
                                           Title: Clerk


                                        NEW HAMPSHIRE FARM BUREAU FEDERATION


                                        By /s/ Gordon H. Gowen
                                           -------------------
                                           Name: Gordon H. Gowen
                                           Title: President


                                        NEW JERSEY FARM BUREAU SERVICE
                                         COMPANY


                                         By /s/ John I. Rigolizzo, Jr.
                                          --------------------------
                                          Name: John I. Rigolizzo, Jr.
                                          Title: President


                                        NEW YORK FARM BUREAU SERVICE COMPANY,
                                         INC.


                                        By /s/ John W. Lincoln
                                          -------------------
                                          Name: John W. Lincoln
                                          Title: President


                                        RHODE ISLAND FARM BUREAU FEDERATION,
                                         INC.


                                        By /s/ William M. Stamp, Jr.
                                           -------------------------
                                           Name: William M. Stamp, Jr.
                                           Title: President

                                         VERMONT FARM BUREAU, INC.


                                         By /s/ Clark W. Hinsdale III
                                            -------------------------
                                            Name: Clark W. Hinsdale III
                                            Title: President


                                         WEST VIRGINIA FARM BUREAU, INC.


                                         By /s/ Charles A. Wilfong
                                            ----------------------
                                            Name: Charles A. Wilfong
                                            Title: President

     AMENDMENT NO. 1 TO AMENDED AND RESTATED OPTION PURCHASE AGREEMENT

     This AMENDMENT NO. 1 TO AMENDED AND RESTATED OPTION PURCHASE AGREEMENT, dated as of April 28, 1998 (this "Amendment"), by and among FARM FAMILY HOLDINGS, INC., a Delaware Corporation (the "Optionee"), and THE SHAREHOLDERS OF FARM FAMILY LIFE INSURANCE COMPANY set forth on the signature pages hereof (individually, a "Shareholder" and collectively, the "Shareholders").

     WHEREAS, the Optionee and the Shareholders have previously entered into the Amended and Restated Option Purchase Agreement, dated as of February 26, 1998, (the "Option Purchase Agreement"); and

     WHEREAS, the Optionee and the Shareholders desire to further amend the Option Purchase Agreement as set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Optionee and the Shareholders hereby agree that the Option Purchase Agreement shall be, and hereby is, amended and modified as follows:

     1. Section 4(a) of the Option Purchase Agreement is amended by adding the following phrase at the end of the second sentence of Section 4(a):

     ", unless another date, time or place is agreed to by the parties hereto."

     2. Sections 7(a)(iii) and 7(b)(iii) of the Option Purchase Agreement are amended by deleting the existing Sections 7(a)(iii) and 7(b)(iii) and inserting in their place a new Section 7(a)(iii) and 7(b)(iii), which read as follows:

         "the transactions contemplated hereby shall have been approved by the affirmative vote of a majority of the outstanding shares of the Optionee Common Stock present in person or by proxy at a meeting of stockholders of the Optionee or such other vote of the stockholders of the Optionee as may be required by applicable Law, the Certificate of Incorporation and By-laws of the Optionee and the rules of the New York Stock Exchange, Inc.;"

     This Amendment may be executed in two or more counterparts, each of which shall be considered one in the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                             FARM FAMILY HOLDINGS, INC.


                                             By /s/ Philip P. Weber
                                                -------------------
                                             Name: Philip P. Weber
                                             Title: President & C.E.O.

                                             CONNECTICUT FARM BUREAU SERVICE
                                              COMPANY


                                             By /s/ Norma R. O'Leary
                                                --------------------
                                                Name: Norma R. O'Leary
                                                Title: President


                                           DELAWARE FARM BUREAU SERVICE COMPANY,
                                            INC.


                                           By /s/ Joseph E. Calhoun
                                              ---------------------
                                              Name: Joseph E. Calhoun
                                              Title: President


                                           MAINE FARM BUREAU SERVICE COMPANY


                                           By /s/ Sandra A. George
                                              --------------------
                                              Name: Sandra A. George
                                              Title: President


                                          MASSACHUSETTS FARM BUREAU SERVICE
                                           COMPANY, INC.


                                          By /s/ Arthur D. Keown, Jr.
                                             ------------------------
                                             Name: Arthur D. Keown, Jr.
                                             Title: President

                                          NEW HAMPSHIRE FARM BUREAU FEDERATION


                                          By /s/ Gordon H. Gowen
                                             -------------------
                                             Name: Gordon H. Gowen
                                             Title: President

                                       NEW JERSEY FARM BUREAU SERVICE
                                        COMPANY


                                       By /s/ John I. Rigolizzo, Jr.
                                          --------------------------
                                          Name: John I. Rigolizzo, Jr.
                                          Title: Vice President


                                      NEW YORK FARM BUREAU SERVICE COMPANY,
                                       INC.


                                      By /s/ John W. Lincoln
                                         -------------------
                                         Name: John W. Lincoln
                                         Title: President


                                      RHODE ISLAND FARM BUREAU FEDERATION,
                                       INC.


                                      By /s/ William M. Stamp, Jr.
                                         -------------------------
                                         Name: William M. Stamp, Jr.
                                         Title: President


                                     VERMONT FARM BUREAU, INC.


                                     By /s/ Clark W. Hinsdale III
                                        -------------------------
                                        Name: Clark W. Hinsdale III
                                        Title: President


                                    WEST VIRGINIA FARM BUREAU, INC.


                                    By /s/ Charles A. Wilfong
                                       ----------------------
                                       Name: Charles A. Wilfong
                                       Title: President

     AMENDMENT NO. 2 TO AMENDED AND RESTATED OPTION PURCHASE AGREEMENT

     This AMENDMENT NO. 2 TO AMENDED AND RESTATED OPTION PURCHASE AGREEMENT, dated as of January 14, 1999 (this "Amendment"), by and among FARM FAMILY HOLDINGS, INC., a Delaware Corporation (the "Optionee"), and THE SHAREHOLDERS OF FARM FAMILY LIFE INSURANCE COMPANY set forth on the signature pages hereof (individually, a "Shareholder" and collectively, the "Shareholders").

     WHEREAS, the Optionee and the Shareholders have previously entered into the Amended and Restated Option Purchase Agreement, dated as of February 26, 1998, as amended by Amendment No. 1, dated as of April 28, 1998 (as so amended, the "Option Purchase Agreement" or "Agreement"); and

     WHEREAS, the Optionee and the Shareholders desire to further amend the Option Purchase Agreement as set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Optionee and the Shareholders hereby agree that the Option Purchase Agreement shall be, and hereby is, amended and modified as follows:

     1. Section 1(a) of the Option Purchase Agreement is amended by deleting the existing definition of "Optionee Common Stock Price", and inserting in its place a new definition of "Optionee Common Stock Price", which reads as follows:

               "'Optionee Common Stock Price'" means $35.71875; provided, however, that if the Closing Price on the last Trading Day preceding the Closing Date (the "Testing Day Price") is less than the product of 0.7 times the Optionee Common Stock Price, then the Optionee Common Stock Price shall be equal to $35.71875 divided by a factor equal to (0.7 times the Optionee Common Stock Price divided by the Testing Day Price) and; provided, further, that if the Testing Day Price is greater than the product of 1.2 times the Optionee Common Stock Price, then the Optionee Common Stock Price shall be equal to $35.71875 divided by a factor equal to (1.2 times the Optionee Common Stock Price divided by the Testing Day Price)."

     2. Section 1(a) of the Option Purchase Agreement is amended by adding the following definitions in alphabetical order to Section 1(a):

         "'Farm Bureau'" has the meaning set forth in Section 14(c).

         "'Members'" has the meaning set forth in Section 14(c).

         "'Testing Day Price'" has the meaning set forth in the definition of Optionee Common Stock Price.

     3. Section 7 of the Option Purchase Agreement is amended by deleting the existing Section 7 and inserting in its place a new Section 7, which reads as follows:

     "Section 7. Conditions of Closing. (a) The obligation of the Optionee to consummate the Closing is subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by the Optionee at or prior to the Closing): (i) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Shareholders at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by the Shareholders in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, and the Optionee shall have received a certificate executed on behalf of each of the Shareholders to the effect that the foregoing conditions have been satisfied; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required in connection with the transactions contemplated hereby shall have been obtained or made, as the case may be; (iii) the transactions contemplated hereby shall have been approved by (1) the affirmative vote of the holders of at least a majority of the outstanding shares of the Optionee Common Stock present in person or by proxy at a meeting of the stockholders of the Optionee or such other vote of the stockholders of the Optionee as may be required by applicable Law, the Certificate of Incorporation and By-Laws of the Optionee and the rules of the New York Stock Exchange, Inc., and (2) the requisite affirmative votes of the Members of the Farm Bureaus and/or by a court of competent jurisdiction, to the extent required by Section 14; (iv) all waiting periods, if any, including any extension thereof, under the HSR Act shall have expired; (v) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining the transactions contemplated hereby shall be in effect; (vi) the Optionee shall have received the opinion, dated the Closing Date, of counsel to each Shareholder substantially to the effect set forth in Exhibit D; (vii) the Company's By-Laws shall have been amended to permit the Optionee to acquire the Shares pursuant to this Agreement; (viii) the Optionee shall have received an opinion, in form and substance reasonably acceptable to the Optionee, from an investment banking firm of national standing as to the fairness, from a financial point of view, to the Optionee of the transactions contemplated by this Agreement; (ix) each Shareholder shall have paid in cash its reimbursement obligation to Optionee pursuant to Section 14(b) hereof; and (x) since the Exercise Date, there shall not have occurred any event that has had or is reasonably likely to have a Material Adverse Effect on the Company and United, taken as a whole.

     (b) The obligation of each Shareholder to consummate the Closing is subject to the satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by such Shareholder at or prior to the Closing): (i) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Optionee at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by the Optionee in this Agreement shall be true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made at and as of the Closing, and the Shareholder shall have received a certificate executed on behalf of the Optionee to the effect that the foregoing conditions have been satisfied; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required in connection with the transactions contemplated hereby shall have been obtained or made, as the case may be; (iii) the transactions contemplated hereby shall have been approved by (1) the affirmative vote of the holders of at least a majority of the outstanding shares of the Optionee Common Stock present in person or by proxy at a meeting of the stockholders of the Optionee or such other vote of the stockholders of the Optionee as may be required by applicable Law, the Certificate of Incorporation and By-Laws of the Optionee and the rules of the New York Stock Exchange, Inc., and (2) the requisite affirmative vote of such Shareholder's Members or the Members of such

Shareholder's parent entity and/or by a court of competent jurisdiction, to the extent required by Section 14; (iv) all waiting periods, including any extensions thereof, under the HSR Act shall have expired; (v) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining the transactions contemplated hereby shall be in effect; (vi) such Shareholder shall have received the opinion, dated the Closing Date, of general counsel to the Optionee and the Insurance Subsidiary, substantially to the effect set forth in Exhibit E; (vii) the Optionee shall have executed and delivered the Registration Rights Agreement; and (viii) the Company's By-Laws shall have been amended to permit the Optionee to acquire the Shares pursuant to this Agreement."

     4. Section 9(j)(ii) of the Option Purchase Agreement is amended by deleting the existing Section 9(j)(ii) and inserting in its place a new Section 9(j)(ii), which reads as follows:

     "(ii) Subject to the information set forth on Schedule 9(j), the Optionee has made available to the Shareholders complete and correct copies of the audited consolidated financial statements and audited statutory financial statements and, in each case, the notes thereto of the Insurance Subsidiary for the years ended December 31, 1993, 1994 and 1995. Such financial statements and the related notes thereto were prepared in accordance with GAAP and SAP, as the case may be, consistently applied throughout the periods involved and fairly present the financial condition, results of operations, cash flows and changes in stockholders' equity of the Insurance Subsidiary at the dates and for the periods presented."

     5. Section 14 of the Option Purchase Agreement is amended by deleting the existing Section 14 and inserting in its place a new Section 14, which reads as follows:

     "Section 14. Stockholder Approval; Member Approval. (a) In the event the Optionee notifies the Shareholders of its election to exercise the Options, the Optionee shall call a meeting of its stockholders for purposes of approving the exercise of the Options pursuant to this Agreement.

     (b) At or prior to the Closing, the Shareholders shall reimburse the Optionee for an aggregate of 50% of the Optionee's reasonable out-of-pocket fees and expenses incurred in connection with the meeting of the stockholders to be called for the purpose of approving this Agreement as amended by Amendment No. 2 hereto, including printing, proxy solicitation, mailing, investment banking, accounting and legal fees and expenses; provided, however, that the aggregate fees and expenses to be reimbursed by the Shareholders pursuant to this subsection (b) shall not exceed $200,000. Each Shareholder shall satisfy its reimbursement obligation pursuant to this Section 14(b) by paying its pro rata portion (based on the number of Shares owned by each of them) of such reimbursement obligation to the Optionee in cash.

     (c) Each of Rhode Island Farm Bureau Federation and West Virginia Farm Bureau, Inc. (each such Shareholder, a "Farm Bureau") shall, and each of Connecticut Farm Bureau Service Company, Massachusetts Farm Bureau Service Company, Inc., New Jersey Farm Bureau Service Company and New York Farm Bureau Service Company, Inc., shall use its best efforts to cause its parent entity (each such parent entity also a "Farm Bureau") to, (A) (i) duly convene, as promptly as practicable, a meeting of its members or voting delegates, as the case may be ("Members"), to consider and vote on a proposal to approve the transfer to the Optionee of the Shares owned by such Shareholder pursuant to this Agreement, and (ii) include in the proxy materials to be sent to the Members of such Farm Bureau the recommendation of the Board of

     Directors of such Farm Bureau that the Members of such Farm Bureau vote in favor of the approval of such proposal, and/or (B) seek the approval of the transfer to the Optionee of the Shares by such Shareholder pursuant to this Agreement by a court of competent jurisdiction, as applicable.

     (d) Each of the Shareholders referred to in subsection (c) above shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to obtain, as promptly as practicable, the consent of its Members, or the Members of its parent entity, and/or court approval, as the case may be, for the transfer to the Optionee of the Shares pursuant to this Agreement."

     6. Section 16(a)(ii) of the Option Purchase Agreement is amended by deleting the existing Section 16(a)(ii)(B) and inserting in its place new Sections 16(a)(ii)(B) and (C), which read as follows:

     "(B) by either the Optionee or the Shareholders upon written notice to the other if the Closing has not occurred by April 30, 1999, provided, that the right to terminate this Agreement pursuant to this clause (B) shall not be available to any party whose failure (on or after the date of Amendment No. 2 hereto) to fulfill any of its obligations under this Agreement resulted in the Closing not occurring by such date; or

     (C) by the Optionee if the Testing Day Price is less than $25.003125."

     7. Section 23 of the Option Purchase Agreement is amended by deleting the second existing clause (ii) of Section 23 and inserting in its place a new clause (ii), which reads as follows:

     "(ii) the amendments to the Option Purchase Agreement (as it existed prior to February 26, 1998) made by this Agreement dated February 26, 1998 and any subsequent amendments hereto shall be void ab initio (other than clauses (i) through (v) of this proviso) and correspondingly, the terms of the Option Purchase Agreement (as it existed prior to February 26, 1998) shall continue in full force and effect as if this Agreement and any subsequent amendments thereto had never become effective,"

     8. Schedule 9(j) attached hereto is hereby added to the Option Purchase Agreement and Schedules 8(l) and Schedule 9(l) are hereby amended by deleting the existing Schedules 8(l) and Schedule 9(l) and inserting in their place
Schedule 8(l) and Schedule 9(l), respectively, attached hereto.

     9. Except as modified by this Amendment, the terms of the Option Purchase Agreement shall remain in full force and effect.

     This Amendment may be executed in two or more counterparts, each of which shall be considered one in the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                        FARM FAMILY HOLDINGS, INC.


                                        By /s/ Philip P. Weber
                                           -------------------
                                           Name: Philip P. Weber
                                           Title: President & C.E.O.


                                        CONNECTICUT FARM BUREAU SERVICE
                                         COMPANY


                                        By /s/ Randolph C. Blackmer, Jr.
                                           -----------------------------
                                           Name: Randolph C. Blackmer, Jr.
                                           Title: President


                                        DELAWARE FARM BUREAU SERVICE COMPANY,
                                         INC.


                                        By /s/ Robert L. Baker
                                           -------------------
                                           Name: Robert L. Baker
                                           Title: President


                                        MAINE FARM BUREAU SERVICE COMPANY


                                        By /s/ Sandra A. George
                                           --------------------
                                           Name: Sandra A. George
                                           Title: President

                                        MASSACHUSETTS FARM BUREAU SERVICE
                                         COMPANY, INC.


                                        By /s/ Arthur D. Keown, Jr.
                                           ------------------------
                                           Name: Arthur D. Keown, Jr.
                                           Title: President

                                        By /s/ James F. Slattery
                                           ----------------------
                                           Name: James F. Slattery
                                           Title: Treasurer


                                        NEW HAMPSHIRE FARM BUREAU FEDERATION


                                        By /s/ Frank W. Reinhold, Jr.
                                           --------------------------
                                           Name: Frank W. Reinhold, Jr.
                                           Title: Second Vice-President


                                        NEW JERSEY FARM BUREAU SERVICE
                                         COMPANY


                                        By /s/ Walter Ellis, Jr.
                                           ---------------------
                                           Name: Walter Ellis, Jr.
                                           Title: President


                                        NEW YORK FARM BUREAU SERVICE COMPANY,
                                         INC.


                                        By /s/ John W. Lincoln
                                           -------------------
                                           Name: John W. Lincoln
                                           Title: President


                                        RHODE ISLAND FARM BUREAU FEDERATION,
                                         INC.


                                        By /s/ William M. Stamp, Jr.
                                           -------------------------
                                           Name: William M. Stamp, Jr.
                                           Title: President

                                        VERMONT FARM BUREAU, INC.


                                        By /s/ Clark W. Hinsdale III
                                           -------------------------
                                           Name: Clark W. Hinsdale III
                                           Title: President


                                        WEST VIRGINIA FARM BUREAU, INC.


                                        By /s/ Charles A. Wilfong
                                           -------------------------
                                           Name: Charles A. Wilfong
                                           Title: President

                                                              ANNEX B





February 17, 1999


Board of Directors
Farm Family Holdings, Inc.
344 Route 9W
Glenmont, NY 12201

Ladies and Gentlemen:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Farm Family Holdings, Inc. (the "Company") of the Consideration (as defined below) to be paid by the Company in connection with the proposed acquisition (the "Proposed Acquisition") of all of the outstanding shares of capital stock of Farm Family Life Insurance Company (the "Life Company") pursuant to the Option Purchase Agreement dated as of February 14, 1996, as amended by Amendment No. 1 dated as of April 22, 1997, and the Amended and Restated Option Purchase Agreement dated as of February 26, 1998, as amended by Amendment No. 1 dated as of April 28, 1998 and Amendment No. 2 dated as of January 14, 1999 (as so amended, the "Option Purchase Agreement"), by and between the Company and the shareholders of the Life Company (the "Shareholders").

As more specifically set forth in the Option Purchase Agreement, and subject to the terms and conditions thereof, the Company has delivered notice, pursuant to Section 3 of the Option Purchase Agreement, of the proposed exercise of its option (the "Option") to purchase all of the outstanding shares of capital stock of the Life Company. You have advised us that the aggregate Exercise Price (as defined in the Option Purchase Agreement) payable to the Shareholders pursuant to Section 6(b) of the Option Purchase Agreement is $37.5 million and such aggregate Exercise Price will be payable in the form of $31.5 million aggregate value of common stock of the Company (the "Company Common Stock") and $6 million aggregate stated value of 6 1/8% voting preferred stock of the Company (the "Company Preferred Stock" and, together with the Company Common Stock, the "Consideration"). Pursuant to the Option Purchase Agreement, the number of shares of Company Common Stock and Company Preferred Stock issued as the Consideration shall be determined using a per share price of $35.71875 (the "Fixed Price"); provided, however, that if the closing price of the Company Common Stock on the last trading day prior to the closing of the Proposed Acquisition (the "Testing Day Price") is less than $25.003125, then such number of shares shall be determined using a per share price equal to $35.71875 divided by a factor equal to 0.7 times the Fixed Price divided by the Testing Day Price; and provided, further, that if the Testing Day Price is greater than $42.8625, then such number of shares shall be determined using a per share price equal to $35.71875 divided by a factor equal to 1.2 times the Fixed Price divided by the Testing Day Price.

As you are aware, Salomon Smith Barney Inc. (collectively with all predecessors to Salomon Smith Barney Inc., "Salomon Smith Barney"), is acting as financial advisor to the Company in connection with the Proposed Acquisition and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Proposed Acquisition. Additionally, Salomon Smith Barney or its affiliates have previously rendered certain investment banking and financial advisory services to the Company and affiliates of the Company, including acting as financial advisor and lead underwriter to the Company in connection with the demutualization and initial public offering of Farm Family Mutual Insurance Company, for which we or such affiliates received customary compensation. In addition, in the ordinary course of our business, we actively trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may have other business relationships with the Company or the Life Company.

In connection with rendering our opinion, we have received, reviewed, analyzed, and relied upon certain internal information furnished or prepared by the management of the Life Company concerning its businesses and operations, including historical and current statements of financial position and results of operations of the Life Company and financial forecasts of the Life Company. In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the Option Purchase Agreement, (ii) the historical and current financial position and results of operations of the Life Company, (iii) the business prospects of the Life Company, (iv) the historical and current market for the equity securities of companies that we believe to be comparable in certain respects to the Life Company, (v) the terms of the Company Preferred Stock and the terms of publicly traded preferred securities issued by other financial institutions, (vi) certain other internal information, including financial and operating projections relating to the Life Company, prepared by the management of the Life Company, provided to us for purposes of our analysis, (vii) the fact that the Company and the Life Company have common management and share facilities, employees and agents, (viii) certain other publicly available financial and other information regarding the Company and (ix) the nature and terms of certain other transactions which we believe to be relevant to our inquiry. We have also met with certain officers and representatives of the Company and the Life Company to discuss the foregoing as well as other matters relevant to our inquiry. We have also taken into account our assessment of general economic, market and financial conditions and our experience in securities valuation.

In our review and analysis and in arriving at our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of the information provided to us or publicly available, and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of the Life Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Life

Company as to the future financial performance of the Life Company, and we express no opinion with respect to such forecasts or the assumptions on which they are based. In addition, we have not conducted a physical inspection of any of the properties or facilities of the Life Company nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Life Company. We have assumed, without independent verification, that the shares of Company Common Stock that are being issued as a portion of the Consideration have an aggregate value of $31.5 million and that the shares of Company Preferred Stock that are being issued as a portion of the Consideration have an aggregate value equal to the aggregate stated value of $6 million.

Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Company of the Consideration to be paid in connection with the Proposed Acquisition of all of the outstanding shares of capital stock of the Life Company and does not address the Company's underlying decision to exercise the Option or to effect the Proposed Acquisition and does not constitute a recommendation as to how any Board member should vote with respect to the exercise of the Option. This opinion also does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Acquisition.

It is understood that our opinion expressed herein is for the benefit and use of the Board of Directors of the Company in considering the transaction to which it relates and may not be used by the Company for any other purpose or be reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney, except that it may be referred to or included in, to the extent required by applicable federal securities law, statements filed with the Securities and Exchange Commission, including the Proxy Statement mailed to the Company's stockholders in connection with the Option Purchase Agreement.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Company in connection with the Proposed Acquisition of all of the outstanding shares of capital stock of the Life Company is fair from a financial point of view to the Company.


Very truly yours,

/s/ Salomon Smith Barney

                                                                         ANNEX C
 INDEX TO HISTORICAL FINANCIAL STATEMENTS

           FARM FAMILY LIFE INSURANCE COMPANY AND SUBSIDIARY
                                                                            Page

Report of Independent Accountants...............................            C-2


Consolidated Balance Sheets at September 30, 1998 (unaudited) and
     at December 31, 1997 and 1996...............................           C-3

Consolidated  Statements of Income and  Comprehensive  Income for
     the  Nine  Months   Ended   September   30,  1998  and  1997
     (unaudited) and for the Years Ended December 31, 1997, 1996,
     and 1995....................................................           C-4

Consolidated  Statements  of  Stockholders'  Equity  for the Nine
     Months  Ended  September  30, 1998  (unaudited)  and for the
     Years   Ended   December   31,   1997,    1996,
     and   1995..................................................           C-5

Consolidated  Statements  of Cash Flows for the Nine Months Ended
     September  30, 1998 and 1997  (unaudited)  and for the Years
     Ended December 31, 1997, 1996, and 1995.....................           C-6

Notes to Consolidated Financial Statements..........................        C-7

Report of Independent Accountants



To the Stockholders and Board of Directors
Farm Family Life Insurance Company and Subsidiary

We have audited the accompanying consolidated balance sheets of Farm Family Life Insurance Company and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Farm Family Life Insurance Company and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



Albany, New York                                     \s\ Coopers & Lybrand LLP
March 6, 1998






                FARM FAMILY LIFE INSURANCE COMPANY & SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                                                              (Unaudited)
                                                                              September 30,    December 31,
                                                                             -------------    ------------

($ in thousands)                                                                 1998        1997      1996
---------------------------------------------------------------------------------------------------------------
Assets
Investments:
Fixed Maturities
 Available for sale, at fair value
     (Amortized cost: $658,924 in 1998, $647,207 in 1997 and $619,341 in 1996)   $719,898  $693,433    $641,224
Equity securities
     Available for sale, at fair value
     (Cost: $14,360 in 1998 and 1997, and $13,419 in 1996)                         36,321    37,636     30,722
Mortgage loans on real estate                                                      15,164    15,151     13,919
Policy loans                                                                       30,321    28,937     28,841
Other invested assets                                                                 639       741      1,250
Short-term investments                                                              4,938     4,864     10,542
---------------------------------------------------------------------------------------------------------------
     Total investments                                                            807,281   780,762    726,498
---------------------------------------------------------------------------------------------------------------
Cash                                                                                2,985     2,481      1,600
Reinsurance receivables                                                             1,130     1,159      1,192
Deferred acquisition costs                                                         25,395    31,046     42,602
Property and equipment, net                                                        12,061    12,715     13,914
Accrued investment income                                                          12,718    13,954     13,837
Other assets                                                                        1,911     1,782      1,139
---------------------------------------------------------------------------------------------------------------
     Total Assets                                                                $863,481  $843,899   $800,782
===============================================================================================================
Liabilities:
Future policy and contract benefits                                              $221,054  $211,212   $197,050
Funds on deposit from policyholders                                               419,208   423,495    421,227
Accrued dividends to policyholders                                                  5,585     5,268      5,024
Deferred income tax liability                                                      38,426    33,824     25,085
Payable to affiliate  (see Note 9)                                                 17,438    17,888     16,133
Other liabilities                                                                   4,263     3,552      5,047
Participating policyholders' interest                                             116,332   109,557     96,530
---------------------------------------------------------------------------------------------------------------
     Total liabilities                                                            822,306   804,796    766,096
---------------------------------------------------------------------------------------------------------------
Commitments and  Contingencie
Stockholders'  equity:
Common Stock, $50 par value, 61,000 shares authorized
     and 60,011 shares issued and outstanding                                       3,001     3,001      3,001
Accumulated other comprehensive income                                              1,918     1,595         38
Retained earnings                                                                  36,256    34,507     31,647
---------------------------------------------------------------------------------------------------------------
     Total  stockholders'  equity                                                  41,175    39,103     34,686
---------------------------------------------------------------------------------------------------------------
     Total  Liabilities  and  Stockholders'  Equity                              $863,481  $843,899   $800,782
===============================================================================================================

See accompanying notes to Consolidated Financial Statements.



                FARM FAMILY LIFE INSURANCE COMPANY & SUBSIDIARY
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                                 (Unaudited)
                                                              For the Nine Months        For the Year
                                                                    Ended                    Ended
                                                                September 30,             December 31,

($ in thousands)                                                1998      1997      1997     1996     1995
--------------------------------------------------------------------------------- --------------------------
Revenues:
Premiums from life and health operations                       $23,002   $22,498   $30,505  $30,322 $29,358
Premiums from property/casualty operations                          39     6,651     9,020    9,440   9,328
Net investment income                                           41,445    40,415    54,964   55,728  52,572
Realized investment gains, net                                   3,184     3,427     2,914      284   5,652
Policy and contract charges                                      4,342     3,803     5,041    4,960   4,482
Other income (see Note 9)                                          703       938     1,153      920     928
------------------------------------------------------------------------------------------------------------
     Total revenues                                             72,715    77,732   103,597  101,654 102,320
------------------------------------------------------------------------------------------------------------
Benefits and expenses:
Benefits to policyholders                                       22,788    21,737    26,843   27,031  26,775
Losses and loss adjustment expenses
   on property/casualty operations (see Note 9)                  1,481     6,287     9,975    7,756   6,947
Operating expenses  (see Note 9)                                 6,710     5,420     7,748    8,768   8,964
Non-recurring expenses                                             203         -       707      914      --
Interest credited to policyholders                              16,564    18,886    24,813   24,629  26,495
Amortization of deferred acquisition costs                       5,300     5,133     6,852    6,910   7,269
Participating policyholders' interest                           16,317    15,796    21,617   21,159  19,130
------------------------------------------------------------------------------------------------------------
     Total                                                      69,363    73,259    98,555   97,167  95,580
------------------------------------------------------------------------------------------------------------
Income before income taxes                                       3,352     4,473     5,042    4,487   6,740
Income tax expense                                               1,123     1,510     1,702    1,536   2,301
------------------------------------------------------------------------------------------------------------
    Net income attributable to common stockholders              $2,229    $2,963    $3,340   $2,951  $4,439
============================================================================================================
Other comprehensive income, net of tax
Unrealized holding gain arising during the period
(net of deferred tax of ($145), ($403), ($866), $122 and           269       748     1,608    (166)     415
($239), respectively)
Reclassification adjustment for gains included in net income
 (net of tax expense  of $16, $49, $28, $33 and $16,              (30)      (91)      (51)     (61)    (30)
respectively)
-----------------------------------------------------------------------------------------------------------
                                                                   239       657     1,557    (227)     385
-----------------------------------------------------------------------------------------------------------
Other Comprehensive Income                                      $2,468    $3,620    $4,897   $2,724  $4,824
===========================================================================================================

See accompanying notes to Consolidated Financial Statements.



                FARM FAMILY LIFE INSURANCE COMPANY & SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                  (Unaudited)
                                                                  September 30,           December 31,
                                                                  -------------           ------------

($ in thousands)                                                        1998       1997      1996        1995
------------------------------------------------------------------------------ ------------------------------
Common  Stock
Beginning of period                                                    $3,001     $3,001    $3,001    $3,001
------------------------------------------------------------------------------ ------------------------------
     End of period                                                      3,001      3,001     3,001     3,001
------------------------------------------------------------------------------ ------------------------------

Accumulated other comprehensive income
Beginning of period                                                     1,595         38       265     (120)
Change in unrealized investment gains (losses), net of effect
of deferred income taxes and amortization of deferred acquisiton costs    323      1,557     (227)       385
------------------------------------------------------------------------------ ------------------------------
     End of period                                                      1,918      1,595        38       265
------------------------------------------------------------------------------ ------------------------------

Retained earnings
Beginning of period                                                    34,507     31,647    29,176    25,217
Dividends to stockholders                                               (480)      (480)     (480)     (480)
Net income                                                              2,229      3,340     2,951     4,439
------------------------------------------------------------------------------ -----------------------------
     End of period                                                     36,256     34,507    31,647    29,176
------------------------------------------------------------------------------ -----------------------------
Total  Stockholders'  Equity                                          $41,175    $39,103   $34,686   $32,442
============================================================================== =============================

See accompanying notes to Consolidated Financial Statements.



                FARM FAMILY LIFE INSURANCE COMPANY & SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                       (Unaudited)
                                                        For the Nine Months          For the Year
                                                             Ended                      Ended
                                                          September 30,               December 31,
                                                          -------------              ------------
($ in thousands)                                         1998      1997        1997      1996      1995
--------------------------------------------------------------------------- ------------------------------
Operating  Activities
Net income                                              $2,229     $2,963     $3,340    $2,951     $4,439
Amortization of bond discount                              421        742        906      (181)      (520)
(premium)
Amortization of mortgage discount                            -          -          -       (53)       (53)
Interest credited to policyholders                      16,564     18,886     24,813    24,629     26,495
Deferred income taxes                                   (3,044)    (3,964)    (5,432)   (2,831)    (4,283)
Participating policyholders interest                    16,317     15,796     21,617    21,159     19,130
Dividends to policyholders                              (7,980)    (7,362)   (10,066)   (9,787)    (9,380)
Realized investment gains, net                          (3,184)    (3,427)    (2,914)     (284)    (5,652)
Amortization of deferred acquisition costs               5,300      5,133      6,852     6,910      7,269
Capitalization of deferred acquisition  costs           (6,674)    (7,239)    (9,731)   (9,682)   (10,491)
Depreciation expense                                     2,008      2,038      2,686     2,556      2,505
Gain on sale of property and equipment                     (38)       (23)       (23)      (15)       (36)
Changes in:
         Accrued investment income                       1,236        324       (117)     (861)    (1,317)
         Reinsurance receivable                             29       (316)        33      (733)      (117)
         Other assets                                     (129)      (554)      (662)     (783)       285
         Future policy and contract benefits             9,842     12,172     15,504    12,081     11,113
         Payable to affiliate (see Note 9)                (450)       499      1,755     2,275      1,410
         Other liabilities                               1,028       (922)    (1,251)      899     (1,155)
----------------------------------------------------------------------------------------------------------
Net cash provided by operating activities               33,475     34,746     47,310    48,250     39,642
----------------------------------------------------------------------------------------------------------
Investing Activities
Proceeds from sales:
     Fixed maturities available for sale                 9,383     12,988     48,913    18,184     43,560
     Equity securities                                   1,093      4,624      5,074     1,678     11,082
Investment collections:
     Fixed maturities available for sale                56,911     39,242     49,028    51,004     54,065
     Mortgage loans on real estate                           -        928      1,154     7,454      5,037
     Equity securities                                       -         14        254         -        452
Investment purchases:
     Fixed maturities available for sale               (76,341)   (74,120)  (127,320) (104,167)  (150,456)
     Mortgage loans on real estate                         (13)    (2,373)    (2,386)         -    (3,500)
      Equity securities                                       -    (2,748)    (2,748)   (4,152)      (438)
Policy loans issued, net                                (1,384)      (114)       (96)    1,725       (660)
Sales of other invested assets, net                        102        651        509     1,050        449
Sales of short-term investments, net                       (74)     3,296      5,678       271     (1,767)
Purchases of property and equipment                     (1,384)    (1,008)    (1,511)   (1,944)    (2,387)
Proceeds from sale of property and equipment                67         32         47       163         77
----------------------------------------------------------------------------------------------------------
     Net cash used by investing activities             (11,640)   (18,588)   (23,404)  (28,734)   (44,486)
----------------------------------------------------------------------------------------------------------
Financing  Activities
Contractholder fund deposits                            25,520     24,680     32,951    36,638     58,789
Contractholder fund withdrawals                        (46,371)   (39,852)   (55,496)  (55,242)   (50,544)
Payments on mortgage payable                                 -          -          -         -     (2,884)
Dividends on common stock                                 (480)      (480)      (480)     (480)      (480)
----------------------------------------------------------------------------------------------------------
     Net cash (used in)/provided by
                    financing activities               (21,331)   (15,652)   (23,025)  (19,084)     4,881
----------------------------------------------------------------------------------------------------------
Increase in cash                                           504        506        881       432         37
Cash at beginning of period                              2,481      1,600      1,600     1,168      1,131
----------------------------------------------------------------------------------------------------------
Cash at end of period                                   $2,985     $2,106     $2,481    $1,600     $1,168
==========================================================================================================

See accompanying notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements


    1.  Summary of Significant Accounting Policies

     Basis of Presentation:

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts of Farm Family Life Insurance Company ("Farm Family Life") and its wholly owned subsidiary, United Farm Family Insurance Company ("United Farm Family") (collectively referred to as the "Company"). All significant intercompany balances and transactions have been eliminated. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, benefits and expenses during the reporting period. Actual results could differ from those estimates.

     Farm Family Life provides life, annuity, and accident & health insurance coverages principally to members of the state Farm Bureau organizations in New York, New Jersey, Delaware, West Virginia and all of the New England states. Membership in a state Farm Bureau organization is not a prerequisite for insurance coverage. Farm Family Life is a stock life insurance company owned by the state Farm Bureau organizations of the ten states in which the Company operates.

     The operations of Farm Family Life are closely related with those of its subsidiary, United Farm Family, and its affiliate, Farm Family Casualty Insurance Company. ("Farm Family Casualty") (see Note 9). United Farm Family is a property and casualty insurance company whose business prior to 1998 consisted primarily of reinsurance assumed from Farm Family Casualty. In 1998, United Farm Family began to write direct business in Pennsylvania and Maryland. United Farm Family terminated its reinsurance assumed business from Farm Family Casualty effective December 31, 1997. Farm Family Casualty is a wholly owned subsidiary of Farm Family Holdings, Inc. ("Farm Family Holdings"), a publicly traded company. The Company and Farm Family Casualty are affiliated by common management, shared agents and employees and similar Boards of Directors.

     The accompanying unaudited consolidated financial statements, reflect, in the opinion of management, all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the consolidated financial position at September 30, 1998, and the consolidated results of operations for the nine month periods ended September 30, 1997 and 1998. The results of operations for the nine month period ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year.

     Certain reclassifications have been made to prior years' financial statements to conform to the current year's presentation.

     Investments

     Fixed maturities include bonds, redeemable preferred stocks and mortgage-backed securities. Fixed maturities may be sold prior to their contractual maturity and are classified as available for sale and carried at fair value. The difference between amortized cost and fair value of fixed maturities classified as available for sale, net of deferred income taxes and amortization of deferred acquisition costs, is reflected as a component of stockholders' equity.

     Equity securities include common and non-redeemable preferred stocks which are carried at fair value. The difference between cost and fair value of equity securities, less deferred income taxes and amortization of deferred acquisition costs, is reflected as a component of stockholders' equity.

     Mortgage loans on real estate are carried at amortized cost less an allowance for estimated uncollectible amounts. At December 31, 1997 and 1996, no mortgage loans were considered uncollectible. Other invested assets, which consist primarily of investments in limited partnerships, are carried at cost which approximates fair value.

     Policy Loans are carried at the unpaid principal balance.

     Cash and short-term investments consist of demand deposits, repurchase agreements and money market investments whose maturities are three months or less from the date of purchase. Short-term investments are carried at cost which approximates fair value.

     The carrying values of all investments are reviewed on an ongoing basis. If this review indicates a decline in fair value below cost is other than temporary, the Company's carrying value in the investment is reduced to its estimated realizable value and a specific writedown is taken. Such writedowns are included in realized investment gains and losses.

     Investment income consists primarily of interest and dividends. Interest is recognized on an accrual basis and dividends are recorded on the ex-dividend date. Interest income on mortgage-backed securities is determined on the effective yield method based on estimated principal repayments. Realized investment gains and losses are determined on a specific identification basis.

     Impairments

     Effective January 1, 1996, the Company adopted the provisions prescribed by Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement establishes accounting standards for the impairment of long-lived assets and certain identifiable intangibles to be disposed of. This statement requires a write down to fair value when long-lived assets to be held and used are impaired. The statement also requires that long-lived assets to be disposed of (e.g. real estate held for sale) be carried at the lower of cost or fair value less costs to sell and does not allow such assets to be depreciated. The Company periodically reviews long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The impact of this standard did not have a material impact on the Company's 1997 and 1996 results of operations, financial condition or liquidity.


     Premium Revenue and Benefits to Policyholders

     RECOGNITION OF TRADITIONAL LIFE, GROUP AND ANNUITY PREMIUM REVENUE AND BENEFITS TO POLICYHOLDERS Traditional life insurance products include those products with fixed and guaranteed premiums and benefits, and consist principally of whole life insurance policies and certain annuities with life contingencies (immediate annuities). Life insurance premiums and immediate annuity premiums are recognized as premium revenue when due. Group insurance premiums are recognized as premium revenue over the time period to which the premiums relate. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contracts. This association is accomplished by means of the provision for liabilities for future policy benefits and the amortization of deferred acquisition costs.

     RECOGNITION OF UNIVERSAL LIFE-TYPE CONTRACTS REVENUE AND BENEFITS TO POLICYHOLDERS Universal life-type policies are insurance contracts with terms that are not fixed and guaranteed. The terms that may be changed could include one or more of the amounts assessed to the policyholder, premiums paid by the policyholder or interest accrued to policyholder balances. Amounts received as payments for such contracts are not reported as premium revenues. Payments received are considered deposits and are classified as funds on deposit from policyholders. Account balances are increased by interest credited and reduced by withdrawals, mortality charges and administrative expenses charged to policyholders. For the years ended December 31, 1997, 1996 and 1995, interest rates credited to policyholder funds ranged from 6% to 7 1/2%.

     Revenues for universal life-type policies consist of charges assessed against policy account values for the cost of insurance and policy administration. Policy benefits and claims that are charged to expense include interest credited to contracts and benefit claims incurred in the period in excess of related policy account balances.

     RECOGNITION OF INVESTMENT CONTRACT REVENUE AND BENEFITS TO POLICYHOLDERS Contracts that do not subject the Company to risks arising from policyholder mortality or morbidity are referred to as investment contracts. Certain annuity contracts are considered investment contracts. Amounts received as payments for such contracts are not reported as premium revenues. Payments received are considered deposits and are classified as funds on deposit from policyholders. Account balances are increased by interest credited and reduced by withdrawals. For the years ended December 31, 1997, 1996 and 1995, interest rates credited to policyholder funds ranged from 5% to 8%.

     Revenues for investment contracts consist of investment income and policy administration charges. Contract benefits that are charged to expense include benefit claims incurred in the period in excess of related contract balances, and interest credited to contract balances.

     Interest crediting rates for universal life type contracts and investment contracts are set annually by the board of directors and are based on current market conditions.

     Deferred Acquisition Costs

     Those costs of acquiring new business, which vary with and are primarily related to the production of new business, have been deferred to the extent that such costs are deemed recoverable from future premiums. Such costs include commissions, certain costs of policy issuance and underwriting, and certain variable agency expenses.

     For traditional insurance products, these costs are amortized, with interest, in proportion to the ratio of estimated annual revenues to the estimated total revenues over the contract period. For most life insurance, a 15-year to 40-year amortization period is used, and a 20-year period is used for annuities.

     Deferred acquisition costs for universal life contracts and certain annuity contracts are amortized at a constant rate based upon the present value of estimated gross profit expected to be realized over the life of the contracts, which is reevaluated annually.

     Future Policy and Contract Benefits

     Liabilities for future policy benefits for term life contracts are calculated using the net level premium method and assumptions as to investment yields, mortality and withdrawals. These assumptions are based on projections and past experience and include provisions for possible unfavorable deviation. These assumptions are made at the time the contract is issued.

     Liabilities for future policy benefits for traditional whole life contracts are calculated using the net level premium method and statutory assumptions as to interest and mortality. Traditional whole life is written on a participating basis with a provision for dividends to policyholders (see Participating Policyholders' interest).

     Liabilities for future policy and contract benefits on universal life-type and investment-type contracts are based on the policy account balance.

     The liabilities for future policy and contract benefits for long-term disability income contracts are based upon interest rate assumptions and morbidity and termination rates from published tables. In 1995, the Company completed its withdrawal from the group accident and health line of business. The Company continues to write individual accident and health coverages, primarily disability income policies.

     Income Taxes:

     The income tax provision is calculated under the liability method. Deferred income tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities and the enacted tax rates. The principal assets and liabilities giving rise to such differences are future policy and contract benefits and funds on deposit from policyholders and deferred acquisition costs. Deferred income taxes also arise from unrealized investment gains or losses on equity securities and fixed maturities classified as available for sale.

     Property-Casualty Insurance Accounting:

     Premiums are deferred and earned on a pro rata basis over the terms of the respective policies. Amounts paid for ceded reinsurance premiums are reported as prepaid reinsurance premiums and amortized over the remaining contract period in proportion to premium. Premiums receivable are recorded at cost less an allowance for doubtful accounts.

     Policy acquisition costs that vary with and are primarily related to the production of business have been deferred. Deferred acquisition costs primarily consist of agents' compensation, premium taxes, and certain other underwriting expenses. Such deferred acquisition costs are amortized as premium revenue is recognized. Deferred acquisition costs are limited to their estimated realizable value, which gives effect to the premium to be earned, related investment income, and losses and loss adjustment expenses expected to be incurred as the premium is earned.

     Reserves for losses and loss adjustment expenses represent estimates of the ultimate amounts necessary to settle reported losses and a provision for incurred but not reported claims of insured losses. The reserve estimates are based on known facts and circumstances, including the Company's experience with similar cases and historical trends involving reserving patterns, loss payments, pending levels of unpaid claims and product mix, as well as other factors including court decisions, economic conditions and public attitudes. The reserves for losses and loss adjustment expenses include case basis estimates of reported losses, estimates of incurred but not reported losses based upon prior experience adjusted for current trends, and estimates of losses to be paid under assumed reinsurance contracts. Estimated amounts of recoverable salvage and subrogation are deducted from the reserves for losses and loss adjustment expenses. The establishment of appropriate reserves, as well as related amounts recoverable under reinsurance contracts is an inherently uncertain process. Reserve estimates are regularly reviewed and updated, using the most current information available. Any resulting adjustments, which may be material, are reflected in current operations. Reserves for losses and loss adjustment expenses are included in other liabilities on the accompanying consolidated balance sheets

     Participating Policyholders' Interest:

     The majority of Farm Family Life's insurance policies are written on a "participating" basis, as defined in the New York State insurance law. Profits earned on participating business are reserved for the payment of dividends to policyholders except for the stockholders' share of profits on participating policies, which is limited to the greater of 10% of the statutory profit on participating business, or 50 cents per thousand dollars of the face amount of participating life insurance in force. Participating policyholders' interest includes the accumulated net income from participating policies reserved for payment to such policyholders in the form of dividends (less net income allocated to stockholders as indicated above) as well as a pro rata portion of net unrealized investment gains (losses). Dividends to policyholders are approved by the Board of Directors based on the net income of the participating policies.

     In addition to the greater of 10% of the statutory profit on participating business or 50 cents per thousand dollars of the face amount of participating life insurance in force, earnings available to common stockholders consists of earnings on non-participating business and a pro rata share of net investment income and realized investment gains (losses).

     The change in participating policyholders' interest for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                                             1997        1996        1995
                                                                      -------------------------------------
          Participating policyholders' interest, beginning of year    $    96,530 $    99,561 $    69,887
          Net income attributable to participating
           policyholders interest                                          14,318      13,914      12,599


          Change in unrealized gains (losses),  net of effect of
           deferred income taxes and amortization of deferred
           acquisition costs  attributable to participating
           policyholders interest                                           8,773      (7,097)     26,401
          Dividends to policyholders and other                            (10,064)     (9,848)     (9,326)
                                                                      -------------------------------------
          Participating policyholders' interest, end of year          $    109,557 $    96,530 $    99,561
                                                                      =====================================


     2. Option to Purchase Farm Family Life

     Farm Family Life entered into an Option Purchase Agreement with the shareholders of Farm Family Holdings pursuant to which Farm Family Holdings has, for a two-year period commencing on July 26, 1996, the option to acquire Farm Family Life subject to certain conditions. On February 26, 1998, the Board of Directors of Farm Family Holdings approved the exercise of the option to acquire Farm Family Life and its wholly owned subsidiary United Farm Family. Under the terms, Farm Family Holdings will pay an exercise price of $37.5 million to acquire Farm Family Life, consisting of $31.5 million of common stock of Farm Family Holdings, and $6 million stated value of 6-1/8% voting preferred stock of Farm Family Holdings, less certain expenses to be paid by Farm Family Life in connection with the acquisition on behalf of the shareholders of Farm Family Life. The proposed acquisition of Farm Family Life is subject to the approval of the shareholders of Farm Family Holdings and receipt of all required governmental approvals. Management expects that the acquisition of Farm Family Life will be brought to the shareholders of Farm Family Holdings for their approval in 1998.

    3.  Investments

     The cost/amortized cost, gross unrealized gains and losses and fair value of available for sale securities at December 31, 1997 and 1996 are as follows:


                                                        Cost/              Gross
                                                       Amortized        Unrealized           Fair
         ($ thousands)                                  Cost           Gains  (Losses)       Value
                                                        ----                                 -----
         1997
         Fixed maturities:
         U.S.Governent & Agencies                  $   15,009   $    1,164 $     ---     $ 16,173
         States, Municipalities &                      91,897        7,830      (40)       99,687
          Political Subdivisions
         Corporate                                    459,318       33,510     (256)      492,572
         Mortgage-backed Securities                    70,640        2,101       ---       72,741
         Redeemable Preferred Stock                    10,343        1,923       (6)       12,260
                                                     -----------------------------------------------
             Total fixed maturities                   647,207       46,528     (302)      693,433
         Equity Securities                             14,360       23,368      (92)       37,636
                                                     -----------------------------------------------
             Total Available for Sale              $  661,567   $   69,896 $   (394)    $ 731,069
                                                     ===============================================

                                                          Cost/              Gross
                                                       Amortized           Unrealized        Fair
                                                          Cost           Gains    Losses     Value
                                                          ----           -----    ------     -----
         1996
         Fixed maturities:
         U.S. Government & Agencies               $     30,511   $      704 $   (467) $     30,748
         States, Municipalities &                       88,928        5,141     (276)       93,793
          Political Subdivisions
         Corporate                                     445,465       18,356   (4,425)      459,396
         Mortgage-backed Securities                     40,981        2,043     (119)       42,905
         Redeemable Preferred Stock                     13,456        1,002      (76)       14,382
                                                     -----------------------------------------------
             Total fixed maturities                    619,341       27,246   (5,363)      641,224
         Equity securities                              13,419       17,311       (8)       30,722
                                                     -----------------------------------------------
             Total Available for Sale             $    632,760   $   44,557 $ (5,371) $    671,946
                                                     ===============================================

     The table below presents the amortized cost and fair value of fixed maturities at December 31, 1997, by contractual maturity. Actual maturities may differ from contractual maturities as a result of prepayments.

         ($ in thousands)

                                                                  Amortized          Fair
                                                                    Cost             Value
                                                                    ----             -----
         Due in one year or less                           $        5,592    $       5,923
         Due after one year through five years                     49,152           51,980
         Due after five years through ten years                    47,676           49,445
         Due after ten years                                      474,147          513,344
                                                               ---------------   ------------
                                                                  576,567          620,692
         Mortgage-backed securities                                70,640           72,741
                                                               ---------------   ------------
           Total                                           $      647,207    $     693,433
                                                               ===============   ============

     Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are included based on their final maturity.

     Unrealized investment gains and losses on fixed maturities classified as available for sale and equity securities included in stockholders' equity and participating policyholders' interest at December 31, 1997 are as follows:

         ($ in thousands)                      Cost/                   Gross                 Net
                                             Amortized    Fair       Unrealized           Unrealized
                                               Cost       Value   Gains     (Losses)        Gains
                                               ----       -----   -----     --------        -----

         Fixed maturities available
          for sale                        $   647,207 $ 693,433 $ 46,528 $    (302) $      46,226
         Equity securities                     14,360    37,636   23,368       (92)        23,276
                                           ---------------------------------------------------------
                             Total       $    661,567 $ 731,069 $ 69,896 $    (394) $      69,502
                                           ---------------------------------------------------------
         Adjustment for assumed changes
          in amortization of deferred aquitsion costs                                     (30,958)
         Provision for deferred income taxes                                              (13,479)
                                                                                      --------------
           Total net unrealized gain                                                       25,065
         Net unrealized gain attributabble to
          participating policyholders' interest                                           (23,470)
                                                                                      --------------
         Net unrealized gain attributable to common
          common stockholders                                                       $       1,595
                                                                                      ===============

         The change in unrealized appreciation (depreciation) of investments included in stockholders' equity and participating policyholders' interest for the years ended December 31, 1997, 1996 and 1995 was as follows:

         ($ in thousands)                                                   1997         1996       1995
                                                                            ----         ----       ----

         Fixed maturities available for sale                           $    24,342 $  (23,784) $    67,005
         Equity securities                                                   5,972       5,361       2,229
                                                                       ------------------------------------
                                                                            30,314    (18,423)      69,234
         Adjustment for assumed changes in amortization
          of deferred acquisition costs                                    (14,430)     7,138      (28,034)
         Provision for deferred income taxes                                (5,554)     3,961      (14,414)
                                                                       ------------------------------------
            Total change in unrealized appreciation (depreciation)          10,330     (7,324)      26,786
         Change in unrealized appreciation (depreciation) of
          investments attributable to participating
          policyholders' interest                                           (8,773)     7,097      (26,401)
                                                                       ------------------------------------
         Change in unrealized appreciation (depreciation) of
          investments attributable to common stockholders              $     1,557 $     (227) $       385
                                                                       ====================================

         The components of net investment income are as follows:

         ($ in thousands)                                 1997         1996         1995
                                                          ----         ----         -----
         Interest on fixed maturities             $      52,130 $     51,262 $     48,516
         Dividends from equity securities                   937          860          837
         Interest on mortgage loans                       1,232        1,865        2,579
         Interest on short-term investments                 432          393          625
         Interest on policy loans                         1,664        1,638        1,698
         Real estate                                         23           23           23
         Other, net                                         333        1,065          305
                                                    ----------------------------------------
              Total investment income                    56,751       57,106       54,583
         Investment expense                              (1,787)      (1,378)      (2,011)
                                                    ----------------------------------------
              Net investment income               $      54,964 $     55,728 $     52,572
                                                    ========================================


         A summary of realized investment gains (losses), net as follows:

         ($ in thousands)                               1997          1996         1995
                                                        ----          ----         ----
         Fixed maturities                         $      (606) $       593  $        462
         Equity securities                              3,520         (309)        5,190
                                                   ----------------------------------------
            Total                                  $    2,914  $       284  $      5,652
                                                   ========================================


    4.  Fair Value of Financial Instruments

     The estimated fair value of financial instruments has been determined using available market information and appropriate value methodologies. The estimated fair value of financial instruments are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. As a number of the Company's significant assets and liabilities (including deferred acquisition costs, and deferred income taxes) are not considered financial instruments, the disclosures that follow do not reflect the fair value of the Company as a whole.

     The following table presents the carrying value and fair value of the Company's financial instruments at December 31, 1997 and 1996.



         ($ in thousands)                          December 31, 1997           December 31, 1996
                                                   -----------------            ----------------
                                                   Carrying        Fair        Carrying       Fair
                                                     Value         Value         Value        Value
                                                     -----         -----         -----        -----
         Assets
         ------
         Fixed maturities available for sale: $      693,433 $    693,433 $      641,224 $    641,224
         Equity securities                            37,636       37,636         30,722       30,722
         Mortgage loans on real estate                15,151       15,151         13,919       13,919
         Policy loans                                 28,937       28,937         28,841       28,841
         Other invested assets                           741          741          1,250        1,250
         Cash and short-term investments               7,345        7,345         12,142       12,142
         Accrued investment income                    13,954       13,954         13,837       13,837
         Other assets                                  1,782        1,782          1,139        1,139
         Liabilities
         -----------
         Other liabilites                              3,552        3,552          5,047        5,047
         Accrued dividends to policyholders            5,268        5,268          5,024        5,024
         Funds on deposit from policyholders         423,495      420,918        421,227      421,004
         Payable to affiliate                         17,888       17,888         16,133       16,133

                                      C-16

     The following methods and assumptions were used in estimating the fair value disclosures for the financial instruments:

          Fixed maturities, equity securities and other invested assets -- The fair value is based upon quoted market prices where available or from independent pricing services.

          Mortgage loans on real estate -- The fair value is based on discounted cash flows using discount rates at which similar loans would be made to borrowers with similar characteristics.

          Cash and short-term investments, accrued dividends to policyholders, accrued investment income, other assets, payable to affiliate and other liabilities -- Due to their short-term highly liquid nature, their carrying value approximates the fair value.

          Policy Loans -- Future cash flows of policy loans are uncertain and difficult to predict. As a result, management deems it impractical to calculate the fair value of policy loans.

          Funds on deposit from policyholders -- Deposit funds include investment contracts that earn interest at either fixed or variable rates. Interest rates are adjusted monthly to market rates for those investment contracts with a variable rate. The carrying value is the fair value for these liabilities. Other investment contracts earn interest at a fixed rate for one, three or five-year terms. Fair value for these liabilities is set by discounting future cash flows to present value at current market rates.

   5.   Property and Equipment

     Property and equipment are carried at cost, net of accumulated depreciation. The Company depreciates property using the straight line method over the estimated useful lives ranging from 18 to 30 years. The Company depreciates equipment using the straight line method over the estimated useful lives ranging from 3 to 7 years. Depreciation expense was $2,686,000 $2,556,000, and $2,505,000 for 1997, 1996, and 1995,
     respectively. Affiliates of the Company rent a portion of the Company's property and equipment (see Note 9). The Company received depreciation expense recoveries of $2,242,000 $2,134,000 and $1,972,000 in 1997, 1996,
     and 1995 from affiliates for the rental of property and equipment.

     The carrying value of the Company's property and equipment at December 31 is as follows:

         ($ in thousands)                                                         1997        1996
         ----------------                                                         ----        ----
         Home office building                                                   $9,914      $9,790
         Furniture and equipment                                                15,550      14,555
         Automobiles                                                               832         775
                                                                           ------------------------
                                                                                26,296      25,120
         Accumulated depreciation                                             (13,581)    (11,206)
                                                                           ------------------------
              Property and equipment, net                                      $12,715     $13,914
                                                                           ========================


    6.  Reinsurance

     Life and Accident & Health Insurance:

     The Company cedes life insurance and disability income business to several unaffiliated reinsurers. Reinsurance contracts do not relieve the Company from its obligations to policyholders as the primary insurer. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities and economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Reinsurance receivables consist principally of amounts due from four unaffiliated reinsurers, each of which were rated "A" (Excellent) or above by the A.M. Best Company, Inc. Amounts recoverable are regularly evaluated by the Company and an allowance for uncollectible reinsurance is provided when collection is in doubt. At December 31, 1997 and 1996, the Company determined it was not necessary to provide an allowance for uncollectible reinsurance.

     The Company's retention limit is $400,000 per life for individual coverage, with lower retentions applicable to group and substandard risks. Level term life insurance is written on a 50% quota share basis. As of December 31, 1997, $335,846,000 of life insurance inforce was ceded to other companies.

     The effect of reinsurance on life and accident & health premiums and recoveries is as follows:

          ($ in thousands)                                              Year Ended December 31,
                                                                    1997           1996          1995
                                                             -----------------------------------------
          Direct Premiums                                        $31,479        $31,151       $30,052
          Reinsurance  Ceded                                       (974)          (829)         (694)
                                                             -----------------------------------------
          Net Premiums                                           $30,505        $30,322       $29,358
                                                             -----------------------------------------
          Reinsurance Recoveries                                 $   785        $   416       $   224
                                                             =========================================

                                      C-18

     Property and Casualty:

     United Farm Family assumes all of its property and casualty business from its affiliate, Farm Family Casualty, (See Note 9). The effects of reinsurance on property and casualty premiums written and earned, and losses and loss adjustment expenses, for the years indicated were as follows:

                                                                            Year Ended December 31,
         ($ in thousands)                                                1997          1996        1995
                                                                         ----          ----        ----

         Premiums written
            Direct                                                  $        39 $        115 $       105
            Assumed from Farm Family Casualty                             8,959        9,336       9,237
            Ceded to Farm Family Casualty                                   (3)          (6)         (5)
            Ceded to non-affiliates                                         (1)          (4)         (4)
                                                                    -------------------------------------
            Premiums written, net of reinsurance                    $     8,994 $      9,441 $     9,333
                                                                    =====================================
         Premiums earned
            Direct                                                  $        64 $        116 $        99
            Assumed from Farm Family Casualty                             8,960        9,334       9,238
            Ceded to Farm Family Casualty                                   (3)          (6)         (5)
            Ceded to non-affiliates                                         (1)          (4)         (4)
                                                                    -------------------------------------
            Premiums earned, net of reinsurance                     $     9,020 $      9,440 $     9,328
                                                                    =====================================

         Losses and loss adjusement expenses
            Direct                                                  $       270 $        479 $       343
            Assumed from Farm Family  Casualty                            9,705        7,277       6,604
                                                                    -------------------------------------
            Losses and loss adjustment expenses,
                net of reinsurance                                  $     9,975 $      7,756 $     6,947
                                                                    =====================================



         Effective December 31, 1997, the reinsurance agreement between United Farm Family and its affiliate, Farm Family Casualty, was terminated.

    7.  Income Taxes

     The components of the deferred income tax assets and liabilities at December 31, 1997 and 1996 are as follows:

          ($ in thousands)
          Deferred Income Tax Assets                                             1997           1996
                                                                                 ----           ----
          Future policy and contract benefits and funds
               on deposit from policyholders                                $     11,742   $    10,752
          Reserves for losses and loss adjustment expenses                         1,305         1,018
          Unearned premium reserve                                                     6             8
          Investments                                                                729           469
          Other                                                                    2,321         2,071
                                                                            -------------  ------------
          Total deferred income tax assets                                        16,103        14,318
                                                                            -------------  ------------

          Deferred Income Tax Liabilities
          Deferred acquisition costs                                              18,972        17,966
          Unrealized investment gains, net                                        13,479         7,924
          Other                                                                   17,476        13,513
                                                                            -------------  ------------
          Total deferred income tax liabilities                                   49,927        39,403
                                                                            -------------  ------------
          Net deferred income tax liability                                 $   (33,824)   $  (25,085)
                                                                            =============  ============


         The components of income tax expense are as follows:

          ($ in thousands)                                         Year Ended December 31,
                                                               1997          1996           1995
                                                               ----          ----           ----
          Current                                        $       6,059         4,367  $       6,585
          Deferred                                             (4,357)       (2,831)        (4,284)
                                                         -------------- ------------- --------------
          Total income tax expense                       $       1,702         1,536  $       2,301
                                                         ============== ============= ==============

     The Company paid income taxes of $6,398,000, $4,484,000 and $6,371,000 in 1997, 1996 and 1995, respectively.

     A reconciliation of the differences between the Company's effective rates of tax and the United States federal income tax rates follows:

                                                       % of               % of               % of
         ($ in thousands)                              Pretax             Pretax             Pretax
                                               1997    Income     1996   Income      1995   Income
                                               ----    ------     ----   ------      ----   ------
         Income tax provision at
          prevailing rates                $   1,745   34.61% $   1,553  34.61% $    2,333  34.61%
         Tax effect of:
           Tax exempt interest income           (24)   (0.47)      (87)  (1.94)       (79)  (1.17)
           Dividends received deduction         (86)   (1.71)      (24)  (0.52)       (54)  (0.80)
           Other, net                            67     1.33        94    2.09        101   1.50
                                                 --     ----        --    ----        --- - ----
           Federal income tax expense      $  1,702    33.76% $  1,536   34.24% $   2,301   34.14%
                                             =======   ======    ======  ======     ======  ======

    8.  Benefits Plans

     Pension Plan:

     The Company and Farm Family Casualty sponsor a qualified multi-employer noncontributory defined benefit pension plan covering substantially all of the Company's and Farm Family Casualty's full-time employees who meet the eligibility requirements. Benefits under the pension plan are primarily based upon the employee's length of service and the employee's average compensation for certain periods during the last years of employment. The Company's funding policy for its defined benefit pension plan is to make annual contributions in accordance with accepted actuarial cost methods subject to regulatory funding limitations. Effective January 1, 1997, the Company and Farm Family Casualty froze benefits available through the defined benefit plan. In addition, the Company implemented a voluntary early retirement program in the fourth quarter of 1996 (see Note 12).

     The net pension expense for the plan is as follows:

                                                                      Year Ended December 31,
          ($ in thousands)                                        1997           1996          1995
                                                        ---------------------------------------------
          Service cost                                  $      $ ----  $          869   $       708
          Interest cost on projected benefit                    1,429           1,411         1,384
          obligation
          Actual return on plan assets                         (1,502)           (854)       (1,844)
          Net amortization (deferral)                              73            (447)          632
          Voluntary early retirement program                      ----          2,069           ---
                                                        ---------------------------------------------
          Total net periodic pension expense            $         ----  $       3,048   $       880
                                                        =============================================


     The Company incurred no net periodic pension expense in 1997 due to the freezing of the plan. The Company's portion of net periodic pension expense, excluding the expense of the voluntary early retirement program, for the years ended December 31, 1996 and 1995 was $461,000 and $323,000, respectively. In addition, the Company's portion of the expense related to the voluntary early retirement program was $914,000 for 1996.

     Assumptions used in the determination of pension obligations and assets were:

                                                                               Year Ended December 31,
                                                                           1997        1996       1995
                                                                        ----------------------------------
          Weighted-average discount rate                                      7.00%      7.00%      6.40%
          Rate of increase in compensation levels                             0.00%      4.00%      3.40%
          Expected long-term rate of return on plan assets                    8.00%      8.00%      8.00%

     Since benefits under the plan were frozen as of January 1, 1997, the rate of increase in compensation levels assumption for 1997 is 0.00%.

     The following table summarizes the funded status of the pension plan:



          ($ in thousands)                                                   Year Ended December 31,
                                                                              1997             1996
                                                                       --------------------------------
          Actuarial present value of benefit obligations:
             Vested                                                     $      20,785  $        21,075
             Nonvested                                                            ---              ---
                                                                       --------------------------------
          Accumulated benefit obligation                                       20,785           21,075
          Effect of projected future salary increases on past services            ---              ---
                                                                       --------------------------------
          Projected benefit obligation                                         20,785           21,075
          Plan assets at fair value                                            19,026           18,881
                                                                       --------------------------------
          Projected benefit obligation in excess of plan assets           $    (1,759)  $       (2,194)
                                                                       ================================

     Plan assets primarily consist of cash, U.S. government securities, municipal and corporate debt instruments, common stock mutual funds, and an insurance group annuity contract.

     The accrued pension liability of the plan is as follows:


           ($ in thousand)                                                    Year Ended December 31,
                                                                              1997             1996
                                                                       --------------------------------
           Projected benefit obligation in excess of plan assets      $      (1,759)   $      (2,194)
           Unrecognized prior service asset                                     ---              ---
           Unrecognized net gain from past experience different
            from that assumed                                                   ---              ---
           Unrecognized net asset at transition                                 ---              ---
           Minimum liability adjusment                                          ---              ---
                                                                       --------------------------------
             Accrued pension liability                                $      (1,759)   $      (2,194)
                                                                       ================================

     The Company's portion of the accrued pension liability is $766,000 and $914,000 for the years ended December 31, 1997 and 1996, respectively and is included in payable to affiliate on the accompanying consolidated balance sheets.

     Incentive Savings Plan:

     The Company and Farm Family Casualty sponsor employee incentive savings plans which are qualified under Section 401 of the Internal Revenue Code. Under the provisions of these plans, employees may contribute up to 15% of their eligible compensation, with up to 6% being eligible for matching contributions from the Company. In 1997, the Company contributed to the plans a matching contribution of 50% of the first 6% of eligible compensation deferred by each eligible employee and, as a percentage of each employee's eligible compensation, a regular contribution of 3%, a profit sharing contribution of 3% and a money purchase contribution of 3%. The profit sharing contribution and a portion of the matching contributions made by the Company in 1997 were discretionary. In 1997, the Company established a non qualified unfunded supplemental plan for those employees whose compensation exceeds the Internal Revenue Code compensation limits for qualified plans. The Company's expense associated with the plans was $575,000, $112,000 and $86,000 in 1997, 1996 and 1995, respectively. In
     1995 and 1996, the Company contributed 1% of eligible compensation (up to $240 per employee) to the plan for all eligible employees.

     Postretirement Benefits Other Than Pensions:

     The Company and Farm Family Casualty provide life insurance benefits for retired employees meeting certain age and length of service requirements. The Company's postretirement benefit plan is currently unfunded and noncontributory. Benefits under the postretirement benefit plan are provided by a group term life insurance policy.

     Net periodic postretirement benefit expense for the years ended December 31, 1997, 1996, and 1995 included the following:


           ($ in thousands)
                                                           1997           1996         1995
                                                        -------------------------------------
           Service cost                                     $   26       $   27       $   37
           Interest cost                                        66           63           73
           Return on assets                                   ----         ----         ----
           Amortization of transition obligation                47           47           47
           Amortization of unrecognized net gain               (1)         ----         ----
           Voluntary early retirement program                 ----           41         ----
                                                        -------------------------------------
                                               Total:       $  138      $   178       $  157
                                                        =====================================

     The Company's portion of net periodic postretirement benefit expense for the years ended December 31, 1997, 1996 and 1995 was $58,000, $40,000 and
     $67,000. The Company's portion of the voluntary early retirement program expense in 1996 was $18,000.

     The plan's postretirement benefit obligation reconciled with the plan's funded status and the amount recognized on the Farm Family Holdings, Inc. consolidated balance sheets was as follows:



          ($ in thousands)
                                                                             1997            1996
                                                                       ------------------------------
         Accumulated postretirement benefit obligation:
            Retirees                                                   $       (492)   $       (487)
            Other fully eligible plan participants                             (221)           (182)
            Other active plan participants                                     (276)           (293)
                                                                       ------------------------------
            Obligation at year-end                                             (989)           (962)
         Plan assets                                                            ---             ---
                                                                       ------------------------------
         Funded status                                                         (989)           (962)
         Unrecognized transition obligation                                     759             805
         Unrecognized net loss                                                 (105)            (95)
                                                                       ------------------------------
            Accrued postretirement benefit liability                   $       (335)   $       (252)
                                                                       ==============================

     The discount rate used to determine the accumulated postretirement benefit obligation was 7.0% at December 31, 1997 and 1996.

    9.  Related Party Transactions

     The operations of the Company are closely related with those of its affiliates, Farm Family Holdings, Farm Family Casualty and with the Company's subsidiary, United Farm Family. The affiliated Companies operate under similar Boards of Directors and have similar senior management. The Company and its affiliates are parties to an Expense Sharing Agreement which provides for the sharing of certain expenses among the parties and defines the methods to be used for allocating such expenses. The Companies share home office premises, branch office facilities, data processing equipment, certain personnel and other operational expenses. Shared expenses are allocated to each Company based on allocation methods defined in the Expense Sharing Agreement. The primary allocation method that is utilized for shared expenses is the Weighted Time Method. The Weighted Time Method allocates the actual cost of shared expenses based on a series of ratios derived from weighted time studies conducted from time to time for the purpose of allocating shared expenses on a basis to reflect actual usage. All expenses incurred on the Company's behalf by its affiliates have been reflected in the accompanying financial statements. Management believes the costs incurred by its affiliates and allocated to the Company are reasonable. During the normal course of business the aforementioned transactions result in intercompany balances that are settled on a monthly basis.
                                      C-24

The gross shared expenses and the Company's share of such expenses is summarized below:

         ($ in thousands)
                                                                             Year Ended December 31,
                                                                          1997         1996          1995
                                                                          ----         ----          ----
         Gross Shared Expenses                                         $29,364      $30,689       $26,650
         Company's Share:
             Amount                                                     $9,685      $10,777       $10,468
             Percentage                                                    33%          35%           39%

     The Company held $813,000 of debentures issued by Farm Family Casualty in 1995. In July 1996, Farm Family Casualty repurchased the debentures owned by the Company for the principal amount of $813,000 plus accrued interest of $37,000. The Company received interest income of $37,000 in 1996 and $65,000 in 1995 on the debentures issued by Farm Family Casualty.

     Farm Family Casualty's reinsurance program includes reinsurance agreements with United Farm Family. In accordance with the provisions of these reinsurance agreements, the Company recognized commission expenses of approximately $63,000, $191,000 and $2,000 during the years ended December 31, 1997, 1996 and 1995 respectively. Effective December 31, 1997, United Farm Family terminated all reinsurance agreements with Farm Family Casualty. A summary of the effect of the reinsurance agreements with Farm Family Casualty on premiums written and earned is described in Note 6.

     Amounts payable to affiliate represent amounts due to Farm Family Casualty pursuant to a reinsurance agreement and amounts due to Farm Family Casualty for shared expenses as well as the Company's portion of the accrued pension liability (see Note 8).

     Rental income received from affiliates for leased home office space is recorded as other income on the accompanying consolidated statements of income and comprehensive income. Rental income received from affiliates for use of other property and equipment is recorded as a reduction to operating expenses on the accompanying consolidated statements of income and comprehensive income.

     Reserves for Losses and Loss Adjustment Expenses

     As described in Note 1, the Company establishes reserves for losses and loss adjustment expenses on reported and incurred but not reported claims of insured losses. The establishment of appropriate reserves for losses and loss adjustment expenses is an inherently uncertain process and the ultimate cost may vary materially from the recorded amounts. Reserve estimates are regularly reviewed and updated, using the most current information. Any resulting adjustments, which may be material, are reflected in current operations.

     Reserves for losses and loss adjustment expenses are included in payable to affiliate on the accompanying consolidated balance sheets pursuant to a reinsurance agreement between United Farm Family and the Company's affiliate, Farm Family Casualty.

     The following table provides a reconciliation of beginning and ending liability balances for reserves for losses and loss adjustment expenses for the years ended December 31, 1997, 1996 and 1995.

                                                                                    Year Ended December 31,
                                                                                 1997        1996         1995
                                                                                 ----        ----         ----

         ($ in thousands)
         Reserves for losses and loss adjustment
               expenses at beginning of year                                   16,785      15,363       14,006
         Less reinsurance recoverables and receivables                              -           -            -
                                                                          -------------------------------------
         Net reserves for losses and loss adjustment
               expenses at beginning of year                                   16,785      15,363       14,006
                                                                          -------------------------------------
         Incurred losses and loss adjustment expenses:
         Provision for insured events of current year                           9,785       8,157        8,177
         Increase (decrease) in provision for
                insured events of prior years                                     190       (401)      (1,230)
                                                                          -------------------------------------
                  Total incurred losses and loss adjustment expenses            9,975       7,756        6,947
                                                                          -------------------------------------

         Payments:
         Losses and loss adjustment expenses
             attributable to insured events of current year                     1,839       1,579        1,749
         Losses and loss adjustment expenses
             attributable to insured events of prior years                                  4,755
                                                                                7,498                    3,841
                                                                          -------------------------------------
                  Total payments                                                9,337       6,334        5,590
                                                                          -------------------------------------
         Net reserves for losses and loss
              adjustment expenses at end of year                               17,423      16,785       15,363
         Plus reinsurance recoverables and receivables                              -           -            -
                                                                          -------------------------------------
         Reserves for losses and loss adjustment
             expenses at end of year                                          $17,423     $16,785      $15,363
                                                                          ======================================



   10.  Dividends and Statutory Financial Information

     The Company's payment of dividends to stockholders is regulated by New York state insurance law and is subject to certain limitations based on statutory stockholder surplus. Farm Family Life paid stockholder dividends of $480,000 in 1997, 1996 and 1995.

     Farm Family Life's net income and capital and surplus as determined in accordance with statutory accounting practices are as follows:


          ($ in thousands)
                                                                           1997        1996       1995
          ----------------------------------------------------------------------------------------------
          Net income                                                      $10,106     $8,111     $9,255
          Capital and surplus attributable
          to participating policyholders and stockholders                  92,237     74,081     61,801
          ----------------------------------------------------------------------------------------------


     The National Association of Insurance Commissioners ("NAIC") requires insurance companies to calculate and report risk based capital information under a set of formulas which measure statutory capital and surplus needs based on a regulatory definition of the risks in a company's mix of products and its balance sheet. As of December 31, 1997, Farm Family Life's total capital and United Farm Family's total capital exceeds the threshold level of regulatory action, as defined by the NAIC.

   11.  Commitments, Contingencies and Uncertainties

     The Company is party to numerous legal actions arising in the normal course of business. Management believes that resolution of these legal actions will not have a material adverse effect on its consolidated financial condition.

     The Company is a party to Membership List Purchase Agreements with each of the state Farm Bureaus in the ten states in which it conducts business. The Membership List Purchase Agreements are for six years commencing on January 1, 1996. For the years ended December 31, 1997 and 1996, the Company paid a total of approximately $600,000 and $571,000, respectively, to the Farm Bureaus, pursuant to the Membership List Purchase Agreements. For the year ended December 31, 1995, $547,000 was paid to the Farm Bureaus under substantially similar Membership List Purchase Agreements in effect for the period.

     During 1996, the Company entered into a capital lease for certain electronic data processing equipment that expires on September 1, 1999. At December 31, 1997, the gross amount of property and equipment and related accumulated depreciation recorded under the capital lease was $698,000 and $140,000, respectively. The future minimum capital lease payments as of December 31, 1997 were $255,000 for 1998 and $170,000 for 1999. The present value of net minimum capital lease payments as of December 31, 1997 was $403,000.

     At December 31, 1997, the Company had an available line of credit with a bank for $5,000,000. There were no amounts outstanding on this line of credit at December 31, 1997.

     The Company's liability for funds on deposit from policyholders includes amounts subject to discretionary withdrawal from annuity investment contracts. Withdrawal characteristics of annuity deposit liabilities as of December 31, 1997 are as follows:

          ($ in thousands)                                               Amount               % of Total
          Subject to discretionary withdrawal at book value less
          surrender charge of 5% or more                           $        7,733                     2.4%
          Subject to discretionary withdrawl at book value
          withdrawal at  book value less no minimal
           surrender charge                                               301,621                    94.5%
          Not subject to discretionary withdrawal                           9,826                     3.1%
                                                                   ---------------         ----------------
                    Total annuities and deposit liabilities               319,180                   100.0%
                                                                   ===============         ================



     Although Farm Family Life's primary policy administration system is Year 2000 compliant, many of Farm Family Life's other existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many of these computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations. Therefore, Farm Family Life must also coordinate with other entities with which it interacts to ensure these entities are also addressing the Year 2000 issue. If not successfully addressed, the Year 2000 issue could have material adverse consequences on Farm Family Life. Farm Family Life has an on-going, enterprise-wide project to address its Year 2000 issue. During 1998, Farm Family Life will perform system-wide testing to support its plan of becoming Year 2000 compliant. Year 2000 work will continue through 1999. In addition, Farm Family Life has contacted other entities on which it relies to process and support its business. Farm Family Life will react to their plans to achieve Year 2000 compliance and will adjust operations as required. Farm Family Life believes it will successfully address its Year 2000 issue without material adverse consequences to Farm Family Life. However, there can be no assurance that other entities with which Farm Family Life interacts will achieve Year 2000 compliance or that the failure by such entities to achieve Year 2000 compliance would not have a material adverse effect on Farm Family Life.

         12.      Non-Recurring Expenses

     Pursuant to the Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," the Company recorded a nonrecurring expense, net of an income tax benefit of $320,000, of $594,000 for the Company's share of the costs of a voluntary early retirement program offered to certain eligible employees in 1996. Eligibility for the program was based on age and years of service.

     The Company recorded a nonrecurring expense, net of an income tax benefit of $237,000, of $470,000 for costs incurred by the shareholders of the Company relating to its acquisition by Farm Family Holdings.

   13.   Future Application of Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130 "Comprehensive Income", ("Statement 130") which establishes standards for the reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). Statement 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Statement 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Statement 130 is effective for the fiscal years beginning after December 15, 1997. The Company has adopted Statement 130 in 1998 and restated prior years financial statements to conform to this reporting standard.

                                   PROXY CARD


FARM FAMILY HOLDINGS, INC.
344 Route 9W
Glenmont, New York 12077

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FARM FAMILY HOLDINGS, INC.

PROXY CARD

     The person(s) signing the front of this Proxy Card hereby appoint(s) William M. Stamp, Jr., John W. Lincoln and Victoria M. Stanton, or any of them, lawful attorneys-in-fact and proxies with full power of substitution in each of them and hereby authorize(s) them to represent and vote, as designated on the reverse side hereof, all shares of Common Stock of Farm Family Holdings, Inc. (the "Company") standing in the name of said person(s) with all powers said person(s) would possess if present at the Special Meeting of Stockholders of Farm Family Holdings, Inc. to be held on Thursday, March 25, 1999 at 9:00 a.m., New York time, at the corporate headquarters of the Company at 344 Route 9W, Glenmont, New York, or any adjournment(s) or postponement(s) thereof. In their discretion, the proxies are authorized to vote upon such other business (including any business of which the Board of Directors was not aware within a reasonable time before the solicitation) as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

     This proxy, properly executed and returned, will be voted as directed on this card by the persons designated as proxies above. If no specific directions are given, this proxy will be voted "FOR" Proposal I and Proposal II.

(Continued, and to be dated and signed on reverse side.)


                                                      FARM FAMILY HOLDINGS, INC.
                                                      P.O. BOX 11098
                                                      NEW YORK, N.Y. 10203-0098

The Board of Directors recommends a vote FOR proposals I and II


Proposal I:         Approval and adoption of the Amended and Restated Option
                    Purchase Agreement, dated as of February 26, 1998, as amended by Amendment No. 1, dated as of April 28, 1998, and Amendment No. 2, dated as of January 14, 1999 (as so amended, the "Option Purchase Agreement"), among the Company and the stockholders of Farm Family Life Insurance Company
                    (the "Life Company").

FOR  [   ]        AGAINST  [   ]    ABSTAIN  [   ]

Proposal II:        Approval of the consummation of the transactions
                    contemplated in the Option Purchase Agreement, including the Company's acquisition of all of the outstanding capital stock of the Life Company at a purchase price of $37.5 million, less certain expenses, payable in shares of the Company's common stock, par value $.01 per share, and 6 1/8%
                    Preferred Stock, Series A, par value $.01 per share.

FOR  [   ]        AGAINST  [   ]    ABSTAIN  [   ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

                                                 I plan to attend     [   ]
                                                 the Special Meeting


                                                 Change of Address and  [   ]
                                                 or Comments Mark Here

                    Please sign exactly as your name(s) appear(s) to the left. (Joint owners should each sign.) When signing as an attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such.

                                                     Dated:              , 1999

                                                              Signature


                                                       (Additional signature(s)
                                                               if held jointly)

                                                     Votes MUST be indicated (X)
                                                          in Black or Blue ink.


Please mark, sign and date on this side of this Proxy Card and return it in the postage-paid envelope provided.